Filed pursuant to Rule 424(b)3
Registration Statement Nos. 333-106666
333-106666-01
333-106666-02
333-106666-03
333-106666-04
333-106666-05
333-106666-06
333-106666-07
333-106666-08
333-106666-09
PROSPECTUS

Guaranteed by

Jafra Worldwide Holdings (Lux) S.àr.l

Distribuidora Comercial Jafra, S.A. de C.V.

Jafra Cosmetics International, Inc.

Offer to Exchange $200,000,000 Outstanding

10 3/4% Senior Subordinated Notes due 2011

for $200,000,000 Registered

10 3/4% Senior Subordinated Notes due 2011

The Old Notes:

•	$200,000,000 aggregate principal of 10 3/4% Senior Subordinated Notes due 2011 were originally issued and sold by Distribuidora Comercial Jafra, S.A. de C.V. and Jafra Cosmetics International, Inc. on May 20, 2003 in a transaction that was exempt from registration under the Securities Act of 1933, and resold to qualified institutional buyers in compliance with Rule 144A.

      The New Notes:

•	The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest and will contain different administrative terms.

      Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 12 of this prospectus.

      The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on September 15, 2003, unless we extend the offer.

•	No public market currently exists for the notes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The Guarantees:

•	Jafra Worldwide Guarantee. Jafra Worldwide Holdings (Lux) S.àr.l will fully and unconditionally guarantee our payment obligations under the new notes on a senior subordinated basis, subject to release as provided for in the indenture for the notes.

•	Cross Guarantees. Jafra Cosmetics International, Inc. and Distribuidora Comercial Jafra, S.A. de C.V. will, subject to a 30-day standstill period, guarantee the payment obligations under the notes of the other on a senior subordinated basis.

•	Mexican Subsidiary Guarantees. Jafra Cosmetics International, S.A. de C.V. will fully and unconditionally guarantee Distribuidora Comercial Jafra, S.A. de C.V.’s payment obligations under the notes. In addition, each currently existing and certain subsequently acquired or organized subsidiary of Distribuidora Comercial Jafra, S.A. de C.V. and Jafra Cosmetics International, S.A. de C.V. will fully and unconditionally guarantee Distribuidora Comercial Jafra, S.A. de C.V.’s payment obligations under the notes. At present JafraFin, S.A. de C.V.; Dirsamex, S.A. de C.V.; Distribuidora Venus, S.A. de C.V.; Jafra Cosmetics S.A. de C.V.; Cosmeticos y Fragancias, S.A. de C.V. and Serviday, S.A. de C.V., each of which is organized under the laws of the United Mexican States guarantee Distribuidora Comercial Jafra, S.A. de C.V.’s payment obligations. Distribuidora Comercial Jafra, S.A. de C.V.’s and Jafra Cosmetics International S.A. de C.V.’s subsidiaries are jointly and severally liable for Distribuidora Comercial Jafra, S.A. de C.V.’s obligations under the notes.

•	U.S. Subsidiary Guarantee. Certain subsequently acquired or organized U.S. subsidiaries of Jafra Cosmetics International, Inc. will fully and unconditionally guarantee the notes issued by Jafra Cosmetics International, Inc.

The date of this prospectus is August 14, 2003.

WHERE YOU CAN FIND MORE INFORMATION

      In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933 relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, in the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

      The indenture pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent public accountants and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. Following completion of the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. Our former parent, CDRJ Investments (Lux) S.A. filed annual and quarterly reports and other information with the SEC from January 1999 through the fiscal quarter ended March 31, 2003. The public may read and copy any reports or other information that we file with the SEC or that CDRJ Investments (Lux) S.A. filed with the SEC at the SEC’s public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or at the SEC’s regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following addresses:

Jafra Cosmetics International Inc.

2451 Townsgate Road
Westlake Village, CA 91361
(805) 449-3000

      IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN SEPTEMBER 10, 2003, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER ON SEPTEMBER 15, 2003.

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      We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

      IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MARKET AND INDUSTRY DATA

      Market data used throughout this prospectus, including information relating to our relative position in the direct selling cosmetics and fragrance industries, and in Mexico and in the United States generally, are based on the good faith estimates of management, which are based upon management’s review of internal company surveys, independent industry surveys and publications and other publicly available information, including reports and information prepared by the World Federation of Direct Selling Associations. Although such data is inherently imprecise, based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of our relative market share and competitive position.

TRADEMARKS AND TRADE NAMES

      We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we use include Adorisse, Always Color, Chosen, Eau D’Aromes, Fm Force Magnetique, Jafra, JF9, Legend for Men, Le Moiré, Optimeyes, Precious Protein, Rediscover, Royal Almond, Royal Ginger, Tender Moments, Time Corrector, Time Protector and Victus.

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SUMMARY

      The following summary highlights some of the material information from this prospectus. It may not contain all of the information that is important to you. In addition to reading this summary, you should review carefully the entire prospectus, especially the “Risk Factors” section. Unless the context otherwise requires, in this prospectus references to “Jafra”, “we”, “us” and “our” mean collectively Jafra Worldwide Holdings (Lux) S.àr.l., a new intermediate holding company and a wholly owned subsidiary of CDRJ North Atlantic (Lux) S.àr.l which we also refer to as “Jafra Worldwide”, Jafra Cosmetics International, Inc., which we also refer to as “Jafra US”, Distribuidora Comercial Jafra, S.A. de C.V., a new Mexican operating company we have formed to conduct our distribution activities in Mexico and issue a portion of our notes, which we also refer to as “Jafra Distribution (Mexico)”, and Jafra Cosmetics International, S.A. de C.V., which we also refer to as “Jafra Mexico”, and their direct and indirect subsidiaries.

Company Overview

      We are a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. We have a leading market share of all direct sales of skin care products, color cosmetics and fragrances in Mexico, where we believe Jafra is among the most recognized cosmetics brand names. In addition, we believe that our 16% net sales growth in our U.S. business in 2002 made us one of the fastest growing direct sales companies in the United States in 2002. We sell our Jafra brand products through a multi-level direct selling network of approximately 419,000 independent consultants, as of June 30, 2003, who market and distribute our products to their customers. Our business strategy is focused on developing a loyal and motivated consultant base and establishing cost-effective distribution infrastructures in our largest markets of Mexico and the United States, which together contributed approximately 88% of our total net sales in 2002 and are among the world’s largest direct selling markets. Our business model, which requires relatively low capital investment to support the expansion of our consultant base, generates significant cash from operations.

Recent Developments

      In connection with the offering of the old notes, Jafra completed the following transactions, or the Transactions:

(1) The formation of Jafra Distribution (Mexico), the issuer of the Mexican portion of the old notes, as a subsidiary of CDRJ Latin America Holding Company B.V. and an affiliate of Jafra Mexico; the recapitalization of the capital stock of Jafra Mexico into voting common and preferred stock; and the formation of Jafra Worldwide, which serves as a guarantor of the old notes and of the new senior secured credit facilities, as a subsidiary of CDRJ North Atlantic (Lux) S.àr.l.

(2) The closing of $90.0 million of new senior secured credit facilities, which consists of a $50.0 million senior secured term loan facility and a $40.0 million senior secured revolving credit facility, and the borrowing by Jafra Distribution (Mexico) and Jafra US under the new senior secured credit facilities. See “Description of Other Indebtedness — New Senior Secured Credit Facilities”.

(3) Jafra Distribution (Mexico) used approximately $150.0 million of combined proceeds of its borrowings under our new senior secured credit facilities and its issuance of the notes to (i) purchase preferred stock of Jafra Mexico from CDRJ Latin American Holding Company B.V. and its subsidiaries, the existing shareholders of Jafra Mexico, (ii) subscribe for $20.2 million of additional shares of preferred stock of Jafra Mexico from Jafra Mexico, (iii) pay a guarantee fee to Jafra Mexico and its subsidiaries of $4.0 million as compensation for their guarantee of the notes and (iv) purchase from Distribuidora Venus S.A. de C.V., a wholly-owned subsidiary of Jafra Mexico, certain fixed assets used to conduct our Mexican distribution business. Distribuidora Venus S.A. de C.V. retained its real estate assets and is a guarantor of the Mexican portion of the notes.

(4) Jafra US applied a portion of the proceeds from its issuance of the notes and its borrowings under the new senior secured credit facilities, and Jafra Mexico applied a portion of the proceeds from its issuance of preferred stock to Jafra Distribution (Mexico) plus cash on hand, to the redemption of their obligations under Jafra US’s and Jafra Mexico’s outstanding 11 3/4% Senior Subordinated Notes due 2008 on May 23, 2003.

(5) Jafra US used a portion of the proceeds from its issuance of the notes and its borrowings under the new senior secured credit facilities, and Jafra Mexico used a portion of the proceeds from its issuance of preferred stock to Jafra Distribution (Mexico), to repay all amounts under our old credit facilities concurrently with the termination of all commitments thereunder.

(6) The selling shareholders of Jafra Mexico distributed to CDRJ North Atlantic (Lux) S.àr.l. the proceeds of the sale of stock of Jafra Mexico to Jafra Distribution (Mexico), and Jafra US distributed a portion of the proceeds of its issuance of the notes to CDRJ North Atlantic (Lux) S.ár.l, which taken together equaled approximately $158.6 million. CDRJ North Atlantic (Lux) S.àr.l. then distributed all of these proceeds to CDRJ Investments (Lux) S.A., its parent.

(7) Following the distribution of proceeds to CDRJ Investments (Lux) S.A. described above, CDRJ North Atlantic (Lux) S.àr.l. transferred all of its assets and liabilities to Jafra Worldwide, including the capital stock of Jafra US and CDRJ Latin American Holding Company B.V., the parent of Jafra Mexico and Jafra Distribution (Mexico) in exchange for new shares of Jafra Worldwide.

(8) CDRJ Investments (Lux) S.A. then began to liquidate and made an initial liquidating distribution to the holders of its capital stock, including Clayton, Dubilier & Rice Fund V Limited Partnership, or CD&R Fund V, our directors and certain members of management, of approximately $157.6 million in cash; it is expected that prior to the completion of its liquidation, CDRJ Investments (Lux) S.A. will distribute all of its other assets, including its remaining cash and the outstanding capital stock of CDRJ North Atlantic (Lux) S.àr.l. to its shareholders. In connection with this initial liquidating distribution, Jafra US and Jafra Mexico also made certain compensating payments in an aggregate amount of approximately $10.4 million to holders of options to acquire the capital stock of CDRJ Investments (Lux) S.A. and approximately $2.9 million to certain members of management and non-employee directors for contributions in completing the Transactions. Jafra Worldwide is the liquidator of CDRJ Investments (Lux) S.A., and in that capacity has assumed all contingent and unknown obligations of CDRJ Investments (Lux) S.A. that will remain unsatisfied after the completion of liquidation. The liquidation of CDRJ Investments (Lux) S.A. is expected to be completed prior to December 31, 2003.

Jafra’s principal executive offices are located at 2451 Townsgate Road, Westlake Village, CA 91361. Its phone number is (805) 449-3000.

Summary of the Terms of the Exchange Offer

      On May 20, 2003, we completed a private offering of $200,000,000 principal amount of 10 3/4% senior subordinated notes. In this prospectus, we refer to (1) the notes sold in the original offering on May 20, 2003 as the old notes, (2) the notes offered hereby in exchange for the old notes as the new notes and (3) the old notes and the new notes together as the notes.

The Exchange Offer	You may exchange old notes for new notes.

Resale of New Notes	We believe the new notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement	We have undertaken this exchange offer pursuant to the terms of a registration rights agreement entered into with the initial purchasers of the old notes. See “The Exchange Offer” and “Description of Notes — Registration Rights; Exchange Offer”.

Consequence of Failure to Exchange Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

• you do not tender your old notes or

• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” and “— Consequences of Failure to Exchange”.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2003 (the “Expiration Date”), unless we extend it, in which case “Expiration Date” means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Condition to the Exchange Offer	The exchange offer is subject to several customary conditions, which we may waive. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if:

• we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction;

• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.

See “The Exchange Offer — Conditions”. We reserve the right to terminate or amend the exchange offer at any time prior to the applicable expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures) all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer — Procedures for Tendering”, “— Book Entry Transfer”, and “— Guaranteed Delivery Procedures”.

Guaranteed Delivery Procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures”.

Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer — Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered as soon as practicable following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer”.

Certain Tax Considerations	We believe that the exchange of the old notes for new notes will not constitute a taxable exchange for Mexican or U.S. federal income tax purposes. See “Certain Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent.

Summary of the Terms of the New Notes

      The terms of the new notes are identical in all material respects to the terms of the old notes except that the new notes:

•	Are registered under the Securities Act, and therefore will not be subject to restrictions on transfer,

•	Will not be subject to provisions relating to additional interest, and

•	Will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuers	Jafra Cosmetics International, Inc. (“Jafra US”) and Distribuidora Comercial Jafra, S.A. de C.V. (“Jafra Distribution (Mexico)”), on a several basis.

Maturity Date	May 15, 2011.

Interest Payment Dates	We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2003.

The Obligations of Jafra US under the Notes	Jafra US will be severally liable with respect to the payment of $400 of each $1,000 principal amount of the notes, together with interest on such amount.

The Obligations of Jafra Distribution (Mexico) under the Notes	Jafra Distribution (Mexico) will be severally liable with respect to the payment of $600 of each $1,000 principal amount of the notes, together with interest on such amount.

Jafra Worldwide Guarantee	The notes will be fully and unconditionally guaranteed on a senior subordinated basis by Jafra Worldwide on the terms provided in the indenture.

Cross Guarantees	Each issuer will guarantee the other issuer’s payment obligations under the notes on a senior subordinated basis on the terms provided in the indenture, including a 30-day standstill period prior to enforcement of its cross guarantee.

Subsidiary and Affiliate Guarantees	Jafra US’s obligations under the notes will be fully and unconditionally guaranteed on a senior subordinated basis by each subsequently acquired or organized U.S. subsidiary of Jafra US on the terms and subject to certain exceptions provided in the indenture. The obligations of Jafra Distribution (Mexico) under the notes will be fully and unconditionally guaranteed by each existing and subsequently acquired or organized subsidiary of Jafra Distribution (Mexico) on a senior subordinated basis, as well as by Jafra Cosmetics International, S.A. de C.V. or Jafra Mexico and each existing and subsequently acquired or organized subsidiary of Jafra Mexico on the terms and subject to certain exceptions provided in the indenture. See “Description of Notes — Note Guarantees”.

Optional Redemption	Jafra US and Jafra Distribution (Mexico) may redeem the notes, in whole or in part, at their option at any time on or after May 15, 2007, at the redemption prices listed in “Description of Notes — Optional Redemption”.

In addition, on or before May 15, 2006, Jafra Distribution (Mexico) and Jafra US may, at their option and subject to certain requirements, redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price of 110.750% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, with net proceeds of one or more equity offerings meeting certain conditions. See “Description of Notes — Optional Redemption”.

Any such partial redemption will be made by both issuers concurrently on a pro rata basis (based on the relative proportions of the Jafra US portion and the Jafra Distribution (Mexico) portion).

Redemption for Tax Reasons.	The obligations of Jafra Distribution (Mexico) may be redeemed, at the option of Jafra Distribution (Mexico), at any time at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, if any, if, as a result of any change in, or amendment to applicable treaties or laws of Mexico, Jafra Distribution (Mexico), any successor to Jafra Distribution (Mexico), Jafra Mexico, or any other guarantor of the Jafra Distribution (Mexico) portion of the notes would be obligated to pay Additional Amounts in excess of the Additional Amounts that Jafra Distribution (Mexico), any successor to Jafra Distribution (Mexico) or such guarantor would be required to pay if payments by Jafra Distribution (Mexico), any successor to Jafra Distribution (Mexico) or such guarantor were subject to a 4.9% Mexican withholding tax. See “Description of Notes — Redemption for Changes in Withholding Taxes”.

Change of Control Offer	If we go through a change of control, we may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient funds to make the required repurchase. We have no definitive plans to engage in a transaction involving a change of control. However, CD&R Fund V and management continue to evaluate potential transactions that could include the sale of a minority or majority interest in us, and it is possible that we or they would engage in such a transaction in the future.

Ranking	The notes will be each issuer’s unsecured senior subordinated obligations and will rank junior to such issuer’s then existing and future senior debt. The cross-guarantees by the issuers and the guarantees of the issuers’ subsidiaries and affiliates will be subordinated to existing and future senior debt of the relevant guarantor. The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries that have not guaranteed the notes.

As of June 30, 2003, we had $50.0 million of secured indebtedness outstanding and our guarantor subsidiaries had no secured indebtedness outstanding.

Certain Covenants	The indenture contains covenants that limit our ability and that of our restricted subsidiaries to:

• incur additional indebtedness;

• layer indebtedness;

• pay dividends or distributions on, or redeem or repurchase, our capital stock;

• make investments;

• engage in transactions with affiliates;

• transfer or sell assets;

• create liens;

• restrict dividend or other payments to us from our subsidiaries;

• consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries; and

• guarantee indebtedness.

These covenants are subject to important exceptions and qualifications. See “Description of Notes — Certain Covenants”.

Risk Factors

      You should refer to the section entitled “Risk Factors” beginning on page 12.

Summary Consolidated Financial and Other Data

      The following is a summary of consolidated financial and other data of CDRJ Investments (Lux), S.A., the former parent company to Jafra Worldwide (amounts in millions except for consultant data and ratios). The summary consolidated financial data as of December 31, 2002 and for the years ended December 31, 2000, 2001 and 2002 are derived from the audited consolidated financial statements of CDRJ Investments (Lux), S.A., our former parent company. The consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2002 and for the year then ended have been audited by Ernst & Young LLP, independent auditors. The audited consolidated financial statements as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 are included elsewhere in this prospectus. The summary historical financial data as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 are derived from the unaudited consolidated financial statements of Jafra Worldwide included elsewhere in this prospectus. Results for the six months ended June 30, 2003 are not necessarily indicative of results that can be expected for the year ended December 31, 2003. You should read the following summary consolidated financial and other data of CDRJ Investments (Lux), S.A. and Jafra Worldwide in conjunction with the historical consolidated financial statements and other financial information appearing elsewhere in this prospectus, including “Capitalization”, “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Summary Consolidated Financial and Other Data

				Six Months
	Years Ended December 31,			Ended
				June 30,
	2000	2001	2002	2002	2003

Statement of Income Data:
Net sales(a)	$321.2	$376.2	$391.0	$197.2	$192.6
Gross profit	241.7	289.2	298.6	151.3	147.2
Selling, general and administrative expenses(a)	196.6	232.9	240.9	121.4	135.5
Restructuring and impairment charges(b)	2.6	—	—	—	0.6
Loss (gain) on sale of assets	0.1	0.1	(0.1)	—	—
Income from operations	42.4	56.2	57.8	29.9	11.1
Net income (loss)	$6.3	$15.8	$18.8	$13.9	$(5.1)

	As of	As of
	December 31, 2002	June 30, 2003

	Actual	Actual

Balance Sheet Data:
Cash and cash equivalents	$27.2	$12.7
Net working capital(c)	11.2	18.0
Total assets	288.3	287.5
Total debt(d)	84.4	250.0
Stockholders’ equity (deficit)	108.5	(56.4)

							Six Months Ended
	Years Ended December 31,						June 30,

	2000		2001		2002		2002		2003

Other Financial and Operational Data:
Net sales in Mexico, the United States, Europe and the Dominican Republic(e)	$302.0		$357.0		$375.9		$188.9		$187.1
Consolidated EBITDA (as defined in the indenture governing the notes)(f)	51.2		59.1		69.8		35.3		34.8
Net cash provided by (used in) operating activities	32.5		30.1		43.1		12.0		(3.3)
Net cash used in investing activities	(7.2)		(11.7)		(11.3)		(4.9)		(3.1)
Net cash provided by (used in) financing activities	(23.5)		(16.6)		(8.7)		(2.2)		(7.3)
Depreciation and amortization	7.6		7.7		5.6		2.4		3.0
Capital expenditures	7.1		11.4		11.0		4.9		2.7
Average number of consultants(g)	307,000		362,000		394,000		379,000		416,000
Consultants at end of period(h)	310,000		369,000		416,000		378,000		419,000
Consolidated Interest Expense (as defined in the indenture(i)	$14.3		$11.9		$10.0		$5.1		$6.4
Consolidated Coverage Ratio (as defined in the indenture)(j)	3.6	x	5.0	x	7.0	x	6.9	x	5.4	x
Ratio of Earnings to Fixed Charges(k)	1.9	x	3.3	x	3.8	x	3.9	x	0.6	x

(a)	In connection with the adoption of Emerging Issues Task Force No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” on January 1, 2002, reclassifications have been made to periods ending prior to that date to reflect commissions on personal sales paid to consultants, previously reported as selling, general and administrative expenses, as a reduction of net sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Accounting Pronouncements.” The amounts that have been reclassified as reductions in net sales and selling, general and administrative expenses are $3.4 million and $3.9 million for the years ended December 31, 2000 and 2001, respectively.

(b)	For the six months ended June 30, 2003, our restructuring and impairment charges included approximately $0.3 million of impairment of assets in Thailand and approximately $0.3 million of charges related to severance expenses. For 2000, our restructuring and impairment charges included approximately $1.6 million of restructuring charges related to the restructuring of our European operations, most of which were payments of severance and lease termination costs, and approximately $1.0 million of non-cash asset impairment charges related to the write down or impairment of assets.

(c)	Net working capital is defined as total current assets, excluding cash and cash equivalents, less total current liabilities, excluding short-term debt and the current portion of long-term debt.

(d)	Consists of long-term debt, short-term debt and the current portion of long-term debt.

(e)	Represents total net sales for the Mexican, U.S. and European business segments as well as total net sales in the Dominican Republic, which, for the periods presented, is included in our “All Others” segment as reflected in the segment data included elsewhere in this prospectus.

(f)	“Consolidated EBITDA” as presented herein is a financial measure that is used in the indenture for the notes as a component of a coverage ratio that is used to test whether a variety of transactions are permitted. Consolidated EBITDA (as defined in the indenture governing the notes) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude income tax expense interest expense, and depreciation and amortization, Consolidated EBITDA (as defined in the indenture governing the notes) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as extraordinary, unusual or nonrecurring charges, the cumulative effect of accounting changes, unrealized foreign exchange gains or losses (with respect to currency agreements, indebtedness or certain intercompany obligations), non-cash charges or losses and income or loss from markets we intend to exit in 2003. See “Description of Notes — Certain Definitions — Consolidated EBITDA.” The historical Consolidated EBITDA measures set forth in this prospectus reflect the application of the terms of the indenture relating to the notes to the financial results of the specified prior periods. We present Consolidated EBITDA because it is one of the measures upon which management assesses our financial performance, and is a measure of our financial performance that is used in the indenture for the notes to test the permissibility of specified types of transactions. Among other provisions, Consolidated EBITDA is used in the indenture to test whether we may incur additional indebtedness. Holders of the notes may view Consolidated EBITDA as a measure of our ability to service debt and of our financial performance. However, Consolidated EBITDA is not a measure of financial performance or liquidity under accounting principles generally accepted in the United States of America. Accordingly, while providing useful information, Consolidated EBITDA should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America as an indication of our operating performance or liquidity.

The Indenture provides that, in order to enter into the following types of transactions, in addition to other applicable requirements, the ratio of Consolidated EBITDA (as defined in the indenture governing the notes) to Jafra’s consolidated interest expense (subject to certain adjustments as provided in the indenture) must be greater than 2.25 to 1.00 for the four most recent quarters for which financial statements are available, after giving pro forma effect to the transaction being tested:

• The incurrence of indebtedness in addition to limited specified categories of permitted indebtedness that are enumerated in the indenture governing the notes.

• Mergers and consolidations involving Jafra.

• Dividends, investments and other restricted payments in addition to limited specified categories of permitted restricted payments and investments that are enumerated in the indenture governing the notes.

• The re-designation of an unrestricted subsidiary for the purposes of the indenture.

See “Description of Notes — Consolidation, Merger, Sale of Assets”; “Description of Notes — Certain Covenants — Limitation on Indebtedness”; “Description of Notes — Certain Covenants — Limitation on Restricted Payments”; and “Description of Notes — Certain Definitions — “Unrestricted Subsidiary”.

(g)	The average number of consultants is calculated based on the total ending consultant base for each month during the period. A consultant is included in the total ending consultant base if she places an order within the past four months. Consultant numbers are rounded to the nearest thousand.

(h)	Consultant numbers are rounded to the nearest thousand and include consultants in South America and Thailand, the markets that we intend to exit by the end of 2003, which had approximately 46,000 and 3,000 consultants, respectively, at December 31, 2002 and 50,000 and 1,000 consultants, respectively, at June 30, 2003.

(i)	“Consolidated Interest Expense” as defined in the indenture for the notes, consists of the total interest expense of Jafra Worldwide and its subsidiaries, net of any interest income of Jafra Worldwide and its subsidiaries, and includes interest expense consisting of (a) interest expense attributable to capital leases, (b) amortization of debt discount, (c) interest on debt of other persons guaranteed by Jafra Worldwide or any of its subsidiaries, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing. The definition of “Consolidated Interest Expense” also provides that gross interest is to be determined after giving effect to any net payment made or received by Jafra Worldwide or its subsidiaries with respect to interest rate hedging agreements. See “Description of Notes — Certain Definitions”. As used in the calculation of the Consolidated Coverage Ratio (as defined in the indenture governing the notes), Consolidated Interest Expense (as defined in the indenture governing the notes) is calculated on a pro forma basis. Consequently, the actual and pro forma Consolidated Interest Expense (as defined in the indenture governing the notes) are identical.

(j)	“Consolidated Coverage Ratio” as defined in the indenture is the ratio of Consolidated EBITDA (as defined in the indenture governing the notes) for the four most recently ended quarters for which financial statements are available to Consolidated Interest Expense (as defined in the indenture governing the notes) for the same period. The Consolidated Coverage Ratio (as defined in the indenture governing the notes) is presented for illustrative purposes. Any determination of the Consolidated Coverage Ratio (as defined in the indenture governing the notes) would be made on pro forma basis for the incurrence of indebtedness or other transaction being tested, and may differ depending on the particular transaction being tested. Because the Consolidated Coverage Ratio (as defined in the indenture governing the notes) is always calculated on a pro forma basis, the actual and pro forma Consolidated Coverage Ratio (as defined in the indenture governing the notes) are identical. See “Description of Notes — Certain Definitions”.

(k)	For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and one-third of rental expense (the portion deemed representative of the interest factor).

RISK FACTORS

      You should read and carefully consider each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making any investment decision.

      Any of the following risks could materially and adversely affect our business, financial condition or results of operations or ability to pay principal or interest on the notes. In such case, you may lose all or part of your original investment.

Risks Related to Our Substantial Debt

Our substantial indebtedness could have a material adverse effect on our financial health, our ability to obtain financing in the future and to react to changes in our business, and could prevent us from fulfilling our obligations under the notes.

      We have a significant amount of debt. On a pro forma basis assuming that the Transactions occurred on December 31, 2002, we would have approximately $250.8 million of debt outstanding and pro forma cash interest expense for the year ended December 31, 2002 of approximately $25.6 million, compared to our Consolidated EBITDA for such period of $69.8 million. As of June 30, 2003, we had approximately $250.0 million of debt outstanding. See “Selected Historical Consolidated Financial and Other Data” for a description of the calculation of Consolidated EBITDA. Our significant amount of debt could limit our ability to satisfy our obligations to you, limit our ability to operate our business and impair our competitive position. For example, it could:

•	make it more difficult for us to satisfy our obligations to you under the notes and to the lenders under our new senior secured credit facilities;

•	increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a significant portion of our borrowings is and will continue to be at variable rates of interest;

•	increase our vulnerability to fluctuations in the exchange rate of the principal currency in which we sell products, the Mexican peso, to the U.S. dollar, the currency in which our interest under the notes and our other indebtedness is payable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a disadvantage compared to competitors that have proportionately less debt;

•	limit our ability to borrow additional funds in the future; and

•	prevent us from obtaining financing to repurchase the notes from you upon a change of control or otherwise limit our ability to make such repurchase.

We and our subsidiaries may be able to incur substantial additional indebtedness.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, the restrictions are subject to a number of significant qualifications and exceptions, including an exception for indebtedness incurred under our new senior secured credit facilities, which provides for additional borrowings of up to $40.0 million, including letters of credit. Under certain circumstances, the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would intensify. In addition, the restrictions contained in the indenture governing the notes do not prevent us from incurring obligations not included within the definition of Indebtedness in the indenture.

Our ability to generate the significant amount of cash needed to make payments on and to repay the notes and our other debt and to operate our business depends on many factors beyond our control.

      Our ability to make payments on the notes and our other debt and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash and secure financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future funds are not available to us under our new senior secured credit facilities or from other sources of financing, we may not be able to repay the notes or our other debt, operate our business or fund our other liquidity needs. We may not be able to obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt. If we cannot meet or refinance our obligations when they are due, we may have to sell assets, reduce capital expenditures or take other actions which could have a material adverse effect on us.

The agreements and instruments governing our debt contain restrictions and limitations which could significantly impact the holders of the notes and our ability to operate our business.

      The new senior secured credit facilities and the indenture governing the notes contain a number of significant covenants that could adversely impact the holders of the notes and our business by limiting our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

•	pay dividends or make other distributions;

•	make certain investments or acquisitions;

•	enter into transactions with affiliates;

•	dispose of assets or enter into business combinations;

•	incur or guarantee additional debt;

•	issue equity;

•	repurchase or redeem equity interests and debt;

•	create or permit to exist certain liens; and

•	pledge assets.

      These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Furthermore, our new working capital facility requires us to meet specified financial ratios and tests. Our ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under our new senior secured credit facilities, which could place us in default under the indenture governing the notes.

If we default under our new senior secured credit facilities, we may not have the ability to make payments on the notes.

      In the event of a default under our senior secured credit facilities, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such an acceleration occurs, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay the amounts due under our senior secured credit facilities or the notes. This could have serious consequences to the holders of the notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

The issuers of our notes do not themselves operate all of our businesses. In addition, not all of our operating subsidiaries guarantee our notes. This means that certain of our operating businesses are not directly or indirectly obligated under the notes.

      Jafra Distribution (Mexico) is expected to generate approximately 41% of our income from operations in Mexico based on 2002 results, much of which will result from payments from Jafra Mexico for products it acquires from Jafra US and from our Mexican manufacturing facility. Our other Mexican operations are conducted through subsidiaries of Jafra Mexico, all of which, subject to certain exceptions set forth in the indenture, guarantee the notes issued by Jafra Distribution (Mexico), but are not co-obligors under the notes. Jafra US conducts certain of its non-U.S. operations, and Jafra Worldwide conducts all of its operations, through various direct and indirect subsidiaries. In addition, Jafra US derives significant revenue from licensing agreements with other of its affiliates, principally Jafra Mexico. This means our issuers and certain of our guarantors, including Jafra Worldwide, principally depend on dividends, other distributions of funds or payments under licensing agreements, the guarantees or other arrangements from their respective subsidiaries and affiliates to meet their respective obligations, including obligations under the notes, the guarantees and our new senior secured credit facilities. Such subsidiaries and affiliates are separate and distinct legal entities and, except for Jafra Mexico and its subsidiaries (which will guarantee the obligations of Jafra Distribution (Mexico)), have no obligations under the notes or the guarantees. The rights of Jafra Distribution (Mexico), Jafra US, Jafra Worldwide and the other note guarantors and their respective creditors, including you, to participate in the distribution of the assets of any subsidiary (other than the note guarantors) upon such subsidiary’s liquidation or reorganization are subject to the prior claims of such subsidiary’s creditors, including trade creditors and preferred stockholders, if any, except to the extent that Jafra Distribution (Mexico), Jafra US, Jafra Worldwide or such note guarantor itself may be a creditor with enforceable claims against such subsidiary.

The obligations of Jafra Distribution (Mexico) and Jafra US under the notes are several and not joint. In certain circumstances, this could delay or prevent your ability to be paid when due the full amount you are owed under the notes.

      Each new note will represent the several obligations of the issuers. Jafra Distribution (Mexico) is severally liable with respect to the payment of $600 of each $1,000 principal amount of the notes, together with interest on such amount, and Jafra US is severally liable with respect to the payment of $400 of each $1,000 principal amount of the notes, together with interest on such amount. Accordingly, the holders of the notes have a direct claim against Jafra Distribution (Mexico) or Jafra US only to the extent of its respective obligations under the notes. Each of the obligations are guaranteed by Jafra Worldwide and the other issuer. However, each of these guarantees is subject to limitations, including, in particular, with respect to the guarantee of each issuer of the debt of the other issuer, a 30-day standstill period prior to its enforcement. See “Description of Notes — Note Guarantees”.

Because Jafra Worldwide, Jafra Distribution (Mexico), Jafra Mexico and their subsidiaries are not U.S. companies, it may be difficult for you to effect service of process on them or on their directors or to enforce any judgment you may receive against them from a U.S. court.

      Jafra Distribution (Mexico) and its Mexican affiliates are limited liability corporations with variable capital (sociedades anonimas de capital variable) organized under the laws of Mexico. Jafra Worldwide is a Luxembourg company. Certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the United States federal securities laws.

      In addition, Jafra Distribution (Mexico) and its Mexican affiliates have been advised by Ritch, Heather y Mueller, S.C., their Mexican counsel, that there is doubt as to (i) the enforceability, in original actions in Mexican courts, of liabilities predicated solely upon the United States federal securities laws and (ii) the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws. Jafra Worldwide has also been advised by

Bonn Schmitt Steichen, its Luxembourg counsel, that there is doubt as to (i) whether a Luxembourg court has jurisdiction to entertain original cases or actions predicated solely upon the United States federal securities laws, (ii) the enforceability, in original actions in Luxembourg courts, of liabilities predicated solely upon the United States federal securities laws and (iii) the enforceability in Luxembourg courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

Because Jafra Distribution (Mexico), Jafra Mexico and their subsidiaries are Mexican companies, any judgment you receive against them will be payable in Mexican pesos, subjecting you to the risk of devaluation of the peso between judgment and collection.

      Under the Monetary Law of Mexico, an obligation in a currency other than Mexican currency which is payable in Mexico may be satisfied in Mexican currency at the rate of exchange in effect on the date payment occurs. Such rate is currently determined by Banco de Mexico every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation. Accordingly, in the event that proceedings are brought in Mexico seeking to enforce in Mexico the obligations of Jafra Distribution (Mexico) under the notes or under the guarantees by its Mexican affiliates, neither Jafra Distribution (Mexico) nor its Mexican affiliates obligated under the guarantees would be required to discharge such obligations in a currency other than the Mexican peso, and no separate cause of action exists in Mexico for compensation for any shortfall. Upon the declaration of bankruptcy of Jafra Distribution (Mexico) or of any of its Mexican affiliates, the obligations of Jafra Distribution (Mexico) under the notes or of its Mexican affiliates in respect of their guarantees (i) would cease to accrue interest, (ii) would be converted into Mexican pesos at the exchange rate prevailing at the time of such declaration, and be subsequently converted into inflation-indexed units, or Unidades de Inversion, and payment would occur at the time claims of the creditors of Jafra Distribution (Mexico) or such Mexican affiliate are satisfied, (iii) would be dependent upon the outcome of the bankruptcy proceedings, (iv) would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar occurring after such declaration of bankruptcy and (v) would be subject to certain statutory preferences, including tax, social security and labor claims.

The notes are not secured by our assets or those of our subsidiaries, and the lenders under our new senior secured credit facilities are entitled to remedies available to a secured lender.

      In addition to being subordinated to all of our existing and future senior indebtedness, the notes and the guarantees will not be secured by any of our assets. Our obligations under our new senior secured credit facilities are secured by, among other things, substantially all of our assets and each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. If we become insolvent or are liquidated, or if payment under the new senior secured credit facilities or in respect of any other secured indebtedness is accelerated, the lenders under the new senior secured credit facilities or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the new senior secured credit facilities or such other debt). Upon the occurrence of any default under the new senior secured credit facilities (and even without accelerating the indebtedness thereunder), the lenders may be able to prohibit us from making debt service payments on the notes and guarantees under the subordination provisions contained in the indenture governing the notes or otherwise limit our ability to use our cash flow to make such payments. This could have serious consequences to the holders of the notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

Your right to receive payments on the notes is subordinated to the borrowings under the new senior secured credit facilities and possibly all future borrowings.

      The notes and the guarantees rank behind all of our and the guarantors’ existing senior indebtedness, including the new senior secured credit facilities, and rank behind all of our and their future senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceedings relating to us or the guarantors or our or their property, the holders of our and the guarantors’ senior indebtedness will be entitled to be paid in full in cash before any payment is made with respect to the notes or the guarantees. In addition, the new senior secured credit facilities are secured by substantially all of our assets.

      All payments on the notes will be blocked during the continuance of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain nonpayment defaults on certain of our senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with the trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior secured indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness.

      At June 30, 2003 the notes and the guarantees were subordinated to approximately $50.0 million of senior indebtedness, and approximately $40.0 million, including letters of credit, were available for borrowing as additional senior indebtedness under the new senior secured credit facilities, subject to certain conditions. We are permitted to borrow substantial additional indebtedness, including senior indebtedness, under the terms of the indenture.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

      The indenture governing the notes contains numerous operating covenants; the new senior secured credit facilities contain numerous operating covenants and require us and our subsidiaries to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indenture, the new senior secured credit facilities or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

We may not have the funds to purchase the notes upon a change of control as required by the indenture for the notes.

      The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including operations, borrowings, sales of assets, sales of equity or funds provided by our existing or new equityholders. These sources may not be available and may not be sufficient to fund the required change of control offer upon a change of control. Upon the occurrence of a change of control event, we may seek to refinance the indebtedness outstanding under our new senior secured credit facilities and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. In addition, our new senior secured credit facilities prohibit us from purchasing any notes unless we obtain the consent of our lenders or repay all borrowings under such facilities. We have no definitive plans to engage in a transaction involving a change of control. However, CD&R Fund V and management continue to evaluate potential transactions that could include the sale of a minority or majority interest in us, and it is possible that we or they would engage in such a transaction in the future. See “Description of Notes — Change of Control.”

The restrictive covenants under the indenture are subject to significant exceptions that may permit us to engage in transactions that are detrimental to the holders of the notes.

      We and our equityholders may have interests that conflict with your interests as a holder of the notes, and may engage in transactions pursuant to exceptions to the restrictive covenants under the indenture that would otherwise be within the scope of the limitations imposed by such covenants. For example:

•	Certain transactions will not constitute a Change of Control (as defined in the indenture governing the notes) that would otherwise entitle a holder of notes to require us to purchase notes, including acquisitions of common stock by the CD&R Fund V or certain affiliates; certain acquisitions of common stock not exceeding a specified ownership threshold; and certain changes in the board of directors of Jafra Worldwide approved by certain incumbent directors. See “Description of Notes — Certain Covenants — Purchase of Notes Upon a Change of Control”.

•	We will be permitted to merge with or consolidate with another entity if certain requirements are met, including that the surviving entity is Jafra Worldwide or is qualifying entity and assumes the indenture, and that, on a pro forma basis, the surviving entity could incur indebtedness by meeting a coverage ratio test. See “Description of Notes — Consolidation, Merger, Sale of Assets”.

•	If we meet certain financial tests, we will be permitted to incur additional indebtedness, to pay dividends or distributions to stockholders and effect certain other restricted payments or transactions. See “Description of Notes — Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Restricted Payments”.

•	We will be permitted to enter into most transactions with certain affiliates on a specified arms-length basis, or by meeting certain other criteria, or by obtaining the approval of a majority of Jafra Worldwide’s directors who have no material related financial interest. See “Description of Notes — Certain Covenants — Limitation on Transactions with Affiliates”. The indenture’s covenants and other provisions accordingly may have limited applicability to some transactions, such as certain leveraged recapitalizations or restructurings not involving a change of control.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

      If, under relevant U.S., Mexican or Luxembourg law, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Jafra Distribution (Mexico), Jafra US or the guarantors, a court were to find that, at the time the notes were issued by Jafra Distribution (Mexico) or Jafra US or guaranteed by the guarantors:

•	Jafra Distribution (Mexico) and Jafra US issued the notes or a guarantor guaranteed the notes, and/or applied the proceeds therefrom, with the intent of hindering, delaying or defrauding current or future creditors, or

•	Jafra Distribution (Mexico), Jafra US or the guarantors received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the notes, as applicable; and

•	Jafra Distribution (Mexico), Jafra US or a guarantor, as the case may be, was insolvent or was rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the notes and the related use of proceeds, or,

•	in the case of Jafra US, Jafra US:

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied); or

•	with respect to the guarantees in the case of Jafra Worldwide, Jafra Mexico and several other non-U.S. guarantors, such guarantor received insufficient benefit or consideration for the guarantee issued or no corporate benefit was otherwise received;

such court could avoid or subordinate the notes or the relevant guarantee to presently existing and future indebtedness of Jafra Distribution (Mexico), Jafra US or the guarantor, as the case may be, and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the notes or the guarantees. The distribution of a substantial portion of the proceeds from our note issuance and borrowings under our new senior secured credit facilities to our stockholders have increased the risk that, in hindsight, a court might conclude that one or more of the Transactions constituted a fraudulent conveyance.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, Jafra Distribution (Mexico), Jafra US or a guarantor would be considered insolvent if, at the time it incurs or guarantees, as the case may be, the indebtedness constituting the notes, and after taking into account the use of proceeds therefrom, either:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

      Under Luxembourg law, Jafra Worldwide would be considered insolvent if it were unable to pay its debts and its creditworthiness had been impaired.

      The standards a court would use to determine whether Jafra Distribution (Mexico), Jafra US or a guarantor, as the case may be, was solvent at the relevant time are uncertain. In addition, it is uncertain whether, regardless of whatever standard was used, the notes or guarantees would not be avoided on another of the grounds set forth above.

There may be no public trading market for the notes, and your ability to transfer them is limited. In addition, the notes may, if traded at all, trade at a discount from their initial offering price.

      No active trading market currently exists for the notes. If the new notes are traded after we issue them, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects, as well as recommendations of securities analysts. An active trading market for the notes may not develop or, if one does develop, it may not be sustained. The liquidity of, and the trading market for, the notes may also be impacted by declines in the market for high yield securities generally. Such declines may materially and adversely affect any liquidity and trading of the notes independent of our financial performance and prospects.

Risks Related to Our Business and Industry

Currency exchange rate fluctuations, particularly with respect to the US dollar/ Mexican peso exchange rate, could lower our revenue and net income.

      During 2002, we recognized approximately 76% of our revenue in non-U.S. markets in each market’s respective local currency, including approximately 64% in Mexican pesos. During the first six months of 2003, we recognized approximately 74% of our net sales in non-U.S. markets in each market’s respective local currency, including approximately 62% in Mexican pesos. In preparing our financial statements, we translate net sales and expenses in foreign countries from their local currencies into U.S. dollars using weighted average exchange rates. If the U.S. dollar strengthens relative to local currencies, our reported net sales, gross profits and net income will likely be reduced. For example, as discussed below, in 2002, the Mexican peso weakened, which reduced our operating results on a U.S. dollar reported basis. Our 2003 operating results could be similarly harmed if the Mexican peso weakens from current levels.

      The value of the Mexican peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. For example, during 2002, the Mexican peso decreased in value against the U.S. dollar from approximately 9.14 pesos to the dollar at December 31, 2001 to approximately 10.37 pesos to the dollar at December 31, 2002, a devaluation of approximately 13%. This devaluation continued in the early part of 2003. Historically, Jafra Mexico and its Mexican affiliates have been able to raise their prices generally in line with local inflation, thereby helping to mitigate the effects of devaluations of the Mexican peso. However, our Mexican operating companies may not be able to maintain this pricing policy in the future, or future exchange rate fluctuations may have a material adverse effect on our ability to pay when due the principal and interest on the notes.

      Given our inability to predict the degree of exchange rate fluctuations, we cannot estimate the effect these fluctuations may have upon future reported results, product pricing or our overall financial condition. Although we attempt to reduce our exposure to short-term exchange rate fluctuations by using foreign currency exchange contracts, we cannot be certain these contracts or any other hedging activity will effectively reduce exchange rate exposure. In particular, we currently employ a hedging strategy comprised of zero-cost collars that are designed to protect us against sudden and extreme devaluations in the Mexican peso. When we began purchasing these zero-cost collars in early 2002, we were able to purchase instruments, which expired in early 2003, that protected us against devaluations in excess of 16%, as measured by the difference between the U.S. dollar/ Mexican peso exchange rate in effect on the date a particular instrument was entered into and the rate specified in it. As the volatility of the U.S. dollar / Mexican peso exchange rate increased throughout 2002 and early 2003, the range outside of which we are able to acquire protection has increased. As of the date of this prospectus, the hedging contracts we are acquiring, which expire in 2004, protect us against devaluations in excess of approximately 18%. Consequently, our existing zero-cost collars will not protect us (i) against fluctuations in exchange rates within this expanding range or (ii) against a prolonged, gradual decline in the value of the Mexican peso against the U.S. dollar. In addition, we generally purchase our hedging instruments on a rolling twelve-month basis; instruments protecting us to the same or a similar extent may not be available in the future on reasonable terms, if at all. Unprotected declines in the value of the Mexican peso against the U.S. dollar will adversely affect our ability to pay our dollar-denominated expenses, including our obligations under the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

There are many risks inherent in our international operations.

      Our ability to conduct business outside the United States and our revenues derived from foreign markets are subject to the risks inherent in international operations. Our international operations may be adversely affected by import duties or other legal restrictions on imports, currency exchange control regulations, transfer pricing regulations, the possibility of hyperinflationary conditions and potentially adverse tax consequences, among other things. In addition, the governments of many developing nations have exercised and continue to exercise significant influence over many aspects of their domestic economies. Governments of nations in which we operate or may expand or may take actions that materially adversely affect us.

Because our Mexican operations account for approximately 64% of our business, any adverse changes in our business operations in Mexico would adversely affect our revenue and profitability.

      Approximately 64% of our revenue for the year ended December 31, 2002 and 62% of our revenue for the six months ended June 30, 2003 were generated in Mexico. Various factors could harm our business in Mexico and our other non-U.S. markets. These factors include, among others:

•	worsening economic conditions, including a prolonged recession in Mexico or other applicable market;

•	greater difficulty in staffing and managing foreign operations;

•	fluctuations in currency exchange rates and inflation;

•	longer collection cycles;

•	potential adverse changes in laws and regulatory practices, including tax laws;

•	changes in labor conditions;

•	burdens and costs of compliance with a variety of laws;

•	political, social and economic instability;

•	increases in taxation; and

•	greater difficulty in protecting intellectual property.

Mexico is an emerging market economy, with attendant risks to our results of operations and financial condition.

      The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, as well as on market conditions, prices and returns on Mexican securities, including our securities. The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party or PRI with the election of President Vicente Fox Quesada, a member of the National Action Party or PAN and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects and, consequently, the market price for our securities, may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

      The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico; however, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of the North American Free Trade Agreement, if Mexico experiences serious balance of payment difficulties or the threat thereof in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain U.S. dollars or to convert pesos into U.S. dollars for purposes of making interest and principal payments to noteholders, to the extent that we may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

      Securities of companies in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Emerging market countries, including Argentina, Brazil and Venezuela, have recently been experiencing significant economic downturns and market volatility. These events have had an adverse effect on the economic conditions and securities markets of other emerging market countries, including Mexico.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations.

      Mexico has a history of high levels of inflation, and may experience inflation in the future. During most of the 1980s and during the mid- and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation for the last five years as measured by changes in the National Consumer Price Index, as provided by Banco de Mexico, were:

1998	18.61%
1999	12.32
2000	8.96
2001	4.40
2002	5.70

      A substantial increase in the Mexican inflation rate would have the effect of increasing some of our costs, which could adversely affect our results of operations and financial condition, as well as the market value of our securities. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect our results of operations.

Our new strategy of focusing on our Mexican, U.S. and European markets may not be successful.

      We believe our new strategy of focusing on our Mexican, U.S. and European markets will permit us to focus management time and resources on our core, most profitable businesses. However, our shift in strategic focus may prove to be unsuccessful for a number of reasons:

•	The exit from our non-core operations — whether by means of sale or closure or a combination of the two — may take longer than we anticipate, prove to be more expensive and more time consuming than we project, and divert management’s attention from our core business;

•	We may be unable to find buyers for the businesses in our South American and Thailand markets and we may have difficulty in negotiating satisfactory business and legal terms, including the sales price, with prospective buyers. In addition, we may need to obtain regulatory and other governmental approvals and third-party consents, negotiate and provide for severance arrangements, and encounter other factors typical in a sale or closure that could significantly increase the cost and/or delay the completion of this process. To the extent this process is delayed, the costs of operating these businesses and the negative impact on our income statement will continue, and the exit-related transaction costs could be greater than planned; and

•	Our shift in strategy may also reduce the morale of our consultant base in our Mexican, U.S. and European markets.

If we are unable to retain our existing independent consultants and recruit additional consultants, our revenue will not increase.

      We distribute almost all of our products through our independent consultants and we depend on them directly for substantially all of our revenue. Our consultants may terminate their services at any time, and, like most direct selling companies, we experience high turnover among consultants from year to year. As a result, we need to continue to retain existing and recruit additional independent consultants. To increase our revenue, we must increase the number and/or the productivity of our consultants. Our operations would be harmed if we fail to generate continued interest and enthusiasm among our consultants and fail to attract new consultants.

      Although in the recent past we experienced an increase in active consultants, we could experience declines in active consultants, including senior consultants at the manager and district director levels. The number of our active consultants, including those at the manager and district director level, may not increase and could decline in the future. We cannot accurately predict how the number and productivity of consultants may fluctuate because we rely upon our existing consultants to recruit, train and motivate new consultants. Our operating results could be harmed if our existing and new business opportunities and products do not generate sufficient interest to retain existing consultants and attract new consultants. The number and productivity of our consultants also depends on several additional factors, including:

•	adverse publicity regarding us, our products, our distribution channel or our competitors;

•	failure to motivate our consultants with new products;

•	the public’s perception of our products and their ingredients;

•	competition for consultants from other direct selling cosmetics companies;

•	the public’s perception of our consultants and direct selling businesses in general; and

•	general economic and business conditions.

      In addition, we may face saturation or maturity levels in a given country or market. The maturity of several of our markets could also affect our ability to attract and retain consultants in those markets.

The regulatory environment in which we operate is evolving, and our operations may be modified or otherwise harmed by regulatory changes, subjective interpretations of laws or an inability to work effectively with national and local government agencies.

      Although we review applicable local laws in developing our plans, our efforts to comply with them may be harmed by an evolving regulatory climate and subjective interpretation of laws by the authorities. Any determination that our operations or activities are not in compliance with applicable regulations could negatively impact our business and our reputation with regulators in the markets in which we operate.

Government regulation of our products and services may restrict or inhibit introduction of these products in some markets and could harm our business.

      Our products and our related marketing and advertising efforts are subject to extensive government regulation by numerous domestic and foreign governmental agencies and authorities. These include, in the United States, the Federal Trade Commission, the Consumer Product Safety Commission, the State Attorneys General and other state regulatory agencies, and, in Mexico, the Ministry of Health along with similar government agencies in other foreign markets where we may operate. Our markets have varied regulations concerning product formulation, labeling, packaging and importation. These laws and regulations often require us to, among other things:

•	conform product labeling to the regulations in each country; and

•	register or qualify products with the applicable government authority or obtain necessary approvals or file necessary notifications for the marketing of our products.

      Failure to introduce products or delays in introducing products could reduce revenue and decrease profitability. Regulators may also prohibit us from making therapeutic claims about products despite research and independent studies supporting these claims. These product claim restrictions could prevent us from realizing the potential revenue from some of our products.

We may shift our strategy to include the marketing of products that we currently have no experience selling. This shift in strategy would entail business risks, as well as expose us to a regulatory environment in which we do not currently operate.

      We may in the future seek to use our existing consultant network to market new lines of non-cosmetics products such as vitamins, nutritional supplements, nutraceuticals and other products that are outside our current core product lines. This strategy, if adopted, would expose us to a number of new risks that we do not currently face, any of which, if adversely affecting us, could be material. These risks include, among others:

•	our becoming subject to regulation in areas in which we have no operating experience, including increased regulation by the U.S. Food and Drug Administration and the U.S. Department of Agriculture;

•	the imposition of significant penalties or claims due to our failure, or the failure of our consultants, to comply with these regulations; and

•	increased exposure to product liability claims.

Laws and regulations may prohibit or severely restrict our direct sales efforts and cause our revenue and profitability to decline.

      Various government agencies throughout the world, including in the United States and Mexico, regulate direct sales practices. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, that compensate participants for recruiting additional participants irrespective of product sales and/or do not involve legitimate products. The laws and regulations in our current markets often:

•	impose on us order cancellations, product returns, inventory buy-backs and cooling-off rights for consumers and consultants;

•	require us or our consultants to register with governmental agencies;

•	impose on us reporting requirements to regulatory agencies; and/or

•	require us to ensure that consultants are not being compensated solely based upon the recruitment of new consultants.

      Complying with these sometimes inconsistent rules and regulations can be difficult and requires the devotion of significant resources on our part. If we are unable to continue business in existing markets or commence operations in new markets because of these laws, our revenue and profitability will decline.

      In addition, countries where we operate could change their laws or regulations to negatively affect or prohibit completely network or direct sales efforts. Government agencies and courts in these countries may also use their powers and discretion in interpreting and applying laws in a manner that limits our ability to operate or otherwise harms our business. If any governmental authority were to bring a regulatory enforcement action against us that interrupts our business, our revenue and earnings would likely suffer.

Challenges by private parties to the form of our network marketing system could harm our business.

      We may be subject to challenges by private parties, including our consultants, to the form of our network marketing system or elements of our business. In the United States, the network marketing industry and regulatory authorities have generally relied on the implementation of consultant rules and policies designed to promote retail sales to protect consumers and to prevent inappropriate activities and to distinguish between legitimate network marketing distribution plans and unlawful pyramid schemes. We have adopted rules and policies based on case law, rulings of the FTC, pronouncements of regulatory authorities in several states and domestic and global industry standards. Legal and regulatory requirements concerning network marketing systems, however, involve a high level of subjectivity, are inherently fact-based and are subject to judicial and administrative interpretation. Because of the foregoing, we can provide no assurance that we would not be harmed by the application or interpretation of statutes or regulations governing network marketing, particularly in any civil challenge by a current or former consultant.

Our consultants are independent contractors and not employees. If regulatory authorities were to determine, however, on a facts and circumstances basis, that our consultants are legally our employees, we could have significant liability under social benefit laws.

      Our consultants are self-employed and are not our employees. Periodically, the question of the legal status of our consultants has arisen, usually in regard to possible coverage under social benefit laws that would require us, and in most instances our consultants, to make regular contributions to social benefit funds. Although we believe we are positioned to address these questions in a satisfactory manner, the matter has not been fully resolved in all of the markets in which we operate, including the United States. If there should be a final determination adverse to us, the cost for future, and possibly past, contributions could be substantial and materially adversely affect our business and financial condition.

Improper consultant actions could harm our business.

      Consultant activities in our existing markets that violate governmental laws or regulations or that are otherwise improper could result in governmental actions against us in markets where we operate. We implement strict policies and procedures to ensure our consultants will comply with legal requirements. However, given the size of our consultant force, we experience problems with consultants from time to time. In particular, some of our consultants from time to time may make unauthorized claims about either our products or the earnings potential related to becoming a Jafra consultant. These claims could harm our reputation or otherwise adversely impact us if regulatory authorities were to determine that we should have prevented such behavior.

Failure of our Internet and our other technology initiatives to create sustained consultant enthusiasm and incremental cost savings could negatively impact our business.

      We have been developing and implementing a strategy to use the Internet to sign-up consultants and take orders for our products. In certain demographic markets we have experienced some success using our Internet strategy to improve our operating efficiency. However, any cost savings from our Internet strategy may not prove to be significant or we may not be successful in adapting and implementing our strategy to other markets in which we operate. This could result in our inability to service our consultants in the manner they expect, which could adversely impact our profitability and growth.

Failure of new products to gain consultant and market acceptance could harm our business.

      A critical component of our business is our ability to develop new products that create enthusiasm among our consultant force. If we fail to introduce new products planned for the future, our consultant productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements, or have quality problems, this would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, government regulations, proprietary protections of competitors that may limit our ability to offer comparable products and any failure to anticipate changes in consumer tastes and buying preferences.

The loss of key high-level consultants could negatively impact our consultant growth and our revenue.

      At the end of 2002, we had approximately 416,000 active consultants, including approximately 17,300 managers, district managers and district directors. At June 30, 2003, we had approximately 419,000 active consultants, including approximately 17,700 managers, district managers and district directors. Approximately 2,000 consultants occupied our highest district director level as of December 31, 2002. These district directors, together with their extensive networks of downline consultants, account for substantially all of our revenue. As a result, the loss of a high-level consultant or a group of leading consultants in the consultant’s network of downline consultants, whether by their own choice or through disciplinary actions by us for violations of our policies and procedures, could negatively impact our consultant growth and our revenue.

If our industry, business or its products are subject to adverse publicity, our business may suffer.

      Jafra is very dependent upon its consultants’ and the general public’s perception of the overall integrity of its business, as well as the safety and quality of its products and similar products distributed by other companies. The number and motivation of our consultants and the acceptance by the general public of our products may be negatively affected by adverse publicity regarding:

•	the legality of network-marketing systems in general or Jafra’s network-marketing system specifically;

•	the safety and quality of our products and product ingredients;

•	regulatory investigations of our products;

•	the actions of our consultants;

•	our management of our consultants; and

•	the direct selling industry.

We depend on one contract manufacturer to provide us with products accounting for approximately 29% of our revenue.

      We have outsourced certain product manufacturing functions to a third-party contractor located in Chino, California. In 2002, products supplied by this manufacturer accounted for approximately 29% of our revenues. Our manufacturing agreement with this supplier is for an initial term of five years ending in 2004. The agreement will be automatically extended for additional one-year terms unless terminated by six months’ prior written notice by either party.

      If this supplier has unscheduled downtime or is unable to fulfill its obligations under this manufacturing agreement because of equipment breakdowns, natural disasters, power failures, or any other cause, this could adversely affect our overall operations and financial condition.

      Although we provide all of the formulations used to manufacture our products, we have limited control over the manufacturing process itself. As a result, any difficulties encountered by the third-party manufacturer that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis could have a material adverse effect on our business, financial condition, and operating results.

If we are unable to protect our intellectual property rights our ability to compete could be negatively impacted.

      The market for our products depends to a significant extent upon the goodwill associated with our trademark and trade names. We own, or have licenses to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products in the markets where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

      Other parties may infringe on our intellectual property rights or intellectual property rights which we are licensed to use, and may thereby dilute our brand in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise.

Governmental authorities may question our intercompany transfer pricing or other payment policies or change their laws in a manner that could increase our effective tax rate or otherwise harm our business.

      As a group doing more than 76% of its business in non-U.S. markets during 2002, we are subject to foreign tax and intercompany pricing laws, including those relating to the flow of funds among our companies pursuant to, for example, purchase agreements, licensing agreements, or other arrangements. Regulators in the United States, Mexico and in other foreign markets may closely monitor our corporate structure and how we effect intercompany fund transfers. If regulators challenge these mechanisms, our effective tax rate may increase.

We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

      Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. These employees may voluntarily terminate their employment with us at any time. We may not be able to successfully retain existing personnel or identify, hire and integrate new personnel.

Our markets are intensely competitive, and market conditions and the strengths of competitors may harm our business.

      The markets for our products are intensely competitive. Our results of operations may be harmed by market conditions and competition in the future. Many competitors have much greater name recognition and financial resources than we have, which may give them a competitive advantage. For example, our products compete directly with branded, premium retail products. We currently do not have significant patent or other proprietary protection, and competitors may introduce products with the same ingredients that we use in our products.

      We also compete with other network marketing companies for consultants. Some of these competitors have a longer operating history and greater visibility, name recognition and financial resources than we do. Some of our competitors have also adopted and could continue to adopt some of our successful business strategies, including our compensation strategy for our consultants. Consequently, to successfully compete in this market and attract and retain consultants, we must ensure that our business opportunities and compensation plans are financially rewarding. We may not be able to continue to successfully compete in this market for consultants.

Product liability claims or recalls could harm our business.

      We may be required to pay for losses or injuries purportedly caused by our products. To date, we have not been subject to any material product liability lawsuits. We could, however, become subject to such suits in the future. Claims could be based on allegations that, among other things, our products contain contaminants, include inadequate instructions regarding their use or inadequate warnings concerning side effects and interactions with other substances. In addition, any such claim may result in negative publicity that may adversely affect our net sales. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and adversely affect our net sales. Although we maintain, and require our material suppliers and manufacturers to maintain, product liability insurance coverage, potential product liability claims may exceed the amount of insurance coverage or potential product liability claims may be excluded under the terms of the policy, which could hurt our financial condition.

System failures could harm our business.

      Because of our diverse geographic operations and our complex consultant compensation plan, our business is highly dependent on efficiently functioning information technology systems. These systems and operations are vulnerable to damage or interruption from fires, earthquakes, telecommunications failures and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite any precautions, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in services and reduce our revenue and profits.

We depend on consumer confidence and spending.

      The sale of cosmetics and other personal care products correlates strongly to the level of consumer spending generally, and thus is significantly affected by the general state of the economy and the ability and willingness of consumers to spend on discretionary items. Reduced consumer confidence and spending generally may result in reduced demand for our products and limitations on our ability to maintain or increase prices. A decline in economic conditions or general consumer spending in any of our major markets could have a material adverse effect on our business, financial condition and results of operations.

Our controlling shareholder may have interests that conflict with your interests.

      CD&R Fund V will indirectly own approximately 84.0% of the outstanding common stock of Jafra Worldwide on a fully-diluted basis. Accordingly, CD&R Fund V currently exercises, and for the foreseeable future will exercise, significant influence over our board of directors and business and operations. The interests of CD&R Fund V and CD&R could conflict with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, their interests as equity holders might conflict with your interests as a holder of notes.

      The indenture governing the notes and the agreement governing the new senior secured credit facilities will contain restrictions on our ability to pay dividends or make distributions to our shareholders. Following the closing of the offering, to the extent permitted under the indenture and the agreement governing the new senior secured credit facilities, we may make additional distributions to our shareholders, either as part of the liquidation of CDRJ Investments (Lux) S.A. prior to its completion, or from time to time thereafter.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements”. You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “seek”, “will”, “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include:

•	operations and prospects;

•	business and financing plans;

•	funding needs and financing sources;

•	changes in the marketplace

•	fluctuations of exchange rates and inflation;

•	growth of the direct selling cosmetics industry in our major markets;

•	characteristics of competition;

•	actions of third parties, such as legislative bodies and government regulatory agencies; and

•	various other factors beyond our control.

      In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE EXCHANGE OFFER

      The following contains a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

      General. In connection with the issuance of the old notes pursuant to a purchase agreement, dated as of May 2, 2003, by and among Jafra US, Jafra Distribution (Mexico), Jafra Worldwide, CDRJ Investments (Lux) S.A. and the initial purchasers, the initial purchasers and their respective assignees became entitled to the benefits of the registration rights agreement.

      Under the registration rights agreement, we have agreed (1) to use our reasonable best efforts to cause to be filed with the SEC the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes and (2) to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 225 calendar days after the date on which the initial purchasers purchased the old notes. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 10 business days after the date notice of the exchange offer is mailed to holders of the old notes.

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of August 14, 2003. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “— Conditions”.

      Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

      Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)) we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred to any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business,

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

      We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

      By tendering old notes in exchange for new notes and executing the letter of transmittal, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business,

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act, and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

      If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.” If such holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 10 3/4% but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

      Expiration Date; Extensions; Amendments; Termination. The Expiration Date shall be September 15, 2003, unless Jafra, in its sole discretion, extends the exchange offer, in which case the Expiration Date shall be the latest date to which the exchange offer is extended.

      To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 AM., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the exchange offer for a specified period of time.

      We reserve the right:

(1) to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

      Without limiting the manner in which we may choose to make public announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

      Each new note will accrue interest at the rate of 10 3/4% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 10 3/4% per annum, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on May 15 and November 15 of each year. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering

      To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either:

•	certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal, or

•	a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date with the applicable letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

      We will only issue new notes in exchange for old notes that are properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects in irregularities with respect to your old notes.

      The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of

1934 (each an “Eligible Institution”) unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

      If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, provide evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

      All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly after the Expiration Date.

      In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued,

•	to purchase or make offers for any old notes, that remain outstanding subsequent to the Expiration Date or, as set forth under “— Conditions,” to terminate the exchange offer,

•	to redeem old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes — Optional Redemption,” and

•	to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

      The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the Expiration Date, and the new notes will be issued promptly after acceptance of the old notes. See “— Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

      In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the applicable book-entry transfer facility,

•	a properly completed and duly executed letter of transmittal, and

•	all other required documents.

      If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “— Exchange Agent” on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

      The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program (or ATOP) procedures to tender old notes.

      Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

      If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

•	the tender is made through an Eligible Institution,

•	prior to the Expiration Date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1) sets forth the name and address of the holder of old notes and the amount of old notes tendered,

(2) states the tender is being made thereby, and

(3) guarantees that within three New York Stock Exchange (or NYSE) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

      Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the principal amount of such old notes,

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility,

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

      All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, which determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” and — Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions

      Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the Expiration Date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

      U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:	For Information Call: (800) 934-6802
U.S. Bank National Association 180 East 5th Street St. Paul, Minnesota 55101	Transmission Number: (651) 244-1537
Attn: Specialized Finance Department	Confirm by Telephone: (800) 934-6802

Fees and Expenses

      The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

      We will not make any payments to of any commissions or concessions to any broker or dealers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

      The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

      The amount of any transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

      Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Jafra does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected because the liquidity of this market will be diminished and their restrictions on transfer will make them less attractive to potential investors than the new notes. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the new notes.

Regulatory Requirements

      Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

      The net proceeds from the original offering were $194.0 million, after deducting discounts and commissions. We used the proceeds from the original offering, together with drawings of $50.0 million under our new senior secured term loan facility, to:

(1) redeem the obligations of Jafra US’s and Jafra Mexico’s outstanding 11 3/4% Senior Subordinated Notes due 2008 on May 23, 2003;

(2) repay all amounts outstanding under the old credit facilities concurrently with the termination of all commitments thereunder;

(3) make an aggregate distribution of approximately $158.6 million to CDRJ North Atlantic (Lux) S.àr.l. by Jafra US and the selling shareholders of Jafra Mexico, which amount was then distributed to CDRJ Investments (Lux) S.A.;

(4) make (i) an initial liquidating distribution by CDRJ Investments (Lux) S.A. to the holders of its capital stock consisting of approximately $157.6 million in cash (it is expected that prior to the completion of its liquidation, CDRJ Investments (Lux) S.A. will distribute all of its other assets, including its remaining cash and the outstanding capital stock of CDRJ North Atlantic (Lux) S.à.r.l. to its shareholders) and (ii) certain compensatory payments of approximately $10.4 million from Jafra US to holders of options to acquire capital stock of CDRJ Investments (Lux) S.A. (or CDRJ North Atlantic (Lux) S.àr.l.), including to certain directors and members of management, in connection with such liquidating distribution and approximately $2.9 million to certain members of management and non-employee directors for contributions in completing the Transactions; and

(5) pay related transaction fees, expenses and taxes.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2003 on a consolidated basis:

      This table should be read in conjunction with the historical consolidated financial statements and other financial information appearing in this prospectus (dollar amounts in millions).

As of
June 30,
2003

Actual

Cash and cash equivalents	$12.7

Total debt:
Current portion of long-term debt	$6.2
Term loan facility	43.8
Revolving credit facility	—
10 3/4% Senior Subordinated Notes due 2011	200.0

Total debt	$250.0
Total stockholders’ deficit	(56.4)

Total capitalization	$193.6

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table sets forth the selected historical consolidated financial and other data of CDRJ Investments (Lux) S.A., our former parent company (amounts in millions except for consultant data and ratios). The selected consolidated financial data as of December 31, 1998, 1999, 2000, 2001 and 2002 and for the four-months ended April 30, 1998, the eight-months ended December 31, 1998 and the years ended December 31, 1999, 2000, 2001 and 2002 are derived from the audited consolidated financial statements of CDRJ Investments (Lux) S.A. The consolidated financial statements as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2002 and for the year then ended have been audited by Ernst & Young LLP, independent auditors. The selected historical financial data as of June 30, 2002 and 2003 and for the six months ended June 30, 2002 and 2003 are derived from the unaudited consolidated financial statements of Jafra Worldwide included elsewhere in this prospectus. Such unaudited consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates. The audited consolidated financial statements as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 are included elsewhere in this prospectus. All financial data for the four-months ended April 30, 1998, the eight-months ended December 31, 1998 and the year ended December 31, 1999 have been derived from audited consolidated financial statements of CDRJ Investments (Lux) S.A., which are not included herein. The financial data prior to April 30, 1998 reflect the business prior to CDRJ Investments (Lux) S.A.’s acquisition of the Jafra business from the Gillette Company (the “Acquisition”)and are referred to as the “Predecessor” operations. You should read the following selected historical consolidated financial and other data of CDRJ Investments (Lux) S.A. and Jafra Worldwide in conjunction with the historical consolidated financial statements and other financial information appearing elsewhere in this prospectus, including “Summary  — Summary Consolidated Financial and Other Data”, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Selected Historical Consolidated Financial and Other Data

	Predecessor
	to CDRJ
	Investments
	(Lux) S.A.
							Six Months
	Four Months	Eight Months					Ended
	Ended	Ended	Years Ended December 31,				June 30,
	April 30,	December 31,
	1998	1998	1999	2000	2001	2002	2002	2003

Statement of Income Data:
Net sales(a)	79.2	$174.5	$296.4	$321.2	$376.2	$391.0	$197.2	$192.6
Cost of sales(b)	22.7	56.3	82.3	79.5	87.0	92.4	45.9	45.4

Gross profit	56.5	118.2	214.1	241.7	289.2	298.6	151.3	147.2
Selling, general and administrative expenses(a)	51.1	110.9	180.7	196.6	232.9	240.9	121.4	135.5
Restructuring and impairment charges(c)	—	—	4.8	2.6	—	—	—	0.6
Loss (gain) on sale of assets	—	0.2	(1.0)	0.1	0.1	(0.1)	—	—

Income from operations	5.4	7.1	29.6	42.4	56.2	57.8	29.9	11.1
Other income (expense):
Exchange (loss) gain	1.4	(1.8)	3.3	(11.7)	(9.7)	(11.2)	(5.4)	(0.5)
Interest (expense) income, net	0.1	(11.5)	(16.9)	(15.7)	(13.3)	(11.4)	(5.9)	(7.2)
Loss on early extinguishment of debt(d)	—	—	(0.8)	(0.5)	—	—	—	(6.6)
Other income (expense), net	0.1	(0.1)	0.1	1.6	(0.1)	0.1	0.3	(0.3)

Income (loss) before income taxes and cumulative effect of accounting changes	7.0	(6.3)	15.3	16.1	33.1	35.3	18.9	(3.5)
Income tax expense	2.9	1.7	10.7	9.8	17.4	16.3	4.8	1.6

	Predecessor
	to CDRJ
	Investments
	(Lux) S.A.
							Six Months
	Four Months	Eight Months					Ended
	Ended	Ended	Years Ended December 31,				June 30,
	April 30,	December 31,
	1998	1998	1999	2000	2001	2002	2002	2003

Income (loss) before cumulative effect of accounting changes	4.1	(8.0)	4.6	6.3	15.7	19.0	14.1	(5.1)
Cumulative effect of accounting changes, net of income tax expense of $0.1 in 2001 and $0 in 2002(e)	—	—	—	—	0.1	(0.2)	(0.2)	—

Net income (loss)	$4.1	$(8.0)	$4.6	$6.3	$15.8	$18.8	$13.9	$(5.1)

Balance Sheet Data (at end of period):
Cash and cash equivalents		$18.4	$4.9	$5.8	$6.7	$27.2	$10.1	$12.7
Net working capital(f)		7.1	32.8	18.2	13.7	11.2	23.9	18.0
Property and equipment, net		56.2	50.6	51.4	59.6	60.7	59.1	59.9
Total assets		288.6	278.4	276.9	291.1	288.3	275.8	287.5
Total debt(g)		141.5	133.5	109.0	93.1	84.4	90.7	250.0
Net debt(h)		123.1	128.6	103.2	86.3	57.2	80.6	237.3
Stockholders’ equity (deficit)		75.4	75.8	81.2	96.0	108.5	104.2	(56.4)

Other Financial and Operational Data:
Net sales in Mexico, the United States, Europe and the Dominican Republic(i)	$74.2	$164.0	$280.6	$302.0	$357.0	$375.9	$188.9	$187.1
Consolidated EBITDA (as defined in the indenture governing the notes)(j)	8.3	13.1	43.4	51.2	59.1	69.8	35.3	34.8
Net cash provided by (used in) operating activities	(8.0)	18.1	(1.6)	32.5	30.1	43.1	12.0	(3.3)
Net cash provided by (used in) investing activities	2.6	(211.1)	(3.1)	(7.2)	(11.7)	(11.3)	(4.9)	(3.1)
Net cash provided by (used in) financing activities	(8.8)	211.7	(7.4)	(23.5)	(16.6)	(8.7)	(2.2)	(7.3)
Depreciation and amortization	1.4	5.1	7.1	7.6	7.7	5.6	2.4	3.0
Capital expenditures	6.1	6.4	5.8	7.1	11.4	11.0	4.9	2.7
Average number of consultants(k)	215,000	238,000	275,000	307,000	362,000	394,000	379,000	416,000
Consultants at end of period(l)	220,000	247,600	292,000	310,000	369,000	416,000	378,000	419,000
Consolidated Interest Expense (as defined in the indenture(m)	$(0.1)	$10.1	$15.1	$14.3	$11.9	$10.0	5.1	6.4
Consolidated Coverage Ratio (as defined in the indenture)(n)	—	1.3x	2.9x	3.6x	5.0x	7.0x	6.9x	5.4x
Ratio of Earnings to Fixed Charges(o)	36.0x	—	1.9x	1.9x	3.3x	3.8x	3.9x	0.6x

(a)	In connection with the adoption of Emerging Issues Task Force No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” on January 1, 2002, reclassifications have been made to periods ending prior to that date to reflect commissions on personal sales paid to consultants, previously reported as selling, general and administrative expenses, as a reduction of net sales. The amounts that have been reclassified as reductions in net sales and selling, general and administrative expenses are $0.8 million, $1.9 million, $3.2 million, $3.4 million and $3.9 million for the four-months ended April 30, 1998, for the eight months ended December 31, 1998 and for the years ended December 31, 1999, 2000 and 2001, respectively.

(b)	Cost of sales for the eight months ended December 31, 1998 includes a $2.7 million charge relating to the sale of certain inventories that were revalued to fair value in conjunction with the acquisition of the Jafra business by CDRJ Investments (Lux) S.A. and its Subsidiaries.

(c)	For the six months ended June 30, 2003, our restructuring and impairment charges included approximately $0.3 million of impairment of assets in Thailand and approximately $0.3 million of charges related to severance expenses. For 2000, our restructuring and impairment charges included approximately $1.6 million of restructuring charges related to the restructuring of our European operations, most of which were payments of severance and lease termination costs, and approximately $1.0 million of non-cash asset impairment charges related to the write down or impairment of assets. For 1999, $2.7 million of these charges were primarily cash charges for severance related to the closure of our U.S. factory. Of the remainder, $1.0 million were other restructuring charges and approximately $1.1 million were non-cash asset impairment charges related to the write down or impairment of assets.

(d)	Pursuant to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 145, “Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003, the Company reclassified losses, gross of income tax expense, on early extinguishment of debt as a component of operating income, previously reported as an extraordinary item in 1999 and 2000.

(e)	In connection with the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001, we recorded a net gain of $0.1 million (net of a tax effect of $0.1 million) as a cumulative transition adjustment to earnings. In connection with the adoption of SFAS No. 142, “Goodwill and other Intangible Assets”, on January 1, 2002, we recorded a net loss of $0.2 million (net of a tax effect of $0) as a cumulative transition adjustment to earnings.

(f)	Net working capital is defined as total current assets, excluding cash and cash equivalents, less total current liabilities, excluding short-term debt and the current portion of long-term debt.

(g)	Consists of long-term debt, short-term debt and the current portion of long-term debt.

(h)	Net debt is total debt less cash and cash equivalents.

(i)	Represents total net sales for the Mexican, U.S. and European business segments as well as total net sales in the Dominican Republic which, for the periods presented, is included in our “All Others” segment as reflected in the segment data included elsewhere in this prospectus.

(j)	“Consolidated EBITDA” as presented herein is a financial measure that is used in the indenture for the notes as a component of a coverage ratio that is used to test whether a variety of transactions are permitted. Consolidated EBITDA (as defined in the indenture governing the notes) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude income tax expense interest expense, and depreciation and amortization, Consolidated EBITDA (as defined in the indenture governing the notes) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as extraordinary, unusual or nonrecurring charges, the cumulative effect of accounting changes, unrealized foreign exchange gains or losses (with respect to currency agreements, indebtedness or certain intercompany obligations), non-cash charges or losses and income or loss from markets we intend to exit in 2003. See “Description of Notes — Certain Definitions — Consolidated EBITDA.” The historical Consolidated EBITDA measures set forth in this prospectus reflect the application of the terms of the indenture relating to the notes to the financial results of the specified prior periods. We present Consolidated EBITDA because it is one of the measures upon which management assesses our financial performance, and is a measure of our financial performance that is used in the indenture for the notes to test the permissibility of specified types of transactions. Among other provisions, Consolidated EBITDA is used in the indenture to test whether we may incur additional indebtedness. Holders of the notes may view Consolidated EBITDA as a measure of our ability to service debt and of our financial performance. However, Consolidated EBITDA is not a measure of financial performance or liquidity under accounting principles generally accepted in the United States of America. Accordingly, while providing useful information, Consolidated EBITDA should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America as an indication of our operating performance or liquidity.

The Indenture provides that, in order to enter into the following types of transactions, in addition to other applicable requirements, the ratio of Consolidated EBITDA (as defined in the indenture governing the notes) to Jafra’s consolidated interest expense (subject to certain adjustments as provided in the indenture) must be greater than 2.25 to 1.00 for the four most recent quarters for which financial statements are available, after giving pro forma effect to the transaction being tested:

• The incurrence of indebtedness in addition to limited specified categories of permitted indebtedness that are enumerated in the indenture governing the notes.

• Mergers and consolidations involving Jafra.

• Dividends, investments and other restricted payments in addition to limited specified categories of permitted restricted payments and investments that are enumerated in the indenture governing the notes.

• The re-designation of an unrestricted subsidiary for the purposes of the indenture.

See “Description of Notes — Consolidation, Merger, Sale of Assets”; “Description of Notes — Certain Covenants — Limitation on Indebtedness”; “Description of Notes — Certain Covenants — Limitation on Restricted Payments”; and “Description of Notes — Certain Definitions — Unrestricted Subsidiary”.

(k)	The average number of consultants is calculated based on the total ending consultant base for each month during the period. A consultant is included in the total ending consultant base if she places an order within the past four months. Consultant numbers are rounded to the nearest thousand.

(l)	Consultant numbers are rounded to the nearest thousand and include consultants in South America and Thailand, the markets that we intend to exit by the end of 2003, which had 46,000 and 3,000 consultants, respectively, at December 31, 2002 and 50,000 and 1,000 consultants, respectively, at June 30, 2003.

(m)	“Consolidated Interest Expense” as defined in the indenture for the notes, consists of the total interest expense of Jafra Worldwide and its subsidiaries, net of any interest income of Jafra Worldwide and its subsidiaries, and includes interest expense consisting of (a) interest expense attributable to capital leases, (b) amortization of debt discount, (c) interest on debt of other persons guaranteed by Jafra Worldwide or any of its subsidiaries, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing. The definition of “Consolidated Interest Expense” also provides that gross interest is to be determined after giving effect to any net payment made or received by Jafra Worldwide or its subsidiaries with respect to interest rate hedging agreements. See “Description of Notes — Certain Definitions”. As used in the calculation of the Consolidated Coverage Ratio (as defined in the indenture governing the notes), Consolidated Interest Expense (as defined in the indenture governing the notes) is calculated on a pro forma basis. Consequently, the actual and pro forma Consolidated Interest Expense (as defined in the indenture governing the notes) are identical.

(n)	“Consolidated Coverage Ratio” as defined in the indenture is the ratio of Consolidated EBITDA (as defined in the indenture governing the notes) for the four most recently ended quarters for which financial statements are available to Consolidated Interest Expense (as defined in the indenture governing the notes) for the same period. The Consolidated Coverage Ratio (as defined in the indenture governing the notes) is presented for illustrative purposes. Any determination of the Consolidated Coverage Ratio (as defined in the indenture governing the notes) would be made on pro forma basis for the incurrence of indebtedness or other transaction being tested, and may differ depending on the particular transaction being tested. Because the Consolidated Coverage Ratio (as defined in the indenture governing the notes) is always calculated on a pro forma basis, the actual and pro forma Consolidated Coverage Ratio (as defined in the indenture governing the notes) are identical. See “Description of Notes — Certain Definitions”.

(o)	For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and one- third of rental expense (the portion deemed representative of the interest factor).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of the results of operations, financial condition and liquidity of CDRJ Investments (Lux) S.A. our former parent company should be read in conjunction with the historical consolidated financial statements and notes and other financial information related to CDRJ Investments (Lux) S.A. appearing elsewhere in this registration statement, including “Summary — Summary Consolidated Financial and Other Data”, “Capitalization” and “Selected Historical Consolidated Financial and Other Data”. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods.

General

      We are a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. We have a leading market share of all direct sales of skin care products, color cosmetics and fragrances in Mexico, where we believe Jafra is among the most recognized cosmetics brand names. In addition, we believe that our 16% net sales growth in our U.S. business in 2002 made us one of the fastest growing direct sales companies in the United States in 2002. We sell our Jafra brand products through a multi-level direct selling network of approximately 419,000 independent consultants, as of June 30, 2003, who market and distribute our products to their customers. Our business strategy is focused on developing a loyal and motivated consultant base and establishing cost-effective distribution infrastructures in our largest markets of Mexico and the United States, which together contributed approximately 88% of our total net sales in 2002 and are among the world’s largest direct selling markets. Our business model, which requires relatively low capital investment to support the expansion of our consultant base, generates significant cash from operations. During the year ended December 31, 2002, we generated net sales and Consolidated EBITDA (as defined in the indenture governing the notes) of $391.0 million and $69.8 million, respectively, and net cash provided by operating activities of $43.1 million. During the six months ended June 30, 2003, we generated net sales and Consolidated EBITDA (as defined in the indenture governing our notes) of $192.6 million and $34.8 million, respectively, and used net cash in operating activities of $3.3 million. See “Selected Historical Consolidated Financial and Other Data” for a description of the calculation of Consolidated EBITDA (as defined in the indenture governing the notes).

      We were founded 47 years ago in Southern California and operated as a subsidiary of The Gillette Company from 1973 to 1998. In April 1998, we were acquired by an affiliate of Clayton, Dubilier & Rice, Inc., a New York-based private investment firm, along with a newly formed, highly experienced management team that continues to develop and execute our business strategy today. Since our acquisition, our management team has grown our consultant base more than 89% from approximately 220,000 to approximately 416,000 independent Jafra consultants as of December 31, 2002. As a result, our net sales and Consolidated EBITDA (as defined in the indenture governing the notes) have grown at compound annual growth rates of 11.4% and 34.4%, respectively, during the four-year period ended December 31, 2002. We believe this growth has resulted primarily from management’s focus on providing our independent consultants with superior customer service, excellent marketing and training support, a multi-level compensation system that aligns our consultants’ economic interests with the growth of our company as well as our portfolio of premium quality skin care and beauty products.

      The World Federation of Direct Selling Associations estimates that in 2001, global direct selling was a $79 billion industry, as measured by the retail value of all products and services sold, which has grown at a compound annual rate of approximately 5% since 1991. In 2001, total direct sales in our largest markets, Mexico and the United States, were $2.9 billion and $26.7 billion, respectively, ranking third and first in terms of markets for direct sales. Growth of direct sales outpaced overall retail growth in the United States in five of the eight years ended December 31, 2001. We believe that we are well positioned to benefit from future growth of direct sales.

Exit Selected Markets

      Due to the challenging macroeconomic environment that has affected our results in selected markets in which we operate, we recently adopted a strategic plan to focus on the strengths of our Mexican, U.S. and European markets. We intend to exit our operations in South America and Thailand in 2003 through either a sale or discontinuation of operations. These markets recorded losses of $7.3 million, $5.4 million, $5.7 million, $3.0 million and $1.7 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively. We initiated the closure of our business in Chile, Colombia, Peru and Venezuela in May of 2003. We are currently in negotiations to sell a majority interest in our Brazilian, Argentinean and Thai businesses. Nonetheless, in the event we are unable to complete the transactions to sell those businesses, we estimate that our total cash and non-cash closing costs could be up to $3.0 million in South America and $5.0 million in Thailand.

Results of Operations

      The following table represents selected components of our consolidated results of operations, in millions of dollars and as percentages of net sales.

	Years Ended December 31,						Six Months Ended June 30,

	2000		2001		2002		2003		2002

Net sales(1)	$321.2	100.0%	$376.2	100.0%	$391.0	100.0%	$192.6	100.0%	$197.2	100.0%
Cost of sales	79.5	24.8	87.0	23.1	92.4	23.6	45.4	23.6	45.9	23.3

Gross profit	241.7	75.2	289.2	76.9	298.6	76.4	147.2	76.4	151.3	76.7
Selling, general and administrative expenses(1)	196.6	61.2	232.9	62.0	240.9	61.6	135.5	70.4	121.4	61.6
Restructuring and impairment charges	2.6	0.8	—	—	—	—	0.6	0.3	—	—
Loss (gain) on sale of assets	0.1	—	0.1	—	(0.1)	—

Income from operations	42.4	13.2	56.2	14.9	57.8	14.8	11.1	5.7	29.9	15.1
Exchange gain (loss), net	(11.7)	(3.6)	(9.7)	(2.6)	(11.2)	(2.9)	(0.5)	(0.2)	(5.4)	(2.7)
Interest expense, net	(15.7)	(4.9)	(13.3)	(3.5)	(11.4)	(2.9)	(7.2)	(3.7)	(5.9)	(3.0)
Loss on early extinguishment of debt	(0.5)	(0.1)	—	—	—	—	(6.6)	(3.4)	—	—
Other income (expense), net	1.6	0.5	(0.1)	—	0.1	—	(0.3)	(0.2)	0.3	0.2

Income (loss) before income taxes and cumulative effect of accounting changes	16.1	5.1	33.1	8.8	35.3	9.0	(3.5)	(1.8)	18.9	9.6
Income tax expense (benefit)	9.8	3.1	17.4	4.6	16.3	4.1	1.6	0.8	4.8	2.4

Income (loss) before cumulative effect of accounting changes	6.3	2.0	15.7	4.2	19.0	4.9	(5.1)	(2.6)	14.1	7.2
Cumulative effect of accounting change, net of income tax expense of $0.1 in 2001 and $0 in 2002	—	—	0.1	—	(0.2)	(0.1)	—	—	(0.2)	(0.2)

Net income (loss)	$6.3	2.0%	$15.8	4.2%	$18.8	4.8%	$(5.1)	(2.6)%	$13.9	7.0%

(1)	In connection with the adoption of Emerging Issues Task Force Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” on January 1, 2002, reclassifications have been made to all periods prior to 2002 to reflect commissions on personal sales paid to consultants, previously reported as selling, general and administrative expenses, as a reduction of net sales. The amounts that have been reclassified as a reduction of net sales and selling, general and administrative expenses are $3.4 million and $3.9 million, for the years ended December 31, 2000 and 2001, respectively.

      The following tables represent selected components of the consolidated results of operations by market. We evaluate market performance based on segment operating income, excluding reorganization and restructuring charges, unusual gains and losses, and amortization of goodwill and other intangible assets. Results for subsidiaries in South America, the Dominican Republic, and Thailand are combined and included in the following tables under the caption “All Others.” We expect that in future periods, results for the Dominican Republic will be included in the U.S. segment. Corporate expenses, reorganization and restructuring charges, unusual gains and losses and amortization of goodwill and other intangible assets are included under the caption “Corporate, Unallocated and Other.”

						Corporate,
		United			Total	Unallocated	Consolidated
	Mexico	States	Europe	All Others	Segments	and Other	Total

	(Dollars in millions)
Six Months Ended June 30, 2003
Net sales	$120.2	$49.2	$16.1	$7.1	$192.6	$—	$192.6
Cost of sales	29.2	11.0	3.3	2.9	46.4	(1.0)	45.4

Gross profit	91.0	38.2	12.8	4.2	146.2	1.0	147.2
Selling, general and administrative expenses	58.4	31.1	12.3	7.4	109.2	26.3	135.5
Restructuring and impairment charges	—	—	—	—	—	0.6	0.6

Income (loss) from operations	$32.6	$7.1	$0.5	$(3.2)	$37.0	$(25.9)	$11.1

Six Months Ended June 30, 2002
Net sales	$127.9	$44.8	$13.0	$11.5	$197.2	$—	$197.2
Cost of sales	30.8	9.8	2.8	3.4	46.8	(0.9)	45.9

Gross profit	97.1	35.0	10.2	8.1	150.4	0.9	151.3
Selling, general and administrative expenses	62.8	27.9	9.9	10.9	111.5	9.9	121.4

Income (loss) from operations	$34.3	$7.1	$0.3	$(2.8)	$38.9	$(9.0)	$29.9

Year Ended December 31, 2002
Net sales	$251.6	$92.1	$26.9	$20.4	$391.0	$—	$391.0
Cost of sales	60.6	21.2	6.3	6.2	94.3	(1.9)	92.4

Gross profit	191.0	70.9	20.6	14.2	296.7	1.9	298.6
Selling, general and administrative expenses	124.8	55.3	19.4	20.3	219.8	21.1	240.9
Gain on sale of assets	(0.1)	—	—	—	(0.1)	—	(0.1)

Income (loss) from operations	$66.3	$15.6	$1.2	$(6.1)	$77.0	$(19.2)	$57.8

Year Ended December 31, 2001
Net sales	$247.5	$79.6	$26.4	$22.7	$376.2	$—	$376.2
Cost of sales	59.4	18.3	5.5	6.4	89.6	(2.6)	87.0

Gross profit	188.1	61.3	20.9	16.3	286.6	2.6	289.2
Selling, general and administrative expenses	116.8	49.7	19.1	22.2	207.8	25.1	232.9
Loss on sale of assets	—	0.1	—	—	0.1	—	0.1

Income (loss) from operations	$71.3	$11.5	$1.8	$(5.9)	$78.7	$(22.5)	$56.2

						Corporate,
		United			Total	Unallocated	Consolidated
	Mexico	States	Europe	All Others	Segments	and Other	Total

	(Dollars in millions)
Year Ended December 31, 2000
Net sales	$199.8	$74.1	$26.9	$20.4	$321.2	$—	$321.2
Cost of sales	48.8	16.5	6.3	6.9	78.5	1.0	79.5

Gross profit	151.0	57.6	20.6	13.5	242.7	(1.0)	241.7
Selling, general and administrative expenses	86.6	46.9	20.3	19.5	173.3	23.3	196.6
Restructuring and impairment charges	—	—	—	—	—	2.6	2.6
Loss on sale of assets	—	—	0.1	—	0.1	—	0.1

Income (loss) from operations	$64.4	$10.7	$0.2	$(6.0)	$69.3	$(26.9)	$42.4

Six Months Ended June 30, 2003 Compared to the Six Months Ended June 30, 2002

      Net Sales. Net sales for the six months ended June 30, 2003 decreased to $192.6 million from $197.2 million for the six months ended June 30, 2002, a decrease of $4.6 million or 2.3%. Net sales measured in local currencies for the six months ended June 30, 2003 increased 6.3% compared to net sales measured in local currencies for the six months ended June 30, 2002. The net sales decrease measured in U.S. dollars was primarily due to weaker average exchange rates of the Mexican peso to the U.S. dollar during 2003 compared to 2002. The net sales increase measured in local currencies was primarily due to an increase in net sales in Mexico measured in local currency and an increase in net sales in United States. Our average number of consultants worldwide for the six months ended June 30, 2003 increased to approximately 416,000, or 9.6% over the average number of consultants for the six months ended June 30, 2002. Annualized consultant productivity measured in U.S. dollars for the six months ended June 30, 2003 decreased 10.9% compared to annualized consultant productivity for the six months ended June 30, 2002. Measured in local currencies, annualized productivity decreased 3.0% for the six months ended June 30, 2003, compared to the six months ended June 30, 2002. Consultant productivity for the period is generally defined as annualized net sales divided by the average number of consultants.

      In Mexico, net sales for the six months ended June 30, 2003 decreased to $120.2 million from $127.9 million for the six months ended June 30, 2002, a decrease of $7.7 million, or 6.0% over the comparable prior year period. Net sales measured in local currency increased 7.4% for the six months ended June 30, 2003, compared to the six months ended June 30, 2002. The increase measured in local currency was primarily due to an increase in the average number of consultants, partially offset by a decrease in consultant productivity measured in local currency. During the six months ended June 30, 2003, the average number of consultants in Mexico was approximately 260,000, an increase of 8.3% over the comparable prior year period. Annualized consultant productivity measured in local currency during the six months ended June 30, 2003 decreased 0.8% compared to consultant productivity during the six months ended June 30, 2002.

      In the United States, net sales for the six months ended June 30, 2003 increased to $49.2 million from $44.8 million for the six months ended June 30, 2002, an increase of $4.4 million, or 9.8%. Net sales for the six months ended June 30, 2003 increased in our Hispanic Division and our General Division compared to the six months ended June 30, 2002. Net sales in our Hispanic Division increased 13.3% for the six months ended June 30, 2003, primarily due to an increase in the average number of consultants, partially offset by reduced consultant productivity. Our Hispanic Division had an average of approximately 48,000 consultants during the six months ended June 30, 2003, an increase of 31.2% over the comparable prior year period. Hispanic Division consultant productivity decreased 13.7% during the six months ended June 30, 2003, compared to the six months ended June 30, 2002. Net sales in our General Division for the six months ended June 30, 2003 increased 3.3% compared to the six months ended June 30, 2002 primarily due to increased consultant productivity, partially offset by a decrease in the average number of consultants during the period. Annualized consultant productivity in our General Division increased 4.4% during the first six months of 2003 compared to the first six months of 2002. The average number of consultants in our General Division decreased 1.2% to 31,000 consultants compared to the same period of the prior year.

      In Europe, net sales increased to $16.1 million for the six months ended June 30, 2003, from $13.0 million for the six months ended June 30, 2003, an increase of $3.1 million, or 23.8%. In local currencies, net sales remained relatively constant during the six months ended June 30, 2003, compared to the six months ended June 30, 2002. The average number of consultants increased 10.2% to approximately 18,000 during the six months ended June 30, 2003 compared to the six months ended June 30, 2002. Measured in local currencies, consultant productivity decreased 9.2% during the six months ended June 30, 2003 compared to the six months ended June 30, 2002.

      Net sales in the other markets decreased to $7.1 million for the six months ended June 30, 2003, compared to $11.5 million for the six months ended June 30, 2002, a decrease of $4.4 million or 38.3%. The decrease in net sales was primarily due to weaker average exchange rates of South American currencies during 2003 compared to 2002 and decreased net sales measured in local currency in Dominican Republic, partially offset by increased net sales measured in local currency in Brazil. Measured in local currencies, net sales decreased 13.8% for the six months ended June 30, 2003 compared to the six months ended June 30, 2002. The average number of consultants in the other markets increased 7.0% and consultant productivity measured in local currency decreased 19.4% for the six months ended June 30, 2003, compared to the comparable period of the prior year. (See “Business Trends and Initiatives”).

      Gross Profit. Consolidated gross profit for the six months ended June 30, 2003, decreased to $147.2 million, from $151.3 million for the six months ended June 30, 2002, a decrease of $4.1 million, or 2.7%. Gross profit as a percentage of net sales (gross margin) decreased to 76.4% for the six months ended June 30, 2003 from 76.7% in comparable prior year period. The decrease in gross margin for the six months ended June 30, 2003 compared to June 30, 2002 was primarily due to decreased gross margin in Mexico, the United States and less favorability in the Corporate, Unallocated segment, partially offset by increased gross margin in Europe.

      In Mexico, gross margin for the six months ended June 30, 2003 decreased to 75.7% from 75.9% for the six months ended June 30, 2002. The decrease in gross margin was primarily due to unfavorable direct cost variances during the six months ended June 30, 2003, compared to favorable direct cost variances during the six months ended June 30, 2002. The unfavorable change in direct cost variances was partially offset by incrementally less exchange losses included in cost of sales pursuant to SFAS No. 133 during the six months ended June 30, 2003 compared to the six months ended June 30, 2002.

      In the United States, gross margin for the six months ended June 30, 2003 decreased to 77.6% from 78.1% for the six months ended June 30, 2002. The decrease in gross margin was primarily the result of unfavorable direct cost variances during the six months ended June 30, 2003, compared to favorable direct cost variances during the six months ended June 30, 2002. Excluding the impact of the direct cost variances, gross margin would have been relatively constant.

      In Europe, gross margin for the six months ended June 30, 2003 increased to 79.5% from 78.5% in the comparable prior year period due to the mix of product offerings.

      Selling, General and Administrative Expenses. SG&A expenses for the six months ended June 30, 2003 increased to $135.5 million, compared to $121.4 million for the six months ended June 30, 2002, an increase of $14.1 million, or 11.6%. SG&A expenses, as a percentage of net sales, increased to 70.4% for the six months ended June 30, 2003 from 61.6% for the six months ended June 30, 2002 due primarily to increased selling, general and administrative expense in the “Corporate, Unallocated and Other” segment.

      In Mexico, SG&A expenses for the six months ended June 30, 2003 decreased by $4.4 million, or 7.0% to $58.4 million, compared to $62.8 million for the six months ended June 30, 2002. SG&A expenses decreased, as a percentage of net sales, in Mexico to 48.6% for the six months ended June 30, 2003, compared to 49.1% for the six months ended June 30, 2002. The decrease in SG&A expenses as a percentage of net sales was primarily due to decreases in sales promotional expenses, distribution expenses and variable freight expenses, partially offset by increased override expenses. Override expenses increased as a percentage of net sales due to better collection of receivables.

      In the United States, SG&A expenses for the six months ended June 30, 2003 increased by $3.2 million, or 11.5% to $31.1 million from $27.9 million for the six months ended June 30, 2002. SG&A expenses, as a percentage of net sales, in the United States were 63.2% for the six months ended June 30, 2003 compared to 62.3% for the six months ended June 30, 2002. The increase in SG&A expenses as a percentage of net sales was primarily attributable to increased sales promotional and override expenses during the six months ended June 30, 2003 compared to the six months ended June 30, 2002. Sales promotional expenses increased due to more planned promotional spending in 2003 and the absence of expenses related to a General Division summer trip in 2002. Override expense increased because due to increased resale sales which qualify for commissions in 2003 compared to 2002.

      In Europe, SG&A expenses for the six months ended June 30, 2003 increased by $2.4 million, or 24.2% to $12.3 million from $9.9 million for the six months ended June 30, 2002. SG&A expenses, as a percentage of net sales, in Europe were 76.4% for the six months ended June 30, 2003, compared to 76.2% for the six months ended June 30, 2002. The increase in SG&A expenses as a percentage of net sales was due to increased sales promotional expenses in an effort to increase sponsoring and the consultant base, partially offset by decreased administrative expenses due to incrementally less expenses related to the reserve for uncollectible accounts in Italy and information technology expenses during the six months ended June 30, 2003 compared to the same period of the prior year.

      SG&A expenses in the other markets for the six months ended June 30, 2003 decreased by $3.5 million, or 32.1% compared to the six months ended June 30, 2002. As a percentage of net sales, SG&A expenses were 104.2% for the six months ended June 30, 2003, compared to 94.8% for the six months ended June 30, 2002. (See “Business Trends and Initiatives”).

      SG&A expenses in “Corporate, Unallocated and Other” increased $16.4 million primarily as the result of costs related to the refinancing of the Company recorded during the second quarter of 2003 and certain nonrecurring severance charges recorded during the six months ended June 30, 2003. During the six months ended June 30, 2003, the Company completed a recapitalization of its operations by issuing new debt (see “Liquidity and Capital Resources”).

      Restructuring and Impairment Charges. During the six months ended June 30, 2003, we recorded restructuring and impairment charges of $0.6 million related to its restructuring activities in Thailand and South America. Of the total restructuring and impairment charges, $0.3 million related to the impairment of certain fixed assets and $0.3 million related to severance charges.

      Exchange Gain (Loss). Our foreign exchange loss was $0.5 million for the six months ended June 30, 2003, compared to $5.4 million for the six months ended June 30, 2002, a decrease of $4.9 million or 90.7%. During the six months ended June 30, 2003, we recognized $1.8 million of exchange losses on the remeasurement of U.S. dollar-denominated debt. This loss was partially offset by $0.6 million of exchange gains related to option contracts and $0.7 million of exchange gains on other foreign currency transactions. During six months ended June 30, 2002, we recognized $1.4 million of exchange losses related to forward contracts, $0.9 million of exchange gains related to option contracts, $3.4 million of exchange losses on the remeasurement of U.S. dollar-denominated debt and $1.5 million of exchange losses on other foreign currency transactions.

      Interest Expense. Net interest expense (including amortization of deferred financing fees) for the six months ended June 30, 2003 increased to $7.2 million from $5.9 million for the six months ended June 30, 2002, an increase of $1.3 million, or 22.0%. The increase was primarily due to a greater average amount of debt outstanding during the six months ended June 30, 2003 compared to the six months ended June 30, 2002.

      Loss on Extinguishment of Debt. During the six months ended June 30, 2003, we repurchased the outstanding Old Notes in the aggregate principal amount of $75.2 million at a premium of approximately $4.4 million. Additionally, we repaid $7.4 million under the Old Credit Agreement and terminated the Old Credit Agreement. In connection with the redemption of the Old Notes and the termination of the Old Credit

Agreement, we wrote off approximately $2.2 million of capitalized deferred financing fees. The total expense related to the extinguishment of the debt was $6.6 million and was recorded during the six months ended June 30, 2003.

      Income Tax Expense. Income tax expense decreased to $1.6 million for the six months ended June 30, 2003 compared to $4.8 million, for the six months ended June 30, 2002, a decrease of $3.2 million, or 66.7%. During the six months ended June 30, 2003, we reported a pretax loss of $3.5 million and income tax expense of $1.6 million. Our Mexican subsidiaries reported pretax net income and income tax expense for the six months ended June 30, 2003. The income tax expense was partially offset by an income tax benefit in the United States subsidiary based on pretax net loss. Additionally, the European and other subsidiaries recorded valuation allowances against pretax net losses for the six months ended June 30, 2003. For the six months ended June 30, 2002, the effective tax rate was 25.1%. Our effective rate was less than the U.S. federal statutory rate primarily due to the release of $2.3 million of valuation allowances against certain deferred tax assets in the United States and the impact of the enactment of changes in Mexico’s future corporate statutory rates on net deferred tax liabilities of $1.2 million during the first quarter of 2002.

      Net (Loss) Income. Net loss was $5.1 million for the six months ended June 30, 2003, compared to net income of $13.9 million for the six months ended June 30, 2002, a $19.0 million unfavorable difference. The decrease in income was due to a $4.1 million decrease in gross profit, a $14.1 million increase in selling, general and administrative expenses, a $0.6 million restructuring and impairment charge, a $1.3 million increase in interest expense, a $6.6 million loss on extinguishment of debt, a $0.6 million unfavorable change in other, partially offset by a $4.9 million decrease in exchange loss, a $3.2 million decrease in income tax expense and the absence of $0.2 million in cumulative effect of accounting change in 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net Sales. Net sales for 2002 increased to $391.0 million from $376.2 million in 2001, an increase of $14.8 million, or 3.9%. In local currencies, net sales increased 7.6% in 2002 compared to 2001. The number of our average ending consultants worldwide increased 8.8% to approximately 394,000 consultants in 2002, an increase of 32,000 consultants over the 2001 average ending number of consultants. Consultant activity decreased approximately 1.6% as 49.0% of all consultants were considered active in 2002, compared to 49.7% in 2001. In general, consultants are considered to be active ordering consultants at any one time if they place an order within the month immediately preceding such time. Consultant productivity decreased 4.5% in 2002 compared to 2001, due primarily to weaker local currencies, partially offset by increased productivity in our United States market due to planned program changes.

      In Mexico, net sales, excluding intersegment sales, for 2002 increased to $251.6 million from $247.5 million in 2001, an increase of $4.1 million, or 1.7%. In local currency, net sales in Mexico increased 5.5% over net sales during 2001. The year-over-year increase was due to an increase in the average number of consultants, partially offset by reduced productivity. The reduction in productivity is partially due to weaker average exchange rates of the Mexican peso. In Mexico, the average number of consultants in 2002 increased to approximately 252,000, 9.9% over the 2001 average number of consultants. Consultant productivity decreased 7.5% in 2002 compared to 2001.

      In the United States, net sales, excluding intersegment sales, for 2002 increased to $92.1 million from $79.6 million in 2001, an increase of $12.5 million, or 15.7%. The U.S. selling market has established two distinct selling divisions to focus on the individual characteristics of the Hispanic Division and the General Division. The establishment of two distinct selling divisions allows us to focus on independent marketing strategies and to provide specialized recruiting, training and product offerings, which has contributed to the increased net sales. Sales in the Hispanic Division increased 19.7% to $61.2 million and sales in the General Division increased 8.6% to $30.9 million during 2002 compared to net sales in 2001. In the Hispanic Division, the year-over-year increase was driven by increases in the number of consultants, the number of active consultants and consultant productivity. In the General Division, the year-over-year increase was driven by an increase in consultant productivity, partially offset by a smaller consultant base. In the United States, the increased productivity was due to certain productivity-related changes in the program during the second quarter of 2002. In the Hispanic Division, the average number of consultants increased 12.1% to 39,000 compared to the 2001 average. Hispanic Division consultant productivity increased 6.8% in 2002 compared to 2001 productivity. Additionally, in 2002, consultant activity increased 6.3% in the Hispanic Division compared to 2001, with 60.7% of all consultants considered to be active in 2002. The Hispanic Division also reported increases in the number of leaders. A leader is defined as a consultant who sponsors a specific number of recruits and meets certain minimum sales levels. In the General Division, consultant productivity increased 16.5% and the average number of consultants decreased 6.8% to approximately 29,000 consultants in 2002.

      In Europe, net sales, excluding intersegment sales, for 2002 increased to $26.9 million from $26.4 million in 2001, an increase of $0.5 million, or 1.9%. Measured in local currencies, net sales in 2002 decreased 3.6% compared to net sales in 2001. The increase in net sales measured in U.S. dollars was the result of the strengthening of the euro and Swiss franc compared to the U.S. dollar, partially offset by a decrease in the average number of consultants, and reduced consultant productivity in local currencies. In Europe, the average number consultants decreased 2.6% to approximately 16,000 consultants. Consultant productivity increased 5.0% in 2002, compared to 2001, due to the strengthening of local currencies compared to the U.S. dollar. Measured in local currencies, consultant productivity decreased 1.1% in 2002 compared to 2001 productivity.

      Gross Profit. Gross profit in 2002 increased to $298.6 million from $289.2 million in 2001, an increase of $9.4 million, or 3.3%. Gross profit as a percentage of sales (gross margin) decreased to 76.4% from 76.9%.

      In Mexico, gross margin decreased nominally to 75.9% in 2002 compared to 76.0% in 2001 due primarily to incrementally greater charges related to the reserve for slow moving inventory in 2002, the weakening of the peso compared to the U.S. dollar, partially offset by a more favorable product mix. Excluding charges for the reserve for slow moving inventory in 2002, gross margin would have been approximately 76.3% in 2002, compared to 76.0% in 2001. The percentage of resale sales compared to total sales remained constant at approximately 91.0%.

      In the United States, gross margin remained constant at 77.0% between 2002 and 2001. In 2002, sales of new products contributed a greater gross margin compared to 2001. This was offset by a lower gross margin contribution from non-resale sale products. Charges for the reserve for slow moving inventory were relatively constant between 2002 and 2001.

      In Europe, gross margin in 2002 decreased to approximately 76.6% compared to 79.2% in 2001 primarily due to more aggressive promotional activity implemented in an effort to generate sales.

      Selling, General and Administrative Expenses. SG&A expenses in 2002 increased to $240.9 million from $232.9 million in 2001, an increase of $8.0 million, or 3.4%. SG&A expenses, as a percentage of net sales, decreased to 61.6% in 2002 from 62.0% in 2001, due to the discontinuation of amortization of goodwill and trademarks pursuant to SFAS No. 142. See “— New Accounting Pronouncements”. In 2001, we recorded $3.5 million of charges related to amortization of intangible assets.

      In Mexico, SG&A expenses increased to $124.8 million in 2002, from $116.8 million in 2001. As a percentage of net sales, SG&A expenses increased to 49.6% in 2002 compared to 47.2% in 2001. The primary factors for the increase in SG&A expenses as a percentage of net sales were selling expenses, variable freight expenses and administrative expenses. Selling expenses increased due primarily to an increase in the number of regional sales managers. As a percentage of net sales, variable freight expenses increased 1.1% due to increased orders and higher average packaging costs. Administrative expenses increased primarily due an additional $3.4 million of bad debt expense in 2002, compared to 2001, due to declining consultant liquidity as a result of the general economic condition. Excluding the charge for bad debt expense, administrative expense was relatively constant as a percentage of sales in 2002 and 2001.

      In the United States, SG&A expenses increased to $55.3 million in 2002 from $49.7 million in 2001, an increase of $5.6 million, or 11.3%. However, as a percentage of net sales, SG&A expenses decreased to 60.0% from 62.4% primarily due to decreases in sales promotional expenses and administrative expenses. Sales promotional expenses decreased as a percentage of net sales due to the mix of events. Administrative expenses decreased as a percentage of net sales due to an increase in net sales as most of these expenses are fixed. However, administrative expenses were relatively constant in total. In the year 2002, we incurred $1.5 million of transaction related fees. In 1998, we incurred $1.1 million related to transaction fees in connection with the acquisition from Gillette. We had $0.0 in transaction related costs in 1999, 2000 and 2001. Certain other variable expenses, such as period distribution and freight out, increased in total in 2002, but were relatively constant as a percentage of net sales.

      In Europe, SG&A expenses increased to $19.4 million in 2002 from $19.1 million in 2001, an increase of $0.3 million. As a percentage of net sales, SG&A expenses decreased to 72.1% in 2002 from 72.3% in 2001. Administrative expenses increased as a percentage of net sales and in total due to larger charges related to the reserve for uncollectible accounts in Italy and incrementally higher information technology expenses in Germany in 2002 compared to 2001. The increase in administrative expenses, as a percentage of net sales, was offset by reduced sales promotional and override expenses, as a percentage of net sales, in 2002 compared to 2001.

      SG&A expenses in South America and Thailand decreased to $20.3 million in 2002, compared to $22.2 million in 2001, primarily due to the favorable impact on expenses of currency devaluation of South American currencies compared to the U.S. dollar, and decreased incremental charges related to the reserve for uncollectible accounts in our Brazilian subsidiary in 2002 compared to 2001. SG&A expenses in the corporate, unallocated and other categories decreased $4.0 million in 2002, compared to 2001, primarily due to the discontinuation of intangible amortization pursuant to SFAS No. 142 and administrative cost savings in our corporate headquarters. During 2001, we wrote off $0.2 million of intangible assets as we determined that the undiscounted cash flows were less than the carrying amount of the assets due to a downturn in the political and economic environment of Argentina. This item, combined with the $0.1 million loss on sale of assets noted on the face of the income statement, yields a total of $0.3 million of loss on sale or write-down of assets in 2001.

      Exchange Gain or Loss. Our net foreign exchange loss in 2002 was $11.2 million compared to $9.7 million in 2001, an increase in exchange losses of $1.5 million, or 15.5%. Our foreign exchange gains and losses primarily result from our operations in Mexico and South America. The net exchange loss has three primary elements: gains or losses on forward currency and option contracts, unrealized and realized gains or losses on the remeasurement of U.S. dollar-denominated debt, and gains or losses on transactions denominated in foreign currencies.

      In 2002, we continued to use forward contracts to protect against potential devaluation of the Mexican peso by selling Mexican pesos and buying U.S. dollars. Additionally, during 2002, we modified our hedging program to include the use of foreign currency option contracts (“option contracts” or “options”) to hedge foreign currency exposures to the Mexican peso. In order to execute the option contracts and to offset the current outstanding forward contracts to sell Mexican pesos, we entered into forward contracts to buy Mexican pesos. We purchase exchange rate put options which give us the right, but not the obligation, to sell Mexican pesos at a specified U.S. dollar exchange rate (“strike rate”). The option contracts provide protection in the event the Mexican peso weakens beyond the option strike rate. In conjunction with the put options, and as part of a zero-cost option collar structure, we sold Mexican peso call options, which give the counterparty the right, but not the obligation, to buy Mexican pesos from us at a specified strike rate. The effect of these contracts would be to limit the benefit we would otherwise derive from the strengthening of the Mexican peso beyond the strike rate.

      During 2002, we recognized $2.6 million of exchange losses related to forward contracts and $0.9 million of exchange gains related to option contracts (including the reclassification of other comprehensive loss into exchange loss). As we utilize hedge accounting pursuant to SFAS No. 133 for forward and option contracts to hedge certain forecasted transactions, certain losses are deferred as a separate component of other comprehensive loss and are recognized in income at the same time that the underlying hedged exposure is recognized in income. As of December 31, 2001, we had deferred losses of $3.7 million as a component of other comprehensive loss. During 2002, we deferred an additional $1.8 million of losses on forward exchange contracts and $1.3 million of exchange gains on option contracts as a component of other comprehensive loss. Pursuant to SFAS No. 133, the losses and gains are recognized into income at the same time that the underlying hedged exposure is recognized in income. During the year ended December 31, 2002, we reclassified $1.6 million of losses on forward contracts and $0.5 million of exchange gains on option contracts from other comprehensive loss into exchange loss on the consolidated statement of income. Additionally, during the year ended December 31, 2002, we reclassified $3.1 million of losses on forward contracts and $0.4 million of exchange gains on option contracts from other comprehensive loss into cost of sales in the consolidated statements of income.

      During 2002, the Mexican peso devalued 13.5%, which resulted in a $5.2 million loss on the remeasurement of U.S. dollar-denominated debt, most of which was unrealized. We recognized $4.3 million of other exchange losses on other foreign currency transactions, most of which was unrealized, primarily due to the weakening of the South American currencies.

      During 2001, we recognized a total of $12.2 million of exchange losses related to forward contracts (including the reclassification of other comprehensive loss into exchange loss). During 2001, we deferred $5.5 million of losses as a component of other comprehensive loss pursuant to SFAS No. 133. Of this $5.5 million, $0.8 million was recognized as a component of exchange loss and $1.0 million was recognized as cost of sales, in the consolidated statements of operations, resulting in $3.7 million of exchange losses deferred as a component of other comprehensive loss at December 31, 2001. As the Mexican peso strengthened in 2001, we recognized $2.8 million of exchange gains on the remeasurement of U.S. dollar-denominated debt in 2001. Additionally, we recognized $0.3 million of net exchange losses on other transactions denominated in foreign currencies.

      Interest Expense. Interest expense decreased to $11.4 million in 2002 from $13.3 million in 2001, a decrease of $1.9 million, or 14.3%. The decrease was due to a lower debt balance, as total debt decreased approximately $8.7 million in 2002 from 2001, and lower average interest rates. Interest rates on Libor based borrowings decreased from 3.6% at December 31, 2001 to 3.1% at December 31, 2002.

      Income Tax Expense. Income tax expense decreased to $16.3 million in 2002 from $17.4 million in 2001, a decrease of $1.1 million, or 6.3%. Our effective income tax rate decreased to 46.4% in 2002 from 52.5% in 2001. The reduced effective tax rate was primarily the result of the release of valuation allowances against certain deferred tax assets in the United States and the impact of the enactment of changes in Mexico’s future corporate statutory rates on net deferred tax liabilities partially offset by valuation allowances against certain pretax expenses in the United States. Excluding the impact of the release of the valuation allowance of $2.3 million and the impact of the enactment of changes in the Mexico rate of $1.2 million, the effective tax rate would have been 56.4% in 2002.

      Net Income. Net income increased to $18.8 million in 2002 from $15.8 million in 2001, an increase of $3.0 million, or 19.0%. The increase was due to a $9.4 million increase in gross profit, a $0.2 million favorable change in loss(gain) on sale of assets, a $1.9 million decrease in interest expense, a $0.2 million favorable change in other income (expense), a $1.1 million decrease in tax expense, offset by a $8.0 million increase in selling, general and administrative expenses, a $1.5 million increase in exchange loss and $0.2 million loss on the cumulative effect of accounting change, compared to a $0.1 million gain on the cumulative effect of accounting change in the prior year.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Net Sales. Net sales for 2001 increased to $376.2 million from $321.2 million in 2000, an increase of $55.0 million, or 17.1%. Our average ending number of consultants worldwide increased 17.9% to approximately 362,000 consultants in 2001, an increase of 55,000 consultants over the 2000 average. Our consultant productivity decreased 0.6% between 2001 and 2000. Consultant productivity in Mexico increased 3.5%.

      In Mexico, net sales, excluding intersegment sales, for 2001 increased to $247.5 million from $199.8 million in 2000, an increase of $47.7 million, or 23.9%. Sales in Mexico in local currency increased by 22.3% over 2000 net sales. The year-to-year increase was driven by an increase in the average number of consultants, an increase in consultant productivity and an increase in average consultant branches, or leaders. Mexico defines a branch or leader as a consultant with twelve or more active consultants in her downline. The average number of leaders in 2001 increased 20.4% compared to the 2000 average. In Mexico, the average number of consultants in 2001 increased to approximately 229,000, or 19.6% over the 2000 average.

      In the United States, net sales, excluding intersegment sales, for 2001 increased to $79.6 million from $74.1 million in 2000, an increase of $5.5 million, or 7.4%. During the latter part of 2000, the U.S. business established two distinct selling divisions to focus on the individual characteristics of the Hispanic Division and the General Division. The focus on the distinct needs of the consultants in each of the selling divisions contributed to the overall sales increase. Net sales in the Hispanic Division increased 8.1% and net sales in the General Division increased 6.4% compared to 2000 sales. The year-to-year increase was also driven by an overall increase in the number of consultants and an increase in the percentage of active consultants, partially offset by a decrease in productivity. In the United States, the average number of consultants in 2001 increased to approximately 66,000, or 7.8% above the 2000 average. The percentage of ordering consultants increased to 53.5% of all consultants, as compared to 49.6% in 2000. Consultant productivity decreased 7.0% over consultant productivity in 2000.

      In Europe, net sales, excluding intersegment sales, for 2001 decreased to $26.4 million from $26.9 million in 2000, a decrease of $0.5 million, or 1.9%. The decline in net sales is primarily attributed to unfavorable exchange rates due to the weakening of local currency compared to the U.S. dollar. If exchange rates remained constant between 2000 and 2001, net sales would have increased nominally. In Europe, the average number of consultants was relatively consistent at an average of 17,000 consultants each year.

      Gross Profit. Gross profit in 2001 increased to $289.2 million from $241.7 million in 2000, an increase of $47.5 million, or 19.7%. Gross profit as a percentage of sales (gross margin) increased to 76.9% in 2001 from 75.2% in 2000.

      In Mexico, gross margin improved primarily due to reduced product costs, while prices increased in line with inflation. During 2001, the peso strengthened 5.2% compared to the U.S. dollar in 2000. The strengthening of the peso resulted in reduced product costs as we benefited from foreign currency gains as some inventory and components are purchased in U.S. dollar-denominated transactions. These gains were partially offset by derivative losses on forward contracts used to purchase inventory and accounted for using hedge accounting. Mexico’s fourth quarter 2000 gross margin included certain adjustments related to changes in cost accounting estimates, totaling $3 million. These changes resulted in increased margins of 76.3% in the fourth quarter of 2001 compared to 67.3% in the fourth quarter of 2000 and 76.0% for the year ended December 31, 2001 compared to 75.6% for the year ended December 31, 2000.

      In the United States, the gross margin decreased as a result of a more aggressive promotional mix. In 2001, the U.S. business sold less regular resale items and more promotional and non-resale items. In 2001, 53.3% of resale items sold were promotional products, compared to 45.0% in 2000. Regular resale items typically contribute a greater margin than promotional or non-resale items.

      In Europe, gross margin in 2001 increased to approximately 79.2% compared to 76.6% in 2000 primarily due to the favorable impact of exchange rates on product costs.

      Selling, General and Administrative Expenses. SG&A expenses in 2001 increased to $232.9 million from $196.6 million in 2000, an increase of $36.3 million, or 18.5%. SG&A as a percentage of net sales increased in 2001 to 62% from 61.2% in 2000.

      In Mexico, SG&A as a percentage of net sales increased to 47.2% for 2001 compared to 43.3% in 2000. The primary factors for the increase in SG&A as a percentage of net sales were sales promotional expenses, distribution costs and administrative expenses. Sales promotional expenses increased because there was additional promotional activity in 2001 in an effort to generate sales. Distribution costs increased proportionally more than sales due to the shipment of more small packages. Administrative expense increased primarily due to additional expenses related to reserves for uncollectible accounts receivable. Due to declining consultant liquidity, Mexico charged $7.7 million to bad debt expense during 2001, of which $3.8 million was charged during the fourth quarter.

      In the United States, SG&A, as a percentage of net sales, decreased to 62.4% from 63.3%. Selling expenses increased proportionally more than sales due to the implementation of the expanded e-commerce platform in 2001. In 2001, there was approximately $1.2 million of increased incremental e-commerce related expenses. The percentage increase in selling expenses was partially offset by a decrease in sales promotional expense and administrative expense, as a percentage of net sales. Expenditures on major events were scaled back, which resulted in a decrease in sales promotional expenses, and cost savings measures were employed in 2001 in an effort to reduce administrative expense.

      In Europe, SG&A expenses in 2001 decreased to 72.3% of net sales compared to 75.5% in 2000, primarily as a result of our repositioning and restructuring activities in Europe in the second half of 2000.

      Developing markets, particularly Brazil, incurred additional SG&A expenses in 2001 compared to 2000 due to the growing nature of the business and an increase in the allowance for bad debts as a result of declining consultant liquidity and economic difficulties. Corporate expenses increased $1.8 million because of increased compensation expenses in 2001, primarily related to bonuses, compared to 2000 and increased infrastructure expenses to support the growing business.

      Restructuring and Impairment Charges. There were no restructuring and impairment charges for 2001 compared to $2.6 million for 2000. In 2000, we recorded approximately $1.6 million of restructuring charges and approximately $1.0 million of asset impairment charges. The restructuring charges in 2000 related to our repositioning activities in Europe, and consisted primarily of severance costs. The asset impairment charges consisted of approximately $0.3 million related to our repositioning activities in Europe (for a total of $1.9 million for European restructuring in 2000) and approximately $0.7 million relating to the writedown of certain capitalized computer software costs in the United States. There were $0.0 charges for European restructuring in each of years 1998, 1999 and 2001. This $0.7 million, together with the $0.1 million of loss on sale of fixed assets noted on the face of the income statement, yields a total of $0.8 million of total loss on sale or write-down of assets in 2000. Such losses were $0.0 in each of 1998 and 1999. In 2000, we consolidated the sales support and administrative functions for Austria, Italy, and the Netherlands in Germany. Field sales personnel continue to perform sales and marketing functions in those locations. We ceased our Poland operation, and began serving that territory through a distributor in 2001. In 1999, we incurred $2.7 million of restructuring costs related to the closure of our U.S. factory. Restructuring costs related to this closure were incurred in 1999 only, and were $0.0 for each of years 1998, 2000 and 2001.

      Exchange Gain or Loss. Our net foreign exchange loss in 2001 was $9.7 million compared to $11.7 million in 2000, a decrease in exchange loss of $2.0 million. Our foreign exchange gains and losses primarily result from our operations in Mexico. The net exchange loss has three primary elements: gains or losses on forward currency contracts, unrealized and realized gains or losses on the remeasurement of U.S. dollar-denominated debt, and gains or losses on transactions denominated in foreign currencies.

      Effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires such instruments to be measured and recorded at fair value. The derivative instruments we utilized did not qualify for hedge accounting under applicable standards prior to adoption of SFAS No. 133, and accordingly such instruments were marked-to-market with gains and losses included as a component of exchange loss in the statement of operations for the year ended December 31, 2000. Under SFAS No. 133, certain derivative contracts do not qualify for hedge accounting and the resulting fair value is recorded as a component of exchange loss. Under SFAS No. 133, our use of forward contracts and option contracts to hedge certain forecasted transactions qualified for hedge accounting as of January 2001. Unrealized gains and losses from such derivative instruments are deferred as a separate component of other comprehensive income, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from certain forward exchange contracts with the corresponding gains and losses generated by the underlying hedged transaction. We had unrealized foreign exchange and hedging gains of $2.4 million, and $0.7 million in 1999 and 2001, respectively, and incurred a loss of $2.9 million in 2000. We had $0.0 unrealized foreign exchange gains or losses in 1998.

      In 2001, we continued to use forward contracts to protect against potential devaluation of the Mexican peso by selling Mexican pesos and buying U.S. dollars. Throughout 2001, the forward currency contract pricing reflected the market’s expectation that the peso would devalue relative to the dollar. However, in 2001, the peso to U.S. dollar exchange rate strengthened, resulting in exchange losses of $12.2 million related to forward contracts. Upon implementation of SFAS 133 on January 1, 2001, we had certain forward contracts not designated as hedges. During 2001, we recognized foreign exchange losses totaling $11.4 million on certain forward contracts not designated as hedges under SFAS No. 133. As we utilized hedge accounting pursuant to SFAS No. 133 for forward contracts to hedge certain forecasted transactions, certain losses were deferred as a separate component of other comprehensive income and recognized in income at the same time that the underlying hedged exposure was recognized in income. During 2001, $5.5 million of losses were deferred and $0.8 million was recognized as a component of exchange loss and $1.0 million was recognized as cost of sales, resulting in $3.7 million of exchange losses deferred as a component of other comprehensive income at December 31, 2001. The contracts were remeasured each month and the fair value of the contracts was included in current liabilities. As the Mexican peso strengthened in 2001, we recognized $2.8 million of exchange gains on the remeasurement of U.S. dollar-denominated debt in 2001. Additionally, we recognized $0.3 million of net unrealized and realized exchange losses on other transactions denominated in foreign currencies.

      In 2000, the peso to U.S. dollar exchange rate was stable, resulting in $10.0 million of exchange losses on forward contracts. The remeasurement of U.S. dollar-denominated debt in 2000 resulted in an exchange loss of $0.7 million, as the peso weakened against the U.S. dollar at year-end. Net realized and unrealized losses on other foreign currency transactions in Mexico were $0.6 million.

      Interest Expense. Interest expense decreased to $13.3 million in 2001 from $15.7 million in 2000, a decrease of $2.4 million, or 15.3%. The decrease was due to a lower debt balance, as total debt decreased approximately $15.9 million from 2000 to 2001, and lower average interest rates.

      Other Income (Expense). Other expense in 2001 was nominal compared to other income for 2000 of $1.6 million, which consisted primarily of income related to the recovery of the effect of inflation from a receivable due from the Mexican government related to taxes.

      Income Tax Expense. Income tax expense increased to $17.4 million in 2001 from $9.8 million in 2000, an increase of $7.6 million, or 78.0%. The increase in income tax expense is the result of increased income generated by Jafra Mexico and Jafra US in 2001 compared to 2000 and approximately $0.6 million of tax provision related to certain tax adjustments in Europe. In 2001, our effective income tax rate decreased to 52.5% from a 59.9% effective income tax rate in 2000. The decrease in the effective income tax rate was driven by taxable income generated by our European subsidiary in 2001, compared to a tax loss without any tax benefit in 2000. This decrease in the effective income tax rate was partially offset by higher effective income tax rates in Jafra Mexico and Jafra US.

      Net Income. Net income increased to $15.8 million in 2001 from $6.3 million in 2000, an increase of $9.5 million, or 150.8%. The increase was due to a $47.5 million increase in gross profit, a $2.6 million decrease in restructuring and impairment charges, a $2.0 million decrease in exchange loss, a $2.4 million decrease in interest expense, a $0.5 million decrease in loss on early extinguishment of debt and a $0.1 million gain on the cumulative effect of accounting change, net of tax, partially offset by a $36.3 million increase in selling, general and administrative expenses, a $1.7 million decrease in other income (expense), and a $7.6 million increase in income tax expense.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) approved two new statements: SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment at least annually. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001 for all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. We adopted SFAS No. 142 on January 1, 2002. In accordance with such adoption, we identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. Prior to June 30, 2002, we completed the transitional goodwill impairment test required by SFAS No. 142. Due to general market uncertainty in Colombia, we revised our projections and recorded an impairment loss of $0.2 million associated with our Colombia reporting unit. The impairment loss has been recorded as a cumulative effect of accounting change in the accompanying consolidated statements of income. No other impairment was identified in connection with the annual impairment test. The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in millions):

	United			All	Consolidated
Goodwill	States	Mexico	Europe	Others	Total

Balance as of December 31, 2001	$32.2	$32.4	$5.9	$0.6	$71.1
Translation effect	—	(3.9)	(0.6)	(0.1)	(4.6)
Impairment losses	—	—	—	(0.2)	(0.2)

Balance as of December 31, 2002	$32.2	$28.5	$5.3	$0.3	$66.3

      Our other intangible assets consist of trademarks. During the year ended December 31, 2002, we determined trademarks to have an indefinite life and performed the transitional impairment test as required under SFAS No. 142. Based upon the transitional and annual test, we determined that there was no impairment of trademarks. The carrying value of trademarks was $44.6 million as of December 31, 2002.

      In accordance with SFAS No. 142, we discontinued amortization of goodwill and other intangible assets with an indefinite life. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of the related income tax effects, where applicable, is as follows (in millions):

	Years Ended
	December 31,

	2000	2001	2002

Net income	$6.3	$15.8	$18.8
Goodwill amortization, net of tax	1.9	1.8	—
Trademark amortization, net of tax	0.9	0.8	—

Adjusted net income	$9.1	$18.4	$18.8

      In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” This new guidance provides that consideration from a vendor to a reseller is generally presumed to be a reduction of the selling prices of the vendor’s products, and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement. On January 1, 2002, we adopted EITF Issue No. 01-9 and reclassified commissions paid to consultants of $3.9 million and $3.4 million on their personal sales, previously reported as a component of selling, general and administrative expenses, as a reduction in net sales and selling, general and administrative expenses for the years ended December 31, 2001 and 2000, respectively.

      On January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on our financial position or results of operations.

      On January 1, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Corrections”. This statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of

SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, we reclassified any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item.

      On January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which did not result in any material impact to our consolidated statements of income. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”

      During 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transaction and Disclosure, an amendment to FASB Statement No. 123.” This Statement requires more extensive disclosure, including interim disclosure, related to stock based compensation for all companies and permits additional transition methods for companies that elect to use the fair value method for employee stock compensation. This statement is effective for fiscal years ending after December 15, 2002. We adopted the disclosure requirements of SFAS No. 148 without material impact on our results of operations or financial position. (See footnote 13 in the accompanying footnotes to the audited consolidated financial statements of CDRJ Investments (Lux) S.A. and subsidiaries.)

Critical Accounting Policies and Estimates

      Management’s Discussion and Analysis of Financial Condition and Results of Operations are based on our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. These principles require the appropriate application of certain accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in our consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from management’s estimates. Such differences could be material to the consolidated financial statements.

      We believe that the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, the application of accounting policies has been appropriate, and actual results have not differed materially from those determined using necessary estimates.

      Our accounting policies are more fully described in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. Certain critical accounting policies are described below.

      Accounts Receivable. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of consultants to make payments. An allowance is calculated based on historical experience and the age of the outstanding receivables. If the financial condition of consultants were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

      Inventory Obsolescence. We write down our inventory to provide for estimated obsolete or unsalable inventory based on assumptions about future demand for our products. If future demand is less favorable than our assumptions, additional inventory write-downs may be required. Likewise, favorable future demand and market conditions could positively impact future operating results if inventory that has been written-down is sold.

      Foreign Currency Contracts. We enter into foreign currency forward and option contracts to reduce the effect of adverse exchange rate fluctuations in the exchange rate of the Mexican peso to the U.S. dollar. We place forward and option contracts based on our forecasted cash outflows from Jafra S.A. over a rolling twelve-month period and do not hedge transactions that are not included in the twelve-month forecast on the date the forward or option contract is initiated. As a matter of policy, we do not hold or issue forward or option contracts for trading or speculative purposes nor do we enter into contracts or agreements containing “embedded” derivative features or involving leveraged derivatives. If the Mexican peso were to significantly strengthen during the year compared to the U.S. dollar, we may incur additional losses on option contracts open as of the balance sheet date. See “— Interest Rate Risk” and “— Foreign Currency Risk”.

      Contingencies. We account for contingencies in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies”. SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and income tax matters requires management to use judgment. Many of these legal and tax contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. We believe that the accruals for these matters are adequate.

      Income Taxes. Deferred income tax assets have been established for net operating loss carryforwards of certain foreign subsidiaries and foreign tax credits originating in the United States, which are reduced by a valuation allowance. The net operating loss carryforwards expire in varying amounts over a future period of time. Realization of the income tax carryforwards is dependent on generating sufficient taxable income prior to expiration of the carryforwards. Although realization is not assured, management believes it is more likely than not that the net carrying value of the income tax carryforwards will be realized. The amount of the income tax carryforwards that is considered realizable, however, could change if estimates of future taxable income during the carryforward period are adjusted.

      Impairment of Long-Lived Assets and Goodwill. Long-lived assets are reviewed for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, we will recognize an impairment loss, measured by the future discounted cash flow method. Goodwill is evaluated for impairment based on SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment annually.

Liquidity and Capital Resources

Overview

      We have historically funded expenditures for operations, administrative expenses, capital expenditures and debt service obligations with internally generated funds from operations, with working capital needs being satisfied from time to time with borrowings under our old credit agreement. We believe that we will be able to meet our debt service obligations and fund our operating requirements in the future with cash flow from operations and borrowings under the new senior secured credit facilities, although no assurance can be given in this regard. We continue to focus on working capital management, including the collection of accounts receivable, decreasing inventory levels, and management of accounts payable.

Liquidity

      On May 20, 2003, Jafra US and Jafra Distribution (Mexico) (collectively “the Issuers”) issued $200 million aggregate principal amount of 10  3/4% Senior Subordinated Notes due 2011 (our “new notes”) pursuant to an indenture dated May 20, 2003 (our “Indenture”) and entered into a $90 million senior credit agreement (our “Senior Credit Agreement”). The new notes represent the several obligations of Jafra US and Jafra Distribution (Mexico) in the amount of $80 million and $120 million, respectively. The new notes mature in 2011 and bear a fixed interest rate of 10  3/4% payable semi-annually.

      Jafra US is a direct wholly-owned subsidiary of Jafra Worldwide and Jafra Distribution (Mexico) is an indirect wholly-owned subsidiary of Jafra Worldwide. Jafra Worldwide has fully and unconditionally guaranteed the obligations under the new notes on a senior subordinated basis on the terms provided in the

Indenture governing the new notes. The Issuers have fully and unconditionally guaranteed the obligations of the other under the new notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Each existing and subsequently acquired or organized U.S. subsidiary of Jafra US will be required to fully and unconditionally guarantee the U.S. portion of new notes jointly and severally, on a senior subordinated basis. Each acquired or organized Mexican subsidiary of Jafra Distribution (Mexico) will also be required to fully and unconditionally guarantee the Mexican portion of the new notes jointly and severally, on a senior subordinated basis. Jafra Distribution (Mexico) currently has no Mexican subsidiaries. Jafra Mexico has also fully and unconditionally guaranteed the obligation of Jafra Distribution (Mexico) under the new notes. Each existing and subsequently acquired or organized subsidiary of Jafra Mexico will also be required to fully and unconditionally guarantee the Mexican portion of the new notes jointly and severally, on a senior subordinated basis.

      The new notes are unsecured and are generally not redeemable for four years. Thereafter, the notes will be redeemable on a pro rata basis at premiums declining to par in the sixth year. Prior to May 16, 2006, the Issuers at their option may concurrently redeem the new notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the new notes, with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more equity offerings, at a redemption price of 110.75% plus accrued interest.

      In addition, the Issuers entered into the Senior Credit Agreement, which provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a $50 million senior secured term loan facility maturing in 2008 and a $40 million senior secured revolving credit facility, also maturing in 2008, of which $20 million is available as letters of credit. The Senior Credit Agreement is allocated 40% to Jafra US and 60% to Jafra Distribution (Mexico). On May 20, 2003, Jafra US borrowed $20 million and Jafra Distribution (Mexico) borrowed $30 million of the loans under the term facility. No amounts were outstanding under the revolving credit facility at June 30, 2003. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over five years through May 20, 2008. Borrowings under the revolving credit facility mature on May 20, 2008. Borrowings under the Senior Credit Agreement bear interest at an annual rate of LIBOR plus a margin not to exceed 4.00% or an alternate base rate plus an applicable margin not to exceed 3.00%. The interest rate in effect at June 30, 2003 was 5.3% for LIBOR borrowings and 7.3% for Prime based borrowings. Borrowings under the Senior Credit Agreement are secured by substantially all of the assets of Jafra US and Jafra Distribution (Mexico).

      Both the Indenture and the Senior Credit Agreement contain certain covenants that limit our ability to incur additional indebtedness, pay cash dividends and make certain other payments. These covenants also require us to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio. As of June 30, 2003, we were in compliance with all debt covenants.

      On May 23, 2003, with proceeds from the issuance of our new notes and borrowings under the Senior Credit Agreement, Jafra US and Jafra Mexico redeemed our old notes in the aggregate outstanding principal amount of $75.2 million at a premium of approximately $4.4 million. Additionally, Jafra US and Jafra Mexico repaid $7.4 million under the Old Credit Agreement and terminated the Old Credit Agreement. In connection with the redemption of our old notes and the termination of our Old Credit Agreement, we wrote off approximately $2.2 million of capitalized deferred financing fees. Total costs related to the redemption of our old notes and the repayment of amounts outstanding under our Old Credit Agreement were $6.6 million and were recorded as a component of net (loss) income on the accompanying consolidated statements of operations.

      After the redemption of our old notes and repayment of all outstanding amounts under our Old Credit Agreement, our shareholders resolved to liquidate CDRJ Investments (Lux) S.A., our former parent company. As a result, CDRJ Investments (Lux) S.A. made an initial liquidating distribution of $157.6 million to our shareholders of record at May 20, 2003. Additionally, we reserved $1.4 million to pay expenses associated with the liquidation, any remaining amounts of which will be distributed to our shareholders at the conclusion of the liquidation. Jafra US also made a special payment to the holders of our options and certain members of management and non-employee directors.

      We capitalized $13.9 million of costs related to the issuance of the new notes and the Senior Credit Agreement as deferred financing fees. These capitalized expenses are being amortized equitably over the term of the new notes and the Senior Credit Agreement. As of June 30, 2003, approximately $0.2 million of the deferred financing fees were amortized.

      Jafra Mexico was party to an unsecured bank loan agreement. As of June 30, 2003, Jafra Mexico repaid all amounts outstanding under the bank loan agreement and subsequently terminated the agreement.

Schedule of Debt and Operating Lease Obligations

      The following schedules detail the payment schedule for debt and operating lease obligations as of December 31, 2002 on an actual basis and on a pro forma basis, assuming the Transactions occurred as of that date:

Payments Due by Period

As of December 31, 2002

Actual Contractual Obligations	Total	2003	2004-2005	2006-2007	Thereafter

	(Dollars in thousands)
11 3/4% Senior Subordinated Notes due 2008	$75,180	$—	$—	$—	$75,180
Old term facility	8,375	5,875	2,500	—	—
Old revolving credit facility	—	—	—	—	—
Old unsecured bank facility	828	614	214	—	—
Operating leases	18,848	3,481	7,663	7,177	167

Payments Due by Period

(Pro forma as of December 31, 2002)

Contractual Obligations	Total	2003	2004-2005	2006-2007	Thereafter

	(Dollars in thousands)
10 3/4% Senior Subordinated Notes due 2011 offered hereby	$200,000	$—	$—	$—	$200,000
New senior secured term facility	50,000	2,500	17,500	22,500	7,500
New revolving credit facility	—	—	—	—	—
Existing unsecured bank facility	828	614	214	—	—
Operating leases	18,848	3,481	7,663	7,177	167

      We believe, but no assurance can be given, that our existing cash, cash flow from operations and availability under the new senior secured credit facilities provide sufficient liquidity to meet our cash requirements and working capital needs over the next year. In certain foreign markets, we have seen evidence of reduced ability of our consultants to purchase our products, which we refer to as reduced consultant liquidity. Reduced consultant liquidity could result in future reduced cash flows from operations, which may require us to use available funds under the senior secured credit facilities.

Outsourcing of Manufacturing Functions

      We entered into a manufacturing agreement, dated as of June 10, 1999, with a third-party contractor. Subject to the terms and conditions of the manufacturing agreement, the contractor has agreed to manufacture all of our requirements for certain cosmetic and skin care products for an initial term of five years expiring in 2004. Following the expiration of the initial five-year term, the manufacturing agreement will be automatically extended for additional one-year terms unless terminated by six months’ prior written notice by either party. The manufacturing agreement provides for price renegotiations by the contractor if our quarterly or annual purchase volume falls below specified minimums. The manufacturing agreement requires the contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the contractor. In addition, we are obligated to purchase materials acquired by the contractor based upon product forecasts provided by us if the contractor is unable to sell such materials to a third party. There have been no such purchases to date. The contractor is responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions.

      During the fourth quarter of 2000, the contractor obtained $1.0 million of advances from us in exchange for an unsecured promissory note. The note bears interest at an annual rate of 9% and is payable in monthly installments commencing on February 15, 2001. In April 2002, the unsecured promissory note was amended to advance an additional $0.3 million to the contractor. At December 31, 2002, approximately $0.1 million of the note was outstanding and was included in receivables in the accompanying consolidated balance sheets.

Restructuring Activities

      During 2000, we paid out approximately $1.0 million in charges related to year 2000 repositioning activities in Europe consisting primarily of severance costs. During 2002, the remaining $0.2 million was paid out against the remaining accrual. During the six months ended June 30, 2003, we recorded $0.6 million of restructuring and impairment charges relating to our restructuring activities in South America and Thailand. Approximately $0.3 million of impairment charges were recorded for certain fixed assets in Thailand. The carrying value of the fixed assets does not appear to be recoverable based on undiscounted cash flows. We recorded an impairment charge for the difference between the carrying value of the assets and the fair market value. The remaining charges related to severance expenses. All amounts were paid out during the six months ended June 30, 2003.

Cash Flows

      Net cash used in operating activities was $3.3 million for the six months ended June 30, 2003 compared to net cash provided by operating activities of $12.0 million for the six months ended June 30, 2002, a $15.3 million change. Net cash used in operating activities for six months ended June 30, 2003 consisted of $6.2 million provided by net income plus depreciation, amortization, and other non-cash items included in net income, offset by $9.5 million used in changes in operating assets and liabilities. The significant elements of net cash used in changes in operating assets and liabilities during the six months ended June 30, 2003 were an increase in prepaid and other assets of $4.1 million, an increase in inventories of $3.3 million, and increase in receivables of $1.4 million.

      Net cash provided by operating activities was $43.1 million for the year ended December 31, 2002, consisting of $48.0 million provided by net income adjusted for depreciation and other non-cash items included in net income, less $4.9 million used in changes in operating assets and liabilities. The significant elements of the net cash used in changes in operating assets and liabilities were a $14.3 million increase in accounts receivable, partially offset by $5.7 million increase in prepaid expenses and other current assets, and $1.8 million increase in other non-current assets. Net cash provided by operating activities was $30.1 million for the year ended December 31, 2001, consisting of $36.8 million provided by net income adjusted for depreciation, amortization, and other non-cash items included in net income, less $6.7 million used in changes in operating assets and liabilities. The significant elements of the net cash used in changes in operating assets and liabilities in 2001 were a $15.8 million increase in accounts receivable and a $1.0 million decrease in accounts payable and accrued liabilities, partially offset by a reduction of $2.8 million in prepaid expenses and other current assets and a $7.4 million increase in income tax payable/prepaid.

      Net cash used in investing activities was $3.1 million for the six months ended June 30, 2003, of which $2.7 million was used for capital expenditures. Capital expenditures in 2003 are expected to be approximately $13.0 million.

      Net cash used in investing activities was $11.3 million for the year ended December 31, 2002, compared to $11.7 million for the year ended December 31, 2001, a decrease of $0.4 million. In 2002, investing activities consisted primarily of capital expenditures of $11.0 million, primarily in our United States and Mexico subsidiaries. A significant portion of the 2002 capital expenditures related to information technology and production equipment. In 2001, investing activities consisted primarily of capital expenditures of $5.1 million in Jafra US, $6.0 million in Jafra Mexico, and $0.3 million in other subsidiaries.

      Capital expenditures in 2003 are expected to be approximately $13.0 million, comprised of approximately $4.5 million of information technology expenditures and $5.9 million of production equipment expenditures. These capital expenditures will be funded by cash from operations or borrowings under the revolving credit facility.

      Net cash used in financing activities was $7.3 million for the six months ended June 30, 2003, and consisted of $200.0 million of issuance of new subordinated notes, $50.0 million of new term loan, offset by $75.2 million repurchase of subordinated debt due 2008, $8.4 million repayment under term loan facilities, $159.0 million distribution to shareholders and $13.9 million of capitalized deferred financing fees.

      Net cash used in financing activities was $8.7 million for the year ended December 31, 2002 compared to $16.6 million for the year ended December 31, 2001, a decrease of $7.9 million. In 2002, we made net repayments of $6.1 million under the term loan facility, $1.8 million under the revolving credit facility and $0.8 million of the bank debt. In 2001, we made net repayments of $12.7 million under the existing revolving credit facility and $4.5 million under the existing term loan facility and paid $0.8 million for the repurchase of common stock. In 2001, the cash used in financing activities was partially offset by net proceeds of $1.3 million from an unsecured bank loan agreement at Jafra Mexico.

      The effect of exchange rate changes on cash was $0.9 million for the six months ended June 30, 2003 and related primarily to the weakening of the Mexican peso and South American currencies, partially offset by the strengthening of the Euro compared to the U.S. dollar.

      The effect of exchange rate changes on cash was $2.6 million for the year ended December 31, 2002 compared to $1.0 million for the year ended December 31, 2001 relating to fluctuations in the exchange rate of the Mexican peso and South American currencies, primarily the Brazilian real and the Argentine peso.

Foreign Operations

      As a group doing more than 76% of our business in international markets in 2002, we are subject to foreign taxes and intercompany pricing laws, including those relating to the flow of funds between our subsidiaries pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Regulators in the United States, Mexico and in other foreign markets may closely monitor our corporate structure and how we effect intercompany fund transfers.

      Net sales outside of the United States aggregated approximately 77% and 74% of our total net sales for the six months ended June 30, 2002 and 2003, respectively. In addition, as of June 30, 2003, non-U.S. subsidiaries comprised approximately 71% of our consolidated total assets.

      Net sales outside of the United States aggregated 76%, 79% and 77% of our total net sales for the fiscal years 2002, 2001 and 2000, respectively. In addition, as of December 31, 2002, international subsidiaries comprised approximately 71% of our consolidated total assets. Accordingly, we have experienced and continue to be exposed to foreign exchange risk. We have implemented a hedging program to protect against potential devaluation of the Mexican peso. See “— Foreign Currency Risk”.

      Our Mexican operations generated approximately 65% and 62% of our total net sales for the six months ended June 30, 2002 and 2003, respectively, substantially all of which were denominated in Mexican pesos. At June 30, 2003, our Mexican operations had $150.0 million of U.S. dollar-denominated third party debt. Gains and losses from remeasuring such debt to the U.S. dollar from the peso are included as a component of net income.

      Our Mexican operations generated approximately 64% of our net sales for 2002 compared to 66% for 2001, substantially all of which was denominated in Mexican pesos. During 2002, the peso weakened against the U.S. dollar. Net sales for 2002 would have increased $9.4 million, or 3.7%, from the reported amounts if average exchange rates in 2002 remained the same as in 2001.

      Mexico has experienced periods of high inflation in the past and has been considered a hyperinflationary economy. Since January 1, 1999, we have accounted for our Mexican operations using the peso as our functional currency. Because the functional currency in Mexico is the Mexican peso, gains and losses of remeasuring such debt to the U.S. dollar from the peso are included as a component of net income. We recognized a loss of $1.8 million and $3.4 million for the six months ended June 30, 2003 and 2002, respectively, on the remeasurement of this U.S. dollar-denominated debt and a net gain of $0.6 million and a net loss of $0.5 million on foreign currency forward and option contracts for the six months ended June 30, 2003 and 2002, respectively. In 2002, the remeasurement of U.S. dollar-denominated debt resulted in an exchange loss of $5.2 million, most of which was unrealized. Jafra Mexico had $32.4 million of U.S. dollar-denominated third-party debt and $21.9 million of U.S. dollar-denominated intercompany current payables as of December 31, 2002.

      We are also exposed to foreign exchange risks due to our operations in South America. During 2002, most South American currencies devalued against the U.S. dollar. Measured in U.S. dollars, South America sales decreased 11% in 2002 compared to 2001. If currencies remained stable between 2002 and 2001, net sales would have increased 16%.

      Effective January 1, 2002, we adopted the euro as the functional currency for our European subsidiaries, except for Switzerland.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to certain market risks arising from transactions in the normal course of our business, and from debt incurred in connection with the Transactions. These risks are principally associated with interest rate and foreign exchange fluctuations, as well as changes in our credit standing.

Interest Rate Risk

      Following this offering, we will have U.S. dollar-denominated debt obligations in both the United States and Mexico that will have fixed and variable interest rates and will mature on various dates through 2011. We also have Mexican peso-denominated debt obligations in Mexico that have fixed interest rates and mature on various dates through 2005.

      As of December 31, 2002, we had $8.4 million of variable interest rate debt outstanding. If variable interest rates had increased by 10%, we would have incurred $0.1 million of additional interest expense during 2002. As of June 30, 2003, we had $50.0 million of variable interest rate outstanding. If variable interest rates had increased by 10%, we would have incurred approximately $5.0 million additional interest expense during the second quarter of 2003. As of December 31, 2002, on a pro forma basis, giving effect to the Transactions, we would have had $50.0 million of variable interest rate debt outstanding, which would result in additional interest expense of $0.3 million for each 10% increase in our interest rates on an annualized basis.

Foreign Currency Risk

      We operate globally, with manufacturing facilities in Mexico and distribution facilities in various locations around the world. With the exception of most intercompany product sales between European subsidiaries, all intercompany product sales are denominated in U.S. dollars. In addition, 76% of our 2002 revenue and 74% of our revenue for the first six months of 2003 was generated in countries with a functional currency other than the U.S. dollar. As a result, our earnings and cash flows are exposed to fluctuations in foreign currency exchange rates.

      As part of our overall strategy to reduce the risk of adverse exchange rate fluctuations in Mexico, we entered into foreign currency exchange and option contracts. Prior to March 2002, we purchased forward exchange contracts (“forward contracts” or “forwards”) to hedge our foreign currency exposures to the Mexican peso. In March 2002, in accordance with previously approved policies, we modified our hedging program to include the use of foreign currency option contracts (“option contracts” or “options”). In order to offset our current outstanding forward contracts to sell Mexican pesos, we entered into forward contracts to buy Mexican pesos. Also, on that date, we entered into a series of U.S. dollar option contracts. The exchange rate at which the option contracts may be exercised is based upon the market rate at the time the contracts are placed. We purchased exchange rate put options, which give us the right, but not the obligation, to sell Mexican pesos at a specified U.S. dollar exchange rate (“strike rate”). These contracts provide protection in the event the Mexican peso weakens beyond the option strike rate. In conjunction with the put options, and as part of a zero-cost option collar structure, we sold Mexican peso call options, which give the counterparty the right, but not the obligation, to buy Mexican pesos from us at a specified strike rate. The effect of these call options would be to limit the benefit we would otherwise derive from the strengthening of the Mexican peso beyond the strike rate. As the volatility of the U.S. dollar/ Mexican peso exchange rate increased throughout 2002, the scope of our unhedged currency risk has increased. As of the date of this prospectus, the hedging contracts we are acquiring, which expire in 2004, protect us only against 18% or greater devaluation in the Mexican peso, a range that tends to expand with increased volatility in the U.S. dollar/ Mexican peso rate such as has occurred during 2002. Consequently, the existing zero-cost collars will not protect us against (i) fluctuations in exchange rates within this expanding range or (ii) against a prolonged, gradual decline in the value of the Mexican peso against the U.S. dollar.

      We place forward contracts and option contracts based on forecasted U.S. dollar cash outflows from Jafra Mexico over a rolling twelve-month period and do not hedge transactions that are not included in the twelve-month forecast on the date the forward contract is initiated. As a matter of policy, we do not hold or issue forward contracts or option contracts for trading or speculative purposes, nor do we enter into contracts or agreements containing “embedded” derivative features nor are we a party to leveraged derivatives. We regularly monitor our foreign currency exposures and ensure that contract amounts do not exceed the amounts of the underlying exposures. In addition, as we generally purchase hedging instruments on a rolling twelve-month basis, there can be no assurance that instruments protecting us to the same or a similar extent will be available in the future on reasonable terms, if at all. Unprotected declines in the value of the Mexican peso against the U.S. dollar will adversely affect our ability to pay our dollar-denominated expenses.

      Prior to adoption of SFAS No. 133, the forward contracts we utilized did not qualify for hedge accounting under the applicable accounting standards, and accordingly such instruments were marked-to-market with gains and losses included as a component of exchange loss in the statements of income for the year ended December 31, 2000. However, under SFAS No. 133, our use of forward and option contracts to hedge certain forecasted transactions does qualify for hedge accounting. Gains and losses from such derivative instruments arising subsequent to January 1, 2001 are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward and option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Under SFAS No. 133, certain of our forward and option contracts do not qualify for hedge accounting and, therefore, are remeasured based on fair value, with gains and losses included as a component of net income.

      The outstanding foreign currency option contracts has a notional value denominated in Mexican pesos of 609,000,000 and 523,000,000 in put and call positions at June 30, 2003 and December 31, 2002, respectively. The outstanding foreign currency option contracts at June 30, 2003 mature at various dates through June 30, 2004. Notional amounts do not quantify our market or credit exposure or represent our assets or liabilities, but are used in the calculation of cash settlements under the contracts.

      The following tables provide information about the details of our option contracts as of June 30, 2003 (in thousands except for average strike price):

	Coverage in
	Mexican	Average	Fair Value in
Foreign Currency	Pesos(1)	Strike Price	U.S. Dollars(1)	Maturity Date

At June 30, 2003:
Purchased Puts (Company may sell Peso/buy USD) Mexican Peso	150,000	11.76-12.79	$195	July-Sept. 2003
Mexican Peso	229,000	11.07-12.91	119	Oct.-Dec. 2003
Mexican Peso	110,000	11.54-12.75	(29)	Jan.-Mar. 2004
Mexican Peso	120,000	12.03-12.30	29	Apr.-Jun. 2004

	609,000		$314

Written Calls (Counterparty may buy Peso/sell USD) Mexican Peso	150,000	9.69-10.19	$(217)	July-Sept. 2003
Mexican Peso	229,000	10.15-10.75	(26)	Oct.-Dec. 2003
Mexican Peso	110,000	10.26-10.62	(30)	Jan.-Mar. 2004
Mexican Peso	120,000	10.19-10.47	(38)	Apr.-Jun. 2004

	609,000		$(311)

      Our outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and matured at various dates through December 31, 2003. Notional amounts do not quantify our market or credit exposure or represent our assets or liabilities, but are used in the calculation of cash settlements under the contracts.

      The following table provides information about the details of our option contracts as of December 31, 2002 (in thousands):

	Coverage in
	Mexican	Average	Fair Value in
Foreign Currency	Pesos	Strike Price	U.S. Dollars(1)	Maturity Date

At December 31, 2002:
Purchased puts (Company may sell peso/buy USD)
Mexican peso	149,000	10.31-10.48	$(113)	Jan.-Mar. 2003
Mexican peso	100,000	11.05-12.19	77	Apr.-June 2003
Mexican peso	150,000	11.76-12.79	131	July-Aug 2003
Mexican peso	124,000	12.51-12.91	21	Oct.-Dec. 2003

	523,000		$116

Written calls (Counterparty may buy peso/sell USD) Mexican peso	149,000	9.01-9.02	$(207)	Jan.-Mar. 2003
Mexican peso	100,000	9.50-9.84	(144)	Apr.-June 2003
Mexican peso	150,000	9.69-10.19	(112)	July-Aug 2003
Mexican peso	124,000	10.15-10.19	(55)	Oct.-Dec. 2003

	523,000		$(518)

(1)	The Fair Value of the option contracts presented above, an unrealized loss of $402,000 at December 31, 2002, represents the carrying value and was recorded in other receivables in the consolidated balance sheets.

      Prior to entering into foreign currency hedging contracts, we evaluate the counterparties’ credit ratings. Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. We do not currently anticipate non-performance by such counter parties.

      Jafra Distribution (Mexico) had U.S. dollar-denominated debt of $150.0 million at June 30, 2003 and Jafra Mexico had U.S. dollar-denominated debt of $32.4 million and $35.6 million at December 31, 2002 and 2001, respectively. The value of the peso to the U.S. dollar decreased by 0.8% and 13.5% during the first six months of 2003 and during 2002, respectively, and Jafra Mexico incurred $1.8 million and $5.2 million foreign currency transaction losses, respectively, related to the remeasurement and repayment of U.S. dollar-denominated debt.

      Based upon the $150.0 million of Jafra Distribution (Mexico) pro forma debt as of December 31, 2002 and June 30, 2003, a 10% decline in the peso to U.S. dollar exchange rate would result in a $15.0 million exchange loss.

      Based upon the $4.2 million of net inter-company payables outstanding at December 31, 2002, a 10% decline in the peso to U.S. dollar exchange rate would result in a $0.4 million exchange loss with respect to these payables. Based upon the $0.2 million of net inter-company payables outstanding at June 30, 2003, a 10% decline in the peso to U.S. dollar exchange rate would result in an insignificant exchange loss with respect to these payables. These losses or gains would be classified as unrealized until the inter-company payables are repaid, at which time they would be realized. The timing of such repayment is within the discretion of management.

BUSINESS

General

      We are a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. We have a leading market share of all direct sales of skin care products, color cosmetics and fragrances in Mexico, where we believe Jafra is among the most recognized cosmetics brand names. In addition, we believe that our 16% net sales growth in our U.S. business in 2002 made us one of the fastest growing direct sales companies in the United States in 2002 in terms of increases in net sales. We sell our Jafra brand products through a multi-level direct selling network of approximately 419,000 independent consultants, as of June 30, 2003, who market and distribute our products to their customers. Our business strategy is focused on developing a loyal and motivated consultant base and establishing cost-effective distribution infrastructures in our largest markets of Mexico and the United States, which together contributed approximately 88% of our total net sales in 2002 and are among the world’s largest direct selling markets. Our business model, which requires relatively low capital investment to support the expansion of our consultant base, generates significant cash from operations. During the year ended December 31, 2002, we generated net sales and Consolidated EBITDA (as defined in the indenture governing the notes) of $391.0 million and $69.8 million, respectively, and net cash provided by operating activities of $43.1 million. During the six months ended June 30, 2003, we generated net sales and Consolidated EBITDA (as defined in the indenture governing our notes) of $192.6 million and $34.8 million, respectively, and net cash used in operating activities of $3.3 million. See “Selected Historical Consolidated Financial and Other Data” for a description of the calculation of Consolidated EBITDA (as defined in the indenture governing the notes).

      We were founded 47 years ago in Southern California and operated as a subsidiary of The Gillette Company from 1973 to 1998. In April 1998, we were acquired by an affiliate of Clayton, Dubilier & Rice, Inc., a New York-based private investment firm, along with a newly formed, highly experienced management team that continues to develop and execute our business strategy today. Since our acquisition, our management team has grown our consultant base more than 89% from approximately 220,000 to approximately 416,000 independent Jafra consultants as of December 31, 2002. As a result, our net sales and Consolidated EBITDA (as defined in the indenture governing the notes) have grown at compound annual growth rates of 11.4% and 34.4%, respectively, for the four-year period ended December 31, 2002. We believe this growth has resulted primarily from management’s focus on providing our independent consultants with superior customer service, excellent marketing and training support, a multi-level compensation system that aligns our consultants’ economic interests with the growth of our company as well as our portfolio of premium quality skin care and beauty products.

      The World Federation of Direct Selling Associations estimates that in 2001 global direct selling was a $79 billion industry, as measured by the retail value of all products and services sold, growing at a compound annual growth rate of approximately 5% since 1991. In 2001, total direct sales in our largest markets, Mexico and the United States, were $2.9 billion and $26.7 billion, respectively, ranking third and first in terms of markets for direct sales. Growth of direct sales outpaced overall retail growth in the United States in five of the eight years ended December 31, 2001. We believe that we are well positioned to benefit from growth of direct sales.

Strategy

      Continue to Grow Consultant Base and Sales in Core Markets. We believe that our market position and well-established distribution network of more than 269,000 consultants in Mexico as of December 31, 2002 favorably position us to continue to grow our business by capturing additional market share. Currently, over two-thirds of the Mexican population is under the age of 30. The average age of a Jafra consultant in Mexico is approximately 35. We believe that as the Mexican population ages, our Mexican business may benefit from the growing number of Mexican adults who may be seeking additional income opportunities, including through direct selling. In the United States, we believe we will continue to benefit from the growth of the Hispanic population, which is the largest and fastest growing U.S. minority group. In addition, we intend to continue to pursue the successful divisional strategy we initiated in late 2000 in which we bifurcated our operations in the United States to focus on our Hispanic and General Divisions. The establishment of the two distinct divisions in the United States has allowed us to tailor distinct marketing strategies for those demographics as well as to provide our U.S. Spanish and non-Spanish speaking consultants with specialized recruiting programs, training and product offerings. We believe that these factors contributed to our U.S. businesses’ 16% net sales growth in 2002 and 10% net sales growth in the first six months of 2003 compared to the first six months of 2002. In 2002, our Hispanic and General Divisions generated 20% and 9% net sales growth, respectively. In the first six months of 2003, the Hispanic and General Divisions generated 13% and 3% net sales growth, respectively, compared to the first six months of 2002. In our Hispanic Division, we will continue to leverage our industry-leading position in Mexico in areas of training, recruitment and marketing. In our General Division, we intend to continue to leverage our e-commerce capabilities, with over half of our orders in 2002 being placed on-line.

      Continue to Provide Superior Support to our Consultants. We intend to continue our operational and cultural focus on providing our consultants with superior customer service and the most effective marketing tools, including catalogues, sales brochures, new product demonstrations and training sessions. Additionally, we intend to continue to stimulate sales and new consultant recruitment efforts through recognition events, travel and other incentives, and gifts for our consultants.

      Continue to Develop New and Enhanced Products. We focus on the development of new and innovative products that capitalize on the face-to-face interaction between consultants and their clients. In 2002, approximately half of our net sales in the United States came from new or enhanced products introduced or reformulated in the last four years. In the last three years, we believe that we have been the first to market with the introduction of seven new cosmetics formulations, including Emblica extract, an enzyme technology utilized in Jafra Skin Brightening Serum. Also, several recent Jafra skin care launches have incorporated innovative delivery systems, including our Elasticity Recovery Hydrogel and Intensive Retinol Treatment. Our introduction of Intensive Retinol Treatment was one of our most successful skin care launches ever, with approximately $6.8 million in net sales in the first year following its launch in June 2001. New product introductions are fundamental to our direct selling model in that they serve to motivate our consultants and give them new and exciting products to demonstrate and market to their clients. In the development of new products, we employ a “fast follower” strategy that minimizes research costs and focuses development efforts on products that have proven successful in the marketplace. Over the last five years, expenses for our research and development operations have averaged 0.7% of net sales.

      Leverage Economies of Scale. Since our acquisition in 1998, our management has increased our gross profit margin by more than 510 basis points and reduced selling, general and administrative expenses as a percentage of net sales by 290 basis points primarily by reducing manufacturing and overhead costs, streamlining our marketing efforts and significantly improving our inventory and working capital management. We believe that our direct selling business model will continue to generate significant organic growth and that the resulting scale will afford us increasing opportunities to leverage our fixed cost base and increase efficiencies in our purchasing, manufacturing, marketing, training and technology functions.

      Exit Selected Markets. Due to the challenging macroeconomic environment that has affected our results in some of the smaller markets in which we currently operate, we recently adopted a strategic plan to focus on the strengths of our Mexican, U.S. and European markets. We intend to exit our operations in South America and Thailand by the end of 2003 through either a sale or discontinuation of operations. These markets recorded losses of $7.3 million, $5.4 million, $5.7 million, $3.0 million and $1.7 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively. We initiated the closure of our business in Chile, Colombia, Peru and Venezuela in May of 2003. We are currently in negotiations to sell a majority interest in our Brazilian, Argentinean and Thai businesses. Nonetheless, in the event we are unable to complete the transactions to sell those businesses, we estimate that our total cash and non-cash closing costs could be up to $3.0 million in South America and $5.0 million in Thailand.

Products

      We continuously introduce new and revitalized products based on changes in consumer demand and technological advances in order to enhance the quality, image and price positioning of our products. During 2002, we launched 129 new products of which 74 related to our new color line launch. Research and development is conducted at the Jafra Skin, Body and Color Laboratory, located in the Westlake Village, California facility. Amounts incurred on research activities relating to the development of new products and improvement of existing products were $1.5 million in the year ended December 31, 2002, $1.8 million in the year ended December 31, 2001 and $1.9 million in the year ended December 31, 2000.

      Employees in the Research and Development Department formulate products and analyze them for chemical purity and microbial integrity. A separate, small-scale pilot batch is always produced and tested prior to full scale manufacture. We continue to invest in the globalization and upgrading of our product lines by adding new formulations and contemporary fragrances. Through globalized product development, manufacturing and packaging, we believe that we have enhanced the consistency and quality of our products in all geographic regions and across all product lines.

      The following table sets forth the net sales of our principal product lines for the years ended December 31, 2000, 2001 and 2002 (dollar amounts in millions):

	2000		2001		2002

	Net Sales by	Percentage	Net Sales by	Percentage	Net Sales by	Percentage
	Product Line	of Total	Product Line	of Total	Product Line	of Total
	($ in millions)	Net Sales	($ in millions)	Net Sales	($ in millions)	Net Sales

Skin care	$65.8	21.0%	$69.4	19.0%	$68.8	18.2%
Color cosmetics	82.4	26.2	94.3	25.8	99.5	26.2
Fragrances	103.7	33.0	125.4	34.3	126.6	33.4
Body care and personal care	29.6	9.4	37.0	10.1	42.1	11.1
Other products(1)	32.6	10.4	39.3	10.8	42.0	11.1

Subtotal before shipping fees and commissions	314.1	100.0%	365.4	100.0%	379.0	100.0%

Shipping fees and commissions	7.1		10.8		12.0

Total	$321.2		$376.2		$391.0

(1)	Includes sales aids (e.g., party hostess gifts, demonstration products, etc.) and promotional materials.

      Skin Care. We sell personalized skin programs in a free matrix skincare system that allows individuals to select a regimen to meet individual needs. Skin care products include cleansers, skin fresheners, masks, and moisturizers for day and night. In addition to basic skin care products, we offer specialty products to enhance skin texture and encourage cell revitalization, including our premier product, Royal Jelly Milk Balm Moisture Lotion, and products for maturing skin (Time Protector and Time Corrector), eye care (Optimeyes) and elasticity (Elasticity Recovery Hydrogel). Many of these special care products use the most recent advances in ingredient technology. We are committed to maintaining contemporary formulas and routinely evaluating and updating our product offerings. During 2002, we continued to promote the skin care line and added a new staple skin care product, Makeup Remover for Eyes and Lips. Due to consumer demand, Royal Jelly Vitamins were re-launched to promote health and beauty through internal wellness. Also, we had continued success with Intensive Retinol Treatment, capsules that release measured doses of retinol into the skin. In 2003, we plan to launch new products that address skin pigmentation problems.

      Color Cosmetics. Our range of color cosmetics for the face, eyes, lips, cheeks and nails contribute significantly to our results. We internally develop lipstick formulas, foundations and mascaras. In 1999, we implemented a new color palette strategy by introducing seasonal color products, through innovative fashion color statements in the spring and fall shade product offerings. This has been a consistent strategy for 2000,

2001 and 2002, and has continued to drive the sales of color products. In 2001, we undertook a major restage of our entire color line.

      Fragrances. Direct selling is a significant distribution channel for fragrances, and our new scents have enabled us to participate on an increasingly larger scale in this channel. In 1996, we introduced Adorisse, a contemporary women’s fragrance, and Fm Force Magnetique, a prestige men’s fragrance. We further extended our fragrance line in 1997 with Le Moiré for women and Legend for Men. In 1998, we launched three new fragrances for women: Sensations, a youthful fragrance, Joie de Vivre, a lifestyle fragrance, and Reflections, a signature fragrance. One fragrance was also launched for men in 1998, Epic, an aspirational fragrance. In 1999, we introduced Chosen, a prestige fragrance for women, as well as a special 20th anniversary fragrance for the Mexico market. The fragrance category includes line extensions such as body lotions, shower gels, deodorants, after-shave lotions and shave creams for some of the most popular fragrances. We have a continued strategy of introducing new fragrances each year. In 2001, Sphera was introduced for women and Victus was introduced for men. In 2002, three new fragrances were launched. Navigo was launched as a master brand and two fragrances were launched simultaneously for men and women. JF9 Black, a sub brand of JF9, was launched for a limited time.

      Body Care and Personal Care. We market a broad selection of body, bath, sun and personal care products, including deodorants and shampoos. Our premier body care product, Royal Jelly Body Complex, contains “royal jelly” (a substance produced by queen bees) in an oil-free deep moisturizing formula with natural botanical extracts and vitamins. Other offerings in the body care line include sunscreens, hand care lotions, revitalizing sprays, and bath products. While we vary our product offerings and continue to develop new products, our Royal Almond and Precious Protein products have been top sellers for many years. In 2002, we leveraged the success of the Royal Almond brand by introducing Royal Ginger, a scent extension to the body care family. Also, we launched the Define Your Body line of four products, a complete line of technologically advanced body treatment products. We continued to build on the success of the Jafra Spa line with the launches of the Spa fragrances and the Scalp Massage and Hair Treatment. The Tender Moments baby line was enhanced with the launch of pediatrician-tested Baby Bottom Balm, formulated with soothing ingredients. In a collaborative effort with Kevin Charles, founder of the Kevin Charles Salon Spa, we launched a new hair care line of salon quality products. Developed by us, tested and perfected by Kevin Charles in his exclusive salon, these products cleanse, nourish, protect and style hair. In 2003, Jafra will continue to promote body and personal care products with fragrance-driven line extensions.

      Other Products. We are considering expanding our product line to include nutritional and wellness products. Any decision to offer such products will include consideration of the attendant risks, including potential products liability.

Marketing

      Strategy and Product Positioning. We position our products to appeal to a relatively wide range of market categories, demographic groups and lifestyles. Our products generally price at the higher end of the mass market category, but slightly below prestige brands.

      Product Strategy. Our product strategy is to provide customers with exciting and prestige quality product lines that fit into our value-added demonstration sales techniques and promote the sale of multiple products per home visit. To that end, we develop integrated products and actively promote cross-selling among categories, thus encouraging multi-product sales and repeat purchases. Product variety and modernization are keys to our success. We continue to look for ways to expand product offerings and broaden our appeal in the marketplace. This led to the development of the Retinol capsules and the new color line.

      Marketing Material & Corporate Image. We support our identity and corporate image through our energetic network of consultants and word-of-mouth. We use a sophisticated and integrated promotional approach that includes meetings, marketing literature, and the Internet to create strong corporate imagery and support corporate identity.

Independent Sales Force

      Our self-employed sales force is composed of approximately 419,000 consultants worldwide as of June 30, 2003. Approximately 90,000 of these consultants are in the United States and the Dominican Republic, 260,000 are in Mexico, 18,000 are in Europe and 51,000 are in the selected markets which we are planning to exit in 2003. These consultants are not agents or employees of Jafra; they are independent contractors or dealers. They purchase products directly from us and sell them directly to their customers.

      More seasoned senior consultants, who have experience managing their own consultant networks, recruit and train our field level organization. We sell substantially all of our products directly to our consultants. Each consultant conducts her Jafra sales operations as a stand-alone business, purchasing Jafra goods and reselling them to customers, as well as offering free personal care consultations. Our independent sales force constitutes our primary marketing contact with the general public.

      Selling. The primary role of a Jafra consultant is to sell Jafra products. Although the majority of our sales occur as a result of person-to-person sales, we also encourage our consultants to arrange sales parties at customers’ homes. Sales parties permit a more efficient use of a consultant’s time, allowing the consultant to offer products and cosmetic advice to multiple potential customers at the same time, and provide a comfortable selling environment in which clients can learn about skin care and sample the Jafra product line. Such parties also provide an introduction to potential recruits and the opportunity for referrals to other potential clients, party hostesses and recruits.

      We do not require consultants to maintain any inventory. We believe that inventory requirements can be onerous to consultants. Instead, Jafra consultants can wait to purchase products from us until they have a firm customer order to fill. Consultants generally personally deliver orders to their customers. By delivering products directly to the customer, the Jafra consultant creates an additional sales opportunity.

      Recruiting. We believe that we enjoy a competitive advantage in recruiting consultants due to our lower start-up costs and our policy of providing retail discounts. Other major attractions to prospective recruits include flexible hours, increased disposable income, an attractive incentive program (including international travel, national and regional meetings, awards and free products), personal and professional recognition, social interaction, product discounts and career development opportunities.

      We also emphasize our commitment to consultants’ personal and professional training, thereby building consultants’ management and entrepreneurial skills.

      Consultant Management and Training. To become a manager, a consultant must sponsor a specified number of recruits and meet certain minimum sales levels. Once a consultant becomes a manager, she is eligible to earn commissions on her personal sales plus overrides on the sales of her downline consultants. A manager continues to gain seniority in the Jafra sales force by meeting the prescribed recruitment and sales requirements at each level of management. At more senior levels, managers may have several junior managers who in turn sponsor and manage other managers and consultants. The most successful managers have many such downline managers and consultants, and earn commissions on their personal sales plus overrides on their downline group’s sales.

      Training for new consultants focuses first on the personalized selling of the Jafra product line, beginning with skin care and the administration of a Jafra business. Training is conducted primarily by our consultant managers. Managers train their downline consultants at monthly meetings using materials prepared by us. In training managers, we seek to improve leadership and management skills, while teaching managers to motivate downline consultants to higher sales levels.

      Income Opportunities and Recognition. Consultants earn income by purchasing products from us at wholesale prices and selling to consumers at suggested retail prices. Once a consultant becomes a manager, her compensation also includes overrides, or percentage of the sales of the consultants they have recruited. The overrides are paid to motivate and compensate the managers to train, recruit and develop downline consultants. Additionally, managers often perform collection efforts on our behalf as the overrides paid on a consultant’s downline productivity are paid only upon the collection of our receivables. We believe that our structure of discounts, commissions and overrides to consultants is generous.

      We believe that public recognition of sales accomplishments serves the dual purpose of identifying successful role models and boosting consultant morale. Each year we sponsor major events in each of our geographic markets to recognize and reward sales and recruiting achievements and strengthen the bond between the independent sales force and us. Consultants and managers must meet certain minimum levels of sales and new consultant sponsorship in order to receive invitations to attend these events.

International Operations

      Our international operations are subject to certain customary risks inherent in carrying on business abroad, including the risk of adverse currency fluctuations, the effect of regulatory and legal restrictions imposed by foreign governments, and unfavorable economic and political conditions.

      Due to the challenging macroeconomic environment that has affected our results in some of the smaller markets in which we operate, we recently adopted a strategic plan to focus on the strengths of our Mexican, U.S. and European markets. We intend to exit selected markets, including operations in South America and Thailand, by the end of 2003, through either a sale or discontinuation.

      Our most important markets to date are Mexico and the United States, which represented approximately 64% and 24%, respectively, of total 2002 consolidated net sales. We have entered into foreign currency forward exchange and option contracts to help mitigate the risk that a potential currency devaluation in Mexico would have on our operations and liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Risk.”

Manufacturing

      We have a manufacturing facility in Naucalpan, Mexico, which is near Mexico City. This facility produces color cosmetics and most of our fragrances. Until June of 1999, we produced skin care and personal use products at our Westlake Village, California manufacturing facility. In June of 1999, we outsourced our U.S. product manufacturing functions to a third-party contractor.

      We and the third-party contractor entered into a manufacturing agreement, dated as of June 18, 1999. Subject to the terms and conditions of the manufacturing agreement, the contractor has agreed to manufacture all of our requirements for certain cosmetic and skin care products for an initial term of five years expiring in 2004. Following the expiration of the initial five-year term, the manufacturing agreement will be automatically extended for additional one-year terms unless terminated by six months’ prior written notice by either party. The manufacturing agreement provides for price renegotiations by the contractor if our quarterly or annual purchase volume falls below specified minimums. The manufacturing agreement requires the contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the contractor. In addition, we are obligated to purchase materials acquired by the contractor based upon product forecasts provided by us if the contractor is unable to sell such materials to a third-party. The contractor is solely responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions.

      We purchase from other third-party suppliers certain finished goods and raw materials for use in our manufacturing operations. In general, we do not have written contracts with our other suppliers. Finished goods and raw materials used in our products, such as glass, plastics, and chemicals, generally are available stock items or can be obtained to our specifications from more than one potential supplier.

Distribution

      We currently use four distribution centers in the United States, Mexico and Europe. The U.S. warehouses in Bridgeport, New Jersey and Westlake Village, California currently stock the entire Jafra product line. In Mexico, we have historically outsourced virtually all of our distribution to third-parties. However, in January 2002, we opened a distribution center in Mexico and terminated the third-party distribution function. This distribution center services all consultants in Mexico. In addition, we have a distribution center in Kaufbueren, Germany that services all of our European Markets. Management believes that its facilities are adequate to meet demand in its existing markets for the foreseeable future.

      Typically, owned or leased distribution centers are located in an area that allows for direct delivery to consultants by either post or carrier. Maintaining a short delivery cycle in direct selling is an important competitive advantage.

Competition

      We sell all of our products in highly competitive markets. The principal bases of competition in the cosmetics direct selling industry are price, quality and range of product offerings. On the basis of information available to it from industry sources, management believes that there are a significant number of companies (including both direct sales and cosmetic manufacturing companies) that sell products that compete with our products. Several direct sales companies compete with us in sales of cosmetic products, and at least two such competitors, Mary Kay and Avon, are substantially larger than us in terms of total independent salespersons, sales volume and resources. In addition, our products compete with cosmetics and toiletry items manufactured by cosmetic companies that sell their products in retail or department stores. Several of such competitors are substantially larger than us in terms of sales and have substantially more resources. We also face competition in recruiting independent salespersons from other direct selling organizations whose product lines may or may not compete with our products. If we do not successfully compete within our highly competitive markets, we may not be able to repay the loans.

      We believe that our senior management team with a strong direct selling track record, motivated direct sales force, prestige quality product lines, product development capabilities, geographic diversification, short delivery cycle, and manufacturing technology are significant factors in establishing and maintaining our competitive position.

Patents and Trademarks

      Our operations do not depend to any significant extent upon any single trademark other than the Jafra trademark, and one of our most significant products, Royal Jelly, is not protected by any registered trademark. Some of the trademarks we use, however, are identified with and important to the sale of our products. Some of our more important trademarks are: Adorisse (a contemporary women’s fragrance), Eau D’Aromes (revitalizing fragrance spray), JF9 (a men’s prestige fragrance), Legend for Men (a men’s premium fragrance), Le Moiré (a contemporary women’s fragrance), and Optimeyes (eye treatment lotion). Our operations do not depend to any significant extent on any single or related group of patents, although we have applied for or received patent protection in our major markets for certain skin creams, dispensers and product containers, nor do they rely upon any single or related group of licenses, franchises or concessions. We have in the past licensed know-how from Gillette relating to the design, development and manufacture of our products and are permitted to continue to use such know-how in connection with our products.

      In 1998, a former employee of Gillette filed applications to register the Jafra trademark in Algeria, Bangladesh, China, Cyprus, Egypt, Gambia, Ghana, Guyana, India, Kenya, Malawi, Morocco, Nigeria, OAPI, Pakistan, Sierra Leone, Syria, Sudan, Surinam, Tanzania, Tunisia, Zambia, and Zimbabwe, jurisdictions in which we do not currently operate. In 1998, Gillette obtained a court order prohibiting this employee from transferring or licensing such trademark applications and registrations and requiring that the trademark applications and registrations be assigned to Gillette. The relevant documentation relating to the transfer of these trademarks to us has been completed. We have filed the documents obtained from this former employee in those jurisdictions in which the documentation will be accepted in order to secure the abandonment and cancellation of this employee’s applications and registrations. If we are not able to secure cancellation or abandonment of the applications and registrations in these jurisdictions, we may be prohibited from distributing our products in these jurisdictions.

Management Information Systems

      During 2001, we redefined our Internet strategy and continued to develop and implement an expanded e-commerce system. The expanded e-commerce platform became operational in the United States during June 2001, with the consultant adoption rate of 31% of order volume at year end 2002. In Mexico, an e-commerce platform was launched during the second half of 2001. We also selected a new platform to run our core operations in the United States. The U.S. business will replace the order entry, fulfillment, commission and override processing and financial system software with Enterprise Resource Planning (ERP) software from JD Edwards. Wave 1 of this implementation to the financial systems was implemented in April of 2002. Waves 2 and 3, which relate to the order entry and remaining commercial systems, will be implemented in the fourth quarter of 2003. We anticipate that this new system may be leveraged to improve computer operations in Mexico, Puerto Rico and the Dominican Republic during 2004.

Seasonality

      Our net sales, as measured in local currencies, during the fourth quarter of the year are typically slightly higher than in the other three quarters of the year due to seasonal holiday purchases.

Environmental Matters

      Our operations are subject to various federal, state, local and foreign laws and regulations governing environmental, health and safety matters. Some of our operations require environmental permits and controls and these permits are subject to modification, renewal and revocation by issuing authorities. Violations of or liabilities under environmental laws or permits could result in fines or penalties, obligations to clean up contaminated properties or claims for property damage or personal injury. We believe that we are in material compliance with all such laws, regulations and permits, and under present conditions, we do not foresee that such laws and regulations will have a material adverse effect on our capital expenditures, earnings or competitive position.

Employees

      As of December 31, 2002, we had 1,016 full-time employees, of which 267 were employed in the United States and 749 in other countries. We also had 427 outside contract employees.

Litigation

      We are subject from time to time to various litigation and claims arising in the ordinary course of our business. We do not believe that any known litigation or claims pending against us would, if determined in a manner adverse to us, have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

      The names, ages and positions of the executive officers, significant employees and directors of Jafra are set forth below.

Name	Age	Position

Ronald B. Clark	68	Chairman and Chief Executive Officer; Director
Gonzalo R. Rubio	60	President and Chief Operating Officer; Director
Ralph S. Mason, III	51	Vice Chairman, Executive Vice President and General Counsel
Michael A. DiGregorio	48	Senior Vice President and Chief Financial Officer
Alan Fearnley	53	Senior Vice President of Strategic Planning and Business Development
Jaime Lopez Guirao	56	President of Global Operations
Eugenio Lopez Barrios	62	President of Mexican Operations
Jose Luis Peco	57	President of European Operations
Gary Eshleman	44	Vice President of Treasury and Tax
Beatriz Gutai	43	General Manager of U.S. Operations — Hispanic Division
Dyan Lucero	53	General Manager of U.S. Operations — General Division
Donald J. Gogel	54	Director
Steven D. Goldstein	51	Director
Thomas E. Ireland	53	Director
Siri Marshall	54	Director
David A. Novak	34	Director
Ann Reese	50	Director
Edward H. Rensi	58	Director
Kenneth D. Taylor	68	Director

      None of our officers has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin. The business experience during the past five years of each of the directors and executive officers listed above is as follows:

      Ronald B. Clark has served as a director and the Chairman and Chief Executive Officer since joining Jafra in May 1998. From 1997 to 1998, Mr. Clark served as President of Richmont Europe (Mary Kay Holding Company). Prior to 1997, he was President of Mary Kay Europe, Executive Vice President of Primerica Corp., President of Jafra Cosmetics International, Inc., and Vice President of Avon Products, Inc. Mr. Clark’s employment agreement provides that he shall be a director of CDRJ Investments (Lux) S.A. during the term of his employment and will be amended to provide that he will be a director of Jafra Worldwide during the term of his employment.

      Gonzalo R. Rubio has served as a director and the President and Chief Operating Officer since joining Jafra in May 1998. Mr. Rubio served from prior through 1997 as Area Vice President and later President of the European operations of Mary Kay Inc. Prior to that, Mr. Rubio was employed by Avon Products Inc., serving alternately as Area Director for Europe, International Operations Director and Area Director for Latin America. Mr. Rubio’s employment agreement provides that he shall be a director of CDRJ Investments (Lux) S.A. during the term of his employment and will be amended to provide that he will be a director of Jafra Worldwide during the term of his employment.

      Ralph S. Mason III has served as our Vice Chairman, Executive Vice President and General Counsel since joining Jafra in May 1998. For more than the prior five years, Mr. Mason was the senior and founding partner at Mason, Taylor & Colicchio, a law firm in Princeton, New Jersey.

      Michael A. DiGregorio has served as Senior Vice President and Chief Financial Officer of Jafra since June of 1999. Prior to that time, Mr. DiGregorio’s previous responsibilities included Financial Director and General Manager of Jafra Mexico and President of U.S. Operations. In addition, Mr. DiGregorio has been the CFO of two other public companies, and spent a total of 14 years with the Gillette Company.

      Alan Fearnley has served as Senior Vice President of Strategic Planning and Business Development of Jafra since July of 2001. From 1998 to 2001, Mr. Fearnley served as Senior Vice President of Global Marketing of Jafra. From 1997 to 1998, Mr. Fearnley served as Vice President of Marketing for Dermatologica. Prior to that, Mr. Fearnley took a year’s sabbatical to attend the Sloan Fellowship Masters Program at the London Business School. During this sabbatical, Mr. Fearnley also served as a consultant to various companies.

      Jaime Lopez Guirao has served as President, Global Operations since joining Jafra in June 1998. For more than the prior five years, Mr. Guirao was employed by Avon Products, Inc., holding several operational, management and Country President positions in Europe and the Americas.

      Eugenio Lopez Barrios has served as President of Mexican Operations since joining Jafra in June 1998. From prior to 1998, Mr. Barrios was President of Mary Kay Mexico.

      Jose Luis Peco has served as President of European Operations of Jafra since joining Jafra in June 1998. From prior to 1998, Mr. Peco served as Vice President of European Operations for Mary Kay Cosmetics and President of Mary Kay Cosmetics — Iberia.

      Gary Eshleman has served as Vice President of Treasury and Tax of Jafra since September 1998. From prior to 1998, Mr. Eshleman was employed by L.A. Gear, Inc., holding several financial and treasury management positions, serving recently as Treasurer of that company.

      Beatriz Gutai has served as General Manager of the Hispanic Division of United States Operations since September of 2000. Prior to that time, Ms. Gutai served as Vice President of Sales for the Hispanic Division and in various positions in sales management, programs, and events since joining Jafra in 1982.

      Dyan Lucero has served as General Manager of the General Division of United States Operations since September of 2000. Prior to that time, Ms. Lucero served as Vice President of Sales for the General Division and in various positions in sales management and business development since joining Jafra in 1972.

      Donald J. Gogel has been a director of Jafra since January 1998. Since 1998, Mr. Gogel has served as Chief Executive Officer of CD&R; since prior to 1997 he has served as President and a director of CD&R and since 1989 he has been a principal of CD&R. Mr. Gogel is also a limited partner of CD&R Associates V Limited Partnership (“Associates V”), the general partner of CD&R Fund V, and President and Chief Executive Officer and a shareholder and director of CD&R Investment Associates II, Inc. (“Investment Associates II”), a Cayman Islands exempted company that is the managing general partner of Associates V. Mr. Gogel is a director of Kinko’s, Inc., a corporation in which Fund V has an investment, and a director of Global Decisions Group, LLC, a limited liability company in which an investment fund managed by CD&R has an investment, and Turbochef, Inc. Mr. Gogel serves as a member of the compensation committee of the board of directors of Turbochef, Inc.

      Steven D. Goldstein has been a director of Jafra since July 1998. Since February of 1998, Mr. Goldstein has served as President and Chief Executive Officer of Chaycon Inc. From November of 2000 to July of 2001, Mr. Goldstein served as Chairman and Chief Executive Officer of More Benefits, Corp. From December 1997 to November of 2000, Mr. Goldstein served as Chairman and Chief Executive Officer of Invenet, LLC. Prior to joining Invenet, LLC, Mr. Goldstein was employed as President, Credit of Sears, Roebuck & Co. Prior to 1997, Mr. Goldstein was employed by American Express Co., serving most recently as the Chairman and Chief Executive Officer of American Express Bank.

      Thomas E. Ireland has been a director of Jafra since March 1998 and is a principal of CD&R, a limited partner of Associates V and a shareholder and a director of Investment Associates II. From prior to 1997 until joining CD&R in 1997, Mr. Ireland served as a senior managing director of Alvarez & Marsal, Inc. Mr. Ireland also serves on the board of directors of the Maine Coast Heritage Trust. Mr. Ireland is a director of Remington Arms Company, Inc. and its parent RACI Holding, Inc., a corporation in which an investment fund managed by CD&R has an investment.

      Siri Marshall has been a director of Jafra since July 1999. Ms. Marshall has been employed by General Mills since prior to 1997 and currently serves as its Senior Vice President, Corporate Affairs and General Counsel and Secretary. She is also a director of Snack Ventures Europe, a joint venture between General Mills and PepsiCo.

      David A. Novak has been a director of Jafra since January 1998. Mr. Novak is a principal of CD&R, a limited partner of Associates V, and a shareholder of Investment Associates II. Prior to joining CD&R in 1997, Mr. Novak worked in the Private Equity and Investment Banking Divisions of Morgan Stanley & Co. Incorporated and for the Central European Development Corporation. Mr. Novak also serves on the board of directors of Italtel Holdings.

      Ann Reese has been a director of Jafra since July 1998. Ms. Reese has been the Executive Director of Center for Adoption Policy Studies since October 2000. From 1999 to December 2000, Ms. Reese was a professional employee of CD&R. From prior to 1997 to March 1998, Ms. Reese was Chief Financial Officer of ITT Corp., a company in the hotel and gaming businesses and previously in insurance and manufacturing. Ms. Reese has been nominated to the board of Xerox.

      Edward H. Rensi has been a director of Jafra since July 1998. For more than the prior five years, Mr. Rensi has been employed by McDonalds Corp. USA, serving most recently as President and Chief Executive Officer. Mr. Rensi also serves as a director of Snap-On Inc. and I.S.C. Corporation, and serves as a member of the compensation committee of the board of directors of Snap-On Inc. and I.S.C. Corporation.

      Kenneth D. Taylor has been a director of Jafra since July 1998 and has been the Chairman of Global Public Affairs, Inc. since prior to 1997.

      At present, all directors will hold office until their successors are elected and qualified, or until their earlier removal or resignation.

Compensation of Executive Officers

      The following table sets forth the compensation earned by Jafra’s Chief Executive Officer and the four additional most highly compensated executive officers of Jafra (each, a “named executive officer”) for each of the last three fiscal years.

Summary Compensation Table

				Long-Term
				Compensation
				Securities	All Other
				Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($)(1)

Ronald B. Clark	2002	$674,848	$370,319		$53,184
Chairman and Chief	2001	648,729	391,872		43,691
Executive Officer	2000	626,218	227,610		56,811
Gonzalo R. Rubio	2002	562,358	308,591		44,446
President and Chief	2001	540,555	326,550		36,408
Operating Officer	2000	521,832	189,666		47,341
Ralph S. Mason, III	2002	506,148	277,746		6,616
Vice Chairman, Executive	2001	486,557	293,910		6,554
Vice President and General Counsel	2000	469,672	170,712		8,517
Jaime Lopez Guirao	2002	505,135	277,190		64,757
President of Global Operations	2001	484,202	293,322		56,434
	2000	467,518	170,360		42,476
Michael A. DiGregorio	2002	337,465	185,182		35,714
Senior Vice President and Chief	2001	323,877	163,300		27,432
Financial Officer	2000	312,664	94,845	1,264	18,048

(1)	Amounts shown in this column constitute our contributions under our 401(k) and Supplemental Savings Plans.

Fiscal Year-End Option Value Table

      The following table sets forth information for each named executive officer with regard to the aggregate value of options held at December 31, 2002. No options were exercised by such executive officers during the year ended December 31, 2002.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2002(2)		December 31, 2002($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald B. Clark	14,839	3,489	$3,412,970	$802,470
Gonzalo R. Rubio	14,839	3,489	3,412,970	802,470
Ralph S. Mason, III	11,769	2,767	2,706,870	636,410
Jaime Lopez Guirao	4,857	1,143	1,117,110	262,890
Michael A. DiGregorio	3,596	1,144	741,060	210,100

(1)	Calculated based on a per share price of CDRJ Investments (Lux) S.A. common stock of $330, the estimated fair market value as of the latest valuation date, less the per share exercise price. See “Certain Relationships and Related Party Transactions” for a discussion of adjustments to our outstanding options as a result of the consummation of the Transactions.

(2)	Pursuant to the Jafra Cosmetics International, Inc. Stock Incentive Plan and the related option agreements, options generally become vested and exercisable in the ordinary course either on basis of

(i) continued service with Jafra or (ii) continued service and the financial performance of Jafra. Upon the occurrence of a change of control of Jafra, certain options are subject to accelerate vesting.

Compensation of Directors

      During 2002, each Jafra outside director received a retainer of $40,000 for serving on our board of directors and was reimbursed for his or her out-of-pocket expenses incurred in connection with attending board meetings. We pay no additional remuneration to our officers or the principals or employees of CD&R for serving as directors.

Employment Agreements

      We have employment agreements with each of the named executive officers. The employment agreements have a continuous “rolling” term of two years. Pursuant to their respective agreements, as of their 2003 anniversary dates, Messrs. Clark, Rubio, Mason, Guirao and DiGregorio receive annual base salaries of $706,350, $588,610, $529,780, $528,715 and $425,000, respectively. In addition, each of Messrs. Clark, Rubio, Mason, Guirao and DiGregorio are eligible for a target annual bonus equal to 60% of such named executive officer’s annual base salary if Jafra achieves the performance goals established under its annual incentive plan for executives and may receive a larger bonus if such goals are exceeded. The employment agreements further provide that, in the event of a termination of any such named executive officer’s employment by us without “cause” (as defined in the employment agreement) or by such executive for “good reason” (as so defined), such named executive officer will be entitled to continued payments of his base salary for the remaining term of his employment agreement and to payment of a pro rata annual bonus for the year of termination provided that we achieve the performance objectives applicable for such year. Each of the employment agreements also contains covenants regarding nondisclosure of confidential information, noncompetition and nonsolicitation.

Compensation Committee Interlocks and Insider Participation

      Our Board of Directors established a compensation committee to review all compensation arrangements for executive officers. The individuals serving on the compensation committee are Mr. Taylor, Ms. Marshall and Mr. Ireland.

      Mr. Ireland is a principal of CD&R, a limited partner of Associates V (the general partner of CD&R Fund V), and a shareholder and a director of Investment Associates II (a general partner of Associates V). Pursuant to a consulting agreement, CD&R receives an annual fee (and reimbursement of out-of-pocket expenses) for providing advisory, management, consulting and monitoring services to Jafra. The annual fee received by CD&R was $1.0 million for each of the years ended December 31, 2001 and 2002 and $400,000 for the year ended December 31, 2000. In addition, CD&R provides financial advisory, investment banking and similar services to Jafra with respect to proposals for acquisitions, mergers, recapitalizations, or other similar transactions directly or indirectly involving Jafra or any of its subsidiaries. The fee for such additional services would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. CD&R, CD&R Fund V, CDRJ Investments (Lux) S.A., CDRJ North Atlantic S.àr.l., Jafra Worldwide, Jafra Distribution (Mexico), Jafra Mexico and Jafra US have entered into an indemnification agreement, pursuant to which CDRJ Investments (Lux) S.A., CDRJ North Atlantic S.àr.l., Jafra Worldwide, Jafra Distribution (Mexico), Jafra Mexico and Jafra US have agreed to indemnify the members of its board of directors, as well as CD&R, CD&R Fund V, Associates V, Investment Associates II and certain of their members, partners, associates and affiliates to the fullest extent allowable under applicable law and to indemnify such persons against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with the offerings of the securities of Jafra, liabilities to third parties arising out of any action or failure to act by Jafra, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

      Prior to 2000, Jafra engaged an entity, in which CD&R fund has a minority investment, to develop its e-commerce business. During 2000, Jafra paid such entity fees of $1,798,000. Jafra terminated this agreement and entered into a settlement and release agreement with such entity in 2000, pursuant to which such entity agreed to pay Jafra $500,000 in quarterly installments, together with interest at 9.5% per annum through October 2005. At December 31, 2002, the balance was paid in full.

      In connection with the consummation of the Transactions as a result of its share holdings, CD&R Fund V received its proportionate share of the initial liquidating distribution of approximately $157.6 million in cash.

      See “Certain Relationships and Related Party Transactions” for additional information regarding such transactions.

OWNERSHIP OF CAPITAL STOCK

      Jafra Worldwide owns, indirectly, all of the outstanding capital stock of Jafra Mexico, Jafra Distribution (Mexico) and Jafra US and CDRJ North Atlantic (Lux) S.àr.l. owns directly all of the capital shock of Jafra Worldwide. The table below sets forth, as of May 20, 2003, the owners of 5% or more of the common stock of CDRJ Investments (Lux) S.A. and the ownership of the common stock of CDRJ Investments (Lux) S.A. by the directors and each named executive officer, as well as by all Jafra directors, named executive officers and significant employees as a group. The table below will represent ownership of common stock of CDRJ North Atlantic (Lux) S.àr.l. upon the final liquidation of CDRJ Investments (Lux) S.A.

	Number	Percent
Name	of Shares(1)	of Class(2)

Clayton, Dubilier & Rice Fund V Limited Partnership(3)	769,600	92.51
Donald J. Gogel(4)	—	—
Steven D. Goldstein	2,000	*
Thomas E. Ireland(4)	—	—
Siri Marshall	1,667	*
David A. Novak(4)	—	—
Ann Reese	2,500	*
Edward H. Rensi	2,500	*
Kenneth D. Taylor	500	*
Ronald B. Clark(5)	24,003	2.83
Gonzalo R. Rubio(6)	24,003	2.83
Ralph S. Mason, III(7)	19,037	2.26
Jaime Lopez Guirao(8)	7,857	*
Michael A. DiGregorio(9)	5,737	*
All directors, named executive officers and significant employees as a group (19 persons)(10)	108,146	12.11

The symbol “*” denotes less than 1 percent.

(1)	Represents shares of common stock beneficially owned on May 20, 2003. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.

(2)	Based upon 831,888 shares of common stock outstanding as of May 20, 2003.

(3)	Associates V is the general partner of CD&R Fund V and has the power to direct CD&R Fund V as to the voting and disposition of shares held by CD&R Fund V. Investment Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of CD&R Fund V’s voting and disposition of the shares held by CD&R Fund V. No person controls the voting and dispositive power of Investment Associates II with respect to the shares owned by CD&R Fund V. Each of Associates V and Investment Associates II expressly disclaims beneficial ownership of the shares owned by CD&R Fund V. The business address for each of CD&R Fund V, Associates V and Investment Associates II is c/o Investment Associates II, 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(4)	Does not include shares owned by CD&R Fund V.

(5)	Includes 14,839 shares as to which Mr. Clark has a right to acquire through the exercise of stock options.

(6)	Includes 14,839 shares as to which Mr. Rubio has a right to acquire through the exercise of stock options.

(7)	Includes 11,769 shares as to which Mr. Mason has a right to acquire through the exercise of stock options.

(8)	Includes 4,857 shares as to which Mr. Guirao has a right to acquire through the exercise of stock options.

(9)	Includes 3,807 shares as to which Mr. DiGregorio has a right to acquire through the exercise of stock options, and excludes 440 shares held by the trustee of subtrusts established for the benefit of Mr. DiGregorio’s children.

(10)	Includes 61,501 shares which the executive officers as a group have a right to acquire through the exercise of stock options and excludes 440 shares held by trustee of subtrusts established for the benefit of Mr. DiGregorio’s children.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In connection with the consummation of the Transactions, CD&R Fund V, the directors and certain members of management will receive a distribution of an aggregate of approximately $169.0 million in cash as a result of their share and option holdings, approximately $168.0 million of which has already been received and approximately $10.4 million of which was distributed by Jafra US and Jafra Mexico as payments in respect of options held by certain directors and members of management. Such distributions were made proportionately to each such person’s fully diluted equity interests in CDRJ Investments (Lux) S.A. See “Security Ownership of Certain Beneficial Owners and Management”. In addition, approximately $2.9 million was paid to certain members of management and non-employee directors for contributions in completing the Transactions. As a result of the Transactions, we anticipate that following the completion of the liquidation all options to purchase common stock of CDRJ Investments (Lux) S.A. will be converted into options to purchase common stock of CDRJ North Atlantic (Lux) S.àr.l., and the exercise price of such options will be adjusted to preserve the value of the options following the Transactions. Following the completion of the liquidation, CD&R Fund V, the directors and management will hold the same number of shares, and options to purchase the same number of shares, in each case of CDRJ North Atlantic (Lux) S.àr.l., that they held in CDRJ Investments (Lux) S.A.

      CD&R Fund V, which is the largest stockholder of CDRJ Investments (Lux) S.A. and following the completion of the liquidation will be the largest stockholder of CDRJ North Atlantic (Lux) S.àr.l., is a private investment fund managed by CD&R. Amounts contributed to CD&R Fund V by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged buy-out transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CD&R, can be expected to generate returns on investments comparable to returns historically achieved in leveraged buyout transactions. The general partner of CD&R Fund V is Associates V, and the general partners of Associates V are Investment Associates II, CD&R Investment Associates, Inc. and CD&R Cayman Investment Associates, Inc. Each of Mr. Gogel, who is President, Chief Executive Officer and a director of CD&R; President, Chief Executive Officer, and a shareholder and a director of Investment Associates II; and a limited partner of Associates V, Mr. Ireland, who is a principal of CD&R, a limited partner of Associates V and a shareholder and a director of Investment Associates II, and Mr. Novak, who is a principal of CD&R, a limited partner of Associates V, and a shareholder of Investment Associates II, is a director of CDRJ North Atlantic (Lux) S.àr.l. See “Management.”

      CD&R is a private investment firm that is organized as a Delaware corporation. CD&R is the manager of a series of investment funds, including CD&R Fund V. CD&R generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, CD&R generally provides advisory, management consulting and monitoring services to the companies in which its investment funds have invested during the period of such funds’ investments.

      Pursuant to a consulting agreement entered into at the closing of the Acquisition, until the tenth anniversary of the Acquisition or the date on which CD&R Fund V no longer has an investment in Jafra or until the termination by either party with 30 days’ notice, CD&R will receive an annual fee (and reimbursement of out-of-pocket expenses) for providing advisory, management consulting and monitoring services to Jafra. Such services include, among others, helping Jafra to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of Jafra. The annual fee received by CD&R was $400,000 for the year ended December 31, 2000. As of January 1, 2001, the annual fee was increased to $1.0 million based on an amendment to the consulting agreement. The annual fee received by CD&R for each of the years ended December 31, 2001 and 2002 was $1.0 million. In addition, the amendment adds to CD&R’s services provided to Jafra under the agreement, financial advisory, investment banking and similar services with respect to future proposals for an acquisition, merger, recapitalization, or other similar transaction directly or indirectly involving Jafra or any of its subsidiaries. The fee for such additional services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. Such transaction fees may be increased upon approval of a majority of the members of our Board of Directors who are not employees of Jafra, CD&R or any affiliate of CD&R. The amendment also provides that if any employee of CD&R is appointed to an executive management position (or a position of comparable responsibility) in Jafra or any of its subsidiaries, the annual fee will be increased by an amount to be determined by CD&R, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. We have also agreed to indemnify the members of the Board employed by CD&R and CD&R against liabilities incurred under securities laws, liabilities to third parties, and liabilities relating to the provision by CD&R of advisory management, consulting and monitoring services.

      CD&R, CD&R Fund V, CDRJ Investments (Lux) S.A., CDRJ North Atlantic S.àr.l, Jafra Worldwide, Jafra Distribution (Mexico), Jafra Mexico and Jafra US entered into an indemnification agreement, pursuant to which CDRJ Investments (Lux) S.A. has agreed to indemnify the members of its board of directors, as well as CD&R, CD&R Fund V, Associates V, Investment Associates II and certain of their members, partners, associates and affiliates to the fullest extent allowable under applicable law and to indemnify such persons against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with offerings of securities of Jafra, liabilities to third parties arising out of any action or failure to act by Jafra, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

      Jafra has entered into employment agreements with various members of management. See “Management”. The employment agreements of Messrs. Clark and Rubio will be amended to provide that each will be a director of Jafra Worldwide Holdings S.àr.l during the term of his employment.

      In connection with the Transactions, Jafra Worldwide has assumed the obligations of CDRJ Investments (Lux) S.A. under the employment agreements.

      Under certain circumstances, stockholders will be able to require CDRJ North Atlantic S.àr.l (Lux) S.A. to purchase their shares of common stock. Management stockholders are subject to a holding period of at least seven months from the date such shares were acquired. In June 2001, a former member of management and a director both requested that Jafra purchase their entire balance of common stock, consisting of an aggregate of 2,563 shares. In September 2001, a former member of management exercised options to purchase 210 shares of common stock, and then requested that Jafra purchase his entire balance of common stock, consisting of 526 shares. In July 2000, a former member of management exercised options to purchase 158 shares of common stock, and then requested that Jafra purchase his entire balance of common stock, consisting of 632 shares. In November 2000, a former member of management requested that Jafra purchase his entire balance of common stock, consisting of 316 shares. Jafra repurchased the shares in 2001 at a total cost of $772,000, or $250 per share, and the shares in 2000 at a total cost of $199,000, or $210 per share, which represented the respective estimated fair values at the time of the purchases.

      In connection with the Transactions, CDRJ North Atlantic S.àr.l has assumed the obligations of CDRJ Investments (Lux) S.A. under the management stock subscription agreements.

      In connection with the Transactions, Jafra Worldwide is acting as liquidator of CDRJ Investments (Lux) S.A. In that capacity, Jafra Worldwide will assume all of CDRJ Investments (Lux) S.A.’s contingent and unknown liabilities that will not be satisfied in liquidation.

      Certain members of management, including named executive officers, financed a portion of the cash purchase price of the shares of common stock they acquired through loans from the Chase Manhattan Bank on market terms. In July 2000, a member of management purchased 316 shares of common stock at a purchase price of $150 per share, which was below the estimated fair value at the time of purchase of $210 per share. Jafra recognized compensation expense of approximately $19,000 at the time of the purchase. In August 2000, certain members of management purchased an aggregate of 4,108 shares of the common stock at a purchase price of $210 per share, which represented the estimated fair value at the time of the purchase. During 2000, certain members of management were also granted options to purchase an aggregate of 8,848 shares of common stock. In February 2001, certain members of management purchased an aggregate of 474 shares of the common stock at a purchase price of $210 per share, which represented the estimated fair value at the time of the purchase. In September 2001, a former member of management purchased 210 shares of common stock at a purchase price of $150 per share, which was below the estimated fair value at the time of the purchase of $250 per share. Jafra recognized compensation expense of approximately $21,000 at the time of the purchase. During 2001, certain members of management were also granted options to purchase an aggregate of 948 shares of common stock. To help members of management obtain such terms for such financing, Jafra fully and unconditionally guaranteed up to 75% of the purchase price for the shares of common stock purchased by each such member of management. Jafra guaranteed loans for $687,300, $687,300, $545,100, $225,000 and $230,000 extended to Messrs. Clark, Rubio, Mason, Guirao, and DiGregorio, respectively. Management used net after-tax proceeds of the distribution they received from CDRJ Investments (Lux) S.A. upon the consummation of the Transactions to repay these loans in full.

      Prior to 2000, Jafra engaged an entity, in which a CD&R fund has a minority investment, to develop its e-commerce business. During 2000, Jafra paid such entity fees of $1,798,000. Jafra terminated this agreement and entered into a settlement and release agreement with such entity in 2000, pursuant to which such entity agreed to pay Jafra $500,000 in quarterly installments, together with interest at 9.5% per annum through October 2005. At December 31, 2002, the balance was paid in full.

DESCRIPTION OF OTHER INDEBTEDNESS

      The following summary is a description of the material terms of the new working capital facility and the related documents governing the facility. The credit facility and related documents governing the facility have been filed as exhibits to the registration statement of which this prospectus is a part. These documents are available as set forth under the heading “Where You Can Find More Information.”

New Senior Secured Credit Facilities

      General. On May 20, 2003, we entered into new senior secured credit facilities, which consist of a $50.0 million senior secured term loan facility maturing in 2008 and a $40.0 million senior secured revolving credit facility, also maturing in 2008, of which $10.0 million is available as letters of credit. Jafra US has borrowed 40% of the loans under the new term facility and 40% of the new revolving credit facility will be available to be borrowed by Jafra US, with the remaining amounts of both facilities to be borrowed by or made available to Jafra Distribution (Mexico). The availability of loans and letters of credit under the new credit facilities will be subject to customary conditions precedent.

      Use of Facilities. We used the proceeds of the term loan facility to repay debt in connection with the Transactions. The new senior secured revolving credit facility can be used by Jafra for general corporate purposes.

      Guarantees and Security. Jafra Worldwide has guaranteed all of our obligations under the new senior secured credit facilities, and each of Jafra Distribution (Mexico) and Jafra US has guaranteed the obligations of the other borrower, subject to a 30-day cure period prior to enforcement of such guarantee. In addition, substantially all present or future domestic subsidiaries of Jafra US have guaranteed or will guarantee its obligations under the new credit facilities and Jafra Mexico and substantially all present or future subsidiaries of Jafra Distribution (Mexico) and Jafra Mexico have guaranteed or will guarantee the obligations of Jafra Distribution (Mexico). The new senior secured credit facilities are secured by substantially all of our assets.

      Interest and Fees. Amounts outstanding under the new senior secured credit facilities bear interest at a rate equal to, at our option, (1) an alternate base rate plus an applicable margin or (2) an adjusted LIBOR rate plus an applicable margin. These applicable margins are initially 3.00% and 4.00% for base rate loans and LIBOR loans, respectively, subject in each case to periodic adjustment based on certain levels of financial performance.

      We will also pay (1) commitment fees of 0.50% per annum (subject to periodic adjustment based on certain levels of financial performance) on the undrawn amount of the new revolving credit facility, (2) administrative agent’s fees and (3) letter of credit fees, and we are responsible for paying certain participation fees in connection with the syndication of the new credit facilities.

      Voluntary Prepayments. We can voluntarily prepay the loans and reduce commitments, in whole or in part, without premium or prepayment penalties except for breakage costs incurred in connection with prepayment during a LIBOR interest period.

      Covenants and Events of Default. We are subject to covenants that, among other things, restrict our ability to incur or guarantee indebtedness, make investments, loans and advances, dispose of assets, pay dividends, make acquisitions, enter into mergers, create liens, enter into certain transactions with affiliates, make fundamental changes to our businesses and amend the terms of or prepay certain other indebtedness, including the notes. In addition, we are required to maintain certain financial covenants, including to maintain a maximum ratio of total debt to EBITDA, to maintain a minimum interest expense ratio and not to exceed a maximum annual amount of capital expenditures. We are also subject to customary affirmative covenants and events of default.

DESCRIPTION OF NOTES

General

      The old notes were issued, and the new notes will be issued, under an Indenture, dated as of May 20, 2003 (the “Indenture”), among Jafra US, Jafra Distribution (Mexico), the initial Note Guarantors (as hereafter defined) and U.S. Bank National Association, as Trustee (the “Trustee”). The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. It is available as set forth under the heading “Where You Can Find More Information”. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore will not contain restrictions on transfer, will not contain provisions relating to additional interest, and will contain terms of an administrative nature that differ from the old notes. New notes will otherwise be treated as notes for purposes of the Indenture.

      The following is a summary of certain provisions of the Indenture and the notes. This summary does not contain all of the information that may be important to an investor in the notes. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended (“TIA”). The capitalized terms defined in “— Certain Definitions” below are used in this “Description of Notes” as so defined. As used herein, the term “Company” refers to Jafra Worldwide Holdings (Lux) S.àr.l. and the term “Issuers” refers to Jafra US and Jafra Distribution (Mexico).

Terms of the Notes

      The old notes were issued initially in an aggregate principal amount of $200.0 million. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “— Certain Covenants — Limitation on Indebtedness,” which may vote as a class with the notes and otherwise be treated as notes for purposes of the Indenture.

      The notes are the several obligations of the Issuers. Of the outstanding aggregate principal amount of notes of $200.0 million, Jafra US is severally liable with respect to the payment of $80 million of principal, together with interest thereon (the “Jafra US Portion”), and Jafra Distribution (Mexico) is severally liable with respect to the payment of $120 million of principal, together with interest thereon (the “Jafra Distribution (Mexico) Portion”). Except as otherwise described herein, Jafra US and Jafra Distribution (Mexico) are severally liable in respect of each outstanding note in the relative proportions of the Jafra US Portion and the Jafra Distribution (Mexico) Portion, respectively.

      The notes will mature on May 15, 2011. Each note bears interest at a rate per annum shown on the front cover of this prospectus from May 20, 2003, payable semiannually in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing November 15, 2003.

Optional Redemption

      Except as set forth in the two following paragraphs or under “— Redemption for Changes in Withholding Taxes”, the notes will not be redeemable at the option of the Issuers prior to May 15, 2007. Thereafter, the notes will be redeemable, at the Issuers’ option, in whole or in part, and from time to time on and after May 15, 2007 and prior to maturity; provided, however, that any such optional redemption may only be effected concurrently by both of the Issuers on a pro rata basis based on the relative proportions of the Jafra US Portion and the Jafra Distribution (Mexico) Portion. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent. The notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Redemption
Period	Price

2007	105.375%
2008	102.688%
2009 and thereafter	100.000%

      In addition, at any time and from time to time prior to May 15, 2006, the Issuers at their option may concurrently redeem the notes on a pro rata basis (based on the relative proportions of the Jafra US Portion and the Jafra Distribution (Mexico) Portion) in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the notes (including the principal amount of any Additional Notes), with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 110.750% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of the notes equal to at least 65% of the original aggregate principal amount of the notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company, or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the Company or any of its Restricted Subsidiaries. The Issuers may make such redemption upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

Selection

      In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. In the event of any partial redemption (other than a redemption described under “— Redemption for Changes in Withholding Taxes”), the liability of each Issuer for each note that remains outstanding shall continue in the same proportion as the relative proportions of the Jafra US Portion and the Jafra Distribution (Mexico) Portion, respectively.

Additional Amounts

      All payments made by or on behalf of Jafra Distribution (Mexico) under or with respect to the notes or by or on behalf of any Guarantor (other than Jafra US) under or with respect to any Guarantee (in any case, a “Payor”) must be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Governments of Mexico, Luxembourg or the jurisdiction of incorporation, seat of management or residence for income tax purposes of any future Mexican Subsidiary Guarantor or any successors to the Company, Jafra Distribution (Mexico) or any Mexican Subsidiary Guarantor (each a “Successor Jurisdiction”), as the case may be, or of any territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless the Payor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If a Payor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the notes or a Note Guarantee, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

(i) any payment to a Holder which is subject to such Taxes by reason of its (or the beneficial owner of the notes) being connected with Mexico, Luxembourg or any Successor Jurisdiction or any territory thereof other than a connection arising from the mere holding of notes or the receipt of payments in respect of the notes or the Note Guarantees;

(ii) any Taxes with respect to a note presented for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to the Holders, whichever occurs later, except to the extent that the Holder of such note would have been entitled to such Additional Amounts on presenting such note for payment on any date during such 30-day period;

(iii) Taxes that would not have been imposed but for the failure of the Holder or beneficial owner of a note to comply with any certification, identification, information, or other documentation requirement under law, regulation, administrative practice or an applicable treaty that is a precondition to exemption from, or reduction in the rate of, the imposition, deduction or withholding of Taxes, provided that at least 60 days prior to (a) the first payment date with respect to which this clause (iii) shall be applied and (b) in the event of a change in such certification, identification, information or other documentation requirement, the first payment date subsequent to such change, the Payor shall have notified the Trustee, in writing, that the Holders or beneficial owners of the notes will be required to provide such information or documentation;

(iv) estate, inheritance, gift, sales transfer, personal property or other similar taxes imposed with respect to such notes;

(v) any Tax which is only payable otherwise than by withholding or deduction from payments in respect of the notes or the Note Guarantees; and

(vi) any combination of items (i), (ii), (iii), (iv) and (v) above.

      Each Payor will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. Each Payor will furnish to the Trustee of the notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Payor; provided, however, that if the relevant Payor is unable to obtain such receipt within 30 days, notwithstanding such Payor’s best efforts to obtain such receipts, the Payor will furnish such receipts to the Trustee as soon as receipts can be obtained.

      Whenever in the Indenture there is mentioned, in any context, (a) the payment of principal, (b) purchase prices in connection with a purchase of notes, (c) interest or (d) any other amount payable on or with respect to any of the notes or a Note Guarantee, such reference shall be deemed to include payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

      Each Payor will pay any present or future stamp, court or documentary taxes or any other similar taxes, charges or levies that arise in Mexico, Luxembourg or any Successor Jurisdiction from the execution, delivery, registration of, or enforcement of rights under, the notes, the Indenture or any other document or instrument in relation thereof.

      The obligations described under this heading shall survive any termination, defeasance or discharge of the Indenture.

      For a discussion of the reduction in Mexican withholding taxes applicable to payments under or with respect to the notes and the Note Guarantees, see “Certain Tax Considerations.”

Redemption for Changes in Withholding Taxes

      The Jafra Distribution (Mexico) Portion of the notes may be redeemed, at the option of Jafra Distribution (Mexico), at any time as a whole but not in part, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event Jafra Distribution (Mexico), any successor to Jafra Distribution (Mexico) or any current or future Note Guarantor of such Jafra Distribution (Mexico) Portion has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, and such obligation cannot be avoided by such person’s taking reasonable measures available to it, any Additional Amounts in excess of Additional Amounts that Jafra Distribution (Mexico), such successor or such Note Guarantor would be required to pay if payments by Jafra Distribution (Mexico), such successor or such Guarantor were subject to a 4.9% Mexican withholding tax as a result of a change in or an amendment to applicable treaties or laws (including any regulations promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application or interpretation of such treaties, laws or regulations, which change or amendment is announced or becomes effective on or after the date of this Prospectus (“Excessive Additional Amounts”); provided, however that no such notice of redemption may be given earlier than 60 days prior to the earliest date on which Jafra Distribution (Mexico), such successor or such Note Guarantor would, but for such redemption, be obligated to pay such Excessive Additional Amounts. Prior to the publication of any notice of redemption pursuant to this provision, Jafra Distribution (Mexico), any successor to Jafra Distribution (Mexico) or any Note Guarantor will deliver to the Trustee (a) a certificate duly signed by an officer of Jafra Distribution (Mexico), such successor or such Note Guarantor stating that Jafra Distribution (Mexico), such successor or such Note Guarantor is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of Jafra Distribution (Mexico), such successor or such Note Guarantor so to redeem have occurred and (b) a written opinion of Mexican legal counsel reasonably acceptable to the Trustee to the effect that Jafra Distribution (Mexico), such successor or such Note Guarantor has or will become obligated to pay such Excessive Additional Amounts as a result of an amendment or change referred to in this provision.

Note Guarantees

      The monetary obligations of the Issuers pursuant to the notes, including any repurchase obligation resulting from a Change of Control, are guaranteed on a senior subordinated basis by the Company. The obligation of Jafra US with respect to the Jafra US Portion are also guaranteed on a senior subordinated basis by Jafra Distribution (Mexico) (subject to a 30-day standstill period), and with certain exceptions, will also be guaranteed by each subsequently acquired or organized U.S. Subsidiary of Jafra US. The obligation of Jafra Distribution (Mexico) with respect to the Jafra Distribution (Mexico) Portion are also guaranteed on a senior subordinated basis by Jafra US (subject to a 30-day standstill period), by Jafra Mexico and by each presently existing or subsequently acquired or organized Restricted Subsidiary of Jafra Distribution (Mexico) or Jafra Mexico. The terms and conditions of these Note Guarantees are further described below.

      The Company, as primary obligor and not merely as surety, has irrevocably and fully and unconditionally Guaranteed, on a senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of each Issuer under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations of each Issuer being herein called the “Guaranteed Note Obligations”).

      Each Issuer, as primary obligor and not merely as surety, had Guaranteed, on a senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Guaranteed Note Obligations of the other Issuer under the Indenture and the notes with respect to the Jafra US Portion (in the case of such Guarantee by Jafra Distribution (Mexico)) or the Jafra Distribution (Mexico) Portion

(in the case of such Guarantee by Jafra US). Proceedings or other actions to enforce either such Note Guarantee of either Issuer may not be initiated or taken until the earlier to occur of (i) 30 days after written demand for payment has been made thereunder by the Trustee or the Holders in accordance with the terms of the Indenture and (ii) certain events of bankruptcy of such Issuer.

      Each U.S. Subsidiary Guarantor, as primary obligor and not merely as surety, has jointly and severally, irrevocably and fully and unconditionally Guaranteed, on a senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Guaranteed Note Obligations of Jafra US under the Indenture and the notes (all such Guaranteed Note Obligations being herein called the “Guaranteed Jafra US Obligations”). At the Issue Date, Jafra US does not currently have any U.S. Subsidiaries. Each Mexican Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guaranteed, on a senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Guaranteed Note Obligations of Jafra Distribution (Mexico) under the Indenture and the notes (all such Guaranteed Note Obligations being herein called the “Guaranteed Jafra Distribution (Mexico) Obligations”). Each Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law, including any applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors — Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for holders of the notes.”

      Each Note Guarantor has also agreed to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Note Guarantee.

      Each Note Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other relevant Guaranteed Note Obligations then due and owing, unless earlier terminated as described below, (ii) be binding upon such Note Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

      Notwithstanding the preceding paragraph, Note Guarantees are be subject to termination and discharge under the circumstances described in this paragraph:

(1) Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”), by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor (or the surviving Person in any such merger, if applicable) is not a Restricted Subsidiary of the Company, (ii) pursuant to the terms of its Subsidiary Guarantee, (iii) at any time that such Subsidiary Guarantor is released from all its obligations under all its Guarantees of payment by the relevant Issuer of Indebtedness (other than Bank Indebtedness) of such Issuer, (iv) upon the merger or consolidation of such Subsidiary Guarantor with and into the Company, an Issuer or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, (v) upon legal or covenant defeasance of the relevant Issuer’s obligations, or satisfaction and discharge of the Indenture, and (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the relevant Issuer is liable and all other Guaranteed Note Obligations of such Issuer then due and owing. Subject to the foregoing, the Company will not permit any Subsidiary

Guarantor to consolidate or merge with or into any Restricted Subsidiary (or Person that will become a Restricted Subsidiary as a result of such merger or consolidation) that is not a Subsidiary Guarantor unless (x) such Subsidiary Guarantor is the surviving Person or (y) such other Restricted Subsidiary expressly assumes all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Note Guarantee (if then otherwise in effect) by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee.

(2) The Company will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) with respect to the predecessor Company, as and when provided under the provisions described in the second paragraph under “— Merger and Consolidation,” (ii) pursuant to the terms of its Note Guarantee, (iii) upon legal or covenant defeasance of the relevant Issuer’s obligations, or satisfaction and discharge of the Indenture, and (iv) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the relevant Issuer is liable and all other Guaranteed Note Obligations of such Issuer then due and owing.

(3) An Issuer will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) with respect to the relevant predecessor Issuer, as and when provided under the provisions described in the second paragraph under “— Merger and Consolidation,” (ii) pursuant to the terms of its Note Guarantee, (iii) upon legal or covenant defeasance of the other Issuer’s obligations, or satisfaction and discharge of the Indenture, and (iv) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the other Issuer is liable and all other Guaranteed Note Obligations of the other Issuer then due and owing.

Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Note Guarantee.

      Neither the Issuers nor any Note Guarantor shall be required to make a notation on the notes to reflect any such Note Guarantee or any such release, termination or discharge.

Ranking

      The indebtedness evidenced by the notes and each Note Guarantee are unsecured Senior Subordinated Indebtedness of the Issuers or the relevant Note Guarantor, as the case may be, are subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of the Issuers or such Note Guarantor, including such Person’s obligations under the Senior Credit Facility, are ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Person and are senior in right of payment to all existing and future Subordinated Obligations of such Person. The notes and each Note Guarantee are effectively subordinated to any Secured Indebtedness of the Issuers or the relevant Note Guarantor, as the case may be, to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “— Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

      At June 30, 2003, the outstanding Senior Indebtedness of the Issuers and the Note Guarantors was $50.0 million. In addition, the Issuers had additional availability of $40 million for borrowings under the Senior Credit Facility, all of which would have been Secured Indebtedness, and no Senior Subordinated Indebtedness (other than the indebtedness represented by the notes). Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Note Guarantors may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “— Certain Covenants — Limitation on Indebtedness” below.

      The terms on which each Note Guarantee are subordinated to the prior payment in full of Senior Indebtedness of the relevant Note Guarantor are substantially identical to those described below governing the subordination of the notes to the prior payment in full of Senior Indebtedness of the Issuers.

      The Company conducts substantially all of its operations through its Subsidiaries, including Subsidiaries that are neither an Issuer nor a Subsidiary Guarantor. Each Issuer and Subsidiary Guarantor may conduct certain of its operations through Subsidiaries that are not Subsidiary Guarantors. The claims of the creditors (including Holders of the notes) of the Company or such Issuer or Subsidiary Guarantor, as applicable, are (in the absence of any direct claim against such Subsidiaries, such as a Note Guarantee) effectively subordinated to the claims of the creditors and preferred shareholders (if any) of such Subsidiaries with respect to the assets and earnings of such Subsidiaries. Accordingly,

•	the Note Guarantee of the Company is effectively subordinated to the claims of creditors and preferred stockholders (if any) of its Subsidiaries that are neither Issuers nor Subsidiary Guarantors;

•	each Issuer’s Portion of the notes, or Note Guarantee as to the other Issuer’s Portion, is effectively subordinated to the claims of creditors and preferred stockholders (if any) of its Subsidiaries that are not Subsidiary Guarantors; and

•	the Note Guarantee of each Subsidiary Guarantor is effectively subordinated to the claims of creditors and preferred stockholders (if any) of its Subsidiaries that are not Subsidiary Guarantors.

Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. At June 30, 2003, the outstanding Indebtedness and trade payables of the Company’s Subsidiaries (other than the Issuers and the Subsidiary Guarantors) totaled approximately $1.3 million. No preferred stock of such Subsidiaries was outstanding at such date. See “— Certain Covenants — Limitation on Indebtedness” below.

      “Senior Indebtedness” means, with respect to either Issuer or any Note Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) all Bank Indebtedness, (ii) all obligations of such Person in respect of any Receivables Financing, and (iii) all obligations of such Person consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of such Person, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the notes or the Note Guarantee of such Person; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person that is expressly subordinated in right of payment to any other Indebtedness of such Person, (5) any Capital Stock of such Person or (6) that portion of any Indebtedness of such Person that is Incurred by such Person in violation of the covenant described under “— Certain Covenants — Limitation on Indebtedness” (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

      Only Indebtedness of an Issuer or a Note Guarantor that is Senior Indebtedness ranks senior to such Person’s obligations with respect to the Notes or such Person’s Note Guarantee, as the case may be, in accordance with the provisions of the Indenture. Each Issuer’s or Note Guarantor’s obligations with respect to the notes and the relevant Note Guarantee, as the case may be, in all respects ranks pari passu with all other

Senior Subordinated Indebtedness of such Person. The Company has agreed in the Indenture that it will not Incur, and will not permit either Issuer or any Note Guarantor to Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company, such Issuer or such Note Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the notes or the relevant Note Guarantee, as the case may be. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

      Neither Issuer may pay principal of, or premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under “— Defeasance” below and may not otherwise purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if (i) any Senior Indebtedness of such Issuer is not paid in full when due or (ii) any other default on Senior Indebtedness of such Issuer occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms (either such event, a “Payment Default”) unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full. However, an Issuer may pay the notes without regard to the foregoing if such Issuer and the Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

      In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of an Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a “Non-payment Default”), such Issuer may not pay the notes for the period specified as follows (a “Payment Blockage Period”). The Payment Blockage Period shall commence upon the receipt by the Trustee (with a copy to such Issuer) of written notice (a “Blockage Notice”) of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since such receipt of such Blockage Notice, (ii) the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing), (iii) such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents or (iv) such Payment Blockage Period shall have been terminated by written notice to the Trustee and such Issuer from the Person or Persons who gave such Blockage Notice. An Issuer shall promptly resume payments on the notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice to the Issuers in the aggregate may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution of the assets of an Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Issuer or its property, or in bankruptcy, insolvency, receivership or similar proceeding relating to such Issuer or its property, the holders of Senior Indebtedness of such Issuer will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment from such Issuer and until the Senior Indebtedness of such Issuer is paid in full, any payment or distribution from such Issuer to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution from an Issuer is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of such Issuer and pay it over to them as their interests may appear.

      If an Issuer fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the notes to accelerate the maturity thereof. See “— Defaults.” If payment of the notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Issuers or the Representative of such holders of the acceleration. Such acceleration will not be effective with respect to an Issuer, and such Issuer may not pay the notes, until five Business Days after such holders or the Representative of each Designated Senior Indebtedness of such Issuer receive notice of such acceleration and, thereafter, such Issuer may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

      By reason of such subordination provisions contained in the Indenture, in the event of liquidation, receivership, reorganization or insolvency, (i) creditors of an Issuer who are holders of Senior Indebtedness of such Issuer may recover more, ratably, from such Issuer than the Noteholders, (ii) trade creditors of an Issuer who are not holders of Senior Indebtedness of such Issuer or of Senior Subordinated Indebtedness of such Issuer (including the notes) may recover less, ratably, than holders of Senior Indebtedness of such Issuer and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of such Issuer, and (iii) an Issuer may be unable to meet its obligations on the notes. In addition, as described above, the notes will be effectively subordinated, with respect to an Issuer’s Subsidiaries that are not Subsidiary Guarantors, to the claims of creditors of those Subsidiaries.

Change of Control

      Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder will have the right to require the Issuers to repurchase, on a several basis in proportion to each Issuer’s several obligations in respect of the notes, all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuers shall not be obligated to repurchase notes pursuant to this covenant in the event that they have exercised their right to redeem all the notes as described under “— Optional Redemption.”

      The term “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary of a Parent, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such Person (x) shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) shall not be a Subsidiary of a Parent;

(ii) the Company ceases to beneficially own, directly or indirectly, 100% of the aggregate voting power of the Voting Stock of either Issuer (excluding beneficial ownership of any other Person attributable to Designated Equity Interests), other than in a transaction by the Company in compliance with the provisions described under “— Merger and Consolidation” in which the Company’s Successor succeeds to such beneficial ownership of the Company;

(iii) during any period of two consecutive years (during which period the Company has been a party to the Indenture) individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more

Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; or

(iv) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as such surviving or transferee Person is a Subsidiary of a parent Person, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person (x) shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) shall not be a Subsidiary of a parent Person of such surviving or transferee Person.

      In the event that, at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control, (unless the Issuers have exercised their right to redeem all the notes as described under “— Optional Redemption”), the Issuers shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph. The Issuers shall first comply with the provisions of the immediately preceding sentence before they shall be required to repurchase notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “— Defaults” below.

      Unless the Issuers have exercised their right to redeem all the notes as described under “— Optional Redemption,” the Issuers shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuers, severally in proportion to their respective obligations in respect of the notes, to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

      The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Company has no definitive plans to engage in a transaction involving a Change of Control. However, CD&R Fund V and management continue to evaluate potential transactions that could include the sale of a minority or majority interest in the Company, and it is possible that the Company would engage in such a transaction in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

      The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Senior Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, an Issuer’s ability to pay cash to the Holders upon a repurchase may be limited by such Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the notes have the right to require the Company to repurchase such notes.

Certain Covenants

      The Indenture contains covenants including, among others, the following:

      Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company, either Issuer or any Subsidiary Guarantor may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.25:1.00.

      (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness of any Foreign Subsidiary Incurred other than under the Senior Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount which, when taken together with the principal amount of all Indebtedness Incurred pursuant to this clause (i) and then outstanding, does not exceed the amount equal to (A) $130.0 million, plus (B) the amount, if any, by which the Borrowing Base exceeds $65.0 million, plus (C) in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary issued to and held by the Company or (B) of the Company or any Restricted Subsidiary issued to and held by any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or any other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof;

(iii) Indebtedness represented by the notes (excluding any Additional Notes that are not Exchange Notes), any Indebtedness (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Total Assets at any time outstanding;

(v) Indebtedness of any Foreign Subsidiary Incurred for working capital purposes;

(vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than Indebtedness Incurred in violation of the covenant described hereunder) or (B) Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness Incurred in violation of the covenant described hereunder);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations entered into for bona fide hedging purposes in the ordinary course of business, or (D) Management Guarantees or (E) the financing of insurance premiums in the ordinary course of business;

(ix) Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition;

(x) Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into the Company or any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise in connection with, such acquisition); provided, however, that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness; and

(xi) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with the principal amount of all Indebtedness Incurred pursuant to this clause (xi) and then outstanding, does not exceed an amount equal to 12% of Consolidated Total Assets at any time outstanding.

      (c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

      (d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under the Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

      Limitation on Layering. The Company shall not permit either Issuer to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Issuer, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, such Issuer’s Indebtedness with respect to the notes. The Company shall not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with the Company’s Note Guarantee, or is subordinated in right of payment to the Company’s Note Guarantee. The Company shall not permit any Subsidiary Guarantor to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor’s Subsidiary Guarantee, or is subordinated in right of payment to such Subsidiary Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

      Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive) declared or made subsequent to the Issue Date and then outstanding would exceed the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds, and fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), plus the amount of cash, property or assets (determined as provided above) received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments and the initial amount of all such Investments.

      (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company; provided, however, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (B) of the preceding paragraph (a);

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of either Issuer or any Note Guarantor or Refinancing Indebtedness Incurred in compliance with the covenant described under “— Limitation on Indebtedness,” (x) from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Change of Control” and, if required, purchased all notes tendered pursuant to the offer to repurchase all the notes required thereby, prior to purchasing or repaying such Subordinated Obligations, or (z) consisting of Acquired Indebtedness;

(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) payments to purchase, repurchase or otherwise acquire Capital Stock (including any options, warrants or other rights in respect thereof), from Management Investors (including loans, advances, dividends or distributions by the Company to a Parent to permit such Parent to make any such purchase, repurchase or other acquisition), or from a Parent in connection with any exercise by any Management Investor of any option, warrant or other right to acquire Capital Stock of a Parent from the Company or any Restricted Subsidiary (an “Exercise”), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (1) $13.0 million, plus(2) $2.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (3) the Net Cash Proceeds received by the Company or any Restricted Subsidiary since the Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock to, or as a capital contribution from, a Parent) (x) from the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof) or (y) from a Parent not exceeding the amount of proceeds received by a Parent from the issuance or sale to the Company or any Restricted Subsidiary of Capital Stock of a Parent in connection with an Exercise, to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a);

(vi) the payment of (or loans, advances, dividends or distributions by the Company to a Parent to pay) dividends on the common stock or equity of the Company (or such Parent) following a public offering of such common stock or equity, in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (vii) and then outstanding, net of repayments of any such loans or advances, does not exceed $5.0 million at any time outstanding;

(viii) payments by the Company or any Restricted Subsidiary to satisfy obligations under the Management Agreements and Permitted Parent Payments;

(ix) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; and

(x) the Transactions;

provided, that (A) in the case of clauses (iii), (vi) and (vii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of

Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture or the notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided, however, that for purposes of this clause (2), if a Person other than the Company or the relevant Issuer is the Successor, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes the Successor;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Holders of the notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or (I) pursuant to Currency Agreements or Interest Rate Agreements;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order or as required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

      Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $5.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $2.5 million or more, at least 75% of the consideration therefor (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash; and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Issuers elect (or to the extent required by the terms of any Senior Indebtedness or any Indebtedness of a Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness or any Indebtedness of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the date of such Asset Disposition, or (y) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition or, if such reinvestment in Additional Assets is a project that is authorized by the Board of Directors and committed to by the Company or any Restricted Subsidiary and will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer (or to cause the Issuers to make an offer) to purchase notes and (to the extent the Issuers elect, or to the extent required by the terms thereof) to purchase, redeem or repay any other Senior Subordinated Indebtedness, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million. If the aggregate principal amount of notes and Senior Subordinated Indebtedness validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between the notes and such Senior Subordinated Indebtedness, with the portion of the Excess Proceeds payable in respect of the notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and the outstanding principal amount of the relevant Senior Subordinated Indebtedness, and (y) the aggregate principal amount of notes validly tendered and not withdrawn.

      For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary and (6) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-Cash Consideration (with fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      (b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (iii)(B) of paragraph (a) above, the Issuers will be required to purchase (on a several basis in proportion to each Issuer’s obligations in respect of the notes) notes tendered pursuant to an offer by the Issuers for the notes (the “Offer”), at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of notes, the remaining Net Available Cash will be available to the Company and its Restricted Subsidiaries for use in accordance with clause (iii)(B) of paragraph (a) above (to repay Senior Subordinated Indebtedness) or clause (iii)(C) of paragraph (a) above. The Issuers shall not be required to make an Offer for notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

      (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      Limitation on Transactions With Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate, and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $5.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

      (b) The provisions of the preceding paragraph (a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, sale, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of fees to directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business, (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof,

(iii) any transaction with the Company, any Restricted Subsidiary or any Receivables Entity,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto,

(v) execution, delivery and performance of the Management Agreements, including payment to CDR or any Affiliate of CDR of fees of up to $1.0 million in any fiscal year plus all out-of-pocket expenses incurred by CDR or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

(vi) the Transactions, all transactions in connection therewith (including the financing thereof), and, without duplication of clause (v) above, all fees or expenses paid or payable in connection with the Transactions,

(vii) any transaction with one or more customers, clients, suppliers, or purchasers or sellers of property or services, in the ordinary course of business, which is fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or senior management thereof, or is on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company; and

(viii) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity; provided; however, that no other

Affiliate of the Company (other than a Restricted Subsidiary) has any Investment in such joint venture or similar entity.

      Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness of either Issuer or any Note Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the notes or such Note Guarantor’s Note Guarantee (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness of such Issuer or Note Guarantor due under the Indenture and the notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

      Future Subsidiary Guarantors. Except as described below, the Company will cause each U.S. Subsidiary of Jafra US that is organized or acquired by Jafra US after the Issue Date to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the Guaranteed Jafra US Obligations, whereupon such Subsidiary will become a Subsidiary Guarantor. The Company will also cause each Restricted Subsidiary of Jafra Distribution (Mexico) or Jafra Mexico that is organized or acquired by Jafra Distribution (Mexico) or Jafra Mexico after the Issue Date to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the Guaranteed Jafra Distribution (Mexico) Obligations, whereupon such Subsidiary will become a Subsidiary Guarantor. The Company will not be required to cause any U.S. Subsidiary of Jafra US to become a Subsidiary Guarantor unless and until such time as such Subsidiary, together with any other U.S. Subsidiary of Jafra US that has not then become a Subsidiary Guarantor, accounts for two percent or more of Consolidated Total Assets. In addition, the Company may at its option cause any Subsidiary thereof that is not a Subsidiary Guarantor so to guarantee payment of the Guaranteed Note Obligations of either Issuer and become a Subsidiary Guarantor.

      Subsidiary Guarantees will be subject to termination and discharge under certain circumstances. See “— Note Guarantees.”

      SEC Reports. Notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, from and after the Issue Date, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as notes are outstanding, the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to the reporting requirements of such Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates by which the Company would have been required so to file such documents if the Company were so subject; provided that if the Company is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act) the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC) the following reports by the dates indicated, in satisfaction of the foregoing obligation to file reports and other documents: (i) within 120 days from the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein for such fiscal year, and (ii) within 60 days after the end of each of the first three quarters in each fiscal year, quarterly reports on Form 6-K containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flows) and Management’s Discussion and Analysis of Financial Condition and Results of Operations for and as of the end of such quarters (with comparable financial statements for such quarter of the immediately preceding fiscal year). The Company will also, within 15 days after the date on which the Company files such reports, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee copies of any such information, documents and reports (without exhibits) (or, in lieu of one or more of the quarterly reports for fiscal 2003, a registration statement filed with the SEC under the Securities Act or any amendment thereto, provided such registration statement or amendment contains the information that would have been included in each such report). The Company will be deemed to have satisfied such requirements if a Parent files and provides reports, documents and information of the types otherwise so required to be filed by the Company, or of the types required to be filed by a U.S. issuer with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

      The Company will not, and will not permit either Issuer to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the “Successor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (in the case of the Company only) the Cayman Islands, Luxembourg, Kingdom of the Netherlands (including the Netherlands Antilles) or any other member of the European Union, or (in the case of Jafra Distribution (Mexico) only) Mexico, and the Successor (if not the Company or such Issuer) will expressly assume all the obligations of the Company or such Issuer under the Company’s Note Guarantee (in the case of the Company) or the notes (in the case of such Issuer) and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, its Successor) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, its Successor) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction; (iv) each Note Guarantor (other than any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Note Guarantee; and (v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant. Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness.”

      The Successor will succeed to, and be substituted for, and may exercise every right and power of, the Company or the relevant Issuer under the Indenture, and thereafter the predecessor Company or the relevant Issuer shall be relieved of all obligations and covenants under the Indenture.

      Clauses (ii) and (iii) of the first paragraph of this “Merger and Consolidation” section will not apply to any transaction in which (1) any Restricted Subsidiary consolidates or merges with or into or transfers all or part of its properties and assets to the Company or an Issuer or (2) the Company consolidates or merges with or into or transfers all or substantially all its assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction in the United States of America, Cayman Islands, Luxembourg or Kingdom of the Netherlands (including the Netherlands Antilles) or any other member of the European Union, or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

      An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any note when due, continued for 30 days, (ii) a default in the payment of principal of (or premium, if any, on) any note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by the provisions described under “— Ranking” above, (iii) the failure by the Company or an Issuer to comply with its obligations under the covenants described under “— Merger and Consolidation” above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “— Change of Control” above (other than a failure to purchase notes) and under “— Certain Covenants” (other than the covenant described under “— Certain Covenants — SEC Reports”), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the notes or the Indenture, (vi) the failure by any Subsidiary Guarantor to comply for 30 days after notice with its obligations under its Subsidiary Guarantee, (vii) the failure by the Company, either of the Issuers or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the “cross acceleration provision”), (viii) certain events of bankruptcy, insolvency or reorganization of the Company, either of the Issuers or a Significant Subsidiary (the “bankruptcy provisions”), (ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $10.0 million or its foreign currency equivalent against the Company, either of the Issuers or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”) or (x) the failure of any Note Guarantee by the Company or a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by the Company or any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under its Note Guarantee, if such Default continues for 10 days.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

      If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of an Issuer) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least a majority in principal amount of the outstanding notes by notice to the Issuers and the Trustee, may declare the principal of and accrued but unpaid interest on all the notes to be due and payable, provided that so long as any Designated Senior Indebtedness of an Issuer shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the notes to the Issuers and the holders of all such Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any such Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occurs and is continuing, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

      Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the notes and such Event of Default and all consequences thereof (including any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, and be of no further effect, if within 30 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged or paid in full, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for notes). However, without the consent of each Holder of an outstanding note affected, no amendment or waiver may (i) reduce the principal amount of notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any note, (iii) reduce the principal of or extend the Stated Maturity of any note, (iv) reduce the premium payable upon the redemption of any note or change the date on which any note may be redeemed as described under “— Optional Redemption” above,

(v) make any note payable in money other than that stated in the note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder in any material respect, (vii) impair the right of any Holder to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes or (viii) make any change in the amendment or waiver provisions described in this sentence. In addition, without the consent of the Holders of 75% in principal amount of the Notes then outstanding, no amendment may release the Company or either Issuer from any of its obligations under its Note Guarantee, except in compliance with the terms thereof or of the Indenture.

      Without the consent of any Holder, the Company, the Issuers, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor of the obligations of the Company or an Issuer under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to add Guarantees with respect to the notes, to secure the notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company or an Issuer for the benefit of the Noteholders or to surrender any right or power conferred upon the Company or an Issuer, to provide that any Indebtedness that becomes or will become an obligation of a Successor or a Note Guarantor pursuant to a transaction governed by the provisions described under “— Merger and Consolidation” (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of this Indenture, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise, or to provide for or confirm any issuance of Additional Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

      The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related note. Any such Noteholder or subsequent Holder may revoke such consent as to its note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

      The Issuers at any time may concurrently (and not separately) terminate all the respective obligations of the Company and the Issuers under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuers at any time may concurrently (and not separately) terminate the respective obligations of the Company and the Issuers under certain covenants under the Indenture, including the covenants described under “— Certain Covenants” and “— Change of Control,” the operation of the default provisions relating to such covenants described under “— Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “— Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “— Merger and Consolidation” above (“covenant defeasance”). If the Issuers exercise their legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all its obligations with respect to its Note Guarantee.

      The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “— Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Significant Subsidiary), (ix) or (x) under “— Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “— Merger and Consolidation” above.

      Either defeasance option may be exercised to any redemption date or to the maturity date for the notes. In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, and premium (if any) and interest on, the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date).

Satisfaction and Discharge

      The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when (i) either (a) all the notes previously authenticated and delivered (other than certain lost, stolen or destroyed notes, and certain notes for which provision for payment was previously made and thereafter the funds have been released to the Issuers) have been delivered to the Trustee for cancellation or (b) all notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, (ii) the Issuers have irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit; (iii) the Issuers have paid or caused to be paid all other sums payable under the Indenture by the Issuers; and (iv) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company, the Issuers, any Note Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, the Issuers or any Note Guarantor under the Indenture, the notes or any Note Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Concerning the Trustee

      U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, an Issuer or a Note Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Governing Law

      The Indenture provides that it and the notes are governed by, and will be construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflict of laws to the extent that the same are not mandatorily applicable by statute and the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into the Company or any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise in connection with, such acquisition).

      “Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than Designated Equity Interests, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or any Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under “— Merger and Consolidation”, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of like property pursuant to Section 1031 (or any successor section) of the Code, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not exceeding $1.0 million, (xv) a disposition of Capital Stock of a Parent in connection with any Exercise, or of any Capital Stock of a Parent purchased or otherwise acquired in connection with any Exercise or any Permitted Parent Payment or (xvi) a disposition of any Capital Stock, property or assets of any Foreign Subsidiary existing on the Issue Date (other than Jafra Distribution (Mexico), any Mexican Subsidiary Guarantor, Jafra Cosmetics Dominicana S.A., CDRJ Europe Holding Company B.V. or any Restricted Subsidiary of CDRJ Europe Holding Company B.V. existing on the Issue Date), or of any property or assets of any other Restricted Subsidiary existing on the Issue Date that are used in any business or operations conducted in any jurisdiction other than the United States, Mexico, the Dominican Republic and Europe; provided that any such disposition shall not include property or assets owned by either Issuer or any Subsidiary Guarantor and used in any business or operations conducted in the United States, Mexico, the Dominican Republic or Europe.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

      “Bank Indebtedness” means (i) any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, either Issuer or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof and (ii) all Hedging Obligations arising in connection therewith to any party to any Credit Facility (or any affiliate thereof).

      “Board of Directors” means the board of directors or other governing body of the Company or any committee thereof duly authorized to act on behalf of such board or governing body.

      “Borrowing Base” means the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (1) 60% of Inventory of the Company and its Restricted Subsidiaries and (2) 80% of Receivables of the Company and its Restricted Subsidiaries.

      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

      “Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

      “Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the Senior Credit Agreement or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency) and (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act.

      “CDR” means Clayton, Dubilier & Rice, Inc.

      “CDR Fund V” means Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership, and any successor in interest thereto.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company” means Jafra Worldwide Holdings (Lux) S.àr.l., a Luxembourg société à responsabilité limitée and any successor in interest thereto.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA (as defined in the indenture governing the notes) of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA (as defined in the indenture governing the notes) and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA (as defined in the indenture governing the notes) and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA (as defined in the indenture governing the notes) for such period shall be reduced by an amount equal to the Consolidated EBITDA (as defined in the indenture governing the notes) (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (as defined in the indenture governing the notes) (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including through the assumption of such Indebtedness by another Person) plus (B) if the Capital

Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA (as defined in the indenture governing the notes) and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA (as defined in the indenture governing the notes) and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

      “Consolidated EBITDA (as defined in the indenture governing the notes)” means, for any period, the Consolidated Net Income for such period, (A) plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Receivables Fees, (iii) depreciation, amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, and (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred) and (B) plus the losses or minus the gains, as the case may be, for such period from business or operations conducted by the Company or any of its Restricted Subsidiaries in South America or Thailand (other than any gains or losses related to a business or operation in South America or Thailand first entered into after the Issue Date).

      “Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation, and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Receivables Fees and amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, however, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

      “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

(iii) any net income (loss) of any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iv) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(v) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

(vi) the cumulative effect of a change in accounting principles,

(vii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(viii) any unrealized gains or losses in respect of Currency Agreements,

(ix) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(x) (a) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and (b) any compensation expense incurred in connection with dividends, distributions or other payments to holders of Capital Stock of the Company or a Parent (or of warrants, options or rights to acquire, or deferred shares or other equity-linked interests, relating to any such Capital Stock), and

(xi) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary.

      In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (v) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

      “Consolidated Total Assets” means, as of any date of determination, the total assets shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith), provided that for purposes of paragraph (b) of the covenant described in “— Certain Covenants — Limitation on Indebtedness” and the definition of “Permitted Investment,” Consolidated Total Assets shall not be less than $278.4 million.

      “Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Credit Facilities” means one or more of (i) the Senior Credit Facility and (ii) other facilities or arrangements, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

      “Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

      “Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Equity Interests” means (i) directors’ qualifying shares, or (ii) in the case of a Foreign Subsidiary, Capital Stock required by law to be held by a Person other than the Company or any Restricted Subsidiary.

      “Designated Non-Cash Consideration” means the fair market value of any non-cash consideration that is received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition and that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such fair market valuation. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”.

      “Designated Senior Indebtedness” with respect to a Person means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

      “Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest in any Affiliate Transaction by reason of such member’s holding Capital Stock of the Company or a Parent or any options, warrants or other rights in respect of such Capital Stock.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or any Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or any Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the notes.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Excluded Contribution” means Net Cash Proceeds, or the fair value, as determined in good faith by the Board of Directors, of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate and not previously included in the calculation set forth in subparagraph (a)(3)(B)(x) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

      “Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

      “Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Consolidated Coverage Ratio,” “Consolidated EBITDA (as defined in the indenture governing the notes),” “Consolidated Interest Expense,” “Consolidated Net Income” and “Consolidated Total Assets,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a note is registered in the Register.

      “Holding Company Expenses” means (i) costs (including all professional fees and expenses) incurred by a Parent to comply with its reporting obligations under applicable laws or under the Indenture or in connection with any Credit Facility or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, or otherwise incurred in connection with compliance with applicable laws or applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) indemnification obligations of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (iii) obligations of a Parent in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of a Parent incurred in the ordinary course of business, and (v) expenses incurred by a Parent in connection with any public offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as a Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

      “Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than an Issuer or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons to the extent Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

      The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

      “Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

      “Inventory” means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

      “Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers (including sales consultants), suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under

“— Certain Covenants — Limitation on Restricted Payments,” (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer and (iii) in each case under clause (i) or (ii) above, fair market value shall be as determined in good faith by the Board of Directors. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, however, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

      “Investor” means CDR Fund V.

      “Issue Date” means the first date on which notes are issued.

      “Jafra Distribution (Mexico)” means Distribuidora Comercial Jafra, S.A. de C.V., a Mexican corporation, and any successor in interest thereto.

      “Jafra Mexico” means Jafra Cosmetics International S.A. de C.V., a Mexican corporation, and any successor in interest thereto.

      “Jafra US” means Jafra Cosmetics International, Inc., a Delaware corporation, and any successor in interest thereto.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Management Advances” means (1) loans or advances made to directors, officers or employees of a Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $2.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees or (4) other guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which guarantees are permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness.”

      “Management Agreements” means, collectively, the Consulting Agreement, the Fee Agreement and the Indemnification Agreement, each dated as of April 30, 1998, each between CDRJ Investments (Lux) S.A. and CD&R (and its permitted successors and assigns thereunder), as each may be assumed by the Company from CDRJ Investments (Lux) S.A. and as each may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

      “Management Guarantees” means guarantees (x) of up to an aggregate principal amount of $10.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to directors, officers or employees of a Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $2.5 million in the aggregate outstanding at any time.

      “Management Investors” means the officers, directors, employees and other members of the management of a Parent, the Company or any of its Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or a Parent.

      “Management Stock” means Capital Stock of the Company or a Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

      “Mexican Subsidiary Guarantor” means (i) Jafra Mexico and (ii) each Restricted Subsidiary of Jafra Distribution (Mexico) or Jafra Mexico that enters into a Subsidiary Guarantee.

      “Moody’s” means Moody’s Investors Service, Inc., and its successors.

      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition.

      “Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

      “Note Guarantee” means any of (i) the Guarantee of the notes by the Company, the Guarantee of the Guaranteed Jafra US Obligations by Jafra Distribution (Mexico), the Guarantee of the Guaranteed Jafra Distribution (Mexico) Obligations by Jafra US and the Subsidiary Guarantees, to be entered into on the Issue Date as described under “— Note Guarantees,” and (ii) any Subsidiary Guarantee that may from time to time be entered into by a Restricted Subsidiary pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors.”

      “Note Guarantor” means any of the Company and its Restricted Subsidiaries that enters into a Note Guarantee.

      “Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary of the Company.

      “Officer’s Certificate” means a certificate signed by one Officer.

      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date.

      “Permitted Holder” means any of the following: (i) any of the Investor, Management Investors, CDR and their respective Affiliates; (ii) any investment fund or vehicle managed, sponsored or advised by CDR; (iii) any limited or general partners of, or other investors in, any of the Investor and its Affiliates, or any such investment fund or vehicle; and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of a Parent or the Company.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iii) Temporary Cash Investments or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “— Certain Covenants — Limitations on Liens”;

(x) (1) Investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company or a Parent to a Receivables Subsidiary; provided that if such Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by such Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of a Parent, as consideration;

(xiv) (1) Management Advances or (2) Capital Stock of a Parent purchased or otherwise acquired in connection with any Exercise or any Permitted Parent Payment; and

(xv) other Investments in an aggregate amount outstanding at any time not to exceed 8% of Consolidated Total Assets.

      “Permitted Liens” means:

(i) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days, or that are bonded or that are being contested in good faith and by appropriate proceedings;

(iii) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance of self-insurance arrangements);

(iv) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(v) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vi) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(vii) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(viii) Liens securing Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(ix) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(x) leases, subleases, licenses or sublicenses to third parties;

(xi) Liens securing (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), b(v), (b)(vii), (b)(viii)(E) or (b)(x) of the covenant described under “— Certain Covenants — Limitation on Indebtedness,” or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of the notes or Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) commercial bank Indebtedness, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or an Issuer, (5) the notes or any Guarantee thereof or (6) Indebtedness or other obligations of any Receivables Entity;

(xii) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(xiii) Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xiv) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(xv) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

      “Permitted Parent Payments” means loans, advances, dividends or distributions to a Parent or other payments by the Company or any Restricted Subsidiary (including through the purchase or other acquisition of Capital Stock of a Parent) (A) to permit such Parent to satisfy obligations under the Management Agreements or (B) to pay or permit such Parent to pay any Holding Company Expenses or any Related Taxes.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

      “Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the Capital Stock of any Person owning such property or assets, or otherwise.

      “Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

      “Receivables Entity” means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

      “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

      “Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

      “Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a “Receivables Subsidiary” by the Board of Directors.

      “refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

      “Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that with respect to any Refinancing Indebtedness (other than Bank Indebtedness), (i) if the Indebtedness being refinanced is a Subordinated Obligation, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced (or, if shorter, the notes), (ii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness, and (iii) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or an Issuer that refinances Indebtedness of the Company, an Issuer or a Subsidiary Guarantor that was Incurred by the Company, such Issuer or such Subsidiary Guarantor pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

      “Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

      “Related Taxes” means (x) any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state or local taxes measured by income and U.S. federal, state or local withholding imposed on payments made by a Parent), required to be paid by such Parent by virtue of its being incorporated or having

Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company or any of its Subsidiaries), or being a holding company parent of the Company or having received Capital Stock of the Company or other assets as a capital contribution, or receiving dividends from or other distributions in respect of the Capital Stock of the Company, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company is permitted to make payments to such Parent pursuant to the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” or (y) any other U.S. taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to U.S. federal taxes the amount of any such taxes that the Company would have been required to pay on a separate company basis or on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended,) of which it were the common parent, or with respect to U.S. state and local taxes, the amount of such taxes that the Company would have been required to pay on a separate company basis or on a combined basis if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

      “Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

      “Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction (other than Guarantees) specifically excluded from the definition of the term “Restricted Payment.”

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “SEC” means the Securities and Exchange Commission.

      “Secured Indebtedness” with respect to a Person means any Indebtedness of such Person secured by a Lien.

      “Senior Credit Agreement” means the credit agreement dated as of May 20, 2003, among the Company, the Issuers, the guarantors named therein, the banks and other financial institutions party thereto from time to time, and Credit Suisse First Boston, as administrative agent, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

      “Senior Credit Facility” means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

      “Senior Subordinated Indebtedness” with respect to either Issuer or any Note Guarantor means the notes (in the case of such Issuer) or the Note Guarantee of such Person (in the case of such Note Guarantor) and any other Indebtedness of such Person that ranks pari passu with the notes or such Note Guarantee, as the case may be.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

      “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency.)

      “Subordinated Obligations” with respect to either Issuer or any Note Guarantor means any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the notes (in the case of such Issuer) or to the Note Guarantee of such Person (in the case of such Note Guarantor), pursuant to a written agreement.

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

      “Subsidiary Guarantee” means any of (i) the Guarantees of the Guaranteed Jafra US Obligations by the U.S. Subsidiary Guarantors and the Guarantees of the Guaranteed Jafra Distribution (Mexico) Obligations by the Mexican Subsidiary Guarantors, to be entered into on the Issue Date as described under “— Note Guarantees,” and (ii) any Guarantee in respect of the notes that may from time to time be entered into by a Restricted Subsidiary pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors.”

      “Subsidiary Guarantor” means any Restricted Subsidiary that enters into a Subsidiary Guarantee.

      “Successor” shall have the meaning assigned thereto in clause (i) under “— Merger and Consolidation.”

      “Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed by the United States of America or any agency or instrumentality thereof or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any lender under the Senior Credit Agreement or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries) with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of

America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than the Company or any of its Subsidiaries) having a rating of A or higher by S&P or A2 or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC, under the Investment Company Act of 1940, as amended and (ix) similar short-term investments approved by the Board of Directors in the ordinary course of business.

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the Issue Date.

      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transactions” means, collectively, any or all of the following:

(1) the formation of Jafra Distribution (Mexico) as a Subsidiary of CDRJ Latin American Holding Company B.V., and the recapitalization of the Capital Stock of Jafra Mexico;

(2) the entry into the Indenture, the offer and issuance of the notes, and the provision of the Note Guarantees by the Note Guarantors;

(3) the entry into the Senior Credit Facility and Incurrence of Indebtedness thereunder by one or more of the Company, the Issuers and their respective Subsidiaries;

(4) the acquisition by Jafra Distribution (Mexico) of Preferred Stock of Jafra Mexico from Jafra Mexico and from one or more of CDRJ Latin American Holding Company B.V. and its Subsidiaries; and the acquisition by Jafra Distribution (Mexico) of certain fixed assets and liabilities of a Subsidiary of Jafra Mexico used to conduct its distribution business;

(5) the satisfaction and discharge of the indenture for the 11 3/4% Senior Subordinated Notes due 2008 of Jafra US and Jafra Mexico, including the deposit of funds with the trustee under such indenture in connection therewith, and/or the redemption or other acquisition or retirement of such Senior Subordinated Notes;

(6) the repayment of amounts outstanding under the existing Credit Facility to which one or more of Jafra US, Jafra Mexico, CDRJ Investments (Lux) S.A. and their respective Subsidiaries are party, the termination of commitments thereunder, and the collateralization of letters of credit remaining outstanding (if any);

(7) the distribution of up to approximately $158.6 million to CDRJ North Atlantic (Lux) S.àr.l. by one or more of its Subsidiaries, and the distribution by CDRJ North Atlantic (Lux) S.àr.l. of up to approximately $158.6 million to CDRJ Investments (Lux) S.A.;

(8) the transfer by CDRJ North Atlantic (Lux) S.àr.l. of its assets and liabilities to the Company, including the Capital Stock of Jafra US and CDRJ Latin American Holding Company B.V.;

(9) the entry into an agreement appointing Jafra Worldwide as the liquidator of CDRJ Investments (Lux) S.A., including with respect to making the liquidating distributions of CDRJ Investments (Lux) S.A. described in clause (10) below and the performance by Jafra Worldwide of its duties as liquidator under Luxembourg law and its obligations under such agreement;

(10) the making of (i) a liquidating distribution by CDRJ Investments (Lux) S.A. to the holders of its capital stock (or equivalent equity interests) of (x) up to approximately $158.6 million and (y) all of its other assets, including the outstanding capital stock (or equivalent equity interests) of CDRJ North Atlantic (Lux) S.àr.l.; and (ii) certain compensating payments to holders of options to acquire Capital Stock of CDRJ Investments (Lux) S.A. (or CDRJ North Atlantic (Lux) S.àr.l.), in connection with such liquidating distribution; and

(11) all other transactions relating to any of the foregoing (including but not limited to payment of fees and expenses related to any of the foregoing).

      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, either (x) the Company could incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

      “U.S. Subsidiary Guarantor” means any U.S. Subsidiary of Jafra US that enters into a Subsidiary Guarantee.

      “Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Book-Entry, Delivery and Form

      The notes will be represented by one or more notes in registered, global form (“Global Notes”) deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC participants and indirect participants (each described below) including, without limitation, the Euroclear System and Clearstream Banking. All interests in a Global Note may be subject to the procedures and requirements of DTC.

      Except as set forth below, notes in certified form will not be issued.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the indenture, the Issuers and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

      The Issuers will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such credit will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a

Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the global notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) The Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes.

      In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions”.

Exchange Offer; Registration Rights

      The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available as set forth under the heading “Where You Can Find More Information”.

      Exchange Offer. Pursuant to the registration rights agreement, the Issuers have agreed to use their reasonable best efforts to file a registration statement for this exchange offer and to cause it to be declared effective. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the registration rights agreement.

      Shelf Registration. The Issuers and the Note Guarantors will file a shelf registration statement covering resales of notes or Exchange Notes, as the case may be (a “Shelf Registration Statement”), if (i) because of any change in law or in applicable interpretations thereof by the staff of the SEC, the Issuers are not permitted to effect such an Exchange Offer, (ii) the Exchange Offer is not consummated within 255 days of the Issue Date, (iii) under certain circumstances, the Initial Purchasers so request with respect to old notes not eligible to be exchanged for new notes in the Exchange Offer, or (iv) if certain Holders of old notes are not permitted by applicable law to participate in the Exchange Offer or do not receive freely tradeable new notes in the Exchange Offer (other than, in either case, due solely to the status of such Holder as an affiliate of either of the Issuers or due to such Holder’s inability to make the representations referred to above). If any of these events occur, the Issuers and the Note Guarantors will, at their own expense, use their reasonable best efforts (a) as promptly as reasonably practicable, to file a Shelf Registration Statement covering resales of old notes or new notes, as the case may be, and (b) to cause the Shelf Registration Statement to be declared effective under the Securities Act within 285 days after the Issue Date. After such Shelf Registration Statement is declared effective, the Issuers will use their reasonable best efforts to keep the Shelf Registration Statement in effect until the earlier of two years from the Issue Date (or one year in the case of a shelf registration effected at the request of the Initial Purchasers) or such shorter period that will terminate when all the old notes or new notes covered by the Shelf Registration Statement (i) have been sold pursuant thereto or (ii) are no longer restricted securities as defined in Rule 144 under the Securities Act or any successor rule thereof. Under certain circumstances, the Issuers may suspend the availability of the Shelf Registration Statement for certain periods of time.

      The Issuers will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed, copies of the prospectus that is a part of the

Shelf Registration Statement and each amendment thereof and each supplement, notify each Holder who propose to sell securities pursuant to the Registration Statement and any participating broker-dealer from whom the Company has received prior written notice that it will be participating when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A Holder of old notes selling such old notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Registration Rights Agreement (including certain indemnification obligations). In addition, each such Holder of old notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth in the following paragraph.

      Additional Interest. Although the Issuers intend to file one or more registration statements described above, as required, there can be no assurance that any such registration statement will be filed, or if filed, that any thereof will become effective. From the date of a Registration Default (as defined below) to the date on which such Registration Default has been cured, additional interest will accrue on the Transfer Restricted Notes (as defined below) at the rate of (a) prior to the 91st day of such period (for so long as such period is continuing), 0.25% per annum and (b) thereafter (so long as such period is continuing), 0.50% per annum. Any such additional interest shall not exceed such respective rates for such respective periods, and shall not in any event exceed 0.50% per annum in the aggregate, regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest shall be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. All Registration Defaults shall be deemed cured upon consummation of the Exchange Offer.

      For purposes of the foregoing, each of the following events is a “Registration Default”: (i) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement has been filed with the SEC on or before the 195th day after the Closing Date; (ii) the Exchange Offer is not consummated on or before the 255th day after the Closing Date; (iii) if a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, (A) the Shelf Registration Statement is not declared effective by the SEC on or before the 285th day after the Closing Date (or, in the case of a Shelf Registration Statement required to be filed in response to any change in applicable interpretations of the staff of the SEC, if later, on or before the 90th day after publication of such change) or (B) during the time the Issuers are required to use their reasonable best efforts to keep the Shelf Registration in effect, the Issuers shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period.

      For purposes of the foregoing, “Transfer Restricted Notes” means each old note until (i) the date on which such old note has been exchanged for a freely transferable new note in the Exchange Offer, (ii) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (iii) the date on which such old note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

CERTAIN TAX CONSIDERATIONS

      The following is a general summary of the principal Mexican, Luxembourg and U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, banks, regulated investment companies, insurance companies, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes or other pass-through entities, tax-exempt organizations, or persons holding new notes as part of a straddle, hedge, conversion transaction or other integrated investment). If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

      Jafra Distribution (Mexico), Jafra US and, by acquiring the new notes, the holders of new notes agree to treat $600 of each $1,000 principal amount of the new notes as indebtedness of Jafra Distribution (Mexico) and $400 of each $1,000 principal amount of the new notes as indebtedness of Jafra US for all U.S. federal, state and local and non-U.S. tax purposes.

      This summary is based on the tax laws in force on the date of this prospectus, including the tax treaty for the avoidance of double taxation between the United States and Mexico together with a related protocol thereto (the “U.S.-Mexico Treaty”), as well as regulations, rulings and decisions of the U.S. and regulations of general application of the federal government of Mexico available on or before such date and now in effect and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Mexico, Luxembourg and the United States. All of the foregoing are subject to change, possibly with retroactive effect.

      Each holder should consult its tax advisor as to the Mexican, Luxembourg, U.S. or other tax consequences to it of the acquisition, ownership and disposition of the new notes, including the effect of any foreign, state or local tax laws, including any applicable tax treaty. There can be no assurance that the Mexican, Luxembourg or U.S. tax authorities will not take positions that are contrary to those considered below.

Mexican Taxation

      The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the “Mexican Income Tax Law”) and rules and regulations of general application issued thereunder, as currently in effect, of the acquisition, ownership and disposition of the new notes. This summary of certain Mexican tax considerations deals only with holders of new notes or of a beneficial interest therein that are not residents of Mexico for Mexican tax purposes and that do not conduct a trade or business through a permanent establishment or fixed base in Mexico (a “Non-Mexican Holder”). For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her domicile in Mexico, unless he or she has resided in another country for more than 183 calendar days, whether consecutive or not, in any one calendar year and can demonstrate that he or she has become a resident of that other country for tax purposes, and a legal entity is a resident of Mexico if it has been incorporated under the laws of Mexico or if it maintains its principal administrative offices or its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico for tax purposes unless such person can demonstrate otherwise. If a person has a permanent establishment or fixed base in Mexico, such permanent establishment or fixed base shall be required to pay taxes in Mexico on income attributable to such permanent establishment or fixed base in accordance with relevant tax provisions.

Exchange Offer

      The exchange of an old note for a new note pursuant to the exchange offer will not constitute a significant modification of the old note under the Mexican income tax law and, accordingly, the new note received will be treated as a continuation of the old note in the hands of a Non-Mexican Holder. As a result, there will be no

Mexican income tax consequences to a Non-Mexican Holder who exchanges an old note for a new note pursuant to the exchange offer.

Taxation of Principal and Interest

      Under the Mexican Income Tax Law and regulations thereunder, payments of principal made to a Non-Mexican Holder by Jafra Distribution (Mexico), Jafra Mexico and the Mexican guarantors in respect of the new notes will not be subject to any withholding or similar taxes imposed or levied by or on behalf of Mexico.

      Under the Mexican Income Tax Law and regulations thereunder, payments of interest (including original issue discount (if any), which is deemed interest pursuant to the Mexican Income Tax Law) made to a Non-Mexican Holder by Jafra Distribution (Mexico), Jafra Mexico and the Mexican guarantors, in respect of the new notes, except as described below, will be subject to a Mexican withholding tax imposed at a rate of 4.9%, if (i) the new notes, as expected, are placed through a bank or broker dealer in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect, (ii) the new notes, as expected, are registered with the Special Section of the Mexican National Registry of Securities (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and evidence of such registration is filed with the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público; the “Ministry of Finance”), (iii) Jafra Distribution (Mexico) complies with the information requirements specified from time to time by the Ministry of Finance and (iv) no related party to Jafra Distribution (Mexico) (as defined in the Mexican Income Tax Law) is the effective beneficiary (whether acting directly or indirectly, individually or jointly with related parties) of more than 5% of the interest paid by Jafra Distribution (Mexico), Jafra Mexico or the Mexican guarantors under the new notes. Interest payments made by Jafra US as a guarantor of Jafra Distribution (Mexico’s) obligations under the new notes also may be subject to Mexican withholding tax pursuant to the rules set forth herein.

      If all of the requirements mentioned above are not satisfied, the Mexican withholding tax rate applicable to payments of interest made to a Non-Mexican Holder by Jafra Distribution (Mexico), Jafra Mexico and the Mexican guarantors will be higher than 4.9%.

      Payments of interest made by Jafra Distribution (Mexico), Jafra Mexico and the Mexican guarantors in respect of the new notes to non-Mexican pension or retirement funds will be exempt from the payment of Mexican withholding taxes, provided that (i) any such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest income, (ii) such interest income is exempt from taxes in its country of residence and (iii) such fund is registered with the Ministry of Finance for that purpose.

      Payments of principal and interest made by Jafra US pursuant to Jafra US’s obligations under the new notes to a Non-Mexican Holder will not be subject to Mexican taxes.

Additional Amounts

      Jafra Distribution (Mexico), Jafra Mexico and the Mexican guarantors have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of the new notes in respect of the Mexican withholding taxes mentioned above. See “Description of Notes — Additional Amounts.”

      Holders or beneficial owners of the new notes may be requested to provide certain information or documentation necessary to enable Jafra Distribution (Mexico) to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, the obligation of Jafra Distribution (Mexico) to pay additional amounts will be limited. See “Description of Notes — Additional Amounts.”

Taxation of Dispositions

      Capital gains resulting from the sale or other disposition of the new notes by a Non-Mexican Holder will not be subject to Mexican income or other taxes.

Transfer and Other Taxes

      There are no Mexican stamp, registration, or similar taxes payable by a Non-Mexican Holder in connection with the acquisition, ownership or disposition of the new notes. A Non-Mexican Holder of the new notes will not be liable for Mexican estate, gift, inheritance or similar tax with respect to such notes.

Luxembourg Taxation

      Under current law, no withholding or deduction is imposed in Luxembourg in respect of any payment in respect of the new notes to be made by Jafra Worldwide under the Note Guarantee. Noteholders or holders of a beneficial interest in the new notes who are neither resident nor engaged in trade or business through a permanent establishment in Luxembourg will not be subject to taxes or duties in Luxembourg in respect of any payment in respect of the new notes to be made by Jafra Worldwide under the Note Guarantee. No stamp, registration or similar taxes, duties or charges are payable under Luxembourg law in connection with the issue of the Note Guarantee or in connection with any payment in respect of the new notes to be made by Jafra Worldwide under the Note Guarantee.

United States Federal Income Taxation

      The following is a general discussion of certain U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary applies only to a beneficial owner of an old note who acquired such old note at the initial offering from the initial purchasers for the original offering price thereof and who acquires a new note pursuant to the exchange offer. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of the new notes, and is limited to investors who hold the new notes as capital assets. Moreover, this discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular investors in light of their personal circumstances, or to certain types of investors (such as certain financial institutions, insurance companies, S Corporations, partnerships or other pass-through entities, expatriates subject to Section 877 of the Code, taxpayers subject to the alternative minimum tax, tax-exempt entities, dealers in securities, persons who have acquired the notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the U.S. dollar).

      INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS.

United States Taxation of U.S. Holders

      As used herein, the term “U.S. Holder” means a beneficial owner of a new note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is includible in income for U.S. federal income and estate tax purposes regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

      Exchange Offer. The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a U.S. holder who exchanges an old note for a new note pursuant to the exchange offer.

      Taxation of Interest and Additional Amounts. Subject to the discussion below under “Payments on Registration Default,” in general, interest and Additional Amounts (without reduction for applicable withholding taxes) paid or payable on a new note or with respect to a guarantee will be taxable to a U.S. Holder as ordinary interest income as received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

      Payments on Registration Default. At the time we issued the old notes, there was a possibility that we would have been obliged additional interest if the exchange offer registration statement were not filed or declared effective within the applicable time periods (or certain other actions were not taken), as described above under the heading “Description of Notes — Exchange Offer; Registration Rights.” At the time we issued the old notes, we took the position that the possibility of the old notes being treated as “contingent payment” was remote. We continue to believe that neither the old notes nor the new notes are contingent payment debt instruments. Such determination by us is binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not binding on the IRS. If the IRS were successfully to maintain that the notes are contingent payment debt instruments, the timing and character of income and gain realized on the notes may be different from the consequences described herein.

      Foreign Tax Credit. Mexican taxes withheld (as described above under “Mexican Taxation”) at the appropriate rate applicable to a U.S. Holder with respect to the obligations of Jafra Distribution (Mexico) generally will be treated as foreign income taxes eligible for credit against such U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at the election of such U.S. Holder, for deduction in computing such U.S. Holder’s taxable income, but only for a year for which such U.S. Holder elects to do so with respect to all foreign income taxes. Jafra Distribution (Mexico) and Jafra US believe that interest and Additional Amounts paid by Jafra Distribution (Mexico) in respect of the obligations of Jafra Distribution (Mexico) and payments, if any, by a note guarantor of the obligations of Jafra Distribution (Mexico) will be treated as income from sources without the U.S. for foreign tax credit purposes. Such income generally will constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” for U.S. foreign tax credit purposes unless the Mexican withholding tax rate applicable to the U.S. Holder is imposed at a rate of at least 5%, in which case such income generally will constitute “high withholding tax interest.”

      Jafra Distribution (Mexico) and Jafra US believe that interest paid by Jafra US in respect of the obligations of Jafra US will be treated as income from U.S. sources for foreign tax credit purposes.

      The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of deductions, involves the application of rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits and deductions in respect of the obligations of Jafra Distribution (Mexico) and payments, if any, by Jafra Distribution (Mexico) in its capacity as note guarantor of the obligations of Jafra US.

      Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a new note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the new note. Gain or loss recognized on the disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the new note is more than one year. U.S. Holders who are individuals disposing of a new note prior to December 31, 2008, will be subject to tax at a maximum rate of 15% on net capital gains if the notes were held for more than one year. Net capital losses are subject to certain limitations. Jafra Distribution (Mexico) and Jafra US believe that separate determina-

tions of amounts realized and basis with respect to the obligations of each Jafra Distribution (Mexico) and Jafra US generally will not be necessary (unless one issuer’s obligations are redeemed separately from the other’s), but no assurance in this regard can be given.

      Backup Withholding and Information Reporting. In general, a U.S. Holder of a note will be subject to backup withholding at applicable rates with respect to interest, principal and premium, if any, paid on a new note or under a guarantee, unless the holder (a) is an entity (including a corporation, tax-exempt organization and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (b) provides Jafra US or its paying agent with its Taxpayer Identification Number (“TIN”) (which for an individual would be the holder’s Social Security number), certifies that the TIN provided to Jafra US or its paying agent is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of principal, premium and interest to U.S. Holders that are not corporations, tax-exempt organizations or qualified nominees will generally be subject to information reporting requirements.

      Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

United States Taxation of Non-U.S. Holders

      Exchange Offer. The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a Non-U.S. Holder (as defined in Payment of Interest by Jafra US, below) who exchanges an old note for a new note pursuant to the exchange offer.

      Payment of Interest by Jafra US. In general, interest paid (or accrued) in respect of the obligations of Jafra US to a beneficial owner of a note that is neither a U.S. Holder nor a partnership for United States federal income tax purposes (a “Non-U.S. Holder”) will not be subject to U.S. federal withholding tax, provided that (i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Jafra US entitled to vote within the meaning of Section 871(h)(3)(B) of the Code and the Treasury Regulations thereunder, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to Jafra US actually or constructively through stock ownership, (c) the Holder is not a bank whose receipt of interest from Jafra US on a note is described in section 881(c)(3)(A) of the Code and (d) either (x) the beneficial owner of the new note, under penalties of perjury, provides Jafra US or its agent with the beneficial owner’s name and address and certifies that it is not a U.S. Holder on an applicable IRS Form W-8 (or a suitable substitute or successor form) or (y) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) holds the new note and certifies to Jafra US or its agent under penalties of perjury that such Form W-8 (or suitable substitute or successor form) has been received by it from the beneficial owner or a qualifying intermediary and furnishes the payor a copy thereof; (ii) the Non-U.S. Holder is subject to U.S. federal income tax with respect to the new note on a net basis because payments received with respect to the new note are effectively connected with a U.S. trade or business of the Non-U.S. Holder and provides Jafra US with a properly executed IRS Form W-8ECI or successor form; or (iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax, and the Non-U.S. Holder or such holder’s agent provides a properly executed IRS Form W-8BEN or successor form claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

      Payment of Interest by Jafra Distribution (Mexico). In general, interest paid (or accrued) in respect of the obligations of Jafra Distribution (Mexico) to a Non-U.S. Holder will not be subject to U.S. federal withholding tax.

      Sales, Exchange or Retirement of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a new note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above) unless (i) the gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

      Effectively Connected Income. If interest or gain on a new note held by a Non-U.S. Holder received with respect to the note is effectively connected with a U.S. trade or business of the Non-U.S. Holder, although exempt from withholding tax, such income or gain will be subject to regular U.S. federal income tax in the same manner as if such Non-U.S. holder were a U.S. Holder. See “United States Taxation of U.S. Holders.” In addition, if such Non-U.S. Holder is a corporation, it may also be subject to branch profits tax equal to 30% or, if applicable, a lower treaty rate of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      Backup Withholding and Reporting. Under current Treasury Regulations, backup withholding and information reporting on IRS Form 1099 do not apply to payments made by Jafra US or a paying agent to Non-U.S. Holders if the certification described under “United States Taxation of Non-U.S. Holders — Payment of Interest by Jafra US” is received, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. Holder. If the foreign office of a foreign “broker” (as defined in applicable U.S. Treasury Regulations) pays the proceeds of the sale of a new note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to any such payments by a foreign office of a broker that is, for U.S. federal income tax purposes, a U.S. person, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a “controlled foreign corporation” (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Any such payments by a U.S. office of a custodian, nominee or agent or by a U.S. office of a broker are subject to both backup withholding at applicable rates and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person. Each Non-U.S. Holder should consult such holder’s tax advisor regarding the application to such holder of the backup withholding and reporting rules.

      A Non-U.S. Holder may obtain a refund or a credit against such holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Jafra has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 14, 2003, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      Jafra will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the Expiration Date the Jafra will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Jafra has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business,

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

      We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

      The validity of the notes and the guarantees has been passed upon for us by Debevoise & Plimpton, New York, New York and certain other matters will be passed upon for us by Bonn Schmitt Steichen, Luxembourg, and Ritch, Heather y Mueller, S.C., Mexico City, Mexico. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a principal of CD&R.

EXPERTS

      The consolidated financial statements of CDRJ Investments (Lux) S.A. and subsidiaries, Jafra Cosmetics International, Inc. and subsidiaries, Distribuidora Comercial Jafra S.A. de C.V. (reflecting the historical carved-out distribution operations of Distribuidora Venus, S.A. de C.V.) and Jafra Cosmetics International, S.A. de C.V. and subsidiaries (excluding the operations of Distribuidora Comerical Jafra S.A. de C.V.) as of December 31, 2002 and for the year then ended and the related financial statement schedule appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of CDRJ Investments (Lux) S.A. and subsidiaries, and Jafra Cosmetics International, Inc. and subsidiaries as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 and the related financial statement schedules included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Distribuidora Comercial Jafra, S.A. de C.V. (reflecting the carved-out distribution business operations of Distribuidora Venus, S.A. de C.V.) and the consolidated financial statements of Jafra Cosmetics International, S.A. de C.V. and subsidiaries (excluding the operations of Distribuidora Comerical Jafra, S.A. de C.V.) as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements:

CONSOLIDATED FINANCIAL STATEMENTS — CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES (the former parent company of Jafra Worldwide Holdings (Lux) S.àr.l)
Independent Auditors’ Reports	F-3
Consolidated Balance Sheets — As of December 31, 2002 and 2001	F-5
Consolidated Statements of Income — For the years ended December 31, 2002, 2001 and 2000	F-6
Consolidated Statements of Stockholders’ Equity — For the years ended December 31, 2002, 2001 and 2000	F-7
Consolidated Statements of Cash Flows — For the years ended December 31, 2002, 2001 and 2000	F-8
Notes to Consolidated Financial Statements	F-10

CONSOLIDATED FINANCIAL STATEMENTS — JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES
Independent Auditors’ Reports	F-33
Consolidated Balance Sheets — As of December 31, 2002 and 2001	F-35
Consolidated Statements of Income — For the years ended December 31, 2002, 2001 and 2000	F-36
Consolidated Statements of Stockholder’s Equity — For the years ended December 31, 2002, 2001 and 2000	F-37
Consolidated Statements of Cash Flows — For the years ended December 31, 2002, 2001 and 2000	F-38
Notes to Consolidated Financial Statements	F-39

FINANCIAL STATEMENTS — DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.
Independent Auditors’ Reports	F-56
Balance Sheets — As of December 31, 2002 and 2001	F-58
Statements of Income — For the years ended December 31, 2002, 2001 and 2000	F-59
Statements of Equity — For the years ended December 31, 2002, 2001 and 2000	F-60
Statements of Cash Flows — For the years ended December 31, 2002, 2001 and 2000	F-61
Notes to Financial Statements	F-62

CONSOLIDATED FINANCIAL STATEMENTS — JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES (Excluding the Operations of Distribuidora Comercial S.A. de C.V.)
Independent Auditors’ Reports	F-67
Consolidated Balance Sheets — As of December 31, 2002 and 2001	F-69
Consolidated Statements of Income — For the years ended December 31, 2002, 2001 and 2000	F-70
Consolidated Statements of Stockholders’ Equity — For the years ended December 31, 2002, 2001 and 2000	F-71
Consolidated Statements of Cash Flows — For the years ended December 31, 2002, 2001 and 2000	F-72
Notes to Consolidated Financial Statements	F-74
Schedule II — Valuation and Qualifying Accounts	F-89

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

CDRJ Investments (Lux) S.A.
Luxembourg

      We have audited the accompanying consolidated balance sheet of CDRJ Investments (Lux) S.A. and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statement of income, stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in the Index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of CDRJ Investments (Lux) S.A. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2002, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 21, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

CDRJ Investments (Lux) S.A.
Luxembourg

      We have audited the accompanying consolidated balance sheet of CDRJ Investments (Lux) S.A. and subsidiaries (the “Company”) as of December 31, 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2001. Our audits also included the financial statement schedule for each of the two years in the period ended December 31, 2001 listed in the Index at F-1. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of CDRJ Investments (Lux) S.A. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 6, 2002 (February 24, 2003, as
to paragraphs 21 and 22 of Note 2 and
August 8, 2003, as to paragraph 24 of Note 2)

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2002	2001

	(In thousands, except share
	amounts)
ASSETS
Current assets:
Cash and cash equivalents	$27,206	$6,748
Receivables, less allowances for doubtful accounts of $8,396 in 2002 and $7,267 in 2001.	41,126	43,898
Inventories	35,286	40,515
Prepaid income taxes	258	—
Prepaid expenses and other current assets	4,977	7,851
Deferred income taxes	—	55

Total current assets	108,853	99,067
Property and equipment, net	60,722	59,598
Other assets:
Goodwill	66,305	71,148
Trademarks	44,570	50,560
Deferred financing fees and other, net	7,840	10,763

Total	$288,290	$291,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,489	$6,188
Accounts payable	18,636	26,516
Accrued liabilities	44,824	40,916
Income taxes payable	4,939	7,130
Deferred income taxes	2,073	4,094

Total current liabilities	76,961	84,844
Long-term debt	77,894	86,901
Deferred income taxes	21,186	20,311
Other long-term liabilities	3,787	3,088

Total liabilities	179,828	195,144

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $2.00; authorized, 1,020,000 shares; issued and outstanding, 831,888 shares in 2002 and 2001.	1,664	1,664
Additional paid-in capital	81,921	81,921
Retained earnings	37,145	18,373
Accumulated other comprehensive loss	(12,268)	(5,966)

Total stockholders’ equity	108,462	95,992

Total	$288,290	$291,136

See accompanying notes to consolidated financial statements.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Net sales	$390,978	$376,153	$321,228
Cost of sales	92,434	86,996	79,559

Gross profit	298,544	289,157	241,669
Selling, general and administrative expenses	240,869	232,865	196,561
Restructuring and impairment charges	—	—	2,626
Loss (gain) on sale of assets	(76)	69	150

Income from operations	57,751	56,223	42,332
Other income (expense):
Exchange loss, net	(11,148)	(9,658)	(11,652)
Interest expense, net	(11,437)	(13,308)	(15,659)
Loss on early extinguishment of debt	—	—	(510)
Other, net	119	(123)	1,563

Income before income taxes and cumulative effect of accounting change	35,285	33,134	16,074
Income tax expense	16,269	17,420	9,739

Income before cumulative effect of accounting change	19,016	15,714	6,335
Cumulative effect of accounting change, net of income tax expense of $0 in 2002 and $82 in 2001.	(244)	126	—

Net income	$18,772	$15,840	$6,335

See accompanying notes to consolidated financial statements.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,

	2002		2001		2000

	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except for shares)
Common Stock:
Balance, beginning of year	831,888	$1,664	834,293	$1,669	830,659	$1,661
Issuance of common stock	—	—	474	1	4,424	9
Exercise of stock options	—	—	210	—	158	1
Repurchase of common stock	—	—	(3,089)	(6)	(948)	(2)

Balance, end of year	831,888	1,664	831,888	1,664	834,293	1,669

Additional Paid-in Capital:
Balance, beginning of year		81,921		82,128		81,381
Issuance of common stock		—		99		912
Exercise of stock options		—		52		32
Repurchase of common stock		—		(358)		(197)

Balance, end of year		81,921		81,921		82,128

Retained Earnings:
Balance, beginning of year		18,373		2,942		(3,393)
Net income		18,772		15,840		6,335
Repurchase of common stock		—		(409)		—

Balance, end of year		37,145		18,373		2,942

Accumulated Other Comprehensive Loss:
Balance, beginning of year		(5,966)		(5,572)		(3,855)
Net unrealized and deferred realized losses on derivatives		(264)		(3,746)		—
Tax benefit on unrealized and deferred realized losses on derivatives		92		1,311		—
Currency translation adjustments		(6,130)		2,041		(1,717)

Balance, end of year		(12,268)		(5,966)		(5,572)

Total Stockholders’ Equity	831,888	$108,462	831,888	$95,992	834,293	$81,167

Comprehensive Income:
Net income		$18,772		$15,840		$6,335
Unrealized and deferred realized losses on derivatives		(4,192)		(5,504)		—
Reclassified to exchange loss		1,167		797		—
Reclassified to cost of sales		2,761		961		—
Tax benefit on unrealized and deferred realized losses on derivatives		92		1,311		—
Currency translation adjustments		(6,130)		2,041		(1,717)

Total Comprehensive Income		$12,470		$15,446		$4,618

See accompanying notes to consolidated financial statements.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income	$18,772	$15,840	$6,335
Cumulative effect of accounting change, net of taxes	244	(126)	—

Income before cumulative effect of accounting change	19,016	15,714	6,335
Adjustments to reconcile income before cumulative effect of accounting change to net cash provided by operating activities:
Loss (gain) on sale of property and equipment	(76)	69	150
Depreciation and amortization	5,611	7,749	7,632
Provision for uncollectible accounts receivable	12,376	9,464	5,958
Amortization and write off of deferred financing fees	1,405	1,434	1,940
Asset impairment charge	—	—	1,019
Unrealized foreign exchange and derivative losses (gains)	8,857	(683)	2,918
Deferred realized foreign exchange gains (losses)	181	(827)	—
Deferred income taxes	587	3,913	3,430
Changes in operating assets and liabilities:
Receivables	(14,296)	(15,839)	(10,536)
Inventories	720	(917)	(7,856)
Prepaid expenses and other current assets	5,688	2,795	(1,688)
Other assets	1,787	192	(927)
Accounts payable and accrued liabilities	1,716	(1,033)	11,870
Income taxes payable/prepaid	(1,141)	7,376	12,156
Other long-term liabilities	699	722	57

Net cash provided by operating activities	43,130	30,129	32,458

Cash flows from investing activities:
Proceeds from sale of property and equipment	225	93	675
Purchases of property and equipment	(11,011)	(11,372)	(7,105)
Other	(531)	(408)	(760)

Net cash used in investing activities	(11,317)	(11,687)	(7,190)

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from financing activities:
Repurchase of subordinated notes	—	—	(10,597)
Repayments under term loan facility	(6,125)	(4,500)	(3,500)
Net repayments under revolving credit facility	(1,800)	(12,700)	(10,500)
Net (repayments) borrowings of bank debt	(781)	1,263	346
Net issuance of common stock	—	152	954
Repurchase of common stock	—	(773)	(199)

Net cash used in financing activities	(8,706)	(16,558)	(23,496)

Effect of exchange rate changes on cash	(2,649)	(974)	(840)

Net increase in cash and cash equivalents	20,458	910	932
Cash and cash equivalents at beginning of year	6,748	5,838	4,906

Cash and cash equivalents at end of year	$27,206	$6,748	$5,838

Supplemental disclosure of cash flow information
Cash paid (received) during the year for:
Interest	$10,173	$11,538	$15,027
Income Taxes	8,327	5,319	(5,652)

      At December 31, 2002, the Company had deferred net gains of $0.4 million on foreign currency option contracts recorded as other comprehensive loss and other receivables. At December 31, 2001, the Company had deferred losses of $2.9 million on foreign currency forward contracts recorded in accrued liabilities and other comprehensive income. Additionally, the related deferred income tax benefit of $1.3 million related to the deferred losses was recorded as a component of the net deferred income tax liability and other comprehensive income.

See accompanying notes to consolidated financial statements.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation and Description of Business

     Basis of Presentation

      CDRJ Investments (Lux) S.A., a Luxembourg société anonyme (the “Parent”), Jafra Cosmetics International, Inc., a Delaware corporation (“JCI”), Jafra Cosmetics International, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States (“Jafra S.A.”) and certain other subsidiaries of the Parent were organized by Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership managed by Clayton, Dubilier & Rice, Inc. (“CD&R”) to acquire (the “Acquisition”) the worldwide Jafra Cosmetics business (the “Jafra Business”) of The Gillette Company (“Gillette”). JCI and Jafra S.A. are indirect, wholly owned subsidiaries of the Parent. The Parent is a holding company that conducts all its operations through its subsidiaries. The Parent and its subsidiaries are collectively referred to as the “Company.” The Acquisition was completed on April 30, 1998.

      The accompanying consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 reflect the operations of the Parent and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Description of Business

      The Company is an international manufacturer and marketer of premium skin and body care products, color cosmetics, fragrances, and other personal care products. The Company markets its products primarily in 15 countries, 14 outside the United States, and a number of additional countries through distributors, through a direct selling, multilevel distribution system comprised of self-employed salespersons (known as “consultants”).

(2) Summary of Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents. Cash and cash equivalents include cash, time deposits and all highly liquid debt instruments purchased with a maturity of three months or less.

      Inventories. Inventories are stated at the lower of cost, as determined by the first-in, first-out basis, or market.

      Property and Equipment. Property and equipment are stated at cost. Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives are 20 or 40 years for buildings, the lesser of 20 or 40 years or the term of the lease for improvements, 5 to 15 years for machinery and equipment and 3 to 8 years for hardware and software. Maintenance and repairs, including cost of minor replacements, are charged to operations as incurred. Costs of additions and betterments are added to property and equipment accounts provided that such expenditures increase the useful life or the value of the asset.

      Intangible Assets. Intangible assets principally consist of goodwill and trademarks. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and other Intangible Assets” which requires the Company to not amortize goodwill and certain other indefinite life intangible assets, but to test those intangible assets for impairment at least annually. Prior to adoption of SFAS No. 142, goodwill and other intangible assets were amortized using the straight-line method over a period of 40 years. Goodwill of $77.9 million and trademarks of $53.8 million, resulted from the Company’s

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition of the Jafra Business from Gillette. The book value of goodwill and trademarks was $66,305,000 and $44,570,000 at December 31, 2002, respectively. (See “New Accounting Standards”).

      Deferred Financing Costs. In connection with the acquisition of the Jafra Business, the Company incurred approximately $12.0 million of costs related to the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), the revolving credit facility and the term loan facility (see Note 6). Such costs are being amortized on a basis that approximates the interest method over the expected term of the related debt. Accumulated amortization at December 31, 2002 and 2001 was $6,554,000 and $5,566,000, respectively.

      Impairment of Long-Lived Assets and Goodwill. Long-lived assets are reviewed for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, the Company will recognize an impairment loss, measured by the future discounted cash flow method. Goodwill is tested for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on the provisions of SFAS No. 142. (see “New Accounting Standards”).

      Foreign Currency Forward and Option Contracts. During 2002 and 2001, the Company entered into foreign currency forward contracts. In 2002, the Company entered into forward currency option contracts. The Company enters into these contracts to reduce the effect of potentially adverse exchange rate fluctuations in the exchange rate of the Mexican peso to the U.S. dollar. Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivative instruments be recorded based on fair value. In connection with the adoption of SFAS No. 133, at January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value and the fair value of such instruments.

      As a matter of policy, the Company does not hold or issue foreign currency forward contracts or foreign currency option contracts for trading or speculative purposes. The forward contracts utilized by the Company did not qualify for hedge accounting under the applicable accounting standards prior to adoption of SFAS No. 133 on January 1, 2001, and accordingly such instruments were marked-to-market each month based upon the change in the spot rate from the date of contract inception to the balance sheet date. The premium on such contracts was amortized to expense over the life of the contracts. However, under SFAS No. 133, the Company’s use of forward contracts and option contracts to hedge certain forecasted transactions qualifies for hedge accounting. Gains and losses from qualifying hedged derivative instruments are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward contracts and option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Under SFAS No. 133, certain of the Company’s foreign currency forward contracts and option contracts do not qualify for hedge accounting and therefore, are remeasured based on fair value, with gains and losses included as a component of net income. At December 31, 2001, the carrying value of the forward contracts was $5,540,000 and was included in accrued liabilities in the accompanying consolidated balance sheets. At December 31, 2002, the carrying value of the option contracts was $402,000 and was included in other receivables in the accompanying consolidated balance sheets.

      Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term maturities of these instruments. The fair value of the Notes and other fixed rate long-term debt at December 31, 2002 and 2001 was $77,888,000 and $82,052,000, respectively, based upon discussions with one of the Company’s largest

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bondholders and an analysis of current market interest rates and the Company’s credit rating. As the Company’s revolving credit facility and the term loan are variable rate debt, and the interest rate spread paid by the Company is adjusted for changes in certain financial ratios of the Company, the fair value of the revolving credit facility and the term loan approximated their carrying amounts at December 31, 2002 and 2001.

      Revenue Recognition. The Company recognizes revenue when title passes at shipment in accordance with its shipping terms. Amounts billed to consultants for shipping and handling costs are included in net sales. Sales are reduced by commissions paid to consultants on their personal sales.

      Shipping and Handling Costs. Shipping and handling costs of $32,119,000, $28,736,000 and $24,716,000 for the years ended December 31, 2002, 2001 and 2000, respectively, are included in selling, general and administrative expenses.

      Research and Development. Research and development costs are expensed as incurred. Total research and development expense aggregated $1,469,000, $1,842,000 and $1,901,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Income Taxes. The Company accounts for income taxes under the balance sheet approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the Company’s financial statements or income tax returns. Management provides a valuation allowance for deferred income tax assets when it is more likely than not that a portion of such deferred income tax assets will not be realized.

      Foreign Currency Translation. The functional currency for foreign subsidiaries is generally the local currency. Assets and liabilities of such foreign subsidiaries are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

      Approximately 76%, 79% and 77% of the Company’s net sales for the years ended December 31, 2002, 2001 and 2000, respectively, were generated by operations located outside of the United States. Mexico is the Company’s largest foreign operation, accounting for 64%, 66% and 62% of the Company’s net sales for the years ended December 31, 2002, 2001 and 2000, respectively. As such, the Company’s results of operations are subject to fluctuations in the exchange rate of the Mexican peso to the U.S. dollar.

      Additionally, Jafra S.A. had outstanding U.S. dollar-denominated debt of $32,447,000 and $35,572,000 at December 31, 2002 and 2001, respectively. This debt is remeasured at each reporting date, subjecting the Company to additional foreign exchange risk.

      New Accounting Standards. Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the underlying hedged item are recognized concurrently in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (loss) (“OCI”) and are recognized in the statement of operations when the hedged item affects earnings. SFAS No. 133 defined new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized concurrently in earnings. As of January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value as measured by the difference in the spot rate to the forward rate and the fair value as determined by forward rates of such instruments at January 1, 2001.

      In June 2001, the Financial Accounting Standards Board (“FASB”) approved two new statements: SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment at least annually. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. The Company adopted SFAS No. 142 on January 1, 2002. In accordance with such adoption, the Company identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. Prior to June 30, 2002, the Company completed the transitional goodwill impairment test required by SFAS No. 142. Due to general market uncertainty in Colombia, the Company revised its projections and recorded an impairment loss of $244,000 associated with its Colombia reporting unit. The impairment loss has been recorded as a cumulative effect of accounting change in the accompanying consolidated statements of income. No other impairment was identified in connection with the annual impairment test. The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

	United			All	Consolidated
Goodwill	States	Mexico	Europe	Others	Total

Balance as of December 31, 2001	$32,188	$32,401	$5,937	$622	$71,148
Translation effect	—	(3,853)	(637)	(109)	(4,599)
Impairment losses	—	—	—	(244)	(244)

Balance as of December 31, 2002	$32,188	$28,548	$5,300	$269	$66,305

      The Company’s other intangible assets consist of trademarks. During the year ended December 31, 2002, the Company determined trademarks to have an indefinite life and performed the transitional and annual impairment test as required under SFAS No. 142. Based upon the transitional and annual test, the Company determined that there was no impairment of trademarks. The carrying value of trademarks was $44,570,000 as of December 31, 2002.

      In accordance with SFAS No. 142, the Company discontinued amortization of goodwill and other intangible assets with an indefinite life. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of the related income tax effects, where applicable, is as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income	$18,772	$15,840	$6,335
Goodwill amortization, net of tax	—	1,717	1,876
Trademark amortization, net of tax	—	822	882

Adjusted net income	$18,772	$18,379	$9,093

      In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” This new guidance provides that consideration from a vendor to a reseller is generally presumed to be a reduction of the selling prices of the vendor’s products, and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement. On January 1, 2002, the Company adopted EITF Issue No. 01-9 and reclassified commissions paid to consultants of $3,928,000 and $3,460,000 on their personal sales,

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

previously reported as a component of selling, general and administrative expenses, as a reduction in net sales and selling, general and administrative expenses for the years ended December 31, 2001 and 2000, respectively.

      On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on the financial position or results of operations of the Company.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item shall be reclassified. The Company adopted SFAS No. 145 on January 1, 2003 and has retroactively reclassified all amounts previously classified as extraordinary items as a component of other income (expense) in the accompanying consolidated statements of income.

      In June 2002, the FASB approved SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company is currently evaluating the impact that this statement may have on any potential future exit or disposal activities.

      During 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transaction and Disclosure, an amendment to FASB Statement No. 123.” This Statement requires more extensive disclosure, including interim disclosure, related to stock based compensation for all companies and permits additional transition methods for companies that elect to use the fair value method for employee stock compensation. This statement is effective for fiscal years ending after December 15, 2002, with early adoption regarding annual disclosures encouraged. The Company adopted the disclosure requirements of SFAS No. 148. (See Note 13).

      Reclassifications. Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3) Inventories

      Inventories consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Raw materials and supplies	$5,239	$5,923
Finished goods	30,047	34,592

Total inventories	$35,286	$40,515

(4) Property and Equipment

      Property and equipment consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Land	$16,448	$17,833
Buildings and improvements	17,452	18,523
Machinery equipment and other	42,153	34,640

	76,053	70,996
Less accumulated depreciation	15,331	11,398

Property and equipment, net	$60,722	$59,598

(5) Accrued Liabilities

      Accrued liabilities consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Sales promotions, commissions and overrides	$15,104	$14,230
Accrued restructuring charges (Note 10)	—	201
Accrued interest	1,498	1,549
Compensation and other benefit accruals	8,633	8,311
State and local sales taxes and other taxes	12,644	4,912
Unrealized losses on forward contracts	—	5,540
Other	6,945	6,173

Total accrued liabilities	$44,824	$40,916

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6) Debt

      Debt consists of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Subordinated Notes, unsecured, interest payable semi-annually at 11.75% due in 2008	$75,180	$75,180
Term loan, secured, principal and interest due in quarterly installments through April 30, 2004, interest rates at 3.1% and 4.3% at December 31, 2002 and 2001, respectively	8,375	14,500
Revolving loan, secured, due April 30, 2004, weighted average interest rates of 5.4% at December 31, 2001	—	1,800
Unsecured foreign bank loan agreement, principal and interest due in monthly installments through January 25, 2005, weighted average interest rates of 18.5% and 18.7% at December 31, 2002 and 2001, respectively	828	1,609

Total debt	84,383	93,089
Less current maturities	6,489	6,188

Long-term debt	$77,894	$86,901

      The Company’s long-term debt matures as follows (in thousands): $6,489 in 2003, $2,714 in 2004, $0 in 2005, 2006 and 2007, and $75,180 thereafter.

      On April 30, 1998, JCI and Jafra S.A. borrowed $125 million by issuing $100 million aggregate principal amount of 11.75% Subordinated Notes due 2008 (the “Notes”) pursuant to an Indenture dated April 30, 1998 (the “Indenture”) and $25 million under a senior credit agreement.

      At the date of issuance, the Notes represented the several obligations of JCI and Jafra S.A. in the amount of $60 million and $40 million, respectively, with each participating on a pro rata basis upon redemption. The Notes mature in 2008 and bear a fixed interest rate of 11.75% payable semi-annually.

      Each of JCI and Jafra S.A. is an indirect, wholly owned subsidiary of the Parent and has fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. In addition, the Parent has fully and unconditionally guaranteed the Notes on a senior subordinated basis. JCI currently has no U.S. subsidiaries. Each acquired or organized U.S. subsidiary of JCI will also be required to fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. Each existing subsidiary of Jafra S.A. fully and unconditionally guarantees the Notes jointly and severally, on a senior subordinated basis, and each subsequently acquired or organized subsidiary of Jafra S.A. will fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. The nonguarantor entities are the Parent’s indirect European subsidiaries in Austria, Germany, Italy, the Netherlands, Poland, and Switzerland; its indirect South American subsidiaries in Argentina, Brazil, Chile, Colombia, Peru, and Venezuela; and its indirect subsidiaries in the Dominican Republic and Thailand. All guarantor and nonguarantor entities are either direct or indirect wholly owned subsidiaries of the Parent. The Notes were registered in a registered exchange offer, effective as of January 25, 1999, under the Securities Act of 1933, as amended.

      The Notes are unsecured and are generally non-callable for five years. Thereafter, the Notes will be callable at premiums declining to par in the eighth year.

      Consents and waivers, dated June 30, 2001 and November 19, 1999, to the senior credit agreement, as described below, allow the Company to repurchase the Notes in the open market from time to time, with the aggregate purchase price for all such Notes repurchased not to exceed $50 million. Aggregate repurchases as of December 31, 2002 were $24.8 million. During 2000, the Company retired Notes of JCI and Jafra S.A.,

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prior to maturity, with a face value of $6.5 million and $4.3 million, respectively. The debt repurchases in 2000 resulted in an extraordinary loss of $315,000, net of an income tax benefit of $195,000. In connection with the early retirement of the Notes as described above, a portion of the unamortized deferred financing costs was written off and included in the determination of the extraordinary loss on early extinguishment of debt. In 2000, $733,000 of the unamortized deferred financing fees were written off.

      In addition, JCI and Jafra S.A. entered into a senior credit agreement that provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a multicurrency revolving credit facility of $65 million and a term loan facility of $25 million. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over six years through April 30, 2004. Borrowings under the revolving credit facility mature on April 30, 2004. Borrowings under the senior credit agreement currently bear interest at an annual rate of LIBOR plus a margin of 1.625% or an alternate base rate (the higher of the prime rate or federal funds rate plus 0.5%, plus an applicable margin of 0.625%). The interest rate in effect at December 31, 2002 was approximately 3.1% for the LIBOR-based borrowings. Borrowings under the senior credit agreement are secured by substantially all of the assets of JCI and Jafra S.A. No amounts were outstanding under the revolving credit facility at December 31, 2002.

      Both the Indenture and the senior credit agreement contain certain covenants that limit the Company’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require the Company to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio.

      During the year ended December 31, 2001, Jafra S.A. repaid the balance remaining under a one-year term loan originally due on August 16, 2001, and entered into an unsecured foreign bank loan agreement. Under this agreement, Jafra S.A. had the peso equivalent of $828,000 outstanding at December 31, 2002 at a weighted average fixed interest rate of 18.5%. Principal and interest payments are due monthly through January 25, 2005.

      As of December 31, 2002, the Company had irrevocable standby letters of credit outstanding totaling $2.8 million. These letters of credit, expiring on various dates through February 17, 2003, collateralize the Company’s obligation to a third-party in connection with certain lease agreements.

(7) Income Taxes

      The Company’s income before income taxes consists of the following (amounts in thousands):

	Years Ended December 31,

	2002	2001	2000

Income before income taxes and cumulative effect of accounting change:
United States	$12,859	$13,530	$9,416
Foreign	22,426	19,604	6,658

	$35,285	$33,134	$16,074

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Actual income tax expense differs from the “expected” tax expense (computed by applying the U.S. Federal corporate rate of 35% to income before income taxes) as a result of the following:

	Years Ended December 31,

	2002	2001	2000

Provision for income taxes at federal statutory rate	$12,350	$11,597	$5,626
Foreign income subject to tax other than at federal statutory rate	3,461	4,270	2,339
Foreign tax and other credits	(2,312)	(3,230)	(1,724)
State income taxes	548	544	243
Valuation allowance — domestic	19	944	(616)
Valuation allowance — foreign	2,270	2,939	3,794
Other	(67)	356	77

Income tax expense	$16,269	$17,420	$9,739

      The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Current:
Federal	$178	$140	$(48)

Foreign:
Mexico	15,177	13,303	6,011
Europe	(297)	641	49
Other	76	190	54

	14,956	14,134	6,114
State	548	544	243

Total current	15,682	14,818	6,309
Deferred — foreign	(646)	1,506	2,539
Deferred — domestic	2,016	2,407	891
Foreign deferred allocated to other comprehensive income	(783)	(1,311)	—

Total deferred	587	2,602	3,430
Total income taxes on income before income taxes and cumulative effect of accounting change	16,269	17,420	9,739
Income tax expense on cumulative effect of accounting change	—	82	—

Total income tax expense	$16,269	$17,502	$9,739

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of deferred income tax assets and deferred income tax liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Deferred income tax assets:
Accounts receivable	$2,454	$1,733
Net operating loss carryforward	15,112	13,457
Disallowed interest expense	—	26
Accrued bonuses	33	301
Foreign tax and other credit carryforwards	2,193	5,333
Accrued sales promotions	1,977	2,273
Other accrued liabilities	5,233	1,963
Other	1,738	4,776

Total deferred income tax assets	28,740	29,862
Less valuation allowance	(17,578)	(15,289)

Net deferred income tax assets	11,162	14,573
Deferred income tax liabilities:
Transaction and deferred financing costs	(235)	(494)
Property and equipment	(4,406)	(4,194)
Trademark and goodwill	(18,129)	(20,272)
Inventories	(7,914)	(13,399)
Other	(3,737)	(564)

Total deferred income tax liabilities	(34,421)	(38,923)

Net deferred income tax liabilities	$(23,259)	$(24,350)

      The Company records a valuation allowance on the deferred income tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowances at December 31, 2002 and 2001 were based upon the Company’s estimates of the future realization of deferred income tax assets. Valuation allowances at December 31, 2002 and 2001 were provided principally to offset operating loss carryforwards and foreign tax credit carryforwards of the Company’s U.S., European and South American subsidiaries. Valuation allowances at December 31, 2002 were also provided to offset certain pretax expenses at the company’s U.S. subsidiary.

      At December 31, 2002, the Company’s deferred income tax assets for carryforwards totaled $17,305,000 comprised of foreign asset and other credit carryforwards of $2,193,000 and net operating loss carryforwards of $15,112,000. At December 31, 2001, the Company’s deferred income tax assets for carryforwards totaled $18,790,000, comprised of U.S. foreign and foreign asset tax credits of $4,775,000, alternative minimum tax and research and development credits of $558,000 and tax loss carryforwards of certain foreign subsidiaries of $13,457,000. These deferred income tax assets were reduced by a valuation allowance of $17,578,000 and $15,289,000 as December 31, 2002 and 2001, respectively. The tax loss and certain credit carryforwards expire in varying amounts between 2003 and 2012. Realization of the income tax carryforwards is dependent on generating sufficient taxable income prior to expiration of the carryforwards. Although realization is not assured, management believes it is more likely than not that the net carrying value of the income tax carryforwards will be realized.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax expense for the year ended December 31, 2002 was reduced by $1,169,000 as the result of the enactment of changes in the Mexico corporate statutory tax rate and the related impact on Jafra S.A.’s net deferred income tax liabilities. The enactment in Mexico will reduce the Mexico corporate income tax rate annually in one-percent increments from 35% to 32% beginning January 1, 2003 through 2005.

(8) Benefit Plans

      Certain employees of the Company’s German subsidiary participate in a defined benefit pension plan covering key employees (the “Germany Plan”). Benefits are based on age, years of service and the level of compensation during the final years of employment. The Company’s funding policy is to contribute annually to the Germany Plan the amount necessary to meet the minimum funding standards. The Company recognized pension expense of $48,000 and $278,000 for the years ended December 31, 2002 and 2001, respectively, and recognized pension income of $18,000 for the year ended December 31, 2000 due to the departure of certain employees.

      Under Mexican labor laws, employees of Jafra S.A. and its subsidiaries are entitled to a payment when they leave the Company if they have fifteen or more years of service. In addition, the Company makes government mandated employee profit sharing distributions equal to ten percent of the taxable income of the subsidiary in which they are employed. Total expense under these programs was $1,222,000, $995,000 and $345,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The total liability was approximately $1,724,000 and $1,010,000 at December 31, 2002 and 2001, respectively, and is classified as a noncurrent liability in the accompanying consolidated balance sheets.

      The Company’s U.S. subsidiary has an employee savings plan which permits participants to make voluntary contributions by salary deferrals pursuant to section 401(k) of the Internal Revenue Code, which allows employees to defer up to 20% of their total compensation, subject to statutory limitations. Employee contributions of up to 10% of compensation are matched by the Company at the rate of 50 cents per dollar. Employees do not vest in the Company contribution until they have reached two years of service, at which time they become fully vested. The Company’s expense under this program was $618,000, $600,000 and $620,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      The Company’s U.S. subsidiary also has a supplemental excess benefit savings plan, which permits participants to make unlimited voluntary contributions. Employee contributions are matched on the same basis as under the employee savings plan, and the vesting provisions are the same. The Company’s expense under this program was $207,000, $177,000 and $213,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Employee and employer contributions under such plan are placed into a “rabbi” trust exclusively for the uses and purposes of plan participants and general creditors of the Company. The Company has recorded an asset and the related liability in the accompanying consolidated balance sheets of $2,411,000 and $1,880,000 at December 31, 2002 and 2001, respectively.

(9) Related Party Transactions

      Pursuant to a consulting agreement entered into following the Acquisition, until the 10th anniversary of the Acquisition or the date on which CD&R Fund V no longer has an investment in the Company or until the termination by either party with 30 days notice, CD&R will receive an annual fee (and reimbursement of out-of-pocket expenses) for providing advisory, management consulting and monitoring services to the Company. On January 1, 2000, the annual fee was $400,000. As of January 1, 2001, the annual fee was increased to $1,000,000. As required by the terms of the Company’s lending arrangements, such fees are determined by arm’s-length negotiation and are believed by the Company to be reasonable. The amendment, effective January 1, 2001, adds to CD&R’s services under the agreement financial advisory, investment banking and similar services with respect to future proposals for an acquisition, merger, recapitalization, or other similar transaction directly or indirectly involving the Company or any of its subsidiaries. The fee for such additional

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. Such transaction fees may be increased upon approval of a majority of the members of the Company’s Board of Directors who are not employees of the Company, CD&R or any affiliate of CD&R. The amendment also provides that if any employee of CD&R is appointed to an executive management position (or a position of comparable responsibility) in the Company or any of its subsidiaries, the annual fee will be increased by an amount to be determined by CD&R, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. The CD&R fees incurred during the years ended December 31, 2002, 2001 and 2000 were $1,000,000, $1,000,000 and $400,000, respectively. In addition, certain officers and directors of CD&R or its affiliates serve as directors of the Company.

      Prior to 2000, the Company engaged Guidance Solutions (“Guidance”), a corporation in which an investment fund managed by CD&R has an investment, to develop its e-commerce systems. Under the agreement entered into by the Company and Guidance, the Company agreed to pay fees of approximately $2.0 million to Guidance in connection with planning, defining, designing and consulting services performed related to the Company’s e-commerce initiative. During the year ended December 31, 2000, the Company paid fees to Guidance of $1,798,000. The Company terminated its agreement with Guidance and executed a settlement and mutual release agreement effective September 30, 2000. Upon execution of this agreement in October of 2000, Guidance paid the Company $25,000 and agreed to pay the Company an aggregate additional sum of $475,000, payable in quarterly installments plus interest at 9.5% per annum, beginning in January 2001 through October 2005. At December 31, 2002, the balance was paid in full.

      Members of management financed a portion of the cash purchase price of the shares of Company common stock they acquired through loans from the Chase Manhattan Bank on market terms. To help members of management obtain such terms for such financing, the Company fully and unconditionally guaranteed up to 75% of the purchase price for the shares of Company common stock purchased by each such member of management in 1998 and 2000. As of December 31, 2002, the outstanding guarantee was $2,145,000.

(10) Restructuring and Impairment Charges and Related Accruals

      Prior Years Restructuring and Impairment Charges. During 2001, the Company wrote-off $0.2 million of intangible assets as the Company determined that the undiscounted cash flows were less than the carrying amount of the assets due to a downturn in the political and economic environment in Argentina. The amount was classified in selling, general and administration in the accompanying consolidated statements of income. In 2000, the Company recorded approximately $1.6 million of restructuring charges and approximately $1.0 million of asset impairment charges. The restructuring charges of approximately $1.6 million related to the Company’s repositioning activities in Europe, primarily severance costs, of which $1.4 million was paid in 2000 and 2001 and the remaining $0.2 million was paid in 2002. The asset impairment charges of $1.0 million consisted of approximately $0.3 million related to the Company’s repositioning activities in Europe and approximately $0.7 million relating to the write-down of certain capitalized computer software costs in the United States.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the additions and/ or adjustments to the aforementioned accruals include severance, lease costs, fixed asset disposals, and other exit costs, and are summarized as follows (in thousands):

	Years Ended
	December 31,

	2001	2000

Additions — charges to income:
Severance	$(84)	$1,210
Lease costs	80	295
Other	4	102

Total additions	$—	$1,607

      A rollforward of the activity of the restructuring accruals is summarized as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Opening balance	$201	$699	$1,105
Additions	—	—	1,607
Charges against reserves	(201)	(498)	(2,013)

Ending balance	$—	$201	$699

      The remaining costs at each year-end included in the restructuring accrual are summarized as follows (in thousands):

	December 31,

	2001	2000

Severance	$—	$385
Lease costs and other	201	314

	$201	$699

      The principal component of the restructuring accruals was severance. A summary of the severance activity is as follows (dollar amounts in thousands):

	Years Ended December 31,

	2001		2000

	# of		# of
	Employees	Amount	Employees	Amount

Opening balance	16	$385	43	$1,105
Planned terminations	—	—	35	1,210
Adjustment to planned terminations	—	(84)	—	—
Actual terminations	(16)	(301)	(62)	(1,930)

Ending balance	—	$—	16	$385

(11) Financial Reporting for Business Segments

      Segment information has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operations and major customers.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s business is comprised of one industry segment, direct selling, with worldwide operations. The Company is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. The Company has three reportable business segments: Mexico, the United States, and Europe. Business results for subsidiaries in South America, the Dominican Republic, and Thailand are combined and included in the following table under the caption “All Others.”

      The accounting policies used to prepare the information reviewed by the Company’s chief operating decision makers are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on segment operating income, excluding reorganization and restructuring charges, unusual gains and losses, and amortization of goodwill and intangibles. Consistent with the information reviewed by the Company’s chief operating decision makers, corporate costs, foreign exchange gains and losses, interest expense, other nonoperating income or expense, and income taxes are not allocated to operating segments. The effects of intersegment sales (net sales and related gross profit) are excluded from the computation of segment operating income.

						Corporate,
		United		All	Total	Unallocated	Consolidated
	Mexico	States	Europe	Others	Segments	and Other	Total

			(Dollars in thousands)
Year ended December 31, 2002
Net sales	$251,546	$92,143	$26,932	$20,357	$390,978	$—	$390,978
Operating profit (loss)	66,245	15,620	1,224	(6,148)	76,941	(19,190)	57,751
Depreciation and amortization	2,121	2,631	411	448	5,611	—	5,611
Capital expenditures	4,124	6,298	174	415	11,011	—	11,011
Segment assets	178,629	82,532	18,673	9,890	289,724	(1,434)	288,290
Goodwill	28,548	32,188	5,300	269	66,305	—	66,305
Year ended December 31, 2001
Net sales	247,514	79,611	26,329	22,699	376,153	—	376,153
Operating profit (loss)	71,289	11,580	1,795	(5,931)	78,733	(22,510)	56,223
Depreciation and amortization	3,908	2,709	610	406	7,633	116	7,749
Capital expenditures	6,024	4,529	230	589	11,372	—	11,372
Segment assets	193,379	67,792	17,788	13,313	292,272	(1,136)	291,136
Year ended December 31, 2000
Net sales	199,777	74,137	26,882	20,432	321,228	—	321,228
Operating profit (loss)	64,364	10,709	247	(6,044)	69,276	(26,944)	42,332
Depreciation and amortization	4,231	2,111	905	385	7,632	—	7,632
Capital expenditures	2,262	3,662	109	1,072	7,105	—	7,105
Segment assets	$177,086	$68,843	$18,254	$13,165	$277,348	$(404)	$276,944

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional business segment information regarding product lines is as follows:

	2002		2001		2000

		Percentage		Percentage		Percentage
	Sales by	of Total	Sales by	of Total	Sales by	of Total
	Product Line	Sales	Product Line	Sales	Product Line	Sales

	($ in millions)		($ in millions)		($ in millions)
Skin care	$68.8	18.2%	$69.4	19.0%	$65.8	21.0%
Color cosmetics	99.5	26.2	94.3	25.8	82.4	26.2
Fragrances	126.6	33.4	125.4	34.3	103.7	33.0
Body care and personal care	42.1	11.1	37.0	10.1	29.6	9.4
Other(1)	42.0	11.1	39.3	10.8	32.6	10.4

Subtotal before shipping and other fees less commissions	379.0	100.0%	365.4	100.0%	314.1	100.0%

Shipping and other fees less commissions	12.0		10.8		7.1

Total	$391.0		$376.2		$321.2

(1)	Includes sales aids (e.g., party hostess gifts, demonstration products, etc.) and promotional materials, which typically do not qualify for commissions or overrides.

(12) Commitments and Contingencies

      The Company leases office and warehouse facilities as well as manufacturing, transportation and data processing equipment under operating leases which expire at various dates through 2008. The leases contain certain renewal options and require payment of property taxes, utilities, common area maintenance and insurance and contain rent escalation clauses based on consumer price indices. Future minimum lease payments under noncancelable operating leases as of December 31, 2002 are (in thousands):

2003	$3,841
2004	3,879
2005	3,784
2006	3,592
2007	3,585
2008	167

$18,848

      Rental expense was $3,781,000, $3,473,000 and $5,953,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Other income for 2000 included approximately $1.4 million of income related to a recovery of the effect of inflation from a receivable due from the Mexican government related to taxes.

      During 2002, the Company initiated product replacement for a certain product sold in 2001 and 2002. The total cost of the product replacement is approximately $400,000. However, management believes that the majority of the cost will be recovered pursuant to contractual obligations with the third-party manufacturer. (See Note 14).

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has implemented a structure in a certain foreign jurisdiction to minimize import taxes. While management believes this structure adequately protects and minimizes the Company’s exposure to import taxes, the Company may be adversely impacted if this structure does not withstand challenges by local tax authorities. Management believes that the resolution of a tax authority challenge, if any, will not have a material adverse effect on the Company’s business, financial condition or results of operations.

      In accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company recorded impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired and undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Subsequent to December 31, 2002, the Company is considering strategic decisions to exit certain non-core markets in South America, Thailand and some or all of Europe through sale or discontinuance of these operations. As of December 31, 2002, no decision had been made on these non-core markets and the undiscounted cash flows indicated that such carrying amounts were expected to be recovered. Given certain strategic decisions made, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in a need to write down those assets to fair value. In accordance with FASB 142, Goodwill and Other Intangible Assets, the transitional and annual impairment test indicated that fair value of the reporting units associated with the non-core markets exceeded the carrying value, including goodwill, at December 31, 2002.

      The Company is involved from time to time in routine legal matters incidental to its business. The Company believes that the resolution of such matters will not have a material adverse effect on the Company’s business, financial condition or results of operations.

(13) Management Incentive Arrangements

Company Plan

      Effective 1998, the Company adopted a stock incentive plan (the “Stock Incentive Plan”), which provides for the sale to members of senior management of up to 52,141 shares of common stock of the Parent and the issuance of options to purchase up to 104,282 additional shares of common stock. The Company reserved 156,423 shares for issuance under the Stock Incentive Plan, and as of December 31, 2002, 42,121 shares and 84,242 options were outstanding. A summary of the status and activity of shares purchased under the Stock Incentive Plan is as follows:

	Number	Price Per
	of Shares	Share

Shares outstanding at December 31, 1999	38,392
Shares issued in 2000	4,424	206
Options exercised in 2000	158	100
Shares repurchased in 2000	(948)	$210

Shares outstanding at December 31, 2000	42,026
Shares issued in 2001	474	210
Options exercised in 2001	210	150
Shares repurchased in 2001	(589)	$250

Shares outstanding at December 31, 2001	42,121
Shares issued in 2002	—	—
Options exercised in 2002	—	—
Shares repurchased in 2002	—	—

Shares outstanding at December 31, 2002	42,121

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The purchase price of shares issued in 2000 and 2001 and options exercised in 2000 and 2001 represented the estimated fair value at the respective dates of issuance and exercise, except as discussed below. In 2000, 316 shares were issued at a price below fair value, and the Company recognized compensation expense of approximately $19,000. In 2001, 210 shares were issued at a price below fair value, and the Company recognized compensation expense of approximately $21,000. Under certain circumstances, the management stockholders can require the Company to repurchase their shares, subject to a holding period of at least seven months from the date such shares were acquired, for an amount not to exceed fair value.

      In connection with the purchase of common stock of the Parent, certain members of senior management were granted options to purchase two additional shares of common stock for each share purchased at an exercise price equal to the fair value at the date of grant under the Stock Incentive Plan. The options have a life of ten years from the date of grant. Fifty percent of the options granted are expected to vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the continuous employment of the grantee (“Option Type 1”). The remaining fifty percent of the options become vested as follows, subject to the continuous employment of the grantee: (a) up to one-third of the options become vested as of each of the first three anniversaries of the date of grant if the Company achieves at least 85% of its EBITDA target for the immediately preceding fiscal year, (b) if less than one-third of the total number of options shall have become vested as provided in clause(a) above, the portion that has not become so vested shall become vested as of the first day of the fiscal year following the fiscal year, if any, that the Company achieves its cumulative EBITDA target, and (c) any options that do not become vested as provided above will become vested on the ninth anniversary of the date of grant (“Option Type 2”). A summary of the status and activity of the options under the Stock Incentive Plan is as follows:

	2002		2001		2000

		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	84,242	$112.36	84,052	$111.69	76,784	$101.03
Granted	—	—	948	210.00	8,848	205.71
Exercised	—	—	(210)	150.00	(158)	100.00
Canceled	—	—	(548)	163.80	(1,422)	122.22

Outstanding at year-end	84,242	$112.36	84,242	$112.36	84,052	$111.69

Options exercisable at year-end	66,615	$109.92	63,528	$105.32	37,655	$100.70
Options available for grant	19,093	—	19,093	—	19,493	—

      The following table summarizes information about options outstanding as of December 31, 2002:

	Outstanding

		Weighted Average		Exercisable
		Remaining
	Number	Contractual Life	Weighted Average	Number	Weighted Average
Exercise Price	of Options	(Yrs.)	Exercise Price	of Options	Exercise Price

$100.00	74,256	5.75	$100.00	60,117	$100.00
$150.00	948	6.92	150.00	902	150.00
$210.00	9,038	7.63	210.00	5,596	210.00

	84,242	5.96	$112.36	66,615	$109.92

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for these options. As the options were granted with exercise prices equal to the fair value at the date of grant, no compensation cost was recognized by the Company upon issuance of such options. The fair value of each option granted by the Company was estimated using the minimum value option pricing model. The assumptions used in this pricing model and the weighted average fair value of options granted during 2001 and 2000 are summarized as follows:

	2001		2000

	Option	Option	Option	Option
	Type 1	Type 2	Type 1	Type 2

Risk-free interest rate	5.80%	5.80%	6.30%	6.30%
Expected option life (in years)	5.0	7.0	5.0	7.0
Expected volatility	0.0%	0.0%	0.0%	0.0%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted average fair value per option	$52.20	$69.28	$56.00	$73.97

Pro Forma Compensation Cost

      Had the Company recorded compensation cost based on the fair value of options granted at the grant date, as prescribed by FASB Statement No. 123 “Accounting for Stock Based Compensation,” pro forma net income would have been as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income, as reported	$18,772	$15,840	$6,335
Pro forma compensation cost	92	348	680

Pro forma net income	$18,680	$15,492	$5,655

Employment Agreements

      Certain senior executive officers have employment agreements which provide for annual bonuses if the Company achieves the performance goals established under its annual incentive plan for executives.

      The Company has a bonus plan for U.S. based employees which provides that 50% of the bonus earned by any Vice President or Director shall be deferred and shall vest in three equal annual installments. As of December 31, 2002 and 2001, $415,000 and $372,000 of bonuses were deferred, respectively. The Company recognizes compensation expense as the vesting requirements are met.

(14) Manufacturing Agreement

      The Company and a third-party contractor (the “Contractor”) entered into a manufacturing agreement, dated as of June 10, 1999, (the “Manufacturing Agreement”). Subject to the terms and conditions of the Manufacturing Agreement, the Contractor has agreed to manufacture all of the Company’s requirements for certain cosmetic and skin care products for an initial term of five years. Following the expiration of the initial five-year term, the Manufacturing Agreement will be automatically extended for additional one-year terms unless terminated by six months’ prior written notice by either party. The Manufacturing Agreement provides for price renegotiations by the Contractor if the Company’s quarterly or annual purchase volume falls below specified minimums. The Manufacturing Agreement requires the Contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the Contractor. In addition, the Company is obligated to purchase materials acquired by the Contractor based upon product forecasts provided by the Company if the Contractor is unable to sell such materials to a third-party. There

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have been no such repurchases to date. The Contractor is solely responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions.

      During the fourth quarter of 2000, the Contractor obtained $1,000,000 of advances from the Company in exchange for an unsecured promissory note. The note bears interest at an annual rate of 9% and is payable in monthly installments commencing on February 15, 2001. On April 15, 2002, the unsecured promissory note was amended to advance an additional $320,000 to the contractor. At December 31, 2002 and 2001, approximately $101,000 and $349,000, of the note was outstanding and was included in receivables in the accompanying consolidated balance sheets, respectively.

(15) Foreign Currency Forward and Option Contracts

      The Company is exposed to currency risk relating to its forecasted U.S. dollar-denominated expenditures at Jafra S.A. As part of its overall strategy to reduce the risk of adverse potential exchange rate fluctuations in Mexico, the Company enters into foreign currency exchange contracts. Prior to March 2002, the Company purchased forward exchange contracts (“forward contracts” or “forwards”) to hedge its foreign currency exposures to the Mexican peso. In March 2002, in accordance with previously approved policies, the Company modified its hedging program to include the use of foreign currency option contracts (“option contracts”). The Company places forward contracts or option contracts based on its forecasted U.S. dollar cash outflows from Jafra S.A. over a rolling 12 month period and does not hedge transactions that are not included in the 12 month forecast on the date the forward contract is initiated. As a matter of policy, the Company does not hold or issue forward contracts for trading or speculative purposes nor does it enter into contracts or agreements containing “embedded” derivative features. Prior to entering into forward contracts or option contracts, the Company evaluates the counter parties’ credit ratings. Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. The Company does not currently anticipate non-performance by such counter parties.

      Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivative instruments be recorded based on fair value. In connection with the adoption of SFAS No. 133, at January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value and the fair value of such instruments. Under SFAS No. 133, the Company’s use of forward contracts or option contracts to hedge certain forecasted transactions does qualify for hedge accounting. Gains and losses from such derivatives are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward contracts or option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Contracts that do not qualify for hedge accounting under SFAS No. 133 are remeasured based on fair value and the gains and losses are included as a component of net income.

      The forward contracts utilized by the Company did not qualify for hedge accounting under the applicable accounting standards prior to adoption of SFAS No. 133 on January 1, 2001, and accordingly such instruments were marked-to-market with gains and losses included as a component of exchange loss in the statements of income for the year ended December 31, 2000.

      The Company currently designates certain of its forward contracts and option contacts as cash flow hedges of forecasted U.S. dollar-denominated inventory purchases, forecasted U.S. dollar-denominated intercompany charges from JCI to Jafra S.A., forecasted management fee charges from JCI to Jafra S.A., and

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. dollar-denominated interest payments. On the date the Company enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. In this documentation, the Company specifically identifies the forecasted transaction that has been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. For all qualifying and highly effective cash flow hedges, the changes in the fair value of the derivative are deferred as a component of other comprehensive loss. Such amounts will be reclassified from other comprehensive loss into net income when the underlying hedged exposure is recognized in income. For U.S. dollar-denominated inventory purchases, this will occur upon sale to an outside party of the related inventory. For intercompany charges and interest, this will occur at the date such charges are recorded by Jafra S.A.

      During the year ended December 31, 2002, the Company recognized losses of approximately $2,605,000 on forward contracts and gains of approximately $886,000 on option contracts (including reclassification of other comprehensive loss) as a component of exchange loss in the accompanying consolidated statements of income. During the year ended December 31, 2001, the Company recognized approximately $12,188,000 of losses on forward contracts as a component of exchange loss in the accompanying consolidated statements of income. During the year ended December 31, 2000, the Company recognized approximately $10,050,000 of losses as a component of exchange loss on forward contracts that did not qualify for hedge accounting under accounting standards prior to the adoption of SFAS No. 133.

      Additionally, during the year ended December 31, 2001, the Company deferred as a component of other comprehensive loss $5,504,000 of losses on forward contracts qualifying for hedge accounting under SFAS No. 133. Of this amount, approximately $797,000 was reclassified as exchange loss and $961,000 was reclassified as cost of sales upon recognition of the underlying hedged exposure prior to December 31, 2001. As of December 31, 2001, the Company had deferred as a component of other comprehensive income (loss) $3,746,000 of losses on forward contracts.

      During the year ended December 31, 2002, the Company deferred approximately an additional $1,782,000 of losses on forward contracts qualifying for hedge accounting under SFAS No. 133. Of the total amount deferred, during the year ended December 31, 2002, approximately $1,650,000 of other comprehensive loss was reclassified into exchange loss and approximately $3,139,000 was reclassified into cost of sales upon the recognition of the underlying hedged exposure. The Company expects that substantially all of the remaining loss of $739,000, deferred as a component of other comprehensive loss, will be recognized into income within the next twelve months.

      During the year ended December 31, 2002, the Company deferred as a component of other comprehensive loss $1,336,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. Of this amount, approximately $483,000 of other comprehensive loss was reclassified to exchange loss and approximately $378,000 was reclassified as a cost of sales offset upon the recognition of the underlying hedged exposure. The Company expects substantially all of the remaining gain of approximately $475,000, deferred as a component of other comprehensive loss, to be recognized into income within the next twelve months.

      The fair value of the forward contacts at December 31, 2001 represented an unrealized loss of $5,540,000 consisting of $2,920,000 of unrealized losses recorded as a component of other comprehensive loss for qualifying hedges and $2,620,000 of unrealized losses recorded as a component of exchange loss for non-qualifying hedges under SFAS No. 133. As of December 31, 2002, the Company had no outstanding forward contracts. The fair value of the option contracts at December 31, 2002 represented an unrealized gain of approximately $402,000, consisting of $382,000 of unrealized gains recorded as a component of other

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprehensive loss for qualifying hedges and $21,000 of unrealized gains for non-qualifying hedges under SFAS No. 133.

      During the year ended December 31, 2002, the ineffectiveness generated by the Company’s forward contracts and option contracts designated as hedges was insignificant. Certain hedged forecasted transactions do not appear probable of occurring due to timing differences between the original and current forecasts, and accordingly $164,000 of gains were reclassified into earnings.

      The outstanding option contracts had a notional value denominated in Mexican pesos of $523,000,000 in put and call positions at December 31, 2002 and mature at various dates through December 31, 2003. The outstanding forward contracts had notional values denominated in Mexican pesos of $688,873,000 at December 31, 2001 and matured in 2002. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

      The following table provides information about the details of the Company’s option contracts as of December 31, 2002 (in thousands):

At December 31, 2002:

	Coverage in		Fair Value in
Foreign Currency	Mexican Pesos	Average Strike Price	U.S. Dollars(1)	Maturity Date

Purchased Puts (Company may sell Peso/buy USD)
Mexican Peso	$149,000	10.31 - 10.48	$(113)	Jan. - Mar. 2003
Mexican Peso	100,000	11.05 - 12.19	77	Apr. - June 2003
Mexican Peso	150,000	11.76 - 12.79	131	July - Aug 2003
Mexican Peso	124,000	12.51 - 12.91	21	Oct. - Dec. 2003

	$523,000		$116

Written Calls (Counterparty may buy Peso/sell USD)
Mexican Peso	$149,000	9.01 - 9.02	$(207)	Jan. - Mar. 2003
Mexican Peso	100,000	9.50 - 9.84	(144)	Apr. - June 2003
Mexican Peso	150,000	9.69 - 10.19	(112)	July - Aug 2003
Mexican Peso	124,000	10.15 - 10.19	(55)	Oct. - Dec. 2003

	$523,000		$(518)

(1)	The fair value of the option contracts presented above, an unrealized gain of $402,000 at December 31, 2002, represents the carrying value and has been recorded in other receivables in the accompanying consolidated balance sheets.

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tables below describe the forward contracts that were outstanding at December 31, 2001 (in thousands):

December 31, 2001:

	Forward Position
	in Mexican	Maturity	Weighted Average	Fair Value in
Foreign Currency	Pesos(1)	Date	Contract Rate	U.S. Dollars(1)

Buy US Dollar/sell Mexican Peso	$108,715	1/31/02	10.19	$1,128
Sell Mexican Peso/buy US Dollar	(20,000)	1/31/02	9.35	(34)
Buy US Dollar/sell Mexican Peso	71,787	2/28/02	10.26	756
Sell Mexican Peso/buy US Dollar	(20,000)	2/28/02	9.47	(48)
Buy US Dollar/sell Mexican Peso	94,371	3/27/02	10.46	1,102
Sell Mexican Peso/buy US Dollar	(40,000)	3/27/02	9.48	(80)
Buy US Dollar/sell Mexican Peso	85,000	4/30/02	10.23	748
Sell Mexican Peso/buy US Dollar	(30,000)	4/30/02	9.62	(84)
Buy US Dollar/sell Mexican Peso	81,000	5/31/02	10.11	559
Sell Mexican Peso/buy US Dollar	(25,000)	5/31/02	9.71	(75)
Buy US Dollar/sell Mexican Peso	80,000	6/28/02	9.95	375
Sell Mexican Peso/buy US Dollar	(30,000)	6/28/02	9.78	(88)
Buy US Dollar/sell Mexican Peso	48,000	7/31/02	10.07	242
Buy US Dollar/sell Mexican Peso	100,000	8/30/02	10.05	410
Buy US Dollar/sell Mexican Peso	45,000	9/30/02	10.09	169
Buy US Dollar/sell Mexican Peso	110,000	10/31/02	10.09	338
Buy US Dollar/sell Mexican Peso	30,000	11/29/02	10.27	122

	$688,873			$5,540 (1)

(1)	The Fair Value of the forward positions presented above, an unrealized loss of $5,540,000 at December 31, 2001, represents the carrying value of the forward contracts and has been recorded in accrued liabilities in the accompanying consolidated balance sheets.

(16) Fourth Quarter Adjustments

      During the fourth quarter of 2001, the Company recorded a total of approximately $4,288,000 to bad debt expense due to declining consultant liquidity as a result of the general slowdown of the economy in Mexico and Brazil. During the fourth quarter of 2000, the Company recorded certain adjustments related to changes in cost accounting estimates, which resulted in an increase to cost of sales of approximately $3,000,000.

(17) Subsequent Event (unaudited)

      On May 20, 2003, CDRJ Investments (Lux) S.A. and certain existing and newly formed subsidiaries completed a recapitalization of its operations by the issuance of $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and the issuance of $200 million of 10.75% Senior Subordinated Notes due 2011 (collectively the “recapitalization”). The proceeds from the recapitalization were used to repay the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), originally issued April 30, 1998, to repay all amounts outstanding under the existing credit facilities and to make a liquidating distribution to the shareholders of CDRJ Investments Lux (S.A.). Jafra Worldwide Holdings (Lux) S.àr.l, a Luxembourg société à respon-

CDRJ INVESTMENTS (LUX) S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sabilité limitée, is the liquidator of CDRJ Investments Lux (S.A.). In connection with the liquidation of CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l, the direct wholly owned subsidiary of CDRJ Investments (Lux) S.A., transferred all of its assets and liabilities, including its direct and indirect shares of JCI, Jafra Distribution and Jafra S.A., to Jafra Worldwide Holdings (Lux) S.àr.l in exchange for all of the common stock of Jafra Worldwide Holdings (Lux) S.àr.l.

      Distribuidora Comercial Jafra, S.A. de C.V., a sociedad anónima de capital variable, organized under the laws of the United Mexican States (“Jafra Distribution”) on February 26, 2003, is owned by five indirect wholly owned subsidiaries of Jafra Worldwide Holdings (Lux), S.ár.l. Jafra Distribution was organized by CDRJ Investments Lux, S.A. to conduct the Company’s distribution business in Mexico. The distribution business was previously conducted by Distribuidora Venus, S.A. de C.V., (“Venus”) a wholly owned subsidiary of Jafra S.A.

      In connection with the recapitalization on May 20, 2003, Jafra Distribution and JCI issued $200 million aggregate principal amount of 10.75% Subordinated Notes due 2011 (the “New Notes”). The New Notes represent several obligations of Jafra Distribution and JCI, with each participating on a pro rata basis upon redemption. Jafra Distribution and JCI have fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Jafra S.A. has fully and unconditionally guaranteed the obligations of Jafra Distribution under the Notes, subject to a 30-day standstill period prior to the enforcement of such guarantees.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of

Jafra Cosmetics International, Inc.
Westlake Village, California

      We have audited the accompanying consolidated balance sheet of Jafra Cosmetics International, Inc. and subsidiaries (the “Company”), an indirect, wholly owned subsidiary of CDRJ Investments (Lux) S.A., as of December 31, 2002, and the related consolidated statement of income, stockholder’s equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in the Index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Jafra Cosmetics International, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2002, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 21, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of

Jafra Cosmetics International, Inc.
Westlake Village, California

      We have audited the accompanying consolidated balance sheet of Jafra Cosmetics International, Inc. and subsidiaries (the “Company”), an indirect, wholly owned subsidiary of CDRJ Investments (Lux) S.A., as of December 31, 2001, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2001. Our audits also included the financial statement schedule for each of the two years in the period ended December 31, 2001 listed in the Index at F-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jafra Cosmetics International, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 6, 2002 (February 24, 2003, as
to paragraphs 16 and 17 of Note 2 and
August 8, 2003, as to paragraph 19 of Note 2)

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,088	$4,081
Receivables, less allowances for doubtful accounts of $613 in 2002 and $523 in 2001	5,713	6,447
Inventories	11,974	8,677
Receivables from affiliates	25,608	23,633
Prepaids and other current assets	2,554	1,665
Deferred income taxes	—	55

Total current assets	58,937	44,558
Property and equipment, net	26,357	22,742
Other assets:
Goodwill	37,488	38,125
Notes receivable from affiliates	10,694	3,902
Deferred financing fees, net	2,375	3,004
Other	3,938	3,716

Total	$139,789	$116,047

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$3,000
Accounts payable	5,944	5,591
Accrued liabilities	12,230	12,709
Income taxes payable	815	965
Deferred income taxes	643	—
Payables to affiliates	20,435	2,639

Total current liabilities	44,067	24,904
Long-term debt	47,108	52,908
Deferred income taxes	4,671	3,353
Other long-term liabilities	3,787	3,088

Total liabilities	99,633	84,253

Commitments and contingencies	—	—
Stockholder’s equity:
Common stock, par value $.01; authorized, issued and outstanding, 1,000 shares in 2002 and 2001	—	—
Additional paid-in capital	39,649	39,649
Retained earnings (deficit)	3,249	(5,376)
Accumulated other comprehensive loss	(2,742)	(2,479)

Total stockholder’s equity	40,156	31,794

Total	$139,789	$116,047

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Net sales to third parties	$125,199	$110,227	$102,267
Sales to affiliates	15,817	13,442	14,297

Net sales	141,016	123,669	116,564
Cost of sales	43,778	37,383	36,063

Gross profit	97,238	86,286	80,501
Selling, general and administrative expenses	100,316	95,022	87,496
Management fee income from affiliates	(7,225)	(8,504)	(8,141)
Restructuring and impairment charges	—	—	2,392
Loss on sale of assets	1	92	147
Royalty income from affiliates, net	(19,775)	(20,098)	(14,620)
Market subsidy expense	5,121	—	—

Income from operations	18,800	19,774	13,227
Other income (expense):
Exchange gain (loss), net	406	(225)	(178)
Interest expense, net	(6,134)	(6,794)	(7,564)
Loss on early extinguishment of debt	—	—	(325)
Other, net	281	(189)	9

Income before income taxes and extraordinary item	13,353	12,566	5,169
Income tax expense	4,728	6,054	2,955

Net income	$8,625	$6,512	$2,214

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Years Ended December 31,

	2002		2001		2000

	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except for shares)
Capital Stock:
Balance, beginning of year	1,000	$—	1,000	$—	1,000	$—

Balance, end of year	1,000	—	1,000	—	1,000	—
Additional Paid-in Capital:
Balance, beginning of year		39,649		39,649		38,749
Capital contributions by parent		—		—		900

Balance, end of year		39,649		39,649		39,649
Retained Earnings (Deficit):
Balance, beginning of year		(5,376)		(11,888)		(14,102)
Net income		8,625		6,512		2,214

Balance, end of year		3,249		(5,376)		(11,888)
Accumulated Other Comprehensive Loss:
Balance, beginning of year		(2,479)		(2,223)		(2,319)
Currency translation adjustments		(263)		(256)		96

Balance, end of year		(2,742)		(2,479)		(2,223)

Total Stockholder’s Equity	1,000	$40,156	1,000	$31,794	1,000	$25,538

Comprehensive Income:
Net income		$8,625		$6,512		$2,214
Currency translation adjustments		(263)		(256)		96

Total Comprehensive Income		$8,362		$6,256		$2,310

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income	$8,625	$6,512	$2,214
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of property and equipment	—	92	147
Depreciation and amortization	3,231	3,484	3,014
Provision for uncollectible accounts receivable	680	559	898
Amortization and write off of deferred financing fees	629	628	958
Asset impairment charge	—	—	1,019
Unrealized foreign exchange (gain) loss	(99)	208	249
Deferred income taxes	2,016	2,407	891
Changes in operating assets and liabilities:
Receivables	54	(276)	346
Inventories	(3,297)	778	(2,287)
Prepaid expenses and other current assets	(889)	733	(422)
Affiliate receivables and payables	15,920	(18,221)	1,936
Other assets	309	254	841
Accounts payable and accrued liabilities	(126)	(240)	(2,119)
Income taxes payable/prepaid	(150)	572	272
Other long-term liabilities	699	721	(341)

Net cash provided by (used in) operating activities	27,602	(1,789)	7,616

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	—	92
Purchases of property and equipment	(6,669)	(5,091)	(4,418)
Other	(531)	(408)	(760)

Net cash used in investing activities	(7,200)	(5,499)	(5,086)

Cash flows from financing activities:
Repurchase of subordinated notes	—	—	(6,358)
Repayments under term loan facility	(3,000)	(2,500)	(2,000)
Net repayments under revolving credit facility	(1,800)	(12,700)	(10,000)
Capital contributions by Parent	—	—	900
Net transactions with affiliates	(6,792)	23,280	14,788

Net cash (used in) provided by financing activities	(11,592)	8,080	(2,670)

Effect of exchange rate changes on cash	197	(93)	496

Net increase in cash and cash equivalents	9,007	699	356
Cash and cash equivalents at beginning of year	4,081	3,382	3,026

Cash and cash equivalents at end of year	$13,088	$4,081	$3,382

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$5,847	$6,748	$9,669
Income Taxes	1,051	2,586	2,154

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation and Description of Business

Basis of Presentation

      Jafra Cosmetics International, Inc., a Delaware corporation (“JCI”) is a wholly owned subsidiary of CDRJ North Atlantic (Lux) S.ar.l., a Luxembourg société à responsabilité limitée, which is a wholly owned subsidiary of CDRJ Investments (Lux) S.A., a Luxembourg société anonyme (the “Parent”). JCI, its subsidiaries, and certain other subsidiaries of the Parent were organized by Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership managed by Clayton, Dubilier & Rice, Inc. (“CD&R”) to acquire (the “Acquisition”) the worldwide Jafra Cosmetics business (the “Jafra Business”) from The Gillette Company.

      The accompanying consolidated financial statements reflect the operations of JCI and its subsidiaries (collectively, “JCI”). JCI is an operating subsidiary in the United States, and currently has operating subsidiaries in Austria, Germany, Italy, the Netherlands, Switzerland, the Dominican Republic and Thailand. All significant intercompany accounts and transactions have been eliminated in consolidation.

      In connection with the Acquisition, JCI and an affiliated company, Jafra Cosmetics International, S.A. de C.V. (“Jafra S.A.”) (the indirect, wholly owned Mexican subsidiary of the Parent) issued $100 million aggregate principal amount of 11.75% Subordinated Notes due 2008 (the “Notes”). See Note 6. The Notes represent several obligations of JCI and Jafra S.A., with each participating on a pro rata basis upon redemption. JCI and Jafra S.A. have fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. As the cross-guarantee of JCI and Jafra S.A. is subject to a 30-day standstill period, the Parent is filing these separate financial statements of JCI as a schedule to its Annual Report on Form 10-K for the year ended December 31, 2002.

Description of Business

      JCI markets its products, which consist of premium skin and body care products, color cosmetics, fragrances, and other personal care products, primarily in the United States, but also through subsidiaries in Austria, Germany, Italy, the Netherlands, Switzerland, the Dominican Republic and Thailand and in a number of additional countries through distributors. JCI utilizes a direct selling, multilevel distribution system comprised of self-employed salespersons (known as “consultants”).

(2) Summary of Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents. Cash and cash equivalents include cash, time deposits and all highly liquid debt instruments purchased with a maturity of three months or less.

      Inventories. Inventories, which consist of finished goods, are stated at the lower of cost, as determined by the first-in, first-out basis, or market.

      Property and Equipment. Property and equipment are stated at cost. Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives are 40 years for buildings, the lesser of 40 years or the term of the lease for improvements, 5 to 15 years for machinery and equipment and 5 to 8 years for hardware and software. Maintenance and repairs, including cost of minor replacements, are charged to operations as incurred. Costs of

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

additions and betterments are added to property and equipment accounts provided that such expenditures increase the useful life or the value of the asset.

      Intangible Assets. Intangible assets principally consist of goodwill and trademarks. On January 1, 2002, JCI adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and other Intangible Assets” which requires JCI to not amortize goodwill and certain other intangible assets, but to test those intangible assets for impairment at least annually. Prior to adoption of SFAS No. 142, goodwill and other intangible assets were amortized using the straight-line method over a period of 40 years. Goodwill and trademarks resulted from the Parent’s acquisition of the Jafra Business. The book value of goodwill and trademarks was $37,488,000 and $237,000 at December 31, 2002, respectively. (See “New Accounting Standards”).

      Deferred Financing Costs. In connection with the acquisition of the Jafra Business, JCI incurred approximately $7.2 million of costs related to the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), the revolving credit facility and the term loan facility (see Note 6). Such costs are being amortized on a basis that approximates the interest method over the expected term of the related debt. Accumulated amortization at December 31, 2002 and 2001 was $3,129,000 and $2,500,000, respectively.

      Impairment of Long-Lived Assets and Goodwill. Long-lived assets are reviewed for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, JCI will recognize an impairment loss, measured by the future discounted cash flow method. Goodwill is tested for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on the provisions of SFAS No. 142. (see “New Accounting Standards” and Note 10).

      Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term maturities of these instruments. The fair value of the Notes at December 31, 2002 and 2001 was $46,236,000 and $48,266,000, respectively, based on discussions with one of JCI’s largest bondholders and an analysis of current market interest rates and the Parent’s credit rating. As JCI’s revolving credit facility and the term loan are variable rate debt, and the interest rate spread paid by JCI is adjusted for changes in certain financial ratios of the Parent, the fair value of the revolving credit facility and the term loan approximated their carrying amounts at December 31, 2002 and 2001.

      Revenue Recognition. JCI recognizes revenue when title passes at shipment in accordance with its shipping terms. Amounts billed to consultants for shipping and handling costs are included in net sales. Sales are reduced by commissions paid to consultants on their personal sales.

      Shipping and handling costs. Shipping and handling costs of $12,706,000, $11,265,000 and $12,170,000 for the years ended December 31, 2002, 2001 and 2000, respectively, are included in selling, general and administrative expenses.

      Research and Development. Research and development costs are expensed as incurred. Total research and development expense aggregated $1,469,000, $1,842,000 and $1,901,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The portion of the above-identified research and development expenses incurred by the JCI and charged to Jafra S.A. as part of the JCI’s management fee income (see Note 9) aggregated $1,081,000, $864,000 and $978,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

      Income Taxes. JCI accounts for income taxes under the balance sheet approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in JCI’s financial statements or income tax returns. Management provides a valuation

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allowance for deferred income tax assets when it is more likely than not that a portion of such deferred income tax assets will not be realized. Income tax expense of JCI is computed on a separate-company basis.

      Foreign Currency Translation. The functional currency for foreign subsidiaries is generally the local currency. Assets and liabilities of such foreign subsidiaries are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

      New Accounting Standards. In June 2001, the Financial Accounting Standards Board (“FASB”) approved two new statements: SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment at least annually. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. JCI adopted SFAS No. 142 on January 1, 2002. In accordance with such adoption, JCI identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. Prior to June 30, 2002, JCI completed the transitional goodwill impairment test required by SFAS No. 142. Based on the transitional and annual impairment test, JCI determined that there was no impairment to goodwill. During the year ended December 31, 2002, no impairment was identified. The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

	United		Consolidated
Goodwill	States	Europe	Total

Balance as of December 31, 2001	$32,188	$5,937	$38,125
Translation effect	—	(637)	(637)

Balance as of December 31, 2002	$32,188	$5,300	$37,488

      JCI’s other intangible assets consist of trademarks. During the year ended December 31, 2002, JCI determined trademarks to have an indefinite life and performed the transitional impairment test as required under SFAS No. 142. Based upon the transitional and annual test, JCI determined that there was no impairment of trademarks. The carrying value of trademarks was $237,000 at December 31, 2002 and is included in other assets in the accompanying consolidated balance sheets.

      In accordance with SFAS No. 142, JCI discontinued amortization of goodwill and other intangible assets with an indefinite life. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of the related income tax effects, where applicable, is as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income	$8,625	$6,512	$2,214
Goodwill amortization, net of tax	—	725	863
Trademark amortization, net of tax	—	26	54

Adjusted net income	$8,625	$7,263	$3,131

      In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” This new guidance provides that consideration from a vendor to a reseller is generally presumed to be a reduction of the selling prices of the vendor’s products, and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement. On January 1, 2002, JCI adopted EITF Issue No. 01-9 and

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reclassified commissions paid to consultants of $1,417,000 and $1,254,000 on their personal sales, previously reported as a component of selling, general and administrative expenses, as a reduction in net sales and selling, general and administrative expenses for the years ended December 31, 2001 and 2000, respectively.

      On January 1, 2002, JCI adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on the financial position or results of operations of JCI.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item shall be reclassified. JCI adopted SFAS No. 145 on January 1, 2003 and has retroactively reclassified all amounts previously classified as extraordinary items as a component of other income (expense) in the accompanying consolidated statements of income.

      In June 2002, the FASB approved SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. JCI is currently evaluating the impact that this statement may have on any potential future exit or disposal activities.

      During 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transaction and Disclosure, an amendment to FASB Statement No. 123.” This Statement requires more extensive interim disclosure related to stock based compensation for all companies and permits additional transition methods for companies that elect to use the fair value method for employee stock compensation. This statement is effective for fiscal years ending after December 15, 2002, with early adoption regarding annual disclosure encouraged. JCI adopted the disclosure requirements of SFAS No. 148. (See note 13).

      Reclassifications. Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3) Inventories

      Inventories consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Raw materials and supplies	$243	$—
Finished goods	11,731	8,677

Total inventories	$11,974	$8,677

(4) Property and Equipment

      Property and equipment consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Land	$6,188	$6,188
Buildings and improvements	7,099	6,763
Machinery, equipment and other	22,460	15,971

	35,747	28,922
Less accumulated depreciation	9,390	6,180

Property and equipment, net	$26,357	$22,742

(5) Accrued Liabilities

      Accrued liabilities consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Sales promotions, commissions and overrides	$2,965	$3,182
Accrued restructuring charges (Note 10)	—	128
Accrued interest	880	931
Compensation and other benefit accruals	4,832	4,291
State and local sales taxes and other taxes	1,180	1,282
Other	2,373	2,895

Total accrued liabilities	$12,230	$12,709

(6) Debt

      Debt consists of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Subordinated Notes, unsecured, interest payable semi-annually at 11.75% due in 2008	$45,108	$45,108
Term loan, secured, principal and interest due in quarterly installments through April 30, 2004, interest rates at 3.1% and 4.3% at December 31, 2002 and 2001, respectively	6,000	9,000
Revolving loan, secured, due April 30, 2004, weighted average interest rates of 5.4% at December 31, 2001	—	1,800

Total debt	51,108	55,908
Less current maturities	4,000	3,000

Long-term debt	$47,108	$52,908

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      JCI’s long-term debt matures as follows (in thousands): $4,000 in 2003, $2,000 in 2004, $0 in 2005, 2006 and 2007 and $45,108 thereafter.

      On April 30, 1998, JCI and Jafra S.A. borrowed $125 million by issuing $100 million aggregate principal amount of 11.75% Subordinated Notes due 2008 (the “Notes”) pursuant to an Indenture dated April 30, 1998 (the “Indenture”) and $25 million under a senior credit agreement.

      At the date of issuance, the Notes represented several obligations of JCI and Jafra S.A. in the amount of $60 million and $40 million, respectively, with each participating on a pro rata basis upon redemption. The Notes mature in 2008 and bear a fixed interest rate of 11.75% payable semi-annually.

      JCI and Jafra S.A. are indirect, wholly owned subsidiaries of the Parent and have fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. In addition, the Parent has fully and unconditionally guaranteed the Notes on a senior subordinated basis. JCI has no U.S. subsidiaries. Each acquired or organized U.S. subsidiary of JCI will also be required to fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. Each existing subsidiary of Jafra S.A. fully and unconditionally guarantees the Notes jointly and severally, on a senior subordinated basis, and each subsequently acquired or organized subsidiary of Jafra S.A. will fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. The nonguarantor entities are JCI’s indirect subsidiaries in Austria, Germany, Italy, the Netherlands, Switzerland, the Dominican Republic and Thailand, and the Parent’s indirect subsidiaries in Poland, Argentina, Brazil, Chile, Colombia, Peru, and Venezuela. All guarantor and nonguarantor entities are either direct or indirect wholly owned subsidiaries of the Parent. The Notes were registered in a registered exchange offer, effective as of January 25, 1999, under the Securities Act of 1933, as amended.

      The Notes are unsecured and are generally non-callable for five years. Thereafter, the Notes will be callable at premiums declining to par in the eighth year.

      Consents and waivers, dated June 30, 2001 and November 19, 1999, to the senior credit agreement, as described below, allow JCI and Jafra S.A. to repurchase the Notes in the open market from time to time, with the aggregate purchase price for all such Notes repurchased not to exceed $50 million. Aggregate repurchases as of December 31, 2002 were $24.8 million. During 2000, JCI retired notes, prior to maturity, with a face value of $6.5 million. The debt repurchases in 2000 resulted in an extraordinary loss of $205,000, net of an income tax benefit of $120,000. In connection with the early retirement of the Notes as described above, a portion of the unamortized deferred financing costs was written off and included in the determination of the extraordinary loss on early extinguishment of debt. In 2000, $459,000 of the unamortized deferred financing fees were written off.

      In addition, JCI and Jafra S.A. entered into a senior credit agreement that provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a multicurrency revolving credit facility of $65 million and a term loan facility of $25 million. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over six years through April 30, 2004. Borrowings under the revolving credit facility mature on April 30, 2004. Borrowings under the senior credit agreement currently bear interest at an annual rate of LIBOR plus a margin of 1.625% or an alternate base rate (the higher of the prime rate or federal funds rate plus 0.5%, plus an applicable margin of 0.625%). The interest rate in effect at December 31, 2002 was approximately 3.1% for the LIBOR-based borrowings. Borrowings under the senior credit agreement are secured by substantially all of the assets of JCI and Jafra S.A. No amounts were outstanding under the revolving credit facility at December 31, 2002.

      Both the Indenture and the Senior Credit Agreement contain certain covenants that limit JCI’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require the Parent to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7) Income Taxes

      JCI’s income before income taxes consists of the following (amounts in thousands):

	Years Ended December 31,

	2002	2001	2000

Income before income taxes:
United States	$12,859	$13,530	$9,416
Foreign	494	(964)	(4,247)

	$13,353	$12,566	$5,169

      Actual income tax expense differs from the “expected” tax expense (computed by applying the U.S. federal corporate rate of 35% to income before income taxes) as a result of the following:

	Years Ended December 31,

	2002	2001	2000

Provision for income taxes at federal statutory rate	$4,674	$4,398	$1,809
Foreign income subject to tax other than at federal statutory rate, principally withholding taxes	1,886	2,532	1,298
Foreign tax and other credits	(2,312)	(3,230)	(1,724)
State income taxes	548	544	243
Valuation allowance — domestic	19	944	(616)
Valuation allowance — foreign	23	674	1,911
Other	(110)	192	34

Income tax expense	$4,728	$6,054	$2,955

      The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Current:
Federal	$178	$140	$(48)
Foreign:
Foreign withholding taxes	2,250	2,296	1,820
Europe	(297)	641	49
Other	33	26	—

	1,986	2,963	1,869
State	548	544	243

Total current	2,712	3,647	2,064
Deferred — foreign	—	—	—
Deferred — domestic	2,016	2,407	891

Total deferred	2,016	2,407	891
Total income tax expense	$4,728	$6,054	$2,955

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of deferred income tax assets and deferred income tax liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Deferred income tax assets:
Net operating loss carryforward	$6,857	$6,834
Disallowed interest expense	—	26
Foreign tax and other credit carryforward	2,071	2,646
Other accrued liabilities	180	331
Other	1,409	1,927

Total deferred income tax assets	10,517	11,764
Less valuation allowance	(9,522)	(9,480)

Net deferred income tax assets	995	2,284
Deferred income tax liabilities:
Property and equipment	(2,007)	(1,602)
Trademark and goodwill	(3,474)	(2,631)
Inventories	(261)	(930)
Other	(567)	(419)

Total deferred income tax liabilities	(6,309)	(5,582)

Net deferred income tax liabilities	$(5,314)	$(3,298)

      JCI records a valuation allowance on the deferred income tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowances at December 31, 2002 and 2001 were based upon JCI’s estimates of the future realization of deferred income tax assets. Valuation allowances at December 31, 2002 were provided to offset foreign operating loss carryforwards of $6,857,000 and foreign tax, other credit carryforwards of $2,071,000 and certain other pretax expenses. These amounts were reduced by a valuation allowance of $10,517,000. Valuation allowances at December 31, 2001 were provided to offset foreign operating loss carryforwards of $6,834,000 and foreign tax and other credit carryforwards of $2,646,000 resulting from JCI’s U.S. and European subsidiaries. These deferred income tax assets were reduced by a valuation allowance of $9,522,000 and $9,480,000 as December 31, 2002 and 2001, respectively. The tax loss carryforwards expire in varying amounts between 2003 and 2012. Realization of the income tax carryforwards is dependent on generating sufficient taxable income prior to expiration of the carryforwards.

(8) Benefit Plans

      Certain employees of the JCI’s German subsidiary participate in a defined benefit pension plan covering key employees (the “Germany Plan”). Benefits are based on age, years of service and the level of compensation during the final years of employment. JCI’s funding policy is to contribute annually to the Germany Plan the amount necessary to meet the minimum funding standards. JCI recognized pension expense of $48,000 and $278,000 for the years ended December 31, 2002 and 2001, respectively and recognized pension income of $18,000 for the year ended December 31, 2000 due to the departure of certain employees.

      JCI has an employee savings plan which permits participants to make voluntary contributions by salary deferrals pursuant to section 401(k) of the Internal Revenue Code, which allows employees to defer up to 20% of their total compensation, subject to statutory limitations. Employee contributions of up to 10% of

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation are matched by JCI at the rate of 50 cents per dollar. Employees do not vest in JCI’s contribution until they have reached two years of service, at which time they become fully vested. The JCI’s expense under this program was $618,000, $600,000 and $620,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      JCI also has a supplemental excess benefit savings plan, which permits participants to make unlimited voluntary contributions. Employee contributions are matched on the same basis as under the employee savings plan, and the vesting provisions are the same. JCI’s expense under this program was $207,000, $177,000 and $213,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Employee and employer contributions under such plan are placed into a “rabbi” trust exclusively for the uses and purposes of plan participants and general creditors of JCI. The JCI has recorded an asset and the related liability in the accompanying consolidated balance sheets of $2,411,000 and $1,880,000 at December 31, 2002 and 2001, respectively.

(9) Related Party Transactions

      JCI distributes skin and body products to other subsidiaries of the Parent (“affiliates”). Sales to affiliates, primarily in Mexico and South America, were $15,817,000, $13,442,000 and $14,297,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These sales were made at cost plus a markup ranging from 0 to 11%. JCI also purchases color and fragrance products from the Parent’s Mexico affiliate (“Jafra S.A.”) totaling $13,592,000, $9,849,000 and $8,856,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      In addition, JCI provides certain management services, such as legal, accounting and treasury, management oversight, and other administrative functions to affiliates. The cost of these services is included in selling, general and administrative expenses in the accompanying consolidated statements of income. JCI charges out a portion of these management expenses to its affiliates based upon charges identified to specific affiliates and upon a formula using the percentage of revenues of each affiliate to the total consolidated revenues of the Parent. JCI believes the amounts and methods of allocations are reasonable and approximate the cost of the actual services provided. The management fee income, which consists of amounts billed to affiliates in Mexico and South America, was $7,225,000, $8,504,000 and $8,141,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      During 1999, JCI sold U.S. trademarks and German trademarks to Jafra S.A. As a result of these sales, Jafra S.A. charges JCI a fee for the right to use the Jafra trademark in the United States and Europe. The total royalty expense charged by Jafra S.A. to JCI was $2,443,000, $1,639,000 and $1,126,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and is offset against royalty income from affiliates in the accompanying consolidated statements of income.

      JCI owns the worldwide rights to its multi-level sales know-how (referred to as the “Jafra Way”). The Jafra Way was initially developed in the United States for lineage, training, and compensation of consultants. JCI charges Jafra S.A. a royalty for the use of the Jafra Way. The royalty fees charged by JCI were $22,218,000, $21,737,000 and $15,746,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and were based upon a percentage of Jafra S.A.’s sales.

      JCI has granted loans to certain affiliates at annual interest rates ranging from 6% to 9%. Such loans are due to be repaid five years from the date of grant, with no prepayment penalty. Notes receivable from affiliates at December 31, 2002 and 2001 consists primarily of loans JCI has made to subsidiaries of the Parent to fund certain of their operations in South America. Net interest income from affiliates, was $351,000, $703,000 and $2,126,000 the years ended December 31, 2002, 2001 and 2000, respectively.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      JCI reimburses certain foreign affiliates for the expenses that they incur in establishing a direct selling, multilevel distribution system and customer base in new markets. Such subsidies amounted to $5,121,000 in 2002 and $0 in 2001 and 2000.

      Pursuant to a consulting agreement entered into following the Acquisition, until the 10th anniversary of the Acquisition or the date on which CD&R Fund V no longer has an investment in the Parent or until the termination by either party with 30 days notice, CD&R will receive an annual fee (and reimbursement of out-of-pocket expenses) for providing advisory, management consulting and monitoring services to the Parent. On January 1, 2000, the annual fee was $400,000. As of January 1, 2001, the annual fee was increased to $1,000,000. As required by the terms of the Parent’s lending arrangements, such fees are determined by arm’s-length negotiation and are believed by the Parent to be reasonable. The amendment, effective January 1, 2001, adds to CD&R’s services under the agreement financial advisory, investment banking and similar services with respect to future proposals for an acquisition, merger, recapitalization, or other similar transaction directly or indirectly involving the Parent or any of its subsidiaries. The fee for such additional services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. Such transaction fees may be increased upon approval of a majority of the members of the Parent’s Board of Directors who are not employees of the Parent, CD&R or any affiliate of CD&R. The amendment also provides that if any employee of CD&R is appointed to an executive management position (or a position of comparable responsibility) in the Parent or any of its subsidiaries, the annual fee will be increased by an amount to be determined by CD&R, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. The CD&R fees incurred during the years ended December 31, 2002, 2001 and 2000 were $1,000,000, $1,000,000 and $400,000, respectively. These fees were recorded as selling, general, and administrative expenses in the accompanying consolidated statements of income, and a portion of the fees was allocated to affiliates as part of JCI’s management fee income from affiliates. Certain officers and directors of CD&R or its affiliates serve as directors of the Parent.

      Prior to 2000, JCI engaged Guidance Solutions (“Guidance”), a corporation in which an investment fund managed by CD&R has an investment, to develop its e-commerce systems. Under the agreement entered into by both parties, JCI agreed to pay fees of approximately $2.0 million to Guidance in connection with planning, defining, designing and consulting services performed related to its e-commerce initiative. During the years ended December 31, 2000, JCI paid fees to Guidance of $1,798,000. A portion of these amounts was allocated to JCI’s affiliates. JCI terminated its agreement with Guidance and executed a settlement and mutual release agreement effective September 30, 2000. Upon execution of this agreement in October of 2000, Guidance paid JCI $25,000 and agreed to pay the JCI an aggregate additional sum of $475,000, payable in quarterly installments plus interest at 9.5% per annum, beginning in January 2001 through October 2005. As of December 31, 2002, the balance was paid in full.

(10) Restructuring and Impairment Charges and Related Accruals

      Prior Years Restructuring and Impairment Charges. In 2000, JCI recorded approximately $1.4 million of restructuring charges and approximately $1.0 million of asset impairment charges. The restructuring charges of approximately $1.4 million related to the JCI’s repositioning activities in Europe, primarily severance, of which $1.3 million was paid in 2000 and 2001 and the remaining $0.1 million was paid in 2002. The asset impairment charges of $1.0 million consisted of approximately $0.3 million related to JCI’s repositioning activities in Europe and approximately $0.7 million related to the write-down of certain capitalized computer software costs in the United States.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the additions and/or adjustments to the aforementioned accruals include severance, lease costs, fixed asset disposals, and other exit costs, and are summarized as follows (in thousands):

	Years Ended
	December 31,

	2001	2000

Additions — charges to income:
Severance	$(84)	$1,170
Lease costs	80	170
Other	4	84

Total additions	$—	$1,424

      A rollforward of the activity of the restructuring accruals is summarized as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Opening balance	$128	$516	$1,105
Additions	—	—	1,424
Charges against reserves	(128)	(388)	(2,013)

Ending balance	$—	$128	$516

      The remaining costs at each year-end included in the restructuring accrual are summarized as follows (in thousands):

	December 31,

	2001	2000

Severance	$—	$346
Lease costs and other	128	170

	$128	$516

      The principal component of the restructuring accruals was severance. A summary of the severance activity is as follows (dollar amounts in thousands):

	Years Ended December 31,

	2001		2000

	Number of		Number of
	Employees	Amount	Employees	Amount

Opening balance	10	$346	43	$1,105
Planned terminations	—	—	29	1,170
Adjustment to planned terminations	—	(84)	—	—
Actual terminations	(10)	(262)	(62)	(1,929)

Ending balance	—	$—	10	$346

(11) Financial Reporting for Business Segments

      Segment information has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operations and major customers.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      JCI’s business is comprised of one industry segment, direct selling, with worldwide operations, principally in the United States and Europe. JCI is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. JCI has two reportable business segments: the United States and Europe. Business results for subsidiaries in the Dominican Republic and Thailand are combined and included in the following table under the caption “All Others”.

      The accounting policies used to prepare the information reviewed by the JCI’s chief operating decision makers are the same as those described in the summary of significant accounting policies. JCI evaluates performance based on segment operating income, excluding reorganization and restructuring charges, unusual gains and losses, and amortization of goodwill and intangibles. Consistent with the information reviewed by the JCI’s chief operating decision makers, corporate costs, foreign exchange gains and losses, interest expense, other nonoperating income or expense, and income taxes are not allocated to operating segments. The effects of intersegment sales (net sales and related gross profit) are excluded from the computation of segment operating income. Gross profit from affiliates and notes and accounts receivable from affiliates (primarily in Mexico and South America) are included in the following table under the caption “Corporate, Unallocated and Other.”

					Corporate,
	United		All	Total	Unallocated	Consolidated
	States	Europe(1)	Others	Segments	and Other	Total

	Dollars in thousands
Year ended December 31, 2002
Net sales	$92,143	$26,932	$6,124	$125,199	$15,817	$141,016
Operating profit (loss)	15,620	1,224	(89)	16,755	2,045	18,800
Depreciation and amortization	2,631	382	218	3,231	—	3,231
Capital expenditures	6,298	174	197	6,669	—	6,669
Segment assets	82,532	18,414	2,541	103,487	36,302	139,789
Goodwill	32,188	5,300	—	37,488	—	37,488
Year ended December 31, 2001
Net sales	79,611	26,295	4,321	110,227	13,442	123,669
Operating profit (loss)	11,580	2,143	(768)	12,955	6,819	19,774
Depreciation and amortization	2,709	601	174	3,484	—	3,484
Capital expenditures	4,529	230	332	5,091	—	5,091
Segment assets	67,792	17,522	3,198	88,512	27,535	116,047
Year ended December 31, 2000
Net sales	74,137	26,680	1,450	102,267	14,297	116,564
Operating profit (loss)	10,709	876	(790)	10,795	2,432	13,227
Depreciation and amortization	2,111	883	20	3,014	—	3,014
Capital expenditures	3,662	90	666	4,418	—	4,418
Segment assets	$68,843	$17,650	$2,102	$88,595	$32,547	$121,142

(1)	Excludes Poland, an indirect wholly-owned subsidiary of the Parent, an affiliate of JCI.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional business segment information regarding product lines is as follows:

	2002		2001		2000

	Sales by	Percentage	Sales by	Percentage	Sales by	Percentage
	Product	of Total	Product	of Total	Product	of Total
	Line	Sales	Line	Sales	Line	Sales

	(In millions)		(In millions)		(In millions)
Skin care	$35.2	29.4%	$36.2	34.3%	$34.3	34.9%
Color cosmetics	21.6	18.0	18.7	17.7	17.9	18.2
Fragrances	26.2	21.9	22.1	21.0	20.5	20.9
Body care and personal care	18.0	15.0	12.5	11.9	12.0	12.2
Other(1)	18.8	15.7	15.9	15.1	13.6	13.8

Subtotal before shipping, other fees and sales to affiliates, less commissions	119.8	100.0%	105.4	100.0%	98.3	100.0%

Shipping and other fees, less commissions	5.4		4.8		4.0
Sales to affiliates	15.8		13.5		14.3

Total	$141.0		$123.7		$116.6

(1)	Includes sales aids (e.g.; party hostess gifts, demonstration products, etc.) and promotional materials, which typically do not qualify for commissions or overrides.

(12) Commitments and Contingencies

      The Company leases office and warehouse facilities as well as manufacturing, transportation and data processing equipment under operating leases which expire at various dates through 2007. The leases contain certain renewal options and require payment of property taxes, utilities, common area maintenance and insurance and rent escalation clauses based upon consumer price indices. Future minimum lease payments under noncancelable operating leases as of December 31, 2002 are (in thousands):

2003	$1,186
2004	1,127
2005	967
2006	712
2007	601

$4,593

      Rental expense was $1,058,000, $1,453,000 and $1,617,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      In connection with the issuance of the Parent’s Common Stock, the Parent has guaranteed loans for some members of JCI’s management. As of December 31, 2002, approximately $2,145,000 of loans were outstanding and guaranteed by the Parent.

      During 2002, JCI initiated product replacement for a certain product sold in 2001 and 2002. The total cost of the product replacement is approximately $400,000. However, management believes that the majority the cost will be recovered pursuant to contractual obligations with the third-party manufacturer. (See Note 14).

      In accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” JCI recorded impairment losses on long-lived assets used in operations when events and

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circumstances indicate that long-lived assets might be impaired and undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Subsequent to December 31, 2002, JCI is considering strategic decisions to exit certain non-core markets in Thailand and some or all of Europe through sale or discontinuance of these operations. As of December 31, 2002, no decision had been made on these non-core markets and the undiscounted cash flows indicated that such carrying amounts were expected to be recovered. It is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in a need to write down those assets to fair value. In accordance with FASB 142, Goodwill and Other Intangible Assets, the transitional and annual impairment test indicated that fair value of the reporting units associated with the non-core markets exceeded the carrying value, including goodwill, at December 31, 2002.

      JCI is involved from time to time in routine legal matters incidental to its business. JCI believes that the resolution of such matters will not have a material adverse effect on JCI’s business, financial condition or results of operations.

(13)	Management Incentive Arrangements

Company Plan

      Effective 1998, the Parent adopted a stock incentive plan (the “Stock Incentive Plan”), which provides for the sale to members of senior management of up to 52,141 shares of common stock of the Parent and the issuance of options to purchase up to 104,282 additional shares of common stock. The Parent reserved 156,423 shares for issuance under the Stock Incentive Plan, and as of December 31, 2002, 42,121 shares and 84,242 options were outstanding. A summary of the status and activity of shares purchased under the Stock Incentive Plan is as follows:

	Number of	Price Per
	Shares	Share

Shares outstanding at December 31, 1999	38,392
Shares issued in 2000	4,424	206
Options exercised in 2000	158	100
Shares repurchased in 2000	(948)	$210

Shares outstanding at December 31, 2000	42,026
Shares issued in 2001	474	210
Options exercised in 2001	210	150
Shares repurchased in 2001	(589)	$250

Shares outstanding at December 31, 2001	42,121
Shares issued in 2002	—	—
Options exercised in 2002	—	—
Shares repurchased in 2002	—	—

Shares outstanding at December 31, 2002	42,121

      The purchase price of shares issued in 2000 and 2001 and options exercised in 2000 and 2001 represented the estimated fair value at the respective dates of issuance and exercise, except as discussed below. In 2000, 316 shares were issued at a price below fair value, and the Parent recognized compensation expense of approximately $19,000. In 2001, 210 shares were issued at a price below fair value, and the Company recognized compensation expense of approximately $21,000. Under certain circumstances, the management stockholders can require the Parent to repurchase their shares, subject to a holding period of at least seven months from the date such shares were acquired, for an amount not to exceed fair value.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the purchase of common stock of the Parent, certain members of senior management were granted options to purchase two additional shares of common stock for each share purchased at an exercise price equal to the fair value at the date of grant under the Stock Incentive Plan. The options have a life of ten years from the date of grant. Fifty percent of the options granted are expected to vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the continuous employment of the grantee (“Option Type 1”). The remaining fifty percent of the options become vested as follows, subject to the continuous employment of the grantee: (a) up to one-third of the options become vested as of each of the first three anniversaries of the date of grant if the Parent achieves at least 85% of its EBITDA target for the immediately preceding fiscal year, (b) if less than one-third of the total number of options shall have become vested as provided in clause (a) above, the portion that has not become so vested shall become vested as of the first day of the fiscal year following the fiscal year, if any, that the Parent achieves its cumulative EBITDA target, and (c) any options that do not become vested as provided above will become vested on the ninth anniversary of the date of grant (“Option Type 2”). A summary of the status and activity of the options under the Stock Incentive Plan is as follows:

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	84,242	$112.36	84,052	$111.69	76,784	$101.03
Granted	—	—	948	210.00	8,848	205.71
Exercised	—	—	(210)	150.00	(158)	100.00
Canceled	—	—	(548)	163.80	(1,422)	122.22

Outstanding at year-end	84,242	$112.36	84,242	$112.36	84,052	$111.69

Options exercisable at year-end	66,615	$109.92	63,528	$105.32	37,655	$100.70
Options available for grant	19,093	—	19,093	—	19,493	—

      The following table summarizes information about options outstanding as of December 31, 2002:

	Outstanding			Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price	of Options	Life (Yrs.)	Price	of Options	Price

$100.00	74,256	5.75	$100.00	60,117	$100.00
$150.00	948	6.92	150.00	902	150.00
$210.00	9,038	7.63	210.00	5,596	210.00

	84,242	5.96	$112.36	66,615	$109.92

      JCI applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for these options. As the options were granted with exercise prices equal to the fair value at the date of grant, no compensation cost was recognized by JCI upon issuance of such options. The fair value of each option granted by JCI was estimated using the minimum value option pricing

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

model. The assumptions used in this pricing model and the weighted average fair value of options granted during 2001 and 2000 are summarized as follows:

	2001		2000

	Option	Option	Option	Option
	Type 1	Type 2	Type 1	Type 2

Risk-free interest rate	5.80%	5.80%	6.30%	6.30%
Expected option life (in years)	5.0	7.0	5.0	7.0
Expected volatility	0.0%	0.0%	0.0%	0.0%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted average fair value per option	$52.20	$69.28	$56.00	$73.97

Pro Forma Compensation Cost

      Had JCI recorded compensation cost based on the fair value of options granted at the grant date, as prescribed by FASB Statement No. 123, “Accounting for Stock Based Compensation,” pro forma net income would have been as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income, as reported	$8,625	$6,512	$2,214
Pro forma compensation cost	83	319	609

Pro forma net income	$8,542	$6,193	$1,605

Employment Agreements

      Certain senior executive officers have employment agreements which provide for annual bonuses if the Parent achieves the performance goals established under its annual incentive plan for executives.

      JCI has a bonus plan for U.S. based employees which provides that 50% of the bonus earned by any Vice President or Director shall be deferred and shall vest in three equal annual installments. As of December 31, 2002 and 2001, $415,000 and $372,000 of bonuses were deferred, respectively. JCI recognizes compensation expense as the vesting requirements are met.

(14)	Manufacturing Agreement

      JCI and a third-party contractor (the “Contractor”) entered into a manufacturing agreement, dated June 10, 1999, (the “Manufacturing Agreement”). Subject to the terms and conditions of the Manufacturing Agreement, the Contractor has agreed to manufacture all of the JCI’s requirements for certain cosmetic and skin care products for an initial term of five years. Following the expiration of the initial five-year term, the Manufacturing Agreement will be automatically extended for additional one-year terms unless terminated by six months’ prior written notice by either party. The Manufacturing Agreement provides for price renegotiations by the Contractor if JCI’s quarterly or annual purchase volume falls below specified minimums. The Manufacturing Agreement requires the Contractor to maintain insurance to cover costs associated with any product liability or product recall caused by the acts or omissions of the Contractor. In addition, JCI is obligated to purchase materials acquired by the Contractor based upon product forecasts provided by JCI if the Contractor is unable to sell such materials to a third-party. There have been no such repurchases to date. The Contractor is solely responsible for obtaining the inventories, manufacturing the inventories at its current location in Chino, California, complying with applicable laws and regulations, and performing quality assurance functions.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the fourth quarter of 2000, the Contractor obtained $1,000,000 of advances from JCI in exchange for an unsecured promissory note. The note bears interest at an annual rate of 9% and is payable in monthly installments commencing on February 15, 2001. On April 15, 2002, the unsecured promissory note was amended to advance an additional $320,000 to the contractor. At December 31, 2002 and 2001, approximately $101,000 and $349,000, of the note was outstanding and was included in receivables in the accompanying consolidated balance sheets, respectively.

(15)	Subsequent Event (unaudited)

      On May 20, 2003, CDRJ Investments (Lux) S.A. and certain existing and newly formed subsidiaries completed a recapitalization of its operations by the issuance of $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and the issuance of $200 million of 10.75% Senior Subordinated Notes due 2011 (collectively the “recapitalization”). The proceeds from the recapitalization were used to repay the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), originally issued April 30, 1998, to repay all amounts outstanding under the existing credit facilities and to make a liquidating distribution to the shareholders of CDRJ Investments Lux (S.A.). Jafra Worldwide Holdings (Lux) S.àr.l, a Luxembourg société à responsabilité limitée, is the liquidator of CDRJ Investments Lux (S.A.). In connection with the liquidation of CDRJ Investments (Lux) S.A., CDRJ North Atlantic (Lux) S.àr.l, the direct wholly owned subsidiary of CDRJ Investments (Lux) S.A., transferred all of its assets and liabilities, including its direct and indirect shares of JCI, Distribuidora Comercial Jafra, S.A. de C.V., (“Jafra Distribution”) and Jafra S.A. to Jafra Worldwide Holdings (Lux) S.àr.l in exchange for all of the common stock of Jafra Worldwide Holdings (Lux) S.àr.l.

      Jafra Distribution, a sociedad anónima de capital variable, organized under the laws of the United Mexican States on February 26, 2003, is owned by five indirect wholly owned subsidiaries of Jafra Worldwide Holdings (Lux), S.ár.l. Jafra Distribution was organized by CDRJ Investments Lux, S.A. to conduct the Parent’s distribution business in Mexico. The distribution business was previously conducted by Distribuidora Venus, S.A. de C.V., (“Venus”) a wholly owned subsidiary of Jafra S.A.

      In connection with the recapitalization on May 20, 2003, Jafra Distribution and JCI issued $200 million aggregate principal amount of 10.75% Subordinated Notes due 2011 (the “New Notes”). The New Notes represent several obligations of Jafra Distribution and JCI, with each participating on a pro rata basis upon redemption. Jafra Distribution and JCI have fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Jafra S.A. has fully and unconditionally guaranteed the obligations of Jafra Distribution under the Notes, subject to a 30-day standstill period prior to the enforcement of such guarantees.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Distribuidora Comercial Jafra, S.A. de C.V.
Mexico City, Mexico

      We have audited the accompanying balance sheet of Distribuidora Comercial Jafra, S.A. de C.V. (“the Company”), as defined in Note 1, representing the carved out distribution business of Distribuidora Venus, S.A. de C.V., an indirect, wholly owned subsidiary of CDRJ Investments (Lux) S.A. (Predecessor Parent of Jafra Worldwide Holdings (Lux), S.àr.l) as of December 31, 2002, and the related statement of income, equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in the Index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such financial statements referred to above present fairly, in all material respects, the carved-out financial position of Distribuidora Comercial Jafra, S.A. de C.V. as of December 31, 2002, and the results of its carved-out operations and its carved-out cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2002, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Mexico City, Mexico

June 16, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Distribuidora Comercial Jafra, S.A. de C.V.
Mexico City, Mexico D.F.

      We have audited the accompanying balance sheet of Distribuidora Comercial Jafra S.A. de C.V. (the “Company”) as defined in Note 1, representing the carved out distribution business of Distribuidora Venus, S.A. de C.V., an indirect, wholly owned subsidiary of CDRJ Investments (Lux) S.A. (Predecessor Parent to Jafra Worldwide Holdings (Lux), S.àr.l.), as of December 31, 2001, and the related statements of income, equity, and cash flows for each of the two years in the period ended December 31, 2001. Our audits also included the financial statement schedule for each of the two years in the period ended December 31, 2001 listed in the Index at F-1. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Distribuidora Comercial Jafra, S.A. de C.V. as of December 31, 2001, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE

Mexico City, Mexico

June 12, 2003

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$38	$—
Receivables	174	244
Inventories	21,200	29,622
Receivables from affiliates	28,620	33,244
Prepaid income taxes	741	—
Prepaid expenses and other current assets	3,221	2,658

Total current assets	53,994	65,768
Property and equipment, net	1,806	1,773
Other assets:
Other	31	9
Deferred income taxes	22	—

Total	$55,853	$67,550

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,668	$14,606
Accrued liabilities	107	2,987
Income taxes payable	—	3,477
Payables to affiliates	1,895	4,456
Deferred income taxes	10,698	12,191

Total liabilities	21,368	37,717

Commitments and contingencies	—	—
Equity:
Retained earnings	38,031	28,981
Accumulated other comprehensive (loss) income	(3,546)	852

Total equity	34,485	29,833

Total	$55,853	$67,550

See accompanying notes to financial statements.

DISTRIBUIDORA COMERCIAL JAFRA S.A. DE C.V.

STATEMENTS OF INCOME

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Sales to affiliates	$133,984	$133,898	$100,528
Cost of sales	87,325	82,494	61,989

Gross profit	46,659	51,404	38,539
Selling, general and administrative expenses	1,522	4,382	4,733
Management fee expense to affiliate	1,800	1,631	1,551
Service fee expense to affiliate	26,725	15,558	9,720

Income from operations	16,612	29,833	22,535
Other income (expense):
Exchange loss, net	(2,864)	(3,698)	(357)
Interest income, net	9	—	—
Other, net	—	29	—

Income before income taxes	13,757	26,164	22,178
Income tax expense	4,707	9,464	9,897

Net income	$9,050	$16,700	$12,281

See accompanying notes to financial statements.

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

STATEMENTS OF EQUITY

	Years Ended December 31,

	2002		2001		2000

	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands)
Retained Earnings:
Balance, beginning of year		$28,981		$12,281		—
Net income		9,050		16,700		$12,281

Balance, end of year		38,031		28,981		12,281

Accumulated Other Comprehensive Income (Loss):
Balance, beginning of year		852		(293)		—
Currency translation adjustments		(4,398)		1,145		(293)

Balance, end of year		(3,546)		852		(293)

Total Equity	—	$34,485	—	$29,833	—	$11,988

Comprehensive Income:
Net income		$9,050		$16,700		$12,281
Currency translation adjustments		(4,398)		1,145		(293)

Total Comprehensive Income		$4,652		$17,845		$11,988

See accompanying notes to financial statements.

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income	$9,050	$16,700	$12,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94	—	—
Unrealized foreign exchange losses	309	—	—
Deferred income taxes	(70)	2,445	9,223
Changes in operating assets and liabilities:
Receivables	44	79	(312)
Inventories	5,249	(3,021)	(14,338)
Prepaid expenses and other current assets	507	(1,238)	(761)
Value-added tax payables	(3,787)	2,432	645
Intercompany receivables and payables	(1,963)	(25,632)	(3,686)
Other assets	(26)	—	(8)
Accounts payable and accrued liabilities	(4,869)	6,585	(3,233)
Income taxes payable	(3,988)	3,270	358

Net cash provided by operating activities	550	1,620	169

Cash flows from investing activities:
Purchases of property and equipment	(356)	(1,735)	—

Net cash used in investing activities	(356)	(1,735)	—

Effect of exchange rate changes on cash	(156)	77	(131)

Net increase (decrease) in cash and cash equivalents	38	(38)	38
Cash and cash equivalents at beginning of year	—	38	—

Cash and cash equivalents at end of year	$38	$—	$38

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	—	—	—
Income taxes	$5,571	$1,380	$350

See accompanying notes to financial statements.

DISTRIBUIDORA COMERCIAL JAFRA S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS

(1) Basis of Presentation and Description of Business

Basis of Presentation

      Distribuidora Comercial Jafra, S.A. de C.V., a sociedad anónima de capital variable, organized under the laws of the United Mexican States (“Jafra Distribution”) on February 26, 2003, is owned by five indirect wholly owned subsidiaries of Jafra Worldwide Holdings (Lux), S.ár.l., a Luxembourg société à responsabilité limitée (the “Parent”). Jafra Distribution was organized by CDRJ Investments Lux, S.A., (“CDRJ”) to conduct the Parent’s distribution business in Mexico. The distribution business was previously conducted by Distribuidora Venus, S.A. de C.V., (“Venus”) a wholly owned subsidiary of Jafra Cosmetics International, S.A. de C.V. (“Jafra S.A.”). Jafra S.A. is also owned by five indirect wholly owned subsidiaries of the Parent.

      The accompanying historical financial statements for the years ended December 31, 2002, 2001 and 2000 reflect the carved-out distribution operations of Venus, which are now conducted by Jafra Distribution.

      On May 20, 2003, CDRJ completed a recapitalization of its operations by the issuance of $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and the issuance of $200 million of 10.75% Senior Subordinate Notes due 2011 (collectively the “recapitalization”). The proceeds from the recapitalization were used to repay the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), originally issued April 30, 1998, to repay all amounts outstanding under the existing credit facilities and to make a liquidating distribution to the shareholders of CDRJ. Jafra Worldwide Holdings (Lux) S.àr.l is the liquidator of CDRJ. In connection with the liquidation of CDRJ, CDRJ North Atlantic (Lux) S.àr.l, a wholly owned direct subsidiary of CDRJ, transferred all of its assets and liabilities, including its direct and indirect holdings of Jafra Distribution, Jafra S.A. and Jafra Cosmetics International, Inc. (“JCI”), to the Parent in exchange for all of the common stock of the Parent.

      In connection with the recapitalization of CDRJ on May 20, 2003, Jafra Distribution and an affiliated company, JCI (the indirect, wholly owned United States subsidiary of the Parent) issued $200 million aggregate principal amount of 10.75% Subordinated Notes due 2011 (the “New Notes”). The New Notes represent several obligations of Jafra Distribution and JCI, with each participating on a pro rata basis upon redemption. Jafra Distribution and JCI have fully and unconditionally guaranteed the obligations under the New Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. As the cross-guarantee of Jafra Distribution and JCI is subject to a 30-day standstill period, the Parent is filing these separate financial statements of Jafra Distribution in its Report on Form S-4.

Description of Business

      Jafra Distribution is a distributor of the Parent’s premium skin and body care products, color cosmetics, fragrances, and other personal care products to Jafra S.A. and to the international subsidiaries of the Parent (referred to herein as the “affiliates”).

(2) Summary of Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents. Cash and cash equivalents include cash, time deposits and all highly liquid debt instruments purchased with a maturity of three months or less.

DISTRIBUIDORA COMERCIAL JAFRA S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Inventories. Inventories are stated at the lower of cost, as determined by the first-in, first-out basis, or market.

      Property and Equipment. Property and equipment are stated at cost. Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives are 5 to 10 years for machinery and equipment. Maintenance and repairs, including cost of minor replacements, are charged to operations as incurred. Costs of additions and betterments are added to property and equipment accounts provided that such expenditures increase the useful life or the value of the asset.

      Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, Jafra Distribution will recognize an impairment loss, measured by the future discounted cash flow method.

      Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term maturities of these instruments.

      Revenue Recognition. Jafra Distribution recognizes revenue when title passes at shipment in accordance with its shipping terms.

      Shipping and Handling Costs. In 2002, Jafra Distribution’s shipping and handling services are provided by an affiliate and the related costs are included in service fee expense to affiliate. Shipping and handling costs paid to third parties of $3,644,000 and $3,175,000 for the years ended December 31, 2001 and 2000, respectively, are included in selling, general and administrative expenses.

      Income Taxes. Jafra Distribution accounts for income taxes under the balance sheet approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the financial statements or income tax returns. Management provides a valuation allowance for deferred income tax assets when it is more likely than not that a portion of such deferred income tax assets will not be realized.

      Foreign Currency Translation. The functional currency for Jafra Distribution is the Mexican peso. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive income (loss).

      Mexico has historically experienced periods of hyperinflation, and the value of the peso has been subject to significant fluctuations with respect to the U.S. dollar.

      New Accounting Standards. Effective January 1, 2001, Jafra Distribution adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” without any material impact to its financial position or results of operations. SFAS No. 133, as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the underlying hedged item are recognized concurrently in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (loss) (“OCI”) and are recognized in the statement of income when the hedged item affects earnings. SFAS No. 133 defined new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized concurrently in earnings.

DISTRIBUIDORA COMERCIAL JAFRA S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      On January 1, 2002, Jafra Distribution adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on the financial position or results of operations of Jafra Distribution.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30. “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item shall be reclassified. Jafra Distribution will classify any future extinguishments of debt according to the provisions of SFAS No. 145.

      In June 2002, the FASB approved SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Jafra Distribution is currently evaluating the impact that this statement may have on any potential future exit or disposal activities.

(3) Inventories

      Inventories consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Raw materials and supplies	$4,858	$5,717
Finished goods	16,342	23,905

Total inventories	$21,200	$29,622

(4) Property and Equipment

      Property and equipment consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Machinery and equipment	$1,894	—
Construction in progress	—	$1,773
Less accumulated depreciation	88	—

Property and equipment, net	$1,806	$1,773

DISTRIBUIDORA COMERCIAL JAFRA S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(5) Accrued Liabilities

      Accrued liabilities consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

State and local sales taxes and other taxes	$3	$2,496
Other	104	491

Total accrued liabilities	$107	$2,987

(6) Income Taxes

      Actual income tax expense differs from the “expected” tax expense (computed by applying the Mexican federal corporate rate of 35% to income before income taxes) as a result of the following (in thousands):

	Years Ended December 31,

	2002	2001	2000

Provision for income taxes at statutory rate	$4,815	$9,157	$7,762
Permanent differences, principally effect of inflation upon taxable income	—	—	2,135
Other	(108)	307	—

Income tax expense	$4,707	$9,464	$9,897

      The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Current	$6,222	$7,019	$674
Deferred	(1,515)	2,445	9,223

Total income tax expense	$4,707	$9,464	$9,897

      The components of deferred income tax assets and deferred income tax liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Deferred income tax assets:
Other	$67	$269

Total deferred income tax assets	67	269
Deferred income tax liabilities:
Inventories	(7,645)	(12,457)
Prepaid purchases and expenses	(3,091)	—
Other	(7)	(3)

Total deferred income tax liabilities	(10,743)	(12,460)

Net deferred income tax liabilities	$(10,676)	$(12,191)

(7) Related Party Transactions

      Jafra Distribution distributes color cosmetics and fragrance products to other subsidiaries of the Parent (“affiliates”). Sales to affiliates, primarily in the United States and Germany, were $14,994,000, $11,538,000

DISTRIBUIDORA COMERCIAL JAFRA S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

and $10,538,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These sales were made at cost plus a markup ranging from 0 to 11%. Jafra Distribution also purchases skin and body products from an affiliate. Purchases were $14,483,000, $12,044,000 and $12,331,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Jafra Distribution sells products purchased from the an affiliate and other purchased inventory to its Mexico affiliate, Jafra S.A. Sales to Jafra S.A. were $118,990,000, $122,360,000 and $89,990,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Jafra Distribution receives administrative and other certain services from Jafra S.A. The cost of these services is included in service fee expense to affiliate in the accompanying statements of income. Additionally in 2002, these services include certain warehouse and packaging services previously provided by third parties. Jafra Distribution believes the amounts are reasonable and approximate the cost of the actual services received.

      In addition, Jafra Distribution is provided with certain management services, such as legal, accounting and treasury, management oversight and other administrative functions from JCI. The cost of these services is included in management fee expense to affiliate in the accompanying statements of income. JCI charges out a portion of these management expenses to its affiliates based principally upon a formula using the percentage of revenues of each affiliate to the total consolidated revenues of CDRJ. Jafra Distribution believes the amounts and methods of allocations are reasonable and approximate the cost of the actual services received.

(8) Commitments and Contingencies

      Jafra Distribution leases warehouse facilities under operating leases which expire at various dates through 2008. The leases contain certain renewal options and require payment of property taxes, utilities, common area maintenance and insurance and contain rent escalation clauses based upon consumer price indices. Future minimum lease payments under noncancelable operating leases as of December 31, 2002 are (in thousands):

2003	$523
2004	541
2005	558
2006	576
2007	593
2008	167

$2,958

      Rental expense was $543,000, $329,000 and $2,891,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts in 2000 include certain warehouse and packaging services.

      Jafra Distribution is involved from time to time in routine legal matters incidental to its business. Jafra Distribution believes that the resolution of such matters will not have a material adverse effect on Jafra Distribution’s business, financial condition or results of operations.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Jafra Cosmetics International, S.A. de C.V.
Mexico City, Mexico

      We have audited the accompanying consolidated balance sheet of Jafra Cosmetics International, S.A. de C.V. and subsidiaries excluding the carved-out distribution business of Distribuidora Venus, S.A. de C.V. (the “Company”), (as defined in note 1) an indirect, wholly owned subsidiary of CDRJ Investments (Lux) S.A. (Predecessor Parent to Jafra Worldwide Holdings (Lux), S.àr.l), as of December 31, 2002, and the related consolidated statement of income, stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in the Index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jafra Cosmetics International, S.A. de C.V. and subsidiaries excluding the carved-out distribution business of Distribuidora Venus, S.A. de C.V. as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2002, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142.

/s/ ERNST & YOUNG LLP

Mexico City, Mexico

June 16, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Jafra Cosmetics International, S.A. de C.V.
Mexico City, Mexico D.F.

      We have audited the accompanying consolidated balance sheet of Jafra Cosmetics International, S.A. de C.V. and subsidiaries excluding the carved out distribution business of Distribuidora Venus, S.A. de C.V., (the “Company”) as defined in Note 1, an indirect, wholly owned subsidiary of CDRJ Investments (Lux) S.A. (Predecessor Parent to Jafra Worldwide Holdings (Lux), S.àr.l.), as of December 31, 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2001. Our audits also included the financial statement schedule for each of the two years in the period ended December 31, 2001 listed in the Index at F-1. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jafra Cosmetics International, S.A. de C.V. and subsidiaries excluding the carved out distribution business of Distribuidora Venus, S.A. de C.V., as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE

Mexico City, Mexico

June 12, 2003 (August 8, 2003,
as to paragraph 21 of Note 2)

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,356	$920
Receivables, less allowance for doubtful accounts of $7,161 in 2002 and $4,952 in 2001	33,344	34,186
Receivables from affiliates	23,796	726
Prepaid expenses and other current assets	262	5,332
Deferred income tax asset	9,268	8,097

Total current assets	80,026	49,261
Property and equipment, net	32,003	34,348
Other assets:
Goodwill	28,548	32,401
Trademarks	44,408	50,402
Deferred financing fees, net	395	1,270
Other	1,196	2,690

Total	$186,576	$170,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,489	$3,188
Accounts payable	3,298	5,599
Accrued liabilities	32,715	26,788
Income taxes payable	4,838	2,645
Payables to affiliates	54,740	44,949

Total current liabilities	98,080	83,169
Long-term debt	30,786	33,993
Deferred income taxes	16,537	16,958

Total liabilities	145,403	134,120
Commitments and contingencies	—	—
Stockholders’ equity:
Series B common stock, no par value; authorized, issued and outstanding, 151 shares in 2002 and 2001	—	—
Additional paid-in capital	34,184	34,184
Retained earnings	11,015	3,213
Accumulated other comprehensive loss	(4,026)	(1,145)

Total stockholders’ equity	41,173	36,252

Total	$186,576	$170,372

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Net sales to third parties	$251,545	$247,514	$199,777
Cost of sales	106,207	108,475	89,209

Gross profit	145,338	139,039	110,568
Selling, general and administrative expenses	123,013	115,108	86,218
Management fee expense to affiliates	5,424	6,867	6,613
Service fee income from affiliate	(26,725)	(15,558)	(9,720)
Gain on sale of assets	(77)	—	—
Royalty expense to affiliates, net	19,775	20,098	14,811

Income from operations	23,928	12,524	12,646
Other income (expense):
Exchange loss, net	(4,320)	(5,485)	(10,938)
Interest expense, net	(4,892)	(6,111)	(7,789)
Loss on early extinguishment of debt	—	—	(185)
Other, net	(123)	(52)	1,586

Income (loss) before income taxes and cumulative effect of accounting change	14,593	876	(4,680)
Income tax expense (benefit)	6,791	1,738	(3,167)

Income (loss) before cumulative effect of accounting change	7,802	(862)	(1,513)
Cumulative effect of accounting change, net of income tax expense of $82	—	126	—

Net income (loss)	$7,802	$(736)	$(1,513)

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL S.A. DE C.V. AND SUBSIDIARIES

(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,

	2002		2001		2000

	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except for shares)
Capital Stock
Balance, beginning of year	151	—	151	—	151	—

Balance, end of year	151	—	151	—	151	—

Additional Paid-in Capital:
Balance, beginning of year		$34,184		$34,184		$34,184

Balance, end of year		34,184		34,184		34,184

Retained Earnings:
Balance, beginning of year		3,213		14,749		16,262
Net income (loss)		7,802		(736)		(1,513)
Dividends paid to parent		—		(10,800)		—

Balance, end of year		11,015		3,213		14,749

Accumulated Other Comprehensive Loss:
Balance, beginning of year		(1,145)		(1,165)		(309)
Net unrealized and deferred realized losses on derivatives		(264)		(3,746)		—
Tax benefit on unrealized and deferred realized losses on derivatives		92		1,311		—
Currency translation adjustments		(2,709)		2,455		(856)

Balance, end of year		(4,026)		(1,145)		(1,165)

Total Stockholders’ Equity	151	$41,173	151	$36,252	151	$47,768

Comprehensive Income (Loss):
Net income (loss)		$7,802		$(736)		$(1,513)
Unrealized and deferred realized losses on derivatives		(4,192)		(5,504)		—
Reclassified to exchange loss		1,167		797		—
Reclassified to cost of sales		2,761		961		—
Tax benefit on unrealized and deferred realized losses on derivatives		92		1,311		—
Currency translation adjustments		(2,709)		2,455		(856)

Total Comprehensive Income (Loss)		$4,921		$(716)		$(2,369)

See accompanying notes to consolidated financial statements

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$7,802	$(736)	$(1,513)
Cumulative effect of accounting change, net of taxes	—	(126)	—

Income (loss) before cumulative effect of accounting change	7,802	(862)	(1,513)
Adjustments to reconcile income (loss) before cumulative effect of accounting change to net cash provided by operating activities:
Gain on sale of property and equipment	(77)	(24)	—
Depreciation and amortization	2,027	3,908	4,231
Amortization and write off of deferred financing fees	776	805	982
Provision for uncollectible accounts receivable	11,033	7,681	4,956
Unrealized foreign exchange and derivative losses	4,358	(994)	2,669
Deferred realized derivative gains (losses)	181	(827)	—
Deferred income taxes	(1,359)	(939)	(6,684)
Changes in operating assets and liabilities:
Receivables	(14,054)	(13,874)	(10,343)
Inventories	—	—	8,291
Prepaid expenses and other current assets	237	112	(347)
Value-added tax receivables	9,677	625	(542)
Intercompany receivables and payables	(9,665)	43,612	3,701
Other assets	1,258	154	(1,720)
Accounts payable and accrued liabilities	5,976	(6,255)	16,739
Income taxes payable	3,028	3,418	11,309

Net cash provided by operating activities	21,198	36,540	31,729

Cash flows from investing activities:
Proceeds from sale of property and equipment	225	93	—
Purchases of property and equipment	(3,768)	(4,289)	(2,262)

Net cash used in investing activities	(3,543)	(4,196)	(2,262)

Cash flows from financing activities:
Repurchase of subordinated debt	—	—	(4,239)
Repayments under term loan facility	(3,125)	(2,000)	(1,500)
Net borrowings under revolving credit facility	—	—	(500)
Net (repayments) borrowings under bank debt	(781)	1,263	346
Payment of note payable to affiliate	—	(20,756)	(22,946)
Payment of dividends	—	(10,800)	—

Net cash used in financing activities	(3,906)	(32,293)	(28,839)

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)
Consolidated Statements of Cash Flows — (Continued)

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Effect of exchange rate changes on cash	(1,313)	346	(108)

Net increase in cash and cash equivalents	12,436	397	520
Cash and cash equivalents at beginning of year	920	523	3

Cash and cash equivalents at end of year	$13,356	$920	$523

Supplemental disclosure of cash flow information
Cash paid (received) during the year for:
Interest	$4,305	$4,786	$5,652
Income taxes	1,642	1,354	(7,751)

      At December 31, 2002, Jafra S.A. had deferred net gains of $0.4 million on foreign currency option contracts recorded as other comprehensive loss and other receivables. At December 31, 2001, Jafra S.A. had deferred losses of $2.9 million on foreign currency forward contracts recorded in accrued liabilities and other comprehensive income. Additionally, the related deferred income tax benefit of $1.3 million related to the deferred losses was recorded as a component of net deferred tax liability and other comprehensive income.

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation and Description of Business

Basis of Presentation

      Jafra Cosmetics International, S.A. de C.V., a sociedad anónima de capital variable, organized under the laws of the United Mexican States is owned by five indirect wholly owned subsidiaries of Jafra Worldwide Holdings (Lux), S.ár.l., a Luxembourg société à responsabilité limitée (the “Parent”). Jafra Cosmetics International S.A. de C.V., its subsidiaries, and certain other subsidiaries of the Parent were organized by Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership managed by Clayton, Dubilier & Rice, Inc. (“CD&R”) to acquire (the “Acquisition”) the worldwide Jafra Cosmetics business (the “Jafra Business”).

      On May 20, 2003, CDRJ Investments (Lux) S.A., a Luxembourg société anonyme(“CDRJ”) completed a recapitalization of its operations by the issuance of $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and the issuance of $200 million of 10.75% Senior Subordinate Notes due 2011 (the “recapitalization”). The proceeds from the recapitalization were used to repay the 11.75% Senior Subordinated Notes due 2008, originally issued April 30, 1998, to repay all amounts outstanding under the existing credit facilities and to make a liquidating distribution to the shareholders of CDRJ. Jafra Worldwide Holdings (Lux) S.àr.l is the liquidator of CDRJ. In connection with the liquidation of CDRJ, CDRJ North Atlantic (Lux) S.àr.l., a wholly owned direct subsidiary of CDRJ, transferred all of its assets and liabilities, including its direct and indirect holdings of Jafra Cosmetics International, Inc. (“JCI”), Jafra Cosmetics International S.A. de C.V. and Distribuidora Comercial S.A. de C.V. (“Jafra Distribution”), to the Parent in exchange for all of the common stock of the Parent.

      Jafra Distribution, a sociedad anónima de capital variable, organized under the laws of the United Mexican States on February 26, 2003, is also owned by five indirect wholly owned subsidiaries of the Parent. Jafra Distribution was organized by CDRJ to conduct the Parent’s distribution business in Mexico. The distribution business was previously conducted by Distribuidora Venus, S.A. de C.V., (“Venus”) a wholly owned subsidiary of Jafra Cosmetics International, S.A. de C.V.

      The accompanying historical consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 reflect the operations of Jafra S.A. and its subsidiaries, excluding the carved-out distribution operations of Venus (collectively, “Jafra S.A.”). All significant intercompany accounts and transactions between entities have been eliminated in consolidation.

      In connection with the recapitalization of the Parent on May 20, 2003, Jafra Distribution and an affiliated company, JCI (the indirect, wholly owned United States subsidiary of the Parent) issued $200 million aggregate principal amount of 10.75% Subordinated Notes due 2011 (the “New Notes”). The New Notes represent several obligations of Jafra Distribution and JCI, with each participating on a pro rata basis upon redemption. Jafra S.A. has fully and unconditionally guaranteed the obligations of Jafra Distribution under the New Notes, subject to a 30-day standstill period prior to enforcement of such guarantees. As the guarantee of Jafra Distribution, Jafra S.A. is subject to a 30-day standstill period, the Parent is filing these separate financial statements of Jafra S.A. in its Report on Form S-4.

Description of Business

      Jafra S.A. is a marketer of premium skin and body care products, color cosmetics, fragrances, and other personal care products in Mexico through a direct selling, multilevel distribution system comprised of self-employed salespersons (known as “consultants”).

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Summary of Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents. Cash and cash equivalents include cash, time deposits and all highly liquid debt instruments purchased with a maturity of three months or less.

      Property and Equipment. Property and equipment are stated at cost. Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives are 20 years for buildings, the lesser of 20 years or the term of the lease for improvements, 5 to 10 years for machinery and equipment and 3 years for hardware and software. Maintenance and repairs, including cost of minor replacements, are charged to operations as incurred. Costs of additions and betterments are added to property and equipment accounts provided that such expenditures increase the useful life or the value of the asset.

      Intangible Assets. Intangible assets principally consist of goodwill and trademarks. On January 1, 2002, Jafra S.A. adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and other Intangible Assets” which requires the Company to not amortize goodwill and other intangible assets, but to test those intangible assets for impairment at least annually. Prior to adoption of SFAS No. 142, goodwill and other intangible assets were amortized using the straight-line method over a period of 40 years. The book value of goodwill and trademarks was $28,548,000 and $44,408,000 at December 31, 2002, respectively. (See “New Accounting Standards”).

      Deferred Financing Costs. In connection with the Acquisition of the Jafra Business, Jafra S.A. incurred approximately $4.8 million of costs related to the 11.75% Senior Subordinated Notes due 2008 (the “Notes”), the revolving credit facility and the term loan facility (see Note 5). Such costs are being amortized on a basis that approximates the interest method over the expected term of the related debt. Accumulated amortization at December 31, 2002 and 2001 was $3,425,000 and $3,066,000, respectively.

      Impairment of Long-Lived Assets and Goodwill. Long-lived assets are reviewed for impairment based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets is not recoverable, Jafra S.A. will recognize an impairment loss, measured by the future discounted cash flow method. Goodwill is tested for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on the provisions of SFAS No. 142 (see “new Accounting Standards”).

      Foreign Currency Forward and Option Contracts. During 2002 and 2001, Jafra S.A. entered into foreign currency forward contracts, In 2002, Jafra S.A. entered into forward currency option contracts. Jafra S.A. enters into these contracts to reduce the effect of potentially adverse exchange rate fluctuations in the exchange rate of the Mexican peso to the U.S. dollar. Effective January 1, 2001, Jafra S.A. adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivative instruments be recorded based on fair value. In connection with the adoption of SFAS No. 133, at January 1, 2001, Jafra S.A. recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value and the fair value of such instruments.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As a matter of policy, Jafra S.A. does not hold or issue foreign currency forward contracts or foreign currency option contracts for trading or speculative purposes. The forward contracts utilized by Jafra S.A. did not qualify for hedge accounting under the applicable accounting standards prior to adoption of SFAS No. 133 on January 1, 2001, and accordingly such instruments were marked-to-market each month based upon the change in the spot rate from the date of contract inception to the balance sheet date. The premium on such contracts was amortized to expense over the life of the contracts. However, under SFAS No. 133, Jafra S.A.’s use of forward contracts and option contracts to hedge certain forecasted transactions qualifies for hedge accounting. Gains and losses from qualifying hedged derivative instruments are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward contracts and option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Under SFAS No. 133, certain of Jafra S.A.’s foreign currency forward and option contracts do not qualify for hedge accounting and therefore, are remeasured based on fair value, with gains and losses included as a component of net income. At December 31, 2001, the carrying value of the forward contracts was $5,540,000 and was included in accrued liabilities in the accompanying consolidated balance sheets. At December 31, 2002, the carrying value of the option contracts was $402,000 and was included in other receivables in the accompanying consolidated balance sheets.

      Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term maturities of these instruments. The fair value of the Notes and other fixed rate long-term debt at December 31, 2002 and 2001 was $31,652,000 and $33,786,000, respectively, based upon discussions with one of Jafra S.A.’s largest bondholders and an analysis of current market interest rates and the Company’s credit rating. As Jafra S.A.’s Revolving Credit Facility and the Term Loan are variable rate debt, and the interest rate spread paid by Jafra S.A. is adjusted for changes in certain financial ratios of the Parent, the fair value of the Revolving Credit Facility and the Term Loan approximated their carrying amounts at December 31, 2002 and 2001.

      Revenue Recognition. Jafra S.A. recognizes revenue when title passes at shipment in accordance with its shipping terms. Amounts billed to consultants for shipping and handling costs are included in net sales. Sales are reduced by commissions paid to consultants on their personal sales.

      Shipping and Handling Costs. Shipping and handling costs of $17,442,000, $11,538,000 and $7,476,000 for the years ended December 31, 2002, 2001 and 2000, respectively, are included in selling, general and administrative expenses.

      Income Taxes. Jafra S.A. accounts for income taxes under the balance sheet approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the financial statements or income tax returns. Management provides a valuation allowance for deferred income tax assets when it is more likely than not that a portion of such deferred income tax assets will not be realized.

      Foreign Currency Translation. The functional currency for Jafra S.A. is the Mexican peso. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

      Mexico has historically experienced periods of hyperinflation, and the value of the peso has been subject to significant fluctuations with respect to the U.S. dollar. Jafra S.A. had outstanding U.S. dollar-denominated debt of $32,447,000 and $35,572,000 at December 31, 2002 and 2001, respectively. This debt is remeasured at each reporting date, subjecting Jafra S.A. to additional foreign exchange risk.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      New Accounting Standards. Effective January 1, 2001, Jafra S.A. adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the underlying hedged item are recognized concurrently in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (“OCI”) and are recognized in the statement of income when the hedged item affects earnings. SFAS No. 133 defined new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized concurrently in earnings. As of January 1, 2001, Jafra S.A. recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value as measured by the difference in the spot rate to the forward rate and the fair value as determined by forward rates of such instruments at January 1, 2001.

      In June 2001, the Financial Accounting Standards Board (“FASB”) approved two new statements: SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 requires that goodwill not be amortized, but be tested for impairment at least annually. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. Jafra S.A. adopted SFAS No. 142 on January 1, 2002. In accordance with such adoption, the Company identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. During the year ended December 31, 2002, Jafra S.A. completed the transitional goodwill impairment test required by SFAS No. 142. Based on the transitional and annual impairment test, Jafra S.A. determined that there was no impairment to goodwill. There were no changes, except for translation effects, to the carrying amount of goodwill for the year ended December 31, 2002.

      Jafra S.A.’s other intangible assets consist of trademarks. During the year ended December 31, 2002, Jafra S.A. determined trademarks to have an indefinite life and performed the transitional impairment test as required under SFAS No. 142. Based upon the transitional and annual test, Jafra S.A. determined that there was no impairment of trademarks. The carrying value of trademarks was $44,408,000 at December 31, 2002 on the accompanying consolidated balance sheets.

      In accordance with SFAS No. 142, Jafra S.A. discontinued amortization of goodwill and other intangible assets with an indefinite life. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of the related income tax effects, where applicable, is as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income (loss)	$7,802	$(736)	$(1,513)
Goodwill amortization	—	870	859
Trademark amortization, net of tax	—	796	825

Adjusted net income	$7,802	$930	$171

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” This new guidance provides that consideration from a vendor to a reseller is generally presumed to be a reduction of the selling prices of the vendor’s products, and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement. On January 1, 2002, Jafra S.A. adopted EITF Issue No. 01-9 and reclassified commissions paid to consultants of $2,260,000 and $1,948,000 on their personal sales, previously as a component of selling, general and administrative expenses, as a reduction in net sales and selling, general and administrative expenses for the years ended December 31, 2001 and 2000, respectively.

      On January 1, 2002, the Jafra S.A. adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains substantially all of the requirements of SFAS No. 121, while resolving certain implementation issues and addressing the accounting for a component of a business accounted for as a discontinued operation. SFAS No. 144 was adopted with no significant impact on the financial position or results of operations of Jafra S.A.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30. “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion 30 for classification as an extraordinary item shall be reclassified. Jafra S.A. adopted SFAS No. 145 on January 1, 2003 and has retroactively reclassified all amounts previously classified as extraordinary items as a component of other income (expense) in the accompanying consolidated statements of income.

      In June 2002, the FASB approved SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Jafra S.A. is currently evaluating the impact that this statement may have on any potential future exit or disposal activities.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3) Property and Equipment

      Property and equipment consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Land	$10,260	$11,645
Buildings and improvements	10,311	11,703
Machinery, equipment and other	16,832	15,759

	37,403	39,107
Less accumulated depreciation	5,400	4,759

Property and equipment, net	$32,003	$34,348

(4) Accrued Liabilities

      Accrued liabilities consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Sales promotions, commissions and overrides	$12,048	$10,936
Accrued interest	618	618
Compensation and other benefit accruals	3,503	3,755
State and local sales taxes and other taxes	12,756	3,380
Unrealized losses on forward contracts	—	5,540
Other	3,790	2,559

Total accrued liabilities	$32,715	$26,788

(5) Debt

      Debt consists of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001

Subordinated Notes, U.S. dollar-denominated, unsecured, interest payable semi-annually at 11.75% due in 2008	$30,072	$30,072
Term loan, secured, U.S. dollar-denominated, principal and interest due in quarterly installments through April 30, 2004, interest rates at 3.1% and 4.3% at December 31, 2002 and 2001, respectively	2,375	5,500
Unsecured bank loan agreement, principal and interest due in monthly installments through January 25, 2005, weighted average interest rates of 18.5% and 18.7% at December 31, 2002 and 2001, respectively	828	1,609

Total debt	33,275	37,181
Less current maturities	2,489	3,188

Long-term debt	$30,786	$33,993

      Jafra S.A.’s long-term debt matures as follows (in thousands): $2,489 in 2003, $714 in 2004, $0 in 2005, 2006 and 2007, and $30,072 thereafter.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On April 30, 1998, Jafra S.A. and JCI borrowed $125 million by issuing $100 million aggregate principal amount of 11.75% Subordinated Notes due 2008 (the “Notes”) pursuant to an Indenture dated April 30, 1998 (the “Indenture”) and $25 million under a senior credit agreement.

      At the date of issuance, the Notes represented several obligations of Jafra S.A. and JCI in the amount of $40 million and $60 million, respectively, participating on a pro rata basis upon redemption. The Notes mature in 2008 and bear a fixed interest rate of 11.75% payable semi-annually.

      Jafra S.A. and JCI are indirect, wholly owned subsidiaries of CDRJ and have fully and unconditionally guaranteed the obligations under the Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. In addition, CDRJ has fully and unconditionally guaranteed the Notes on a senior subordinated basis. Each existing subsidiary of Jafra S.A. fully and unconditionally guarantees the Notes jointly and severally, on a senior subordinated basis, and each subsequently acquired or organized subsidiary of Jafra S.A. will fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. JCI currently has no U.S. subsidiaries. Each acquired or organized U.S. subsidiary of JCI will also be required to fully and unconditionally guarantee the Notes jointly and severally, on a senior subordinated basis. The nonguarantor entities are the Parent’s indirect European subsidiaries in Austria, Germany, Italy, the Netherlands, Poland, and Switzerland; its indirect South American subsidiaries in Argentina, Brazil, Chile, Colombia, Peru, and Venezuela; and its indirect subsidiaries in the Dominican Republic and Thailand. All guarantor and nonguarantor entities are either direct or indirect wholly owned subsidiaries of CDRJ. The Notes were registered in a registered exchange offer, effective as of January 25, 1999, under the Securities Act of 1933, as amended.

      The Notes are unsecured and are generally non-callable for five years. Thereafter, the Notes will be callable at premiums declining to par in the eighth year.

      Consents and waivers, dated June 30, 2001 and November 19, 1999, to the senior credit agreement, as described below, allow Jafra S.A. and JCI to repurchase the Notes in the open market from time to time, with the aggregate purchase price for all such Notes repurchased not to exceed $50 million. Aggregate repurchases as of December 31, 2002 were $24.8 million. During 2000, Jafra S.A. retired notes, prior to maturity, with a face value of $4.3 million. The debt repurchases in 2000 resulted in loss of $185,000. In connection with the early retirement of the Notes as described above, a portion of the unamortized deferred financing costs was written off and included in the determination of the extraordinary loss on early extinguishment of debt. In 2000, $274,000 of the unamortized deferred financing fees were written off.

      In addition, Jafra S.A. and JCI entered into a senior credit agreement that provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a multicurrency revolving credit facility of $65 million and a term loan facility of $25 million. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over 6 years through April 30, 2004. Borrowings under the revolving credit facility mature on April 30, 2004. Borrowings under the senior credit agreement currently bear interest at an annual rate of LIBOR plus a margin of 1.625% or an alternate base rate (the higher of the prime rate or federal funds rate plus 0.5%, plus an applicable margin of 0.625%). The interest rate in effect at December 31, 2002 was approximately 3.1% for the LIBOR-based borrowings. Borrowings under the senior credit agreement are secured by substantially all of the assets of Jafra S.A. and JCI. No amounts were outstanding under the revolving credit facility at December 31, 2002.

      Both the Indenture and the senior credit agreement contain certain covenants that limit the Jafra S.A.’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require CDRJ to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the year ended December 31, 2001, Jafra S.A. repaid the balance remaining under a one-year term loan originally due on August 16, 2001, and entered into an unsecured bank loan agreement. Under this agreement, Jafra S.A. had the peso equivalent of $828,000 outstanding at December 31, 2002 at a weighted average fixed interest rate of 18.5%. Principal and interest payments are due monthly through January 25, 2005.

      As of December 31, 2002, Jafra S.A. has irrevocable standby letters of credit outstanding, totaling $2.8 million. These letters of credit, expiring on February 17, 2003 collateralize the Company’s obligation to a third-party in connection with certain lease agreements.

(6) Income Taxes

      Actual income tax expense differs from the “expected” tax expense (computed by applying the Mexican federal corporate rate of 35% to income before income taxes) as a result of the following (in thousands):

	Years Ended December 31,

	2002	2001	2000

Provision (benefit) for income taxes at statutory rate	$5,108	$307	$(1,638)
Permanent differences, principally effect of inflation upon taxable income	829	1,116	(1,529)
Change in net deferred income tax liabilities due to enactment of changes of Mexico’s future statutory rate	(1,169)	—	—
Other	2,023	315	—

Income tax expense (benefit)	$6,791	$1,738	$(3,167)

      The components of the provision (benefit) for income taxes are as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Current	$8,383	$3,988	$3,517
Deferred	(2,811)	(939)	(6,684)
Deferred allocated to other comprehensive income	1,219	(1,311)	—

Total deferred	(1,592)	(2,250)	(6,684)

Total income taxes (benefit) on income before income taxes and cumulative effect	6,791	1,738	(3,167)
Income tax expense on cumulative effect of accounting change	—	82	—

Total income tax expense (benefit)	$6,791	$1,820	$(3,167)

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of deferred income tax assets and deferred income tax liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Deferred income tax assets:
Accounts receivable	$2,435	$1,733
Net operating loss carryforward of subsidiaries	199	814
Asset tax credit carryforward	122	2,687
Accrued bonuses	33	301
Accrued sales promotions	1,977	2,273
Other accrued liabilities	5,053	1,632
Other	303	2,580

Total deferred income tax assets	10,122	12,020
Deferred income tax liabilities:
Transaction and deferred financing costs	(130)	(445)
Property and equipment	(2,421)	(2,592)
Trademark and goodwill	(14,655)	(17,641)
Prepaid purchases and expenses	(72)	—
Other	(113)	(203)

Total deferred income tax liabilities	(17,391)	(20,881)

Net deferred income tax liabilities	$(7,269)	$(8,861)

      At December 31, 2002 and 2001, Jafra S.A.’s deferred income tax assets included $199,000 and $814,000, respectively, for operating loss carryforwards. The tax loss and asset credit carryforwards expire in varying amounts through 2012. Although realization is not assured, management believes it is more likely than not that the net carrying value of the income tax loss and credit carryforwards will be realized.

      Income tax expense for the year ended December 31, 2002 was reduced by $1,169,000 as the result of the enactment of changes in the Mexico corporate statutory tax rate and the related impact on Jafra S.A.’s net deferred income tax liabilities. The enactment in Mexico will reduce the Mexico corporate income tax rate annually in one-percent increments from 35% to 32% beginning January 1, 2003 through 2005.

(7)	Benefit Plans

      Under Mexican labor laws, employees of Jafra S.A. and its subsidiaries are entitled to a payment when they leave Jafra S.A. if they have fifteen or more years of service. In addition, Jafra S.A. makes government mandated employee profit sharing distributions equal to ten percent of the taxable income of the subsidiary in which they are employed. Total expense under these programs was $1,222,000, $995,000 and $345,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The total liability was approximately $1,724,000 and $1,010,000 at December 31, 2002 and 2001 respectively, and is classified as a current liability in the accompanying consolidated balance sheets.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Related Party Transactions

      Jafra S.A. purchases products from its Mexico affiliate, Jafra Distribution. The cost of these purchases was $43,942,000, $47,490,000 and $40,198,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Jafra S.A. provides certain administrative and other services to Jafra Distribution. The income from these services in included in service fee income from affiliate on the accompanying consolidated statements of income. Jafra S.A. believes the amount are reasonable and approximate the value of the actual services received.

      In addition, Jafra S.A. is provided with certain management services, such as legal, accounting and treasury, management oversight, and other administrative functions from an affiliate. The cost of these services is included in management fee expense to affiliate in the accompanying consolidated statements of income. JCI charges out a portion of these management expenses to its affiliates based principally upon a formula using the percentage of revenues of each affiliate to the total consolidated revenues of CDRJ. Jafra S.A. believes the amounts and methods of allocations are reasonable and approximate the cost of the actual services received.

      During 1999, Jafra S.A. purchased U.S. and German trademarks from JCI. Jafra S.A. charges JCI a royalty for the right to use the Jafra trademark in the United States and Europe. The total royalty income charged by Jafra S.A. to JCI was $2,443,000, $1,639,000 and $1,126,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and is offset against royalty expense to affiliates, net in the accompanying consolidated statements of income.

      JCI owns the worldwide rights to its multi-level sales know-how (referred to as the “Jafra Way”). The Jafra Way was initially developed in the United States for lineage, training, and compensation of consultants. JCI charges Jafra S.A. a royalty for the use of the Jafra Way. The royalty fees charged by JCI were $22,218,000, $21,737,000, and $15,746,000 for the years ended December 31, 2002, 2001 and 2000, and were based on a percentage of Jafra S.A.’s sales.

      In prior years, Jafra S.A. obtained loans from certain affiliates at annual interest rates ranging from 6% to 9%. Such loans are due to be repaid five years from the date of grant, with no prepayment penalty. At December 31, 2002 and 2001, Jafra S.A. did not have any notes payable to affiliates outstanding. Net interest expense to affiliates, primarily JCI, was $257,000 and $1,780,000 for the years ended December 31, 2001 and 2000, respectively. Interest income and expense relating to affiliates is included in interest expense, net, in the accompanying consolidated statements of income.

(9) Financial Reporting for Business Segments

      Segment information has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operations and major customers. The Company’s business is comprised of one industry segment, direct selling, with worldwide operations. The Company is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. Jafra S.A. is one of the Company’s reportable business segments, and as

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such, the only additional business segment information presented is the following breakdown of sales by product lines:

	2002		2001		2000

	Sales by	Percentage	Sales by	Percentage	Sales by	Percentage
	Product	of Total	Product	of Total	Product	of Total
	Line	Sales	Line	Sales	Line	Sales

	(In		(In		(In
	millions)		millions)		millions)
Skin care	$29.5	12.0%	$27.7	11.5%	$25.7	13.0%
Color cosmetics	75.3	30.8	72.1	29.8	60.8	30.9
Fragrances	96.4	39.4	99.3	41.1	79.6	40.4
Body care and personal care	21.8	8.9	21.4	8.9	14.7	7.5
Other(1)	21.8	8.9	21.0	8.7	16.1	8.2

Subtotal before shipping fees less commissions	244.8	100.0%	241.5	100.0%	196.9	100.0%

Shipping fees less commissions	6.7		6.0		2.9

Total	$251.5		$247.5		$199.8

(1)	Includes sales aids (e.g., party hostess gifts, demonstration products, etc.) and promotional materials, which typically do not qualify for commissions or overrides.

(10) Commitments and Contingencies

      Jafra S.A. leases office facilities as well as manufacturing, transportation and data processing equipment under operating leases which expire at various dates through 2007. The leases contain certain renewal options and require payment of property taxes, utilities, common area maintenance and insurance and contain rent escalation clauses based upon consumer price indices. Future minimum lease payments under noncancelable operating leases as of December 31, 2002 are (in thousands):

2003	$1,514
2004	1,567
2005	1,618
2006	1,667
2007	1,717

$8,083

      Rental expense was $1,396,000, $1,178,000 and $733,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Other income for 2000 included approximately $1.4 million of income related to a recovery of the effect of inflation from a receivable due from the Mexican government related to taxes.

      Jafra S.A. is involved from time to time in routine legal matters incidental to its business. Jafra S.A. believes that the resolution of such matters will not have a material adverse effect on Jafra S.A.’s business, financial condition or results of operations.

(11) Management Incentive Arrangements

      Effective as of the closing of the Acquisition, CDRJ Investments (Lux) S.A. adopted a stock incentive plan (the “Stock Incentive Plan”), which provides for the sale of up to 52,141 shares of common stock of CDRJ Investments (Lux) S.A. and the issuance of options to purchase up to 104,282 additional shares of

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock to members of senior management of certain of CDRJ’s subsidiaries. Four employees of Jafra S.A. participate in the Stock Incentive Plan. These employees currently hold 3,761 shares of the CDRJ Investments (Lux) S.A.’s stock, and hold options to purchase an additional 7,522 shares. The activity related to these employees’ holdings under the Stock Incentive Plan is not significant to Jafra S.A. Jafra S.A. applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for these options. As the options were granted with exercise prices equal to the fair value at the date of grant, no compensation expense was recognized by Jafra S.A. upon issuance of such options.

      Subsequent to the final liquidation of CDRJ Investments (Lux) S.A., all rights with regard to the Stock Incentive Plan will be assigned to CDRJ North Atlantic (Lux) S.ár.l., the ultimate parent of Jafra Worldwide Holdings (Lux) S.ár.l.

      Certain senior executive officers have employment agreements which provide for annual bonuses if Jafra S.A. and the Parent achieve the performance goals established under its annual incentive plan for executives.

(12) Foreign Currency Forward and Option Contracts

      Jafra S.A. is exposed to currency risk relating to its forecasted U.S. dollar-denominated expenditures. As part of its overall strategy to reduce the risk of adverse potential exchange rate fluctuations, Jafra S.A. enters into foreign currency exchange contracts. Prior to March 2002, Jafra S.A. purchased forward exchange contracts (“forward contracts” or “forwards”) to hedge its foreign currency exposures to the Mexican peso. In March 2002, in accordance with previously approved policies, Jafra S.A. modified its hedging program to include the use of foreign currency option contracts (“option contracts”). Jafra S.A. places forward contracts or option contracts based on its forecasted U.S. dollar cash outflows over a rolling 12 month period and does not hedge transactions that are not included in the 12 month forecast on the date the forward contract is initiated. As a matter of policy, Jafra S.A. does not hold or issue forward contracts for trading or speculative purposes nor does it enter into contracts or agreements containing “embedded” derivative features. Prior to entering into forward contracts or option contracts, Jafra S.A. evaluates the counter parties’ credit ratings. Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. Jafra S.A. does not currently anticipate non-performance by such counter parties.

      Effective January 1, 2001, Jafra S.A. adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivative instruments be recorded based on fair value. In connection with the adoption of SFAS No. 133, at January 1, 2001, the Company recorded a net gain of $126,000 (net of a tax effect of $82,000) as a cumulative transition adjustment to earnings. This adjustment relates to derivatives not designated as hedges prior to adoption of SFAS No. 133, and represents the difference between the carrying value and the fair value of such instruments. Under SFAS No. 133, Jafra S.A.’s use of forward contracts or option contracts to hedge certain forecasted transactions does qualify for hedge accounting. Gains and losses from such derivatives are deferred as a separate component of other comprehensive loss, and are recognized in income at the same time that the underlying hedged exposure is recognized in income. This accounting treatment results in the matching of gains and losses from such forward contracts or option contracts with the corresponding gains and losses generated by the underlying hedged transactions. Contracts that do not qualify for hedge accounting under SFAS No. 133 are remeasured based on fair value and the gains and losses are included as a component of net income.

      The forward contracts utilized by Jafra S.A. did not qualify for hedge accounting under the applicable accounting standards prior to adoption of SFAS No. 133 on January 1, 2001, and accordingly such

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

instruments were marked-to-market with gains and losses included as a component of exchange loss in the accompanying consolidated statements of income for the year ended December 31, 2000.

      Jafra S.A. currently designates certain of its forward contracts and option contacts as cash flow hedges of forecasted U.S. dollar-denominated inventory purchases, forecasted U.S. dollar-denominated intercompany charges from JCI, forecasted management fee charges from JCI, and U.S. dollar-denominated interest payments. On the date Jafra S.A. enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. Jafra S.A. formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. In this documentation, Jafra S.A. specifically identifies the forecasted transaction that has been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to the hedged item. Jafra S.A. formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. For all qualifying and highly effective cash flow hedges, the changes in the fair value of the derivative are deferred as a component of other comprehensive loss. Such amounts will be reclassified from other comprehensive loss into net income when the underlying hedged exposure is recognized in income. For U.S. dollar-denominated inventory purchases, this will occur upon sale to an outside party of the related inventory. For intercompany charges and interest, this will occur at the date such charges are recorded by Jafra S.A.

      During the year ended December 31, 2002, Jafra S.A. recognized losses of approximately $2,605,000 on forward contracts and gains of approximately $886,000 on option contracts (including reclassification of other comprehensive loss) as a component of exchange loss in the accompanying consolidated statements of income. During the year ended December 31, 2001, Jafra S.A. recognized approximately $12,188,000 of losses on forward contracts as a component of exchange loss in the accompanying consolidated statements of income. During the year ended December 31, 2000, the Company recognized approximately $10,050,000 of losses as a component of exchange loss on forward contracts that did not qualify for hedge accounting under accounting standards prior to the adoption of SFAS No. 133.

      Additionally, during the year ended December 31, 2001, Jafra S.A. deferred as a component of other comprehensive loss $5,504,000 of losses on forward contracts qualifying for hedge accounting under SFAS No. 133. Of this amount, approximately $797,000 was reclassified as exchange loss and $961,000 was reclassified as cost of sales upon recognition of the underlying hedged exposure prior to December 31, 2001. As of December 31, 2001, Jafra S.A. had deferred as a component of other comprehensive loss $3,746,000 of losses on forward contracts.

      During the year ended December 31, 2002, Jafra S.A. deferred approximately an additional $1,782,000 of losses on forward contracts qualifying for hedge accounting under SFAS No. 133, Of the total amount deferred, during the year ended December 31, 2002, approximately $1,650,000 of other comprehensive loss was reclassified into exchange loss and approximately $3,139,000 was reclassified into cost of sales upon the recognition of the underlying hedged exposure. Jafra S.A. expects that substantially all of the remaining loss of $739,000, deferred as a component of other comprehensive loss, will be recognized into income within the next twelve months.

      During the year ended December 31, 2002, Jafra S.A. deferred as a component of other comprehensive loss $1,336,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. Of this amount, approximately $483,000 was reclassified to exchange loss and approximately $378,000 was reclassified as an offset to cost of sales upon the recognition of the underlying hedged exposure. Jafra S.A. expects substantially all of the remaining gain of approximately $475,000, deferred as a component of other comprehensive loss, to be recognized into income within the next twelve months.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of the forward contacts at December 31, 2001 represented an unrealized loss of $5,540,000 consisting of $2,920,000 of unrealized losses recorded as a component of other comprehensive loss for qualifying hedges and $2,620,000 of unrealized losses recorded as a component of exchange loss for non-qualifying hedges under SFAS No. 133. As of December 31, 2002, Jafra S.A. had no outstanding forward contracts. The fair value of the option contracts at December 31, 2002 represented an unrealized gain of approximately $402,000, consisting of $382,000 of unrealized gains of recorded as a component of other comprehensive loss for qualifying hedges and $21,000 of unrealized gains for non-qualifying hedges under SFAS No. 133.

      During the year ended December 31, 2002, the ineffectiveness generated by the Jafra S.A.’s forward contracts and option contracts designated as hedges was insignificant. Certain hedged forecasted transactions do not appear probable of occurring due to timing differences between the original and current forecasts, and accordingly $164,000 of gains were reclassified into earnings.

      The outstanding option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and mature at various dates through December 31, 2003. The outstanding forward contracts had notional values denominated in Mexican pesos of 688,873,000 at December 31, 2001 and matured in 2002. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

      The following table provides information about the details of Jafra S.A.’s option contracts as of December 31, 2002 (in thousands):

At December 31, 2002:

	Coverage in
	Mexican	Average Strike	Fair Value in
Foreign Currency	Pesos	Price	U.S. Dollars(1)	Maturity Date

Purchased Puts (Company may sell Peso/buy USD) Mexican Peso	149,000	10.31 - 10.48	$(113)	Jan. - Mar. 2003
Mexican Peso	100,000	11.05 - 12.19	77	Apr. - June 2003
Mexican Peso	150,000	11.76 - 12.79	131	July - Aug 2003
Mexican Peso	124,000	12.51 - 12.91	21	Oct. - Dec. 2003

	523,000		$116

Written Calls (Counterparty may buy Peso/sell USD) Mexican Peso	149,000	9.01 - 9.02	$(207)	Jan. - Mar. 2003
Mexican Peso	100,000	9.50 - 9.84	(144)	Apr. - June 2003
Mexican Peso	150,000	9.69 - 10.19	(112)	July - Aug 2003
Mexican Peso	124,000	10.15 - 10.19	(55)	Oct. - Dec. 2003

	523,000		$(518)

(1)	The fair value of the option contracts presented above, an unrealized gain of $402,000 at December 31, 2002, represents the carrying value and has been recorded in other receivables in the accompanying consolidated balance sheets.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES
(Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tables below describe the forward contracts that were outstanding at December 31, 2001 (in thousands):

December 31, 2001:

			Weighted
	Forward Position		Average
	in Mexican	Maturity	Contract	Fair Value in
Foreign Currency	Pesos(1)	Date	Rate	U.S. Dollars(1)

Buy US Dollar/sell Mexican Peso	108,715	1/31/02	10.19	$1,128
Sell Mexican Peso/buy US Dollar	(20,000)	1/31/02	9.35	(34)
Buy US Dollar/sell Mexican Peso	71,787	2/28/02	10.26	756
Sell Mexican Peso/buy US Dollar	(20,000)	2/28/02	9.47	(48)
Buy US Dollar/sell Mexican Peso	94,371	3/27/02	10.46	1,102
Sell Mexican Peso/buy US Dollar	(40,000)	3/27/02	9.48	(80)
Buy US Dollar/sell Mexican Peso	85,000	4/30/02	10.23	748
Sell Mexican Peso/buy US Dollar	(30,000)	4/30/02	9.62	(84)
Buy US Dollar/sell Mexican Peso	81,000	5/31/02	10.11	559
Sell Mexican Peso/buy US Dollar	(25,000)	5/31/02	9.71	(75)
Buy US Dollar/sell Mexican Peso	80,000	6/28/02	9.95	375
Sell Mexican Peso/buy US Dollar	(30,000)	6/28/02	9.78	(88)
Buy US Dollar/sell Mexican Peso	48,000	7/31/02	10.07	242
Buy US Dollar/sell Mexican Peso	100,000	8/30/02	10.05	410
Buy US Dollar/sell Mexican Peso	45,000	9/30/02	10.09	169
Buy US Dollar/sell Mexican Peso	110,000	10/31/02	10.09	338
Buy US Dollar/sell Mexican Peso	30,000	11/29/02	10.27	122

	688,873			$5,540 (1)

(1)	The Fair Value of the forward positions presented above, an unrealized loss of $5,540,000 at December 31, 2001 represents the carrying value of the forward contracts and has been recorded in accrued liabilities in the accompanying consolidated balance sheets.

(13) Fourth Quarter Adjustments

      During the fourth quarter of 2001, Jafra S.A. recorded a total of approximately $3,809,000 to bad debt expense due to declining consultant liquidity as a result of the general slowdown of the economy in Mexico. During the fourth quarter of 2000, Jafra S.A. recorded certain adjustments related to changes in cost accounting estimates, which resulted in an increase to cost of sales of approximately $3,000,000.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

CDRJ Investments (Lux) S.A. and Subsidiaries:

		Charged
	Balance at	to Costs		Balance
	Beginning	and	Deductions-	at End
Descriptions	of Period	Expenses	Recoveries	of Period

Accounts Receivable:
2002	$7,267	$12,376	$11,247	$8,396
2001	3,553	9,464	5,750	7,267
2000	3,087	5,958	5,492	3,553
Inventories:
2002	2,821	2,635	2,807	2,649
2001	2,462	1,879	1,520	2,821
2000	2,442	1,973	1,953	2,462

Jafra Cosmetics International, Inc. and Subsidiaries:

		Charged
	Balance at	to Costs		Balance
	Beginning	and	Deductions-	at End
Descriptions	of Period	Expenses	Recoveries	of Period

Accounts Receivable:
2002	$523	$680	$590	$613
2001	536	559	572	523
2000	800	898	1,162	536
Inventories:
2002	1,479	1,108	887	1,700
2001	1,404	692	617	1,479
2000	2,084	532	1,212	1,404

Distribuidora Comercial Jafra, S.A. de C.V.:

		Charged
	Balance at	to Costs		Balance
	Beginning	and	Deductions-	at End
Descriptions	of Period	Expenses	Recoveries	of Period

Inventories:
2002	$1,057	$1,502	$1,705	$854
2001	894	1,035	872	1,057
2000	269	1,337	712	894

Jafra Cosmetics International, S.A. de C.V. and Subsidiaries (Excluding the Operations of Distribuidora Comercial Jafra S.A. de C.V.):

		Charged
	Balance at	to Costs		Balance
	Beginning	and	Deductions-	at End
Descriptions	of Period	Expenses	Recoveries	of Period

Accounts Receivable:
2002	$4,952	$11,033	$8,824	$7,161
2001	2,117	7,681	4,846	4,952
2000	1,956	4,956	4,795	2,117

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)

	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$12,656	$27,206
Receivables, net	38,923	41,126
Inventories	38,494	35,286
Prepaid income taxes	4,299	258
Prepaid expenses and other current assets	5,002	4,977

Total current assets	99,374	108,853
Property and equipment, net	59,860	60,722
Other assets:
Goodwill	65,397	66,305
Trademarks	44,209	44,570
Deferred financing fees and other, net	18,668	7,840

Total	$287,508	$288,290

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$6,250	$6,489
Accounts payable	20,999	18,636
Accrued liabilities	41,597	44,824
Income taxes payable	3,947	4,939
Deferred income taxes	2,169	2,073

Total current liabilities	74,962	76,961
Long-term debt	243,750	77,894
Deferred income taxes	21,047	21,186
Other long-term liabilities	4,108	3,787

Total liabilities	343,867	179,828

Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Common stock, par value $100; 151 shares authorized, issued and outstanding in 2003, par value $2.00; authorized, 1,020,000 shares; issued and outstanding, 831,888 shares in 2002	15	1,664
Additional paid-in capital	—	81,921
Retained earnings (deficit)	(43,433)	37,145
Accumulated other comprehensive loss	(12,941)	(12,268)

Total stockholders’ equity (deficit)	(56,359)	108,462

Total	$287,508	$288,290

See accompanying notes to consolidated financial statements.

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,

	2003	2002

Net sales	$192,606	$197,195
Cost of sales	45,465	45,887

Gross profit	147,141	151,308
Selling, general and administrative expenses	135,514	121,406
Restructuring and impairment charges	565	—

Income from operations	11,062	29,902
Other income (expense):
Exchange loss, net	(419)	(5,423)
Interest expense, net	(7,199)	(5,855)
Loss on extinguishment of debt	(6,620)	—
Other, net	(318)	295

Income (loss) before income taxes and cumulative effect of accounting change	(3,494)	18,919
Income tax expense	1,640	4,802

Income (loss) before cumulative effect of accounting change	(5,134)	14,117
Cumulative effect of accounting change	—	(244)

Net income (loss)	$(5,134)	$13,873

See accompanying notes to consolidated financial statements.

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2003	2002

	(Unaudited)

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(5,134)	$13,873
Cumulative effect of accounting change	—	244

Income (loss) before cumulative effect of accounting change	(5,134)	14,117
Adjustments to reconcile income (loss) before cumulative effect of accounting change to net cash (used in) provided by operating activities:
Gain on sale of property and equipment	—	(65)

Depreciation and amortization	2,973	2,411
Amortization and write off of deferred financing fees	3,030	717
Provision for uncollectible accounts receivable	2,938	6,103
Asset impairment charge	251	—
Unrealized foreign exchange and derivative loss	1,470	4,311
Deferred realized foreign exchange loss	646	385
Deferred income taxes	—	(3,504)
Changes in operating assets and liabilities:
Receivables	(1,414)	(3,418)
Inventories	(3,327)	2,121
Prepaid expenses and other current assets	(4,083)	2,046
Other assets	520	852
Accounts payable and accrued liabilities	(451)	(12,107)
Income taxes payable/prepaid	(1,000)	(2,344)
Other long-term liabilities	321	376

Net cash (used in) provided by operating activities	(3,260)	12,001

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	211
Purchases of property and equipment	(2,704)	(4,885)
Other	(431)	(265)

Net cash used in investing activities	(3,135)	(4,939)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt due 2011	200,000	—
Proceeds from issuance of term loan	50,000	—
Repurchase of subordinated debt due 2008	(75,180)	—
Repayments under term loan facility	(8,375)	(4,625)
Net borrowings under revolving credit facility	—	2,700
Distribution of additional paid-in capital to shareholder	(83,570)	—
Distribution payment to shareholder from retained earnings	(75,444)	—
Deferred financing costs	(13,906)	—
Net repayments under bank debt	(828)	(318)

Net cash used in financing activities	(7,303)	(2,243)

Effect of exchange rate changes on cash	(852)	(1,516)

Net (decrease) increase in cash and cash equivalents	(14,550)	3,303
Cash and cash equivalents at beginning of period	27,206	6,748

Cash and cash equivalents at end of period	$12,656	$10,051

See accompanying notes to consolidated financial statements.

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) Basis of Presentation

      Jafra Worldwide Holdings (Lux) S.àr.l, a Luxembourg société à responsabilité limitée (the “Parent”) is a wholly-owned subsidiary of CDRJ North Atlantic (Lux) S.àR.L. CDRJ North Atlantic (Lux) S.àR.L., a Luxembourg société à responsabilité limitée (“North Atlantic”) is a wholly-owned subsidiary of CDRJ Investments (Lux) S.A a Luxembourg société anonyme. (“CDRJ”).

      On May 20, 2003, the Parent, Jafra Cosmetics International, Inc. (“JCI”) and Distribuidora Comercial Jafra S.A. de C.V. (“Jafra Distribution” and together with JCI, the “Issuers”) completed a recapitalization of their operations by entering into $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and issuing $200 million of 10 3/4% Senior Subordinated Notes due 2011 (collectively, the “Recapitalization”). The proceeds from the Recapitalization were used to redeem the 11 3/4% Senior Subordinated Notes due 2008 (the “Old Notes”) of JCI and Jafra Cosmetics International, S.A. de C.V. (“Jafra S.A.”), to repay all amounts outstanding under the existing credit facilities of JCI and Jafra S.A. (the “Old Credit Facilities”) and to make certain payments to CDRJ and employees of JCI and Jafra S.A. The stockholders of CDRJ then resolved that CDRJ be liquidated and appointed Parent to act as its liquidator. Thereafter, CDRJ made an initial liquidating distribution of such proceeds to its stockholders. In connection with the liquidation of CDRJ, North Atlantic transferred all of its assets and liabilities, including its direct and indirect holdings of JCI, Jafra S.A. and Jafra Distribution, to the Parent in exchange for additional shares of common stock of the Parent. Jafra S.A. and Jafra Distribution are collectively referred to as “Jafra Mexico.”

      Jafra Distribution was organized February 26, 2003 to conduct the distribution functions of the Parent’s Mexican operations. The Parent was organized on February 24, 2003 as a holding company to conduct the worldwide Jafra cosmetics business through its subsidiaries. CDRJ is a holding company that, until the Recapitalization, conducted the Jafra cosmetics business through its subsidiaries. Since the commencement of the liquidation, CDRJ has conducted no operations other than those incident to winding up its activities. The liquidation of CDRJ is expected to be completed prior to the end of the fourth quarter of 2003.

      The accompanying unaudited interim consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2003 reflect the operations of the Parent and its subsidiaries and include the operations of CDRJ and its subsidiaries through May 20, 2003. The accompanying unaudited interim consolidated financial statements for the six months ended June 30, 2002 and the accompanying audited consolidated financial statements as of December 31, 2002 reflect the operations of CDRJ and its subsidiaries. The historical consolidated financial statements of CDRJ are equivalent to the operations of the Parent. CDRJ and its subsidiaries and the Parent and its subsidiaries are referred to collectively as “the Company.”

      The unaudited interim consolidated financial statements have been prepared in accordance with Article 10 of the Securities and Exchange Commission’s Regulation S-X. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s consolidated financial statements as of June 30, 2003 and for the interim periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The functional currency of certain of the Company’s foreign subsidiaries generally consists of currencies other than the U.S. dollar. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      Management Incentive Arrangements. The Company applies Accounting principles Board Opinion (“APB”) No. 25, “Accounting for Stock issued to Employees” and related Interpretations in accounting for the issuance of stock options under the Company’s Stock Incentive Plan. No options were granted during the six months ended June 30, 2003. Had the Company recorded compensation cost based on the fair value of options granted at the grant date, as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation,” the compensation expense for the six months ended June 30, 2003 and 2002 would be immaterial to the consolidated statements of operations.

      New Accounting Pronouncements. The Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003. This statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in APB Opinion 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, the Company has reclassified any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods and has classified its current loss on extinguishment of debt within other income (expense).

      The Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” on January 1, 2003 which did not result in any material impact to the Company’s consolidated statements of operations. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”

(2) Inventories

      Inventories consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Raw materials and supplies	$4,788	$5,239
Finished goods	33,706	30,047

Total inventories	$38,494	$35,286

(3) Property and Equipment

      Property and equipment consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Land	$16,362	$16,448
Buildings	17,339	17,452
Machinery, equipment and other	43,894	42,153

	77,595	76,053
Less accumulated depreciation	17,735	15,331

Property and equipment, net	$59,860	$60,722

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(4) Goodwill and Other Intangible Assets.

      The Company’s intangible assets consist of trademarks and goodwill. The Company has determined trademarks to have an indefinite life. The carrying value of trademarks was $44,209,000 as of June 30, 2003. The changes in the carrying amount of goodwill for the six months ended June 30, 2003 are as follows (in thousands):

	United			All	Consolidated
Goodwill	States	Mexico	Europe	Others	Total

Balance as of December 31, 2002	$32,188	$28,548	$5,300	$269	$66,305
Impairment losses	—	—	—	(137)	(137)
Translation effect	—	(240)	(399)	(132)	(771)

Balance as of June 30, 2003	$32,188	$28,308	$4,901	$—	$65,397

      In connection with the implementation of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified all reporting units and allocated all goodwill accordingly. During the second quarter ended June 30, 2003, the Company revised its projections regarding the Venezuela operations given the Company’s decision to exit this market. Based on the revised projections, the Company recorded an impairment loss of $137,000, the total goodwill originally allocated to the Venezuela reporting unit.

(5) Income Taxes

      The actual income tax rate of the Company differs from the “expected” tax rate, computed by applying the U.S. federal corporate rate of 35% to (loss) income before income taxes for the six months ended June 30, 2003. During the six months ended June 30, 2003 Jafra Mexico reported pretax income and income tax expense. This was partially offset by pretax losses with a corresponding income tax benefit in the United States. Further, the Company recorded valuation allowances against certain operating losses in South America and Europe. The actual income tax rate of the Company differs from the “expected” tax rate for the six months ended June 30, 2002, principally as a result of (i) a lower effective tax rate in Jafra Mexico, as the result of the enactment of changes in Mexico’s future corporate statutory tax rates and the related impact on Jafra Mexico’s net deferred income tax liabilities of $1,167,000 and (ii) the release of valuation allowances of $2,337,000 against certain foreign tax credits in the United States. These were offset by state income taxes in the United States and valuation allowances provided against certain operating losses in South America and Europe. The enactment of new tax legislation in Mexico reduced the Mexico corporate income tax rate annually in one-percent increments from 35% to 32% beginning January 1, 2003 through 2005.

(6) Debt and Distribution to Shareholders

      On May 20, 2003, the Issuers issued $200 million aggregate principal amount of 10 3/4% Subordinated Notes due 2011 (the “New Notes”) pursuant to an Indenture dated May 20, 2003 (the “Indenture”) and entered into a $90 million senior credit agreement (the “Senior Credit Agreement”). The New Notes represent the several obligations of JCI and Jafra Distribution in the amount of $80 million and $120 million, respectively. The New Notes mature in 2011 and bear a fixed interest rate of 10 3/4% payable semi-annually.

      JCI is a direct wholly-owned subsidiary of the Parent and Jafra Distribution is an indirect wholly-owned subsidiary of the Parent. The Parent has fully and unconditionally guaranteed the obligations under the New Notes on a senior subordinated basis on the terms provided in the Indenture governing the New Notes. The Issuers have fully and unconditionally guaranteed the obligations of the other under the New Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Each existing and subsequently acquired or organized U.S. subsidiary of JCI will be required to fully and

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

unconditionally guarantee the U.S. portion of New Notes jointly and severally, on a senior subordinated basis. Each acquired or organized Mexican subsidiary of Jafra Distribution will also be required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis. Jafra Distribution currently has no Mexican subsidiaries. Jafra S.A. has also fully and unconditionally guaranteed the obligations of Jafra Distribution under the New Notes. Each existing and subsequently acquired or organized subsidiary of Jafra S.A. will also be required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis.

      The New Notes are unsecured and are generally not redeemable for four years. Thereafter, the Notes will be redeemable on a pro rata basis at premiums declining to par in the sixth year. Prior to May 16, 2006, the Issuers at their option may concurrently redeem the New Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the New Notes, with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more equity offerings, at a redemption price of 110.75% plus accrued interest. The New Notes are required to be registered in a registered exchange offer under the Securities Act of 1933. Failure to exchange the existing New Notes for Notes registered under the Securities Act of 1933 within approximately 255 days from the date the New Notes were issued will cause an increase of up to 0.5% in the interest rate required to be paid by the Issuers.

      In addition, the Issuers entered into the Senior Credit Agreement, which provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a $50 million senior secured term loan facility maturing in 2008 and a $40 million senior secured revolving credit facility, also maturing in 2008, of which $20 million is available as letters of credit. The Senior Credit Agreement is allocated 40% to JCI and 60% to Jafra Distribution. On May 20, 2003, JCI borrowed $20 million and Jafra Distribution borrowed $30 million of the loans under the term facility. No amounts were outstanding under the revolving credit facility at June 30, 2003. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over five years through May 20, 2008. Borrowings under the revolving credit facility mature on May 20, 2008. Borrowings under the senior credit agreement bear interest at an annual rate of LIBOR plus a margin not to exceed 4.00% or an alternate base rate plus an applicable margin not to exceed 3.00%. The interest rate in effect at June 30, 2003 was 5.3% for LIBOR borrowings and 7.3% for Prime based borrowings. Borrowings under the Senior Credit Agreement are secured by substantially all of the assets of JCI and Jafra Distribution.

      Both the Indenture and the Senior Credit Agreement contain certain covenants that limit the Company’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require the Company to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio. As of June 30, 2003, the Company was in compliance with all covenants.

      On May 23, 2003, with proceeds from the issuance of the New Notes and borrowings under the Senior Credit Agreement, JCI and Jafra S.A. redeemed the Old Notes in the aggregate outstanding principal amount of $75,180,000 at a premium of approximately $4,417,000. Additionally, JCI and Jafra S.A. repaid $7,375,000 under the Old Credit Agreement and terminated the Old Credit Agreement. In connection with the redemption of the Old Notes and the termination of the Old Credit Agreement, the Company wrote off approximately $2,203,000 of capitalized deferred financing fees. Total costs related to the redemption of the Old Notes and the repayment of amounts outstanding under the Old Credit Agreement were $6,620,000 and were recorded as a component of net (loss) income on the accompanying consolidated statements of operations.

      After the redemption of the Old Notes and repayment of all outstanding amounts under the Old Credit Agreement, the shareholders of CDRJ resolved to liquidate CDRJ. As a result, CDRJ made an initial liquidating distribution of $157,609,000 to its shareholders of record at May 20, 2003. Additionally, CDRJ

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

reserved $1,405,000 to pay a subsequent distribution or expenses associated with its liquidation. JCI also made a special payment to the holders of Company options and certain members of management and non-employee directors. (See footnote 9).

      The Company capitalized $13,906,000 of costs related to the issuance of the New Notes and the Senior Credit Agreement as deferred financing fees. These deferred financing fees are reported as a noncurrent asset on the accompanying consolidated balance sheets and are being amortized on a basis that approximates the interest method over the term of the New Notes and the Senior Credit Agreement. As of June 30, 2003, approximately $219,000 of the deferred financing fees were amortized.

(7) Management Incentive Plan

      In connection with the Recapitalization, the Board of Directors approved an amendment to Company’s stock incentive plan (the “Stock Incentive Plan”) to reflect the equity instruments as North Atlantic rather than shares in CDRJ, which is being liquidated. In addition the Board approved a reduction in the exercise price of all existing stock options due to the Recapitalization. In order to affect this re-pricing the exercise price per share of all existing options will be reduced such that awards ratio of exercise price per share to the market value per share is not reduced and the awards aggregate intrinsic value immediately after the Recapitalization will not be greater than the aggregate intrinsic value immediately before Recapitalization. The amendments are to become effective upon final liquidation of CDRJ.

(8) Comprehensive Income (Loss)

      Comprehensive income (loss) is summarized as follows (in thousands):

	Six Months Ended
	June 30,

	2003	2002

Net (loss) income	$(5,134)	$13,873
Unrealized and deferred realized (loss) gain on derivatives	157	340
Reclassification of deferred realized (loss) gain to exchange (loss) gain	(550)	343
Reclassification of deferred realized loss to cost of sales	654	1,899
Tax (benefit) expense on unrealized and deferred realized (loss) gain on derivatives	—	(903)
Foreign currency translation adjustments	(934)	(7,347)

Comprehensive income (loss)	$(5,807)	$8,205

(9) Related Party Transaction

      In connection with the Recapitalization, the Board of Directors authorized CDRJ to reprice all outstanding Company stock options. (See footnote 7). In order to compensate option holders for any diminished value of the outstanding options, the Board of Directors further authorized $10,391,000 in bonus payments to current option holders during the three months ended June 30, 2003. Additionally, the Company authorized a special bonus of $2,715,000 (excluding employer taxes) to certain members of management and non-employee directors for contributions in completing the Recapitalization of the Company. Bonus payments were recorded as compensation expense as a component of operating (loss) income within the consolidated statements of operations.

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(10) Financial Reporting for Business Segments

      The Company’s business is comprised of one industry segment, direct selling, with worldwide operations. The Company is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. Jafra has three reportable business segments: Mexico, the United States, and Europe. Business results for subsidiaries in South America, the Dominican Republic, and Thailand are combined and included in the following table under the caption “All Others”.

      The accounting policies used to prepare the information reviewed by the Company’s chief operating decision makers are the same as those described in the summary of significant accounting policies included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2002 included in CDRJ’s Annual Report on Form 10-K. The Company evaluates performance based on segment operating income, excluding restructuring and impairment charges, unusual gains and losses, and amortization of goodwill and intangibles. Consistent with the information reviewed by the Company’s chief operating decision makers, corporate costs, foreign exchange gains and losses, interest expense, other nonoperating income or expense, and income taxes are not allocated to operating segments for purposes of this presentation. The effects of intersegment sales (net sales and related gross profit) are excluded from the related captions below and from the computation of segment operating income.

						Corporate,
	United			All	Total	Unallocated	Consolidated
	States	Mexico	Europe	Others	Segments	and Other	Total

	(In thousands)
As of and for the Six Months Ended June 30, 2003
Net sales	$49,153	$120,214	$16,070	$7,169	$192,606	$—	$192,606
Operating income (loss)	7,057	32,550	509	(3,128)	36,988	(25,926)	11,062
Depreciation and amortization	1,424	1,098	201	250	2,973	—	2,973
Capital expenditures	1,433	803	195	273	2,704	—	2,704
Segment assets	83,277	179,499	18,125	8,431	289,332	(1,824)	287,508
Goodwill	32,188	28,308	4,901	—	65,397	—	65,397
As of and for the Six Months Ended June 30, 2002
Net sales	$44,784	$127,879	$13,056	$11,476	$197,195	$—	$197,195
Operating income (loss)	7,068	34,222	321	(2,755)	38,856	(8,954)	29,902
Depreciation and amortization	1,130	912	166	203	2,411	—	2,411
Capital expenditures	3,637	1,025	30	193	4,885	—	4,885
Segment assets	73,620	172,710	19,673	11,132	277,135	(1,365)	275,770
Goodwill	32,188	29,771	5,534	269	67,762	—	67,762

(11) Restructuring and Impairment Charges

      During the six months ended June 30, 2003, the Company recorded $565,000 of restructuring and impairment charges relating to its restructuring activities in South America and Thailand. Approximately $251,000 of impairment charges were recorded for certain fixed assets in Thailand. The carrying value of the fixed assets does not appear to be recoverable based on undiscounted cash flows. The Company recorded an impairment charge for the difference between the carrying value of the assets and the fair market value. The remaining charges related to severance expenses. All amounts were paid out during the six months ended June 30, 2003.

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(12) Foreign Currency Forward and Option Contracts

      The Company is exposed to currency risk relating to its forecasted U.S. dollar-denominated expenditures at Jafra Mexico. As part of its overall strategy to reduce the risk of potential adverse exchange rate fluctuations in Mexico, the Company entered into foreign currency exchange contracts (“forward contracts”) during the first four months of 2002, and enters into foreign currency option contracts (“option contracts” or “options”) during 2002 and 2003. The Company places forward contracts or option contracts based on its rolling 12 month forecasted cash outflows from Jafra Mexico and hedges transactions included in the forecast on the date the forward contract or option contract is initiated. As a matter of policy, the Company does not hold or issue forward contracts or option contracts for trading or speculative purposes nor does it enter into contracts or agreements containing “embedded” derivative features.

      The Company currently designates certain of its forward contracts and option contracts as cash flow hedges of forecasted U.S. dollar-denominated inventory purchases, forecasted U.S. dollar-denominated intercompany charges from JCI to Jafra Mexico, forecasted management fee charges from JCI to Jafra Mexico, and U.S. dollar-denominated interest payments. For all qualifying and highly effective cash flow hedges, the changes in the fair value of the derivative are deferred as a component of other comprehensive loss. Such amounts will be reclassified from other comprehensive loss into net (loss) income when the underlying hedged exposure is recognized in income. For U.S. dollar-denominated inventory purchases, this will occur upon sale to an outside party of the related inventory. For intercompany charges and interest, this will occur at the date such charges are paid by Jafra Mexico.

      During the six months ended June 30, 2003, the Company recognized gains of approximately $627,000 on option contracts. During the six months ended June 30, 2002, the Company recognized losses of approximately $866,000 on forward contracts. The Company recognized gains on option contracts of approximately $737,000 during the six month period ended June 30, 2002 in the accompanying consolidated statements of operations.

      As of December 31, 2001, the Company had deferred as a component of other comprehensive loss $3,746,000 of losses on forward contracts. During the six months ended June 30, 2002, the Company deferred as a component of other comprehensive loss an additional $1,814,000 of losses on forward contracts and $2,154,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. During the six months ended June 30, 2002, approximately $343,000 was reclassified as exchange (loss) gain and $1,899,000 was reclassified as cost of sales upon recognition of the underlying hedged exposure.

      As of December 31, 2002, the Company had deferred as a component of other comprehensive operations $739,000 of losses on forward contracts and $475,000 of gains on option contracts. During the six months ended June 30, 2003, the company deferred as a component of other comprehensive loss an additional $157,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. During the six months ended June 30, 2003, approximately $550,000 of gains were reclassified as exchange loss (gain) and approximately $654,000 of losses were reclassified as cost of sales upon the recognition of the underlying hedged exposure. The Company expects that substantially all of the remaining loss of $3,000 deferred as a component of other comprehensive loss at June 30, 2003 will be recognized into net income within the next twelve months.

      The fair value of the option contracts was $3,000 at June 30, 2003 and has been recorded as accrued liabilities in the consolidated balance sheets. The fair value of the option contracts was $402,000 at December 31, 2002, and was recorded in other receivables in the consolidated balance sheets.

      During the six months ended June 30, 2003 and 2002, the ineffectiveness generated by the Company’s forward and option contracts designated as hedges was insignificant. Certain hedged forecasted transactions do not appear probable of occurring due to timing differences between the original and current forecasts, and

JAFRA WORLDWIDE HOLDINGS (LUX) S.áR.L. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

accordingly during the six months ended June 30, 2003 and 2002, $230,000 and $123,000, respectively, of gains, were reclassified into earnings.

      The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 609,000,000 in put and call positions at June 30, 2003. The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and mature at various dates through December 31, 2003. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

(13) Markets to be Exited

      As of June 30, 2003, the Company began winding down its operations in Venezuela, Colombia, Chile and Peru. The Company intends to liquidate the assets in these markets and expects to complete the liquidation process and abandon the operations during 2003. Additionally, the Company is formulating plans the restructure its operations in Brazil, Argentina and Thailand, either by sale of the operations or abandonment.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)

	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$5,333	$13,088
Receivables, net	4,923	5,713
Inventories	12,664	11,974
Receivables from affiliates	18,069	25,608
Prepaid expenses and other current assets	6,705	2,554

Total current assets	47,694	58,937
Property and equipment, net	26,155	26,357
Other assets:
Goodwill	37,089	37,488
Notes receivable from affiliates	14,686	10,694
Deferred financing fees, net	5,561	2,375
Other	4,207	3,938

Total	$135,392	$139,789

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$2,500	$4,000
Accounts payable	4,792	5,944
Accrued liabilities	14,035	12,230
Income taxes payable	311	815
Deferred income taxes	643	643
Payables to affiliates	18,026	20,435

Total current liabilities	40,307	44,067
Long-term debt	97,500	47,108
Deferred income taxes	4,671	4,671
Other long-term liabilities	4,108	3,787

Total liabilities	146,586	99,633

Commitments and contingencies	—	—
Stockholder’s equity (deficit):
Common stock, par value $.01; authorized, issued and outstanding, 1,000 shares in 2003 and 2002	—	—
Additional paid-in capital	—	39,649
Retained earnings (deficit)	(8,412)	3,249
Accumulated other comprehensive loss	(2,782)	(2,742)

Total stockholder’s equity (deficit)	(11,194)	40,156

Total	$135,392	$139,789

See accompanying notes to consolidated financial statements

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,

	2003	2002

	(Unaudited)
	(In thousands)
Net sales to third parties	$67,056	$61,419
Sales to affiliates	8,133	7,908

Net sales	75,189	69,327
Cost of sales	22,428	20,806

Gross profit	52,761	48,521
Selling, general and administrative expenses	68,558	50,526
Restructuring and impairment charges	376	—
Management fee income from affiliates	(6,016)	(4,366)
Royalty income from affiliates, net	(8,918)	(10,028)

(Loss) income from operations	(1,239)	12,389
Other income (expense):
Exchange loss (gain), net	(451)	543
Interest expense, net	(3,325)	(3,117)
Loss on extinquishment of debt	(4,778)	—
Other, net	(53)	295

(Loss) income before income taxes	(9,846)	10,110
Income tax (benefit) expense	(2,847)	917

Net (loss) income	$(6,999)	$9,193

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2003	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(6,999)	$9,193
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,745	1,392
Provision for uncollectible accounts receivable	269	441
Write off and amortization of deferred financing fees	2,464	314
Asset impairment charges	251	(540)
Unrealized foreign exchange loss	971	—
Deferred income taxes	—	(2,337)
Changes in operating assets and liabilities:
Receivables	521	(756)
Inventories	(690)	(1,936)
Prepaid expenses and other current assets	(4,151)	(671)
Intercompany receivables and payables	5,006	3,460
Other assets	162	38
Accounts payable and accrued liabilities	653	(481)
Income taxes payable/prepaid	(504)	1,090
Other long-term liabilities	321	376

Net cash provided by operating activities	19	9,583

Cash flows from investing activities:
Purchases of property and equipment	(1,822)	(3,808)
Other	(431)	(265)

Net cash used in investing activities	(2,253)	(4,073)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt due 2011	80,000	—
Proceeds from issuance of term loan	20,000	—
Repurchase of subordinated debt due 2008	(45,108)	—
Repayments under term loan facility	(6,000)	(1,500)
Net repayments under revolving credit facility	—	(300)
Lending of note receivable to affiliate	(3,992)	(3,822)
Distribution of additional paid-in capital to shareholder	(39,649)	—
Distribution payment to shareholder from retained earnings	(4,662)	—
Deferred financing costs	(5,650)	—

Net cash used in financing activities	(5,061)	(5,622)

Effect of exchange rate changes on cash	(460)	81

Net decrease in cash and cash equivalents	(7,755)	(31)
Cash and cash equivalents at beginning of period	13,088	4,081

Cash and cash equivalents at end of period	$5,333	$4,050

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) Basis of Presentation

      Jafra Cosmetics International, Inc. a Delaware corporation (“JCI”), is an indirect wholly-owned subsidiary of Jafra Worldwide Holdings (Lux) S.àR.L., a Luxembourg société à responsabilité limitée (the “Parent”), which is a wholly-owned direct of CDRJ North Atlantic (Lux) S.àR.L., a Luxembourg société à responsabilité limitée (“North Atlantic”). North Atlantic is a wholly-owned subsidiary of CDRJ Investments (Lux) S.A., a Luxembourg société anonyme (“CDRJ”).

      The accompanying unaudited interim consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 reflect the operations of JCI, and have been prepared in accordance with Article 10 of the Securities and Exchange Commission’s Regulation S-X. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly JCI’s consolidated financial statements as of June 30, 2003 and for the interim periods presented. All significant intercompany accounts and transactions between entities comprising JCI have been eliminated in consolidation.

      On May 20, 2003, the Parent, JCI and Distribuidora Comercial Jafra S.A. de C.V. (“Jafra Distribution” and together with JCI, the “Issuers”) completed a recapitalization of their operations by entering into $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and issuing $200 million of 10 3/4% Senior Subordinated Notes due 2011 (the “New Notes” and such transactions, collectively, the “Recapitalization”). The proceeds from the Recapitalization were used to redeem the 11 3/4% Senior Subordinated Notes due 2008 (the “Old Notes”), of JCI and Jafra Cosmetics International, S.A. de C.V. (“Jafra S.A.”) to repay all amounts outstanding under the existing credit facilities of JCI and Jafra S.A. (the “Old Credit Facilities”) and to make certain payments to CDRJ and employees of JCI and Jafra S.A. The stockholders of CDRJ then resolved that CDRJ be liquidated and appointed Parent to act as its liquidator. Thereafter, CDRJ made an initial liquidating distribution of such proceeds to its stockholders. In connection with the liquidation of CDRJ, North Atlantic transferred all of its assets and liabilities, including its direct and indirect holdings of JCI, Jafra S.A. and Jafra Distribution, to the Parent in exchange for additional shares of common stock of the Parent. Jafra S.A. and Jafra Distribution are collectively referred to as “Jafra Mexico.”

      The New Notes represent several obligations of JCI and Jafra Distribution. JCI and Jafra Distribution have fully and unconditionally guaranteed the obligations of the other under the New Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. As the cross-guarantee of Jafra Distribution and JCI is subject to a 30-day standstill period, the Parent is filing these separate financial statements of JCI on its Report on Form S-4.

      The functional currency of certain of JCI’s subsidiaries consists of currencies other than the U.S. dollar. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

      Management Incentive Arrangements. JCI applies Accounting principles Board Opinion No. 25, “Accounting for Stock issued to Employees” and related Interpretations in accounting for the issuance of stock options under the Parent’s Stock Incentive Plan. No options were granted during the six months ended June 30, 2003. Had JCI recorded compensation cost based on the fair value of options granted at the grant date, as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation,” the compensation expense for the six months ended June 30, 2003 and 2002 would be immaterial to the consolidated statements of operations.

      New Accounting Pronouncements. JCI adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003. This Statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in APB Opinion 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, JCI has reclassified any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods and has classified its current loss on extinguishment of debt within other income (expense).

      JCI adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” on January 1, 2003 which did not result in any material impact to JCI’s consolidated statements of operations. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” JCI applied the provisions of SFAS No. 146 to costs associated with disposal activities.

(2) Property and Equipment

      Property and equipment consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Land	$6,188	$6,188
Buildings	7,063	7,099
Machinery, equipment and other	23,586	22,460

	36,837	35,747
Less accumulated depreciation	10,682	9,390

Property and equipment, net	$26,155	$26,357

(3)	Goodwill and Other Intangible Assets

      JCI’s intangible assets consist of trademarks and goodwill. JCI has determined trademarks to have an indefinite life. The carrying value of trademarks was $254,000 as of June 30, 2003. The changes in the carrying amount of goodwill for the six months ended June 30, 2003 are as follows (in thousands):

	United		Consolidated
Goodwill	States	Europe	Total

Balance as of December 31, 2002	$32,188	$5,300	$37,488
Translation effect	—	(399)	(399)

Balance as of June 30, 2003.	$32,188	$4,901	$37,089

(4) Income Taxes

      The actual income tax rate of JCI differs from the “expected” tax rate, computed by applying the U.S. federal corporate rate of 35% to (loss) income before income taxes, for the six months ended June 30, 2003 principally as the result of (i) state income tax, and (ii) valuation allowances against certain operating losses in Europe and Dominican Republic.

      The actual income tax rate of JCI differs from the “expected” tax rate for the six months ended June 30, 2002, principally as a result of the release of valuation allowances of $2,337,000 against certain foreign tax credits in the United States. These were offset by state income taxes in the United States and valuation allowances provided against certain operating losses in Europe.

(5) Debt and Distribution to Shareholder

      On May 20, 2003, the Issuers issued $200 million aggregate principal amount of 10 3/4% Subordinated Notes due 2011, the New Notes, pursuant to an Indenture dated May 20, 2003 (the “Indenture”) and entered into a $90 million senior credit agreement (the “Senior Credit Agreement”). The New Notes represent the several obligations of JCI and Jafra Distribution in the amount of $80 million and $120 million. The Notes mature in 2011 and bear a fixed interest rate of 10 3/4% payable semi-annually.

      JCI is a direct wholly-owned subsidiary of the Parent and Jafra Distribution is an indirect wholly-owned subsidiary of the Parent. The Parent has fully and unconditionally guaranteed the obligations under the New Notes on a senior subordinated basis on the terms provided in the Indenture governing the New Notes. The Issuers have fully and unconditionally guaranteed the obligations of the other under the New Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Each existing and subsequently acquired or organized U.S. subsidiary of JCI will also be required to fully and unconditionally guarantee the New Notes jointly and severally, on a senior subordinated basis.

      The New Notes are unsecured and are generally not redeemable for four years. Thereafter, the Notes will be redeemable on a pro rata basis at premiums declining to par in the sixth year. Prior to May 16, 2006, the Issuers at their option may concurrently redeem the New Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the New Notes, with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more equity offerings, at a redemption price of 110.75% plus accrued interest. The New Notes are required to be registered in a registered exchange offer under the Securities Act of 1933. Failure to exchange the existing New Notes for Notes registered under the Securities Act of 1933 within approximately 255 days from the date the New Notes were issued will cause an increase of up to 0.5% in the interest rate required to be paid by the Issuers.

      In addition, the Issuers entered into a Senior Credit Agreement (“Senior Credit Agreement”) that provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a $50 million senior secured term loan facility maturing in 2008 and a $40 million senior secured revolving credit facility, also maturing in 2008, of which $20 million is available as letters of credit. The Senior Credit Agreement is allocated 40% to JCI and 60% to Jafra Distribution. On May 20, 2003, JCI borrowed $20 million and Jafra Distribution borrowed $30 million of the loans under the term facility. No amounts were outstanding under the revolving credit facility at June 30, 2003. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over five years through May 20, 2008. Borrowings under the revolving credit facility mature on May 20, 2008. Borrowings under the senior credit agreement bear interest at an annual rate of LIBOR plus a margin not to exceed 4.00% or an alternate base rate plus an applicable margin not to exceed 3.00%. The interest rate in effect at June 30, 2003 was 5.3% for LIBOR borrowings and 7.3% for Prime based borrowings. Borrowings under the senior credit agreement are secured by substantially all of the assets of JCI and Jafra Distribution.

      Both the Indenture and the Senior Credit Agreement contain certain covenants that limit JCI’S ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt agreements also require the Parent to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio. As of June 30, 2003, the Parent was in compliance with all covenants.

      On May 23, 2003, with proceeds from the issuance of the New Notes and its borrowings under the Senior Credit Agreement, JCI redeemed its Old Notes in the aggregate outstanding principal amount of $45,108,000 at a premium of approximately $2,650,000. Additionally, JCI repaid $5,000,000 under the Old Credit Agreement and terminated the Old Credit Agreement. In connection with the redemption of the Old Notes and the termination of the Old Credit Agreement, JCI wrote off approximately $2,128,000 of capitalized deferred financing fees. Total costs related to the recall of the previous debt were $4,778,000 and were recorded as a component of other (expense) income on the accompanying consolidated statements of operations.

      After the redemption of the Old Notes and repayment of all outstanding amounts under the Old Credit Agreement, JCI distributed a total of $44,311,000 to its sole shareholder, North Atlantic. In addition, JCI made a special payment to the holder of its options and to certain members of management and non-employee directors (see footnote 8). Upon completion of the Recapitalization and the distribution, North Atlantic contributed all of its assets and liabilities, including its investment in JCI to the Parent.

      JCI capitalized approximately $5,650,000 of costs related to the issuance of the New Notes and the Senior Credit Agreement as deferred financing fees. These deferred financing fees are reported as a noncurrent asset on the accompanying consolidated balance sheets and are being amortized on a basis that approximates the interest method over the term of the New Notes and the Senior Credit Agreement. As of June 30, 2003, approximately of $89,000 of the deferred financing fees were amortized.

(6) Management Incentive Plan

      In connection with the Recapitalization, the Board of Directors approved an amendment to CDRJ’s stock incentive plan (the “Stock Incentive Plan”) to reflect the equity instruments as North Atlantic rather than shares in CDRJ, which is being liquidated. In addition the Board approved a reduction in the exercise price of all existing stock options due to the Recapitalization. In order to affect this re-pricing the exercise price per share of all existing options will be reduced such that awards ratio of exercise price per share to the market value per share is not reduced and the awards aggregate intrinsic value immediately after the Recapitalization will not be greater than the aggregate intrinsic value immediately before Recapitalization. The amendments are to become effective upon final liquidation of CDRJ.

(7) Comprehensive Income (Loss)

      Comprehensive income (loss) is summarized as follows (in thousands):

	Six Months Ended
	June 30,

	2003	2002

Net income (loss)	$(6,999)	$9,193
Foreign currency translation adjustments	(40)	(159)

Comprehensive income (loss)	$(7,039)	$9,034

(8) Related Party Transactions

      JCI distributes skin and body products to other affiliates of the Parent (“affiliates”). Sales to affiliates were made at cost plus a markup ranging from 0 to 11%. JCI purchased color and fragrance products from Jafra Mexico totaling $5,626,000 and $7,643,000 for the six months ended June 30, 2003 and 2002, respectively.

      In addition, JCI provides certain management services, such as legal, accounting and treasury, management oversight, and other administrative functions to affiliates, primarily in Mexico and South America. The cost of these services is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. JCI charges out a portion of these management expenses to its affiliates based upon charges identified to specific affiliates and a formula using the percentage of revenues of each affiliate to the total consolidated revenues of the Parent. JCI believes the amounts and methods of allocation are reasonable and approximate the cost of the actual services provided. Management fee income consists of amounts billed to affiliates in Mexico and South America.

      JCI is charged a royalty by Jafra Mexico for the right to use the Jafra trademark in the United States and Europe. The total royalty expense charged by Jafra Mexico to JCI was $1,626,000 and $1,192,000 for the six months ended June 30, 2003 and 2002, respectively, and is offset against royalty income from affiliates in the accompanying consolidated statements of operations.

      JCI owns the worldwide rights to its multi-level sales know-how (referred to as the “Jafra Way”). The Jafra Way was initially developed in the United States for lineage, training, and compensation of consultants. The royalty fees charged by JCI to Jafra Mexico for the use of the Jafra Way were $10,544,000 and $11,220,000 for the six months ended June 30, 2003 and 2002, respectively, and are based upon a percentage of Jafra Mexico’s sales.

      JCI has granted loans to certain affiliates at annual interest rates ranging from 6% to 9%. Such loans are due to be repaid five years from the date of grant, with no prepayment penalty. Notes receivable from affiliates at December 31, 2002 and June 30, 2003 consist primarily of loans JCI has made to indirect subsidiaries of the Parent to fund certain of their operations in South America. Net interest income from affiliates was $282,000 and $135,000 for the six months ended June 30, 2003 and 2002, respectively, and is included in interest expense, net on the accompanying consolidated statements of operations.

      In connection with the Recapitalization, the Board of Directors authorized CDRJ to reprice all existing stock options. (See footnote 6). In order to compensate option holders for any diminished value of the outstanding options, the Board of Directors further authorized $9,445,000 in bonus payments to current option holders during the six months ended June 30, 2003. Additionally, the Company authorized a special bonus of $2,365,000 to certain members of management and non-employee directors for contributions in completing the Recapitalization of the CDRJ. Bonus payments were recorded as compensation expense as a component of operating (loss) income within the consolidated statements of operations.

(9) Financial Reporting for Business Segments

      JCI’s business is comprised of one industry segment, direct selling, with worldwide operations, principally in the United States and Europe. JCI is organized into geographical business units that each sell the full line of Jafra cosmetics, skin care, body care, fragrances, and other products. JCI has two reportable business segments: the United States and Europe. Business results for subsidiaries in the Dominican Republic and Thailand are combined and included in the following table under the caption “All Others”.

      The accounting policies used to prepare the information reviewed by JCI’s chief operating decision makers are the same as those described in the summary of significant accounting policies included in JCI’s audited consolidated financial statements as of and for the year ended December 31, 2002 included in CDRJ’s Annual Report on Form 10-K. JCI evaluates performance based on segment operating income, excluding restructuring and impairment charges, unusual gains and losses, and amortization of goodwill and intangibles. Consistent with the information reviewed by JCI’s chief operating decision makers, corporate costs, foreign exchange gains and losses, interest expense, other nonoperating income or expense, and income taxes are not allocated to operating segments for purposes of this presentation. The effects of intersegment sales (net sales and related gross profit) are excluded from the computation of segment operating income. Sales and gross profit related to affiliates (primarily in Mexico and South America) is included in the following table under the caption “Corporate, Unallocated and Other.” Notes and accounts receivable from affiliates are excluded from segment assets and are included in the following table under the caption “Corporate, Unallocated and Other.”

					Corporate,
	United		All	Total	Unallocated	Consolidated
	States	Europe(1)	Others	Segments	and Other	Total

	(In thousands)
As of and for the Six Months ended June 30, 2003
Net sales	$49,153	$16,070	$1,833	$67,056	$8,133	$75,189
Operating income (loss)	7,057	509	(282)	7,284	(8,523)	(1,239)
Depreciation and amortization	1,424	201	120	1,745	—	1,745
Capital expenditures	1,433	195	194	1,822	—	1,822
Segment assets	83,277	17,851	1,509	102,637	32,755	135,392
Goodwill	32,188	4,901	—	37,089	—	37,089
As of and for the Six Months ended June 30, 2002
Net sales	$44,784	$13,056	$3,579	$61,419	$7,908	$69,327
Operating income	7,068	368	24	7,460	4,929	12,389
Depreciation and amortization	1,130	161	101	1,392	—	1,392
Capital expenditures	3,637	30	141	3,808	—	3,808
Segment assets	73,620	19,433	2,776	95,829	30,022	125,851
Goodwill	32,188	5,534	—	37,722	—	37,722

(1)	excludes Poland, an indirect wholly-owned subsidiary of the Parent, an affiliate of JCI

(10) Restructuring and Impairment Charges

      During the six months ended June 30, 2003, JCI recorded $376,000 of restructuring and impairment charges related to its restructuring activities in Thailand. Approximately $251,000 of impairment charges were recorded for certain fixed assets in Thailand. The carrying value of the fixed assets does not appear to be recoverable based on undiscounted cash flows. JCI recorded an impairment charge for the difference between the carrying value of the assets and the fair market value. Approximately $125,000 of severance charges were also recorded. All amounts were paid out during the six months ended June 30, 2003.

DISTRIBUIDORA COMERCIAL JAFRA, S.A. de C.V.

BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)

	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$394	$38
Receivables, net	498	174
Inventories	25,511	21,200
Receivables from affiliates	79,248	28,620
Prepaid income taxes	—	741
Prepaid expenses and other current assets	5,375	3,221

Total current assets	111,026	53,994
Property and equipment, net	1,760	1,806
Other assets:
Deferred financing fees, net	8,050	—
Investments in affiliated Company	135,008	—
Other	3,483	31
Deferred income taxes	22	22

Total	$259,349	$55,853

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,750	$—
Accounts payable	11,366	8,668
Accrued liabilities	1,752	107
Income taxes payable	3,039	—
Payables to affiliates	41,596	1,895
Deferred income taxes	10,639	10,698

Total current liabilities	72,142	21,368
Long-term debt	146,250	—

Total liabilities	218,392	21,368
Commitments and contingencies	—	—
Stockholders’ equity:
Series B common stock, no par value; authorized, issued and outstanding, 151 shares in 2003	5	—
Retained earnings	44,393	38,031
Accumulated other comprehensive loss	(3,441)	(3,546)

Total stockholders’ equity	40,957	34,485

Total	$259,349	$55,853

See accompanying notes to financial statements.

DISTRIBUIDORA COMERCIAL JAFRA, S.A. de C.V.

STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,

	2003	2002

Sales to affiliates	$64,084	$72,861
Cost of sales	40,952	44,783

Gross profit	23,132	28,078
Selling, general and administrative expenses	1,755	682
Management fee expense to affiliates	1,695	1,088
Service fee expense to affiliate	3,706	7,547

Income from operations	15,976	18,761
Other expense:
Exchange loss, net	(1,487)	(3,119)
Interest expense, net	(1,766)	—

Income before income taxes	12,723	15,642
Income tax expense	6,361	5,538

Net income	$6,362	$10,104

See accompanying notes to financial statements.

DISTRIBUIDORA COMERCIAL JAFRA, S.A. de C.V.

STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands)

	Six Months Ended
	June 30,

	2003	2002

Cash flows from operating activities:
Net income	$6,362	$10,104
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	106	14
Amortization of deferred financing fees	131	—
Unrealized foreign exchange and derivative loss	1,965	532
Changes in operating assets and liabilities:
Receivables	(321)	(32)
Inventories	(4,430)	3,585
Prepaid expenses and other current assets	(1,663)	662
Intercompany receivables and payables	(10,118)	(7,919)
Other assets	(15)	4
Accounts payable and accrued liabilities	4,351	(8,070)
Income taxes payable/prepaid	3,034	1,499

Net cash (used in) provided by operating activities	(598)	379

Cash flows from investing activities:
Purchase of preferred shares of affiliate	(136,420)	—
Purchases of property and equipment	(46)	(296)

Net cash used in investing activities	(136,466)	(296)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt due 2011	120,000	—
Proceeds from term loan	30,000	—
Payment of debt guarantee fee to affiliate	(4,000)	—
Deferred financing costs	(8,256)	—

Net cash provided by financing activities	137,744	—

Effect of exchange rate changes on cash	(324)	(66)

Net increase in cash and cash equivalents	356	17
Cash and cash equivalents at beginning of period	38	—

Cash and cash equivalents at end of period	$394	$17

See accompanying notes to financial statements

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

(1)	Basis of Presentation

      Distribuidora Comercial Jafra, S.A. de C.V., a sociedad anonima de capital variable (“Jafra Distribution”), organized under the laws of the United Mexican States on February 26, 2003, is owned by five indirect wholly-owned subsidiaries of Jafra Worldwide Holdings (Lux), S.àR.L., a Luxembourg société à responsabilité limitée (the “Parent”). The Parent is the wholly-owned subsidiary of CDRJ North Atlantic (Lux) S.àr.l., a Luxembourg société à responsabilité limitée (“North Atlantic”), which in turn is a wholly-owned subsidiary of CDRJ Investments (Lux) S.A., a Luxembourg société anonyme(“CDRJ”). Jafra Distribution was organized to conduct the Parent’s distribution business in Mexico. The distribution business was previously conducted by Distribuidora Venus, S.A. de C.V., (“Venus”), a wholly-owned subsidiary of Jafra Cosmetics International, S.A. de C.V. (“Jafra S.A.”). Jafra S.A. is also owned by five indirect wholly-owned subsidiaries of the Parent.

      The accompanying unaudited interim financial statements as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 reflect the operations of Jafra Distribution or the carved-out distribution operations of Venus, which are now conducted by Jafra Distribution, and have been prepared in accordance with Article 10 of the Securities and Exchange Commission’s Regulation S-X. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly Jafra Distribution’s financial statements as of June 30, 2003 and for the interim periods presented.

      On May 20, 2003, the Parent, Jafra Cosmetics International, Inc. (“JCI”) and Jafra Distribution (together with JCI, the “Issuers”) completed a recapitalization of their operations by entering into $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and issuing $200 million of 10 3/4% Senior Subordinated Notes due 2011 (collectively, the “Recapitalization”). The proceeds from the Recapitalization were used to redeem the 11 3/4% Senior Subordinated Notes due 2008 (the “Old Notes”), of JCI and Jafra S.A., to repay all amounts outstanding under the existing credit facilities of JCI and Jafra S.A. (the “Old Credit Facilities”) and to make certain payments to CDRJ and employees of JCI and Jafra S.A. The stockholders of CDRJ then resolved that CDRJ be liquidated and appointed Parent to act as its liquidator. Thereafter, CDRJ made an initial liquidating distribution of such proceeds to its stockholders. In connection with the liquidation of CDRJ, North Atlantic transferred all of its assets and liabilities, including its direct and indirect holdings of JCI, Jafra S.A. and Jafra Distribution to the Parent in exchange for additional shares of common stock of the Parent. Jafra S.A. and Jafra Distribution are collectively referred to as “Jafra Mexico.”

      The New Notes represent several obligations of Jafra Distribution and JCI. Jafra Distribution and JCI have fully and unconditionally guaranteed the obligations of the other under the New Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. As the cross-guarantee of JCI and Jafra Distribution is subject to a 30-day standstill period, the Parent is filing these separate financial statements of Jafra Distribution on its Report on Form S-4.

      The functional currency for Jafra Distribution is the Mexican peso. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

      Jafra Distribution adopted Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003. This statement rescinds or modifies existing authoritative pronouncements including SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Unaudited)

only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, Jafra Distribution will classify any gain or loss on future extinguishment of debt according to the principles of SFAS No. 145.

      Jafra Distribution adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” on January 1, 2003 which did not result in any material impact to the Jafra Distributions’s statements of operations. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”

(2)	Inventories

      Inventories consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Raw materials and supplies	$4,772	$4,858
Finished goods	20,739	16,342

Total inventories	$25,511	$21,200

(3)	Property and Equipment

      Property and equipment consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Machinery, equipment and other	$1,924	$1,894
Less accumulated depreciation	164	88

Property and equipment, net	$1,760	$1,806

(4)	Investment in Affiliated Company

      On May 20, 2003, Jafra Distribution subscribed for and purchased 2,015 shares of newly issued Series C preferred stock of Jafra S.A. for $10,000 per share, for a total purchase price of $20,150,000. Additionally, Jafra Distribution purchased 2,618, 2,387, 2,310, 2,233, and 2,079 preferred shares of Jafra S.A. from CDRJ Latin America Holding Company, B.V., Latin Cosmetics Holdings B.V., Regional Cosmetics Holding B.V., Southern Cosmetics Holdings B.V. and CDRJ Mexico Holding Company B.V., respectively. Each share was purchased for $10,000 per share, for a total of $116,270,000. Series C preferred shares of Jafra S.A. have the right to vote only on matters submitted by law and are entitled to receive a preferred cumulative dividend equal to 4.5% upon any liquidation before any holder of Series B common shares of Jafra S.A. Jafra Distribution has recorded the total investment in 13,642 preferred shares of Jafra S.A. of $136,420,000 as an investment in affiliated company on the accompanying balance sheets. Except for the effect of translation, Jafra Distribution carries the investment on its balance sheet at cost.

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(5)	Debt

      On May 20, 2003, the Issuers issued $200 million aggregate principal amount of 10 3/4% Subordinated Notes due 2011, the New Notes pursuant to an Indenture dated May 20, 2003 (the “Indenture”) and entered into a $90 million senior credit agreement (the “Senior Credit Agreement”). The New Notes represent the several obligations of Jafra Distribution and JCI in the amount of $120 million and $80 million, respectively. The Notes mature in 2011 and bear a fixed interest rate of 10 3/4% payable semi-annually.

      Jafra Distribution is an indirect wholly-owned subsidiary of the Parent and JCI is a direct wholly-owned subsidiary of the Parent. The Parent has fully and unconditionally guaranteed the obligations under the New Notes on a senior subordinated basis on the terms provided in the Indenture governing the New Notes. The Issuers have fully and unconditionally guaranteed the obligations under the New Notes of the other on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Jafra Distribution currently has no Mexican subsidiaries. Each acquired or organized Mexican subsidiary of Jafra Distribution will also be required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis.

      On May 20, 2003, Jafra Distribution paid Jafra S.A. $4,000,000 for Jafra S.A. to fully and unconditionally guarantee the obligations of Jafra Distribution under the New Notes on a senior subordinated basis. Each existing and subsequently acquired or organized subsidiary of Jafra S.A. will also be required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis. The guarantee fee is being amortized into income over an eight year period, the term of the New Notes, At June 30, 2003, approximately $3,390,000 was classified as a non-current asset and the remaining unamortized amount was classified as a current asset in the accompanying balance sheets.

      The New Notes are unsecured and are generally not redeemable for four years. Thereafter, the Notes will be redeemable on a pro rata basis at premiums declining to par in the sixth year. Prior to May 16, 2006, the Issuers at their option may concurrently redeem the New Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the New Notes, with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more equity offerings, at a redemption price of 110.75% plus accrued interest. The New Notes are required to be registered in a registered exchange offer under the Securities Act of 1933. Failure to exchange the existing New Notes for Notes registered under the Securities Act of 1933 within approximately 255 days from the date the New Notes were issued will cause an increase of up to 0.5% in the interest rate required to be paid by the Issuers.

      In addition, the Issuers entered into the Senior Credit Agreement, which provides for senior secured credit facilities in an aggregate principal amount of $90 million, consisting of a $50 million senior secured term loan facility maturing in 2008 and a $40 million senior secured revolving credit facility, also maturing in 2008, of which $20 million is available as letters of credit. The Senior Credit Agreement is allocated 40% to JCI and 60% to Jafra Distribution. As of May 20, 2003, JCI borrowed $20 million and Jafra Distribution borrowed $30 million under the term facility. No amounts were outstanding under the revolving credit facility at June 30, 2003. Borrowings under the term loan facility are payable in quarterly installments of principal and interest over five years through May 20, 2008. Borrowings under the revolving credit facility mature on May 20, 2008. Borrowings under the senior credit agreement bear interest at an annual rate of LIBOR plus a margin not to exceed 4.00% or an alternate base rate plus an applicable margin not to exceed 3.00%. The interest rate in effect at June 30, 2003 was 5.3% for LIBOR borrowings and 7.3% for Prime based borrowings. Borrowings under the senior credit agreement are secured by substantially all of the assets of JCI and Jafra Distribution.

      Both the Indenture and the Senior Credit Agreement contain certain covenants that limit the Parent’s ability to incur additional indebtedness, pay cash dividends and make certain other payments. These debt

DISTRIBUIDORA COMERCIAL JAFRA, S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Unaudited)

agreements also require the Parent to maintain certain financial ratios including a minimum EBITDA to cash interest expense coverage ratio and a maximum debt to EBITDA ratio. As of June 30, 2003, the Parent was in compliance with all debt covenants.

      Jafra Distribution capitalized approximately $8,256,000 of expenses related to the issuance of the New Notes and the Senior Credit Agreement as deferred financing fees. These deferred financing fees expenses are reported as a noncurrent asset on the accompanying balance sheets and are being amortized on a basis that approximates the interest method over the term of the New Notes and the Senior Credit Agreement. As of June 30, 2003, approximately $130,000 of the deferred financing fees were amortized.

(6)	Comprehensive Income

      Comprehensive income is summarized as follows (in thousands):

	Six Months Ended
	June 30,

	2003	2002

Net income	$6,362	$10,104
Foreign currency translation adjustments	105	(3,904)

Comprehensive income	$6,467	$6,200

(7)	Related Party Transactions

      Jafra Distribution sells color cosmetics and fragrance products to other affiliates of the Parent (“affiliates”). Sales to affiliates, primarily in the United States and Germany, were $5,670,000 and $8,409,000 for the six months ended June 30, 2003 and 2002, respectively. These sales were made at cost plus a markup ranging from 0 to 11%. Jafra Distribution purchases skin and body products from an affiliate. Purchases were $8,057,000 and $7,333,000 for the six months ended June 30, 2003 and 2002, respectively. Jafra Distribution sells products purchased from an affiliate and other purchased inventory to Jafra S.A. at a markup of approximately 59%. Sales to Jafra S.A. were $58,414,000 and $64,452,000 for the six months ended June 30, 2003 and 2002, respectively.

      Jafra Distribution receives certain administrative and other services from Jafra S.A. The cost of these services is included in service fee expense to affiliate on the accompanying statements of operations. Jafra Distribution believes the amounts are reasonable and approximate the cost of the actual services received.

      In addition, Jafra Distribution is provided with certain management services, such as legal, accounting and treasury, management oversight, and other administrative functions from an affiliate. The cost of these services is included in management fee expense to affiliates in the accompanying consolidated statements of operations. Jafra Distribution is charged a portion of these management expenses based upon charges identified to Jafra Distribution and a formulat using the percentage of revenues of the subsidiaries to the total consolidated revenues of the Parent. Jafra Distribution believes the amounts and methods of allocation are reasonable and approximate the cost of the actual services received.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,678	$13,356
Receivables, net	31,697	33,344
Receivables from affiliates	—	23,796
Prepaid expenses and other current assets	1,161	262
Deferred income tax asset	9,083	9,268

Total current assets	46,619	80,026
Property and equipment, net	31,395	32,003
Other assets:
Goodwill	28,308	28,548
Trademarks	44,035	44,408
Deferred financing fees, net	—	395
Other	959	1,196

Total	$151,316	$186,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2,489
Accounts payable	4,271	3,298
Accrued liabilities	28,052	32,715
Income taxes payable	578	4,838
Payables to affiliates	37,799	54,740
Other current liabilities	491	—

Total current liabilities	71,191	98,080
Long-term debt	—	30,786
Deferred income taxes	16,367	16,537
Other long-term liabilities	3,438	—

Total liabilities	90,996	145,403
Commitments and contingencies	—	—
Stockholders’ equity:
Series B common stock, no par value; authorized, issued and outstanding, 151 shares in 2002, authorized, issued and outstanding 139,373 shares in 2003	—	—
Series C preferred stock, no par value; authorized, issued and outstanding, 13,642 shares in 2003	—	—
Additional paid-in capital	54,334	34,184
Retained earnings	10,496	11,015
Accumulated other comprehensive loss	(4,510)	(4,026)

Total stockholders’ equity	60,320	41,173

Total	$151,316	$186,576

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,

	2003	2002

Net sales	$120,214	$127,879
Cost of sales	51,513	58,456

Gross profit	68,701	69,423
Selling, general and administrative expenses	58,525	61,776
Management fee expense to affiliates	4,320	3,276
Service fee income from affiliate	(3,706)	(7,547)
Royalty expense to affiliates, net	8,918	10,028

Income from operations	644	1,890
Other income (expense):
Exchange (loss) gain, net	96	(1,248)
Interest expense, net	(1,846)	(2,613)
Loss on extinguishment of debt	(1,842)	—
Other, net	(116)	—

Loss before income taxes	(3,064)	(1,971)
Income tax benefit	(2,545)	(1,727)

Net loss	$(519)	$(244)

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands)

	Six Months Ended
	June 30,

	2003	2002

Cash flows from operating activities:
Net loss	$(519)	$(244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sale of property and equipment	—	(65)
Depreciation and amortization	992	898
Write off and amortization of deferred financing fees	435	403
Provision for uncollectible accounts receivable	2,507	5,082
Unrealized foreign exchange and derivative loss	40	2,815
Deferred realized derivative loss	646	385
Deferred income taxes	—	(1,167)
Changes in operating assets and liabilities:
Receivables	(1,542)	(2,614)
Prepaid expenses and other current assets	(888)	3,358
Intercompany receivables and payables	6,178	5,125
Other assets	224	970
Accounts payable and accrued liabilities	(3,323)	(4,789)
Income taxes payable/prepaid	(3,522)	(4,901)

Net cash provided by operating activities	1,228	5,256

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	211
Purchases of property and equipment	(757)	(729)

Net cash used in investing activities	(757)	(518)

Cash flows from financing activities:
Repurchase of subordinated debt due 2008	(30,072)	—
Repayments under term loan facility	(2,375)	(3,125)
Net borrowings under revolving credit facility	—	3,000
Receipt of guarantee fee from affiliate	4,000	—
Net repayments under bank debt	(828)	(318)
Sale of Series C preferred stock	20,150	—

Net cash used in financing activities	(9,125)	(443)

Effect of exchange rate changes on cash	(24)	(406)

Net (decrease) increase in cash and cash equivalents	(8,678)	3,889
Cash and cash equivalents at beginning of period	13,356	920

Cash and cash equivalents at end of period	$4,678	$4,809

See accompanying notes to consolidated financial statements.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) Basis of Presentation

      Jafra Cosmetics International, S.A. de C.V., a sociedad anonima de capital variable (“Jafra S.A.”), organized under the laws of the United Mexican States, is owned by five indirect wholly owned subsidiaries of Jafra Worldwide Holdings (Lux), S.àR.L., a Luxembourg société à responsabilité limitée (the “Parent”). The Parent is the wholly-owned subsidiary of CDRJ North Atlantic (Lux) S.àr.l., a Luxembourg société à responsabilité limitée (“North Atlantic”), which in turn is a wholly-owned subsidiary of CDRJ Investments (Lux) S.A., a Luxembourg société anonyme (“CDRJ”). A minority interest of Jafra S.A. is owned by Distribuidora Comercial Jafra S.A. de C.V. (“Jafra Distribution”).

      The accompanying unaudited interim consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 reflect the operations of Jafra S.A. and its subsidiaries, excluding the carved-out distribution operations of Distribuidora Venus, S.A. de C.V. (“Venus”) and have been prepared in accordance with Article 10 of the Securities and Exchange Commission’s Regulation S-X. In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly Jafra S.A.’s consolidated financial statements as of June 30, 2003 and for the interim periods presented. All significant intercompany accounts and transactions between entities comprising Jafra S.A. have been eliminated in consolidation.

      Jafra Distribution was organized under the laws of the United Mexican States on February 26, 2003 to conduct the Parent’s distribution business in Mexico. The distribution business was previously conducted by Venus a wholly owned subsidiary of Jafra S.A. Jafra Distribution is owned by five indirect wholly owned subsidiaries of the Parent.

      On May 20, 2003, the Parent, Jafra Cosmetics International, Inc. (“JCI”) and Jafra Distribution (together with JCI, the “Issuers”) completed a recapitalization of their operations by entering into $90 million of new senior secured credit facilities, consisting of a $50 million senior secured term loan facility and a $40 million senior secured revolving credit facility and issuing $200 million of 10 3/4% Senior Subordinated Notes due 2011 (collectively, the “Recapitalization”). The proceeds from the Recapitalization were used to redeem the 11 3/4% Senior Subordinated Notes due 2008 (the “Old Notes”), of JCI and Jafra S.A. to repay all amounts outstanding under the existing credit facilities of JCI and Jafra S.A. (the “Old Credit Facilities”) and to make certain payments to CDRJ and employees of JCI and Jafra S.A. The stockholders of CDRJ then resolved that CDRJ be liquidated and appointed Parent to act as its liquidator. Thereafter, CDRJ made an initial liquidating distribution of such proceeds to its stockholders. In connection with the liquidation of CDRJ, North Atlantic transferred all of its assets and liabilities, including its direct and indirect holdings of JCI, Jafra S.A. and Jafra Distribution to the Parent in exchange for additional shares of common stock of the Parent. Jafra S.A. and Jafra Distribution are collectively referred to as “Jafra Mexico.”

      The New Notes represent several obligations of Jafra Distribution and JCI. Jafra S.A. has fully and unconditionally guaranteed the obligations of Jafra Distribution under the New Notes. As Jafra S.A. is not a consolidated subsidiary of Jafra Distribution, the Parent is filing these separate financial statements of Jafra S.A. in its Report on form S-4.

      The functional currency for Jafra S.A. is the Mexican peso. For presentation purposes, assets and liabilities are translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of other comprehensive loss.

      Jafra S.A. adopted Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003. This statement rescinds or modifies existing authoritative pronouncements including SFAS

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” As a result of the issuance of SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in Accounting Principles Board (“APB”) Opinion 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Applying the provisions of APB Opinion 30 distinguishes transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Based on the adoption of this principle, Jafra S.A. has reclassified any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods and has classified its current loss on extinguishment of debt within other income (expense).

      Jafra S.A. adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” on January 1, 2003 which did not result in any material impact to the Jafra S.A.’s consolidated statements of operations. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”

(2) Property and Equipment

      Property and equipment consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Land	$10,174	$10,260
Buildings	10,224	10,311
Machinery, equipment and other	17,349	16,832

	37,747	37,403
Less accumulated depreciation	6,352	5,400

Property and equipment, net	$31,395	$32,003

(3) Goodwill and Other Intangible Assets

      Jafra S.A.’s intangible assets consist of trademarks and goodwill. Jafra S.A. has determined trademarks to have an indefinite life. The carrying value of trademarks was $28,308,000 as of June 30, 2003. Except for translation adjustments, there were no changes in the carrying amount of goodwill for the six months ended June 30, 2003.

(4) Income Taxes

      The actual income tax rate of Jafra S.A. differs from the Mexican federal corporate rate applied to income before taxes, for the six months ended June 30, 2003 principally as the result of permanent and inflationary differences. The actual income tax rate of Jafra S.A. differs from the Mexican federal corporate rate of 35% applied to income before income taxes, for the six months ended June 30, 2002, principally as the result of the enactment of changes in the Mexican corporate statutory tax rate and the related impact on Jafra S.A.’s net deferred income tax liabilities. The enactment reduces the corporate income tax rate annually in one-percent increments from the current 35% in 2002 to 32% in 2005.

(5) Equity

      On May 15, 2003, the number of outstanding Series “B” shares of Jafra S.A. were split on a 100:1 basis and were proportionately increased from 151 to 151,000. Subsequently, 11,627 of the outstanding Series B

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

shares (which were part of the aggregate outstanding 151 Series B common shares prior to the stock split) were proportionately reclassified to become Series C preferred shares. The Series C preferred shares have only limited voting rights. In the event of a liquidation of Jafra S.A., holders of Series C shares have the right to receive a preferred cumulative dividend equal to 4.5% per annum, of the effective liquidation preference per share, before any holder of Series B common stock receives a dividend.

      On May 20, 2003, Jafra S.A. sold 2,015 shares of newly issued shares of Series C preferred stock to Jafra Distribution for $10,000 per share, for a total of $20,150,000.

(6) Debt

      On May 20, 2003, the Issuers issued $200 million aggregate principal amount of 10 3/4% Subordinated Notes due 2011 (the “New Notes”) pursuant to an Indenture dated May 20, 2003 (the “Indenture”) and entered into a $90 million senior credit agreement (the “Senior Credit Agreement”). The New Notes represent the several obligations of JCI and Jafra Distribution in the amount of $80 million and $120 million, respectively. The New Notes mature in 2011 and bear a fixed interest rate of 10 3/4% payable semi-annually.

      JCI is a direct wholly-owned subsidiary of the Parent and Jafra Distribution is an indirect wholly-owned subsidiary of the Parent and the Parent has fully and unconditionally guaranteed the obligations under the New Notes on a senior subordinated basis on the terms provided in the Indenture governing the New Notes. The Issuers have fully and unconditionally guaranteed of the other the obligations under the New Notes on a senior subordinated basis, subject to a 30-day standstill period prior to enforcement of such guarantees. Each existing and subsequently acquired or organized U.S. subsidiary of JCI will also be required to fully and unconditionally guarantee the New Notes jointly and severally, on a senior subordinated basis. Each acquired or organized Mexican subsidiary of Jafra Distribution will also be required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis. Jafra Distribution currently has no Mexican subsidiaries.

      On May 20, 2003, Jafra S.A. received $4,000,000 from Jafra Distribution to fully and unconditionally guarantee the obligations of Jafra Distribution under the New Notes on a senior subordinated basis. Each existing and subsequently acquired or organized subsidiary of Jafra S.A. will also be required to fully and unconditionally guarantee the Mexican portion of the New Notes jointly and severally, on a senior subordinated basis. The guarantee fee is being amortized into income over an eight year period, the term of the New Notes, 2003, approximately $3,390,000 was classified as a non-current liability and the remaining unamortized amount was classified as a current liability in the accompanying balance sheets

      On May 23, 2003, with the proceeds from the guarantee fee paid by Jafra Distribution, the equity contribution by Jafra Distribution (see footnote 5) and available cash Jafra S.A. redeemed its outstanding 11 3/4% Senior Subordinated Notes due 2003 (the “Old Notes”) in the aggregate principal amount of $30,072,000 at a premium of approximately $1,767,000. Additionally, Jafra S.A. repaid $2,375,000 under its existing credit agreement (the “Old Credit Agreement”) and terminated the Old Credit Agreement. In connection with the redemption of the Old Notes and the termination of the Old Credit Agreement, Jafra S.A. wrote off approximately $75,000 of capitalized deferred financing fees. Total costs related to the recall of the previous debt was $1,842,000 and was recorded as other income (expense) on the accompanying consolidated statements of operations.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(7) Comprehensive Income(loss)

      Comprehensive income (loss) is summarized as follows (in thousands):

	Six Months Ended
	June 30,

	2003	2002

Net (loss) income	$(519)	$(244)
Unrealized and deferred realized (loss) gain on derivatives	157	340
Reclassification of deferred realized (loss) gain to exchange (loss) gain	(550)	343
Reclassification of deferred realized loss to cost of sales	654	1,899
Tax (benefit) expense on unrealized and deferred realized (loss) gain on derivatives	—	(903)
Foreign currency translation adjustments	(745)	(3,327)

Comprehensive income (loss)	$(1,003)	$(1,892)

(8) Related Party Transactions

      Jafra S.A. sells to and purchases from its Mexico affiliate, Jafra Distribution and, prior to the creation of Jafra Distribution, Venus. The net cost of these purchases was $22,866,000 and $26,309,000 for the six months ended June 30, 2003 and 2002, respectively.

      Jafra S.A. provides certain administrative and other services to Jafra Distribution. The income from these services is included in service fee to affiliate on the accompanying consolidated statements of operations. Jafra S.A. believes the amounts are responsible and approximate the value of the actual services rendered.

      In addition, Jafra S.A. is provided with certain management services, such as legal, accounting and treasury, management oversight, and other administrative functions from an affiliate. The cost of these services is included in management fee expense to affiliate in the accompanying consolidated statements of operations. Jafra S.A. is charged a portion of these management expenses based upon charges identified to Jafra S.A. and a formula using the percentage of revenues of Jafra S.A. to the total consolidated revenues of the Parent, Jafra S.A. believes the amounts and methods of allocation are reasonable and approximate the cost of the actual services received.

      Jafra S.A. charges JCI a royalty for the right to us the Jafra trademark in the United States and Europe. The total royalty income earned by Jafra S.A. from JCI and its German affiliate was $1,626,000 and $1,192,000 for the six months ended June 30, 2003 and 2002, respectively, and is offset against royalty expense to affiliates in the accompanying consolidated statements of operations.

      JCI owns the worldwide rights to its multi-level sales know-how (referred to as the “Jafra Way”). The Jafra way was initially developed in the United States for lineage, training, and compensation of consultants. The royalty fees charges by JCI to Jafra S.A. for the use of the Jafra Way were $10,544,000 and $11,220,000 for the six months ended June 30, 2003 and 2002, respectively, and are based upon a percentage of Jafra S.A.’s sales.

(9) Foreign Currency Forward and Option Contracts

      Jafra S.A. is exposed to currency risk relating to its forecasted U.S. dollar-denominated expenditures. As part of its overall strategy to reduce the risk of potential adverse exchange rate fluctuations, Jafra S.A. entered into foreign currency exchange contracts (“forward contracts”) during the first four months of 2002, and enters into foreign currency option contracts (“option contracts” or “options”) during 2002 and 2003.

JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Jafra S.A. places forward contracts or option contracts based on its rolling 12 month forecasted cash outflows and hedges transactions included in the forecast on the ate the forward contract or option contract is initiated. As a matter of policy, Jafra S.A. does not hold or issue forward contracts or option contracts for reading or speculative purposes not does it enter into contracts or agreements containing “embedded” derivative features.

      Jafra S.A. currently designates certain of its forward contracts and option contracts as cash flow hedges of forecasted U.S. dollar-denominated inventory purchases, forecasted U.S. dollar-denominated Intercompany charges from JCI forecasted management fee charges from JCI, and U.S. dollar denominated interest payments. For all qualifying and highly effective cash flow hedges, the changes in the fair value of the derivative are deferred as a component of other comprehensive loss. Such amounts will be reclassified from other comprehensive loss into net income when the underlying hedged exposure is recognized in income. For U.S. dollar-denominated inventory purchases, this will occur upon sale to an outside party of the related inventory. For intercompany charges and interest, this will occur at the date such charges are paid.

      During the six months ended June 30, 2003, Jafra S.A. recognized gains of approximately $627,000 on option contracts. During the six months ended June 30, 2002, the Company recognized losses of approximately $866,000 on forward contracts. Jafra S.A. recognized gains on option contracts of approximately $737,000 during the six month period ended June 30, 2002 in the accompanying consolidated statements of operations.

      As of December 31, 2001, Jafra S.A. had deferred as a component of other comprehensive loss $3,746,000 of losses on forward contracts. During the six months ended June 30, 2002, Jafra S.A. deferred as a component of other comprehensive loss an additional $1,814,000 of losses on forward contracts and $2,154,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. During the six months ended June 30, 2002, approximately $343,000 was reclassified as exchange (loss) gain and $1,899,000 was reclassified as cost of sales upon recognition of the underlying hedged exposure.

      As of December 31, 2002, the Company had deferred as a component of other comprehensive loss $739,000 of losses on forward contracts and $475,000 of gains on option contracts. During the six months ended June 30, 2003, the Company deferred as a component of other comprehensive loss an additional $157,000 of gains on option contracts qualifying for hedge accounting under SFAS No. 133. During the six months ended June 30, 2003, approximately $550,000 of gains were reclassified as exchange loss (gain) and approximately $654,000 of losses were reclassified as cost of sales upon the recognition of the underlying hedged exposure. The Company expects that substantially all of the remaining loss of $3,000 deferred as a component of other comprehensive loss at June 30, 2003 will be recognized into net income within the next twelve months.

      The fair value of the option contracts was $3,000 at June 30, 2003 and has been recorded as accrued liabilities in the consolidated balance sheets. The fair value of the option contracts was $402,000 at December 31, 2002, and was recorded in other receivables in the consolidated balance sheets.

      During the six months ended June 30, 2003 and 2002, the ineffectiveness generated by the Company’s forward and option contracts designated as hedges was insignificant. Certain hedged forecasted transactions do not appear probable of occurring due to timing differences between the original and current forecasts, and accordingly during the six months ended June 30, 2003 and 2002, $230,000 and $123,000, respectively, of gains, were reclassified into earnings.

      The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 609,000,000 in put and call positions at June 30, 2003. The outstanding foreign currency option contracts had a notional value denominated in Mexican pesos of 523,000,000 in put and call positions at December 31, 2002 and matured at various dates through December 31, 2003. Notional amounts do not quantify market or credit exposure or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts.

Offer to Exchange

its 10 3/4% Senior Subordinated Notes Due 2011

PROSPECTUS

August 14, 2003

DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until November 14, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.